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TABLE OF CONTENTS PROSPECTUS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 27, 2010

Registration No. 333-165393

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CBOE Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6200 (Primary Standard Industrial Classification Code Number)	20-5446972 (I.R.S. Employer Identification Number)

c/o Chicago Board Options Exchange, Incorporated
400 South LaSalle Street
Chicago, Illinois 60605, (312) 786-5600
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Joanne Moffic-Silver
Executive Vice President and General Counsel
Chicago Board Options Exchange, Incorporated
400 South LaSalle Street
Chicago, Illinois 60605
(312) 786-7462
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
David McCarthy Richard T. Miller Schiff Hardin LLP 233 S. Wacker Drive Chicago, Illinois 60606 (312) 258-5500	Robert E. Buckholz, Jr. Catherine M. Clarkin Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)

Unrestricted Common Stock, par value $0.01 per share	$390,195,000	$27,821

(1)
Includes shares of unrestricted common stock that the underwriters have the option to purchase.

(2)
Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3)
$21,390 was previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 27, 2010.

11,700,000 Shares

CBOE Holdings, Inc.

Unrestricted Common Stock

        This is an initial public offering of shares of unrestricted common stock of CBOE Holdings, Inc. We are offering 9,614,226 of the shares in this offering, and the selling stockholders named in this prospectus, which includes certain underwriters and their affiliates, are offering 2,085,774 of the shares in this offering. See "Principal and Selling Stockholders." We will not receive any of the proceeds from shares that are being sold by the selling stockholders.

        Prior to this offering, there has been no public market for the unrestricted common stock. It is currently estimated that the initial public offering price per share will be between $27 and $29. CBOE Holdings, Inc. intends to list the unrestricted common stock on the NASDAQ Global Select Market under the symbol "CBOE."

        See "Risk Factors" to read about factors you should consider before buying shares of unrestricted common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to CBOE Holdings, Inc.	$	$
Proceeds, before expenses, to the selling stockholders	$	$

        To the extent that the underwriters sell more than 11,700,000 shares of unrestricted common stock, the underwriters have the option to purchase up to an additional 1,755,000 shares from CBOE Holdings, Inc. at the initial public offering price less the underwriting discount.

        The underwriters expect to deliver the shares of unrestricted common stock against payment in New York, New York on                                    , 2010.

Goldman, Sachs & Co.

BofA Merrill Lynch	Barclays Capital	Citadel Securities	Citi	J.P. Morgan	UBS InvestmentBank

BMO Capital Markets	Credit Suisse	Morgan Stanley	Oppenheimer & Co.	Raymond James

Cabrera Capital Markets, LLC	Keefe, Bruyette & Woods	Loop Capital Markets

Macquarie Capital	Rosenblatt Securities Inc.	Sandler O'Neill+Partners, L.P.

Prospectus dated                                    , 2010.

CBOE

DUN 54.81 -1.75
RIG 12.97
MET 695.25
ESB 695.50
ESA
CBOE VOL 377.91
NYSE VOL(MIL)
4Q EARNINGS

PROSPECTUS

        Through and including                                    , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

CERTAIN DEFINED TERMS

        Unless otherwise specified or if the context so requires:

  •
  "Article Fifth(b)" refers to Paragraph (b) of Article Fifth of the CBOE's Certificate of Incorporation.

  •
  The "CBOE," "Chicago Board Options Exchange" or the "Exchange" refers to (1) prior to the completion of the restructuring transaction, Chicago Board Options Exchange, Incorporated, a Delaware non-stock corporation, and (2) after the completion of the restructuring transaction, the Chicago Board Options Exchange, Incorporated, a Delaware stock corporation.

  •
  "CBOE Holdings" refers to CBOE Holdings, Inc., a Delaware stock corporation, and, following the completion of the restructuring transaction, the parent corporation of the CBOE.

  •
  "CBOE Seat" refers to a regular membership that was made available by the CBOE in accordance with its Rules and which was acquired by a CBOE member.

  •
  "CBOE Temporary Member" refers to a person who temporarily retained CBOE membership status pursuant to the Interim Access Interpretation (as defined herein) filed with the SEC on July 2, 2007 or the Continued Membership Interpretation (as defined herein) filed with the SEC on September 10, 2007.

  •
  "CBOT" refers to The Board of Trade of the City of Chicago, Inc.

  •
  "CBOT Holdings" refers to CBOT Holdings Inc., the former parent corporation of the CBOT.

  •
  "CME/CBOT Transaction" refers to the merger of CBOT Holdings into CME Holdings.

  •
  "CME Holdings" refers to Chicago Mercantile Exchange Holdings, Inc. and its successor CME Group Inc.

  •
  "Delaware Action" refers to the lawsuit, which was entitled CME Group Inc. et al. v. Chicago Board Options Exchange, Incorporated et al. (Civil Action No. 2369-VCN) and filed in the Delaware Court on August 23, 2006, in which the CBOE and its directors were sued in the Delaware Court by the CBOT, CBOT Holdings and two members of the CBOT who purported to represent the Exercise Member Claimants. The Delaware Action has been settled as described in this Registration Statement.

  •
  "Delaware Court" refers to the Court of Chancery of the State of Delaware.

  •
  The "restructuring transaction" refers to the transaction, effected through the Merger which will occur concurrently with this offering, in which the CBOE will change from a Delaware non-stock corporation owned by its members to a Delaware stock corporation and a wholly-owned subsidiary of CBOE Holdings, a Delaware stock corporation.

  •
  "Exercise Member Claimants" refers to a purported class of individuals who claimed in the Delaware Action that they were, or had the right to become, members of the CBOE pursuant to the Exercise Right.

  •
  "Exercise Right" refers to the grant under Article Fifth(b) to members of CBOT of the right to be members of CBOE without having to acquire a separate CBOE membership.

  •
  "Exercise Right Privilege" refers to the privilege, whether or not that privilege or right had been unbundled from a CBOT B-1 membership, that when held together with a CBOT B-1 membership and the requisite shares of CBOT common stock qualified a person as holding an Exercise Right.

ii

  •
  "Form S-4 Registration Statement" refers to the Registration Statement on Form S-4 (Registration No. 333-140574) of CBOE Holdings, including all amendments thereto.

  •
  "Group A Package" refers to the package of interests held by a Participating Group A Settlement Class Member.

  •
  "member" or "members" refers to (1) prior to the completion of the restructuring transaction, any person or organization (or any designee of any organization) that held a membership in the CBOE and (2) after the completion of the restructuring transaction, any individual, corporation, partnership, limited liability company or other entity authorized by the Rules of the CBOE (a) that is a Trading Permit Holder or (b) that is otherwise deemed a member pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The term "member" or "members" shall not, under any circumstances, include the Participating Group A Settlement Class Members or the Participating Group B Settlement Class Members.

  •
  "Merger" refers to the merger of CBOE Merger Sub, Inc., a wholly-owned subsidiary of CBOE Holdings, with and into CBOE, with CBOE surviving the merger; upon the effectiveness of the Merger, the outstanding stock of CBOE Merger Sub, Inc. will be converted into common stock of the CBOE, the CBOE Seats existing on the date of the restructuring transaction will be converted into CBOE Holdings Class A common stock; and CBOE Holdings common stock held by the CBOE will be cancelled for no consideration and cease to exist, making CBOE Holdings the sole stockholder of the CBOE.

  •
  "Participating Group A Settlement Class Members" refers to all persons who, prior to August 22, 2008, simultaneously beneficially owned or possessed at least one CBOT B-1 membership, at least one Exercise Right Privilege and at least 27,338 shares of CBOT stock or (after the closing of the CME/CBOT Transaction) 10,251.75 shares of CME Group Inc. stock and (1) owned the package of these three interests as of 5:00 p.m. (central time) on October 14, 2008 and continued to own that package until October 31, 2008 and (2) have met certain other eligibility and procedural conditions contained in the Settlement Agreement.

  •
  "Participating Group B Settlement Class Members" refers to all persons who owned an Exercise Right Privilege as of 5:00 p.m. (central time) on October 14, 2008 (excluding those whose Exercise Right Privileges are being used as components of Group A Packages) and their transferees and assigns and who meet certain other eligibility and procedural conditions contained in the Settlement Agreement.

  •
  "SEC" refers to the U.S. Securities and Exchange Commission.

  •
  "Settlement Agreement" means the Stipulation of Settlement, as amended, approved by the Delaware Court in the Delaware Action.

  •
  "Trading Permit Holder" refers to persons who obtain trading permits at the CBOE following the completion of the restructuring transaction.

  •
  "We," "us" or "our" refers to (1) prior to the completion of the restructuring transaction, the CBOE, and, as the context may require, CBOE Holdings, and (2) after the completion of the restructuring transaction, CBOE Holdings and its wholly-owned subsidiaries.

iii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our unrestricted common stock. You should read this entire prospectus carefully, including the "Risk Factors" section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial statements, each included elsewhere in this prospectus.

Our Company

        Founded in 1973, the CBOE was the first organized marketplace for the trading of standardized, listed options on equity securities. Today, CBOE is one of the largest options exchanges in the world and the largest options exchange in the U.S., based on both contract volume and notional value of contracts traded. We are recognized globally for our leadership role in the trading of options on individual equities, market indexes and exchange-traded funds, our suite of innovative products, our liquid markets and our hybrid trading model. This model integrates both traditional open outcry methods and our electronic platform, CBOEdirect, into a single market. In addition to our core options trading business, we provide marketplaces for trading futures contracts and cash equities through our subsidiary CBOE Futures Exchange and our affiliate CBOE Stock Exchange.

        During 2009, the volume of options contracts traded at the CBOE was 1.13 billion, or 4.5 million contracts per day, and our leading market share in U.S. listed options based on contract volume was 31.4%. CBOE's average daily trading volume was 4.7 million and 3.8 million contracts in 2008 and 2007, respectively. For the quarter ended March 31, 2010, our average daily trading volume was 4.5 million contracts per day, and our market share position was 30.0%. The core products driving our options volume and leading market position include:

  •
  Equity Options.  We offer trading in options with terms of up to nine months on the stocks of over 2,400 corporations that are listed on the NYSE, NYSE Amex and NASDAQ. In addition, we also offer trading in long-term options, known as LEAPS (Long-term Equity AnticiPation Securities), on approximately 800 stocks with terms of up to thirty-nine months.

  •
  Index Options.  We offer trading in options on 10 different broad- and narrow-based market indexes, including proprietary indexes that we have developed, such as the CBOE S&P 500 Volatility Index (VIX). The index options we list include some of the most widely recognized measures of the U.S. equity markets, such as the S&P 500, the Dow Jones Industrial Average (DJIA), the NASDAQ 100 and the Russell 2000. We also offer trading in index options based on several benchmarks, including VIX, which has become a widely recognized measure of equity market volatility. Options based on indexes are among our most actively traded products, with several options listed exclusively on the CBOE (for example, options on the S&P 500, S&P 100, DJIA and VIX). We also trade LEAPS on several of our index products.

  •
  Options on ETFs.  We offer trading in options on over 250 exchange-traded funds, or ETFs, based on various domestic and foreign market indexes. We also offer trading in LEAPS on 66 ETFs. The contract volume of options on ETFs traded at CBOE has experienced a 38% compound annual growth rate from 2005 through 2009, which was the highest rate of growth across all of our product categories.

        The chart below highlights trends in our options contract volume, product mix and U.S. market share of listed options over the past five years.

Source: Options Clearing Corporation Data

        In 2009, we generated $426.1 million in total operating revenues and $106.4 million of net income. Our revenues in that period were derived primarily from transaction fees (74%), access fees (11%) and market data fees (5%). For the quarter ended March 31, 2010, we generated $101.1 million in total operating revenues and $22.7 million of net income. Our revenues in that period were derived primarily from transaction fees (83%), access fees (2%) and market data fees (6%). Following the restructuring transaction described below, based on our current assumptions, we expect a significant amount of incremental operating revenues to be generated through fees related to trading permits, which will provide Trading Permit Holders access to the Exchange.

Our Markets and Opportunities

        Over the past 10-15 years, the use of financial derivatives has expanded dramatically and evolved into a key tool with which money managers and investors attempt to transfer risk and achieve higher risk-adjusted returns. CBOE provides a marketplace for the execution of transactions in exchange-traded options, which provide investors a means for hedging, speculation and income generation while at the same time providing leverage with respect to the underlying asset.

        Based on World Federation of Exchanges data, 8.8 billion options were traded globally on exchanges in 2009. According to The Options Clearing Corporation (OCC), 3.6 billion options contracts were traded on United States exchanges in 2009, reflecting a 25.0% compound annual growth rate over the past five years and a 25.2% compound annual growth rate since our inception in 1973.

        The continued growth in options trading can be attributed to a variety of factors including greater familiarity with options among investors; increased acceptance of options by institutions and industry professionals; improved technology, which has expanded the pool of potential options traders, lowered the cost of trading and facilitated the use of electronic trading strategies; the use of options by hedge funds; the continued introduction of new and innovative products; a narrowing of bid/ask spreads; and the lowering of transaction fees.

        Despite the attractive industry dynamics, the options exchange industry was not immune to the financial crisis that began in the fall of 2008. Most participants in the options markets, including major investment banks, hedge funds and institutional and retail investors, suffered reductions in their asset and capital bases and generally reduced their level of trading activity. As a result, the growth in options trading on exchanges in 2009 did not keep pace with historical and recent trends as total U.S. industry volume of 3.6 billion contracts in 2009 represented an increase of only 1% over 2008 levels. Despite the lower levels of growth experienced in 2009, we believe the increased acceptance and use of options as a core risk management tool and attractive investment vehicle will continue to drive market growth. Furthermore, we believe significant opportunities exist to continue to expand the suite of exchange-traded options products and trading tools available to both institutional and individual investors and for the migration of activity from the over-the-counter market to exchanges.

        The chart below shows total contract volume for the U.S. options industry from its inception in 1973 through 2009.

Source: Options Clearing Corporation Data

Our Competitive Strengths

        The CBOE has established itself as the global leader and innovator in the options industry. We believe we are well positioned to further enhance our leadership position through several key competitive strengths:

  •
  Leading Brand, Reputation and Market Position.  As the world's first options exchange, the CBOE's leadership role in options trading is recognized worldwide. We are one of the largest options exchanges in the world and the largest options exchange in the U.S., based on both contract volume and notional value. Our opinions and positions on industry issues are sought by regulators, elected officials, industry and finance leaders and policy experts worldwide.

  •
  Innovation and Product Development.  In addition to being the original marketplace for standardized, exchange-traded options, we created the world's first index options and have been the source of many other innovations with respect to products, systems and market structure in the options industry.

  •
  Innovation—We work closely and collaboratively with market participants to introduce new products and services to meet the evolving needs of the derivatives industry. We have introduced innovative products such as LEAPS, FLEX options, volatility options and, most recently, options on the S&P 500 Dividend Index. CBOE products, such as the CBOE S&P 500 BuyWrite Index, the CBOE S&P 500 PutWrite Index and futures and options on VIX, have received industry awards for innovation.

  •
  Exclusive Licenses—We have the exclusive right to list securities options based on the S&P 500, the S&P 100 and the DJIA indexes. Many of our products based on these exclusive licenses are among the most actively traded products on the CBOE and in the industry.

    •
    Proprietary Products—We have created our own proprietary indexes and index methodologies, including VIX, which provide benchmarks for option users, serve as the basis for exclusive products and provide licensing revenue for the Exchange.

  •
  Hybrid Trading Model.  Our hybrid trading model integrates open outcry and electronic trading into a single market. We believe that this innovative approach offers our users more choices, a diverse pool of liquidity and the ability to execute complex strategies that may not be available on purely screen-based trading systems.

  •
  Leading Proprietary Technology Platform.  We own, operate and maintain our core trading and information technology and systems and we continue to commit substantial resources towards ongoing development and implementation of these capabilities. We believe the CBOEdirect trading platform is among the most advanced trading platforms in the world and is designed to be scalable for both capacity and throughput. It can simultaneously support both screen and floor-based trading for multiple trading models, multiple products and multiple matching algorithms.

  •
  Liquidity.  We support the options trading activities of 944 members, including 188 trading firms representing leading financial and securities firms. We believe that this diverse pool of liquidity providers, in combination with our broad range of products, hybrid trading model and the CBOEdirect trading platform, offers our users the liquid markets they require to effectively execute their trading strategies.

  •
  Experienced Management Team.  CBOE's management team has extensive experience in the options industry. William J. Brodsky, our Chairman and Chief Executive Officer, and Edward J. Joyce, our President and Chief Operating Officer, each has over 35 years of experience with exchange management and derivative products. In addition, Mr. Brodsky currently serves as Chairman of the World Federation of Exchanges. The remaining seven members of the senior management team have an average of over 25 years of experience in the options industry. We believe that our management team has demonstrated an ability to grow our business through continued product and technological innovations and has evidenced the ability to respond to changing industry dynamics through ongoing adaptation of the CBOE's market model.

Our Growth Strategies

        We are undertaking the restructuring transaction to convert our business model from a member owned, non-stock corporation to a stock corporation, as described elsewhere in this prospectus. We believe that our continued focus on a for-profit strategy (a strategy we initiated in 2006) and adoption of a corporate and governance structure more like that of a for-profit business will provide us with greater flexibility to respond to the demands of a rapidly changing business and regulatory environment. We also intend to further expand our business and increase our revenues and profitability by pursuing the following growth strategies:

  •
  Continue to Enhance Our Market Model and Trading Platform.  We recognize that the opportunity to participate in the growth of the derivative markets will be driven in great part by the trading functionality and systems capabilities that an exchange offers to market participants. We believe that our hybrid trading model offers flexibility to market participants, while the CBOEdirect trading platform offers state-of-the-art functionality, speed, performance, capacity and reliability. We intend to use our strong in-house development capabilities and continued investment to further augment the functionality and capacity of our trading systems. In addition, the CBOE created C2 Options Exchange, Incorporated, or C2, a second, all-electronic options market that is capable of trading all of CBOE's products, including options on the S&P 500 Index (SPX), which currently trade primarily in open outcry. C2 is expected to launch in late 2010, and will operate under a separate exchange license with its own board of directors, rules, connectivity, systems architecture and access structure.

  •
  Develop Innovative Products.  We intend to continue to build on our reputation as an industry innovator through the development of new and innovative products. We intend to use licensed products and CBOE proprietary intellectual property to create exclusive products that meet the needs of the derivatives industry and enhance the CBOE brand. We anticipate that our new and innovative products will help drive trading volumes by attracting new customers to our Exchange and expanding the array of products available to existing customers. In addition, we believe our continuing product innovations will generate increased use of other CBOE products, in the same way that VIX and the CBOE S&P 500 BuyWrite Index have generated additional trading activity in SPX.

  •
  Attract Over-the-Counter Market Participants.  As a result of the 2008 financial crisis, over-the counter market participants have been under pressure from regulators to move much of their trading from the over-the-counter market to an exchange-traded, centrally cleared environment. We seek to attract participants from the over-the-counter market to CBOE and are developing strategies that target this market segment. For example, CFLEX, our internet-based, electronic system for trading FLEX options, allows participants to customize key contract terms including strike price, exercise style and expiration dates of up to fifteen years with the administrative ease and clearing guarantees of standardized listed options.

  •
  Expand Service Offerings.  We believe there are significant opportunities to derive revenue from new and expanded service offerings. For example, our subsidiary, Market Data Express (MDX), sells historical options data, value-added proprietary information and a datafeed of certain S&P and CBOE index values to market data users. In addition, through a set of arrangements with S&P, CBOE permits S&P to license CBOE's proprietary indexes and index methodologies for certain purposes to securities firms and other exchanges.

  •
  Pursue Select Strategic Opportunities.  Technology, globalization and competition have led to the emergence of a number of diverse, world-class exchanges offering large pools of liquidity across multiple asset classes and product types. At the same time, new technologies and the internet have also created a fertile testing ground for new risk management products and market models. We expect these trends to continue, and we intend to evaluate consolidation and alliance opportunities that we believe will enhance stockholder value.

The Restructuring Transaction

        Concurrently with the completion of this offering, the CBOE will complete its restructuring transaction in which the CBOE will change from a Delaware non-stock corporation owned by its members to a Delaware stock corporation and wholly-owned subsidiary of CBOE Holdings. As a result of the restructuring transaction, CBOE members will become stockholders of CBOE Holdings. For more information on the restructuring transaction, please see "Our Structure—The Restructuring Transaction."

Recent Developments

        For the period April 1, 2010 through May 21, 2010, CBOE's average daily options contract volume was 6.07 million. Within that total, equity contracts averaged 3.04 million per day, index contracts averaged 1.41 million per day, and ETF contracts averaged 1.61 million contracts per day. Also, within the index category, SPX averaged 0.94 million contracts per day and VIX averaged 0.30 million contracts per day for the period April 1, 2010 through May 21, 2010.

        As of May 26, 2010, CBOE has confirmed requests for 817 trading access permits following the restructuring transaction. These requests consist of 706 market maker permits and 111 floor broker permits. Of the 706 market maker permits, 184 include access to SPX. In addition, 36 electronic access permits have been requested. The initial trading permits will have a term of one month and will automatically renew on a monthly basis, subject to the holders' right to terminate.

Risks That We Face

        You should carefully consider the risks summarized below and described under "Risk Factors" and elsewhere in this prospectus. These risks could materially and adversely impact our business, financial condition, operating results and cash flow, which could cause the trading price of our unrestricted common stock to decline and could result in a partial or total loss of your investment.

  •
  The CBOE operates in a highly regulated industry. As a result, government action, such as changes in regulation by the SEC or changes in federal taxation, could materially affect the behavior of market participants and, consequently, our business.

  •
  Loss of our exclusive licenses to trade certain index options could have a material adverse effect on our financial performance.

  •
  Our business is subject to intense competition, including price competition, that could have a material adverse effect on our market share and financial performance.

  •
  Computer and communications systems failures and capacity constraints could harm our reputation and our business.

Company Information

        We are incorporated in the State of Delaware. Our principal executive offices are located at 400 South LaSalle Street, Chicago, Illinois 60605 and our telephone number is (312) 786-5600. Our web site is www.CBOE.com. Information contained on our web site is not incorporated by reference into this prospectus. You should not consider information contained on our web site as part of this prospectus.

 The Offering

Unrestricted common stock we are offering	9,614,226 shares of unrestricted common stock.
Unrestricted common stock offered by the selling stockholders	2,085,774 shares of unrestricted common stock.
Common stock to be outstanding immediately after this offering	13,917,911 shares of unrestricted common stock; 44,323,803 shares of Class A-1 common stock; 44,323,803 shares of Class A-2 common stock; and 102,565,517 shares of all classes of common stock
Voting rights
Holders of our unrestricted common stock will be entitled to one vote per share, voting together with all other holders of CBOE Holdings voting common stock, with respect to CBOE Holdings matters, including for the election of directors and on other matters required by the bylaws, certificate of incorporation or the laws of the State of Delaware. See "Description of Capital Stock—Common Stock—Voting."
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $249.7 million (based on the midpoint of the price range set forth on the front cover of this prospectus). We will not receive any proceeds from the sale of shares of unrestricted common stock by the selling stockholders, which include certain underwriters and their affiliates. See "Principal and Selling Stockholders." We intend to use the net proceeds for general corporate purposes, including two proposed concurrent tender offers for our outstanding Class A-1 and Class A-2 common stock. Certain underwriters and their affiliates that will own Class A-1 or Class A-2 common stock following this offering will be entitled to participate in the proposed tender offers. We currently expect that each tender offer will be made for the same number of shares, and that the price per share offered in the tender offers will roughly approximate the prevailing market price for the unrestricted common stock at the time the offers are commenced. See "Use of Proceeds" and "Our Structure—Tender Offers."
Dividend policy
We intend to pay regular quarterly dividends to our stockholders beginning in the third quarter of 2010. The annual dividend target will be approximately 20% to 30% of the prior year's net income adjusted for unusual items. The decision to pay a dividend, however, remains within the discretion of our board of directors. See "Dividend Policy."
Risk Factors
See "Risk Factors" and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our unrestricted common stock.
Listing symbol	CBOE

        The number of shares of common stock to be outstanding after this offering gives effect to:

  •
  the issuance of 74,400,000 shares of Class A common stock in the restructuring transaction;

  •
  the issuance of 16,333,380 shares of Class B common stock pursuant to the Settlement Agreement;

  •
  the grants to be made immediately following the restructuring transaction of 2,217,911 shares of restricted stock to certain officers, directors and employees of CBOE Holdings pursuant to CBOE Holdings' Long-Term Incentive Plan (the "Long-Term Incentive Plan"), which are subject to vesting under the terms of the grants;

  •
  the conversion of 1,698,000 shares of Class A common stock and 387,774 shares of Class B common stock into 2,085,774 shares of unrestricted common stock in connection with the sale of such shares by the selling stockholders in this offering; and

  •
  the automatic conversion of the shares of Class A and Class B common stock not converted into unrestricted common stock and sold in this offering into 44,323,803 shares of Class A-1 common stock and 44,323,803 shares of Class A-2 common stock upon consummation of this offering;

        but does not give effect to:

  •
  the tender offers described in "Our Structure—Tender Offers";

  •
  271,128 shares of unrestricted common stock available for issuance under the Long-Term Incentive Plan; and

  •
  1,755,000 shares of unrestricted common stock issuable upon exercise of the underwriters' option to purchase additional shares.

Summary Consolidated Financial Data

        The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Financial Data," "Unaudited Pro Forma Consolidated Financial Statements" and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. We have derived the balance sheet data as of March 31, 2010 and 2009 and operating data for the three months ended March 31, 2010 and 2009 from our unaudited consolidated financial statements and related notes included in this prospectus. We have derived the balance sheet data as of December 31, 2009 and 2008 and operating data for the years ended December 31, 2009, 2008 and 2007 from the audited consolidated financial statements and related notes included in this prospectus. We have derived the balance sheet data as of December 31, 2007, 2006 and 2005 and the operating data for the years ended December 31, 2006 and 2005 from our audited consolidated financial statements which are not included in this prospectus. We have prepared our unaudited information on the same basis as our audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in that information.

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006(1)	Year Ended Dec 31, 2005
	(in thousands, except contract data, average lease rate and per share data)
Operating Data
Operating Revenues:
Transaction fees	$83,411	$79,889	$314,506	$343,779	$272,716	$190,224	$144,917
Access fees(2)	2,204	2,253	45,084	5,695	3,527	6,767	6,894
Exchange services and other fees	4,361	6,074	22,647	24,479	22,941	15,503	16,453
Market data fees	5,748	5,275	20,506	21,082	20,379	20,293	16,903
Regulatory fees	3,829	2,888	15,155	11,000	14,346	13,817	11,835
Other revenue	1,528	1,688	8,184	10,748	10,361	6,639	4,037

Total operating revenues	101,081	98,067	426,082	416,783	344,270	253,243	201,039

Operating expenses	62,352	57,747	248,497	229,473	207,804	185,081	180,082

Operating income	38,729	40,320	177,585	187,310	136,466	68,162	20,957
Other income/(expense)	(327)	69	(355)	6,097	3,485	3,865	(1,064)

Income before income taxes	38,402	40,389	177,230	193,407	139,951	72,027	19,893
Income tax provision	15,726	16,111	70,779	78,119	56,783	29,919	8,998

Net income	$22,676	$24,278	$106,451	$115,288	$83,168	$42,108	$10,895

Pro forma net income per share per common share (Unaudited)(3):
Basic	$0.23	$0.24	$1.06	$1.15	$0.83	$0.42	$0.11
Diluted	0.22	0.24	1.04	1.12	0.81	0.41	0.11
Weighted average shares used in computing pro forma net income per share(4):
Basic	100,348	100,348	100,348	100,348	100,348	100,348	100,348
Diluted	102,566	102,566	102,566	102,566	102,566	102,566	102,566
Balance Sheet Data
Total assets	$632,527	$544,080	$571,948	$496,139	$341,695	$255,826	$202,185
Total liabilities	421,703	138,142	383,814	114,479	75,328	72,437	61,277
Total members' equity	210,824	405,938	188,134	381,660	266,367	183,389	140,908
Pro Forma Balance Sheet Data(Unaudited)(5)
Total assets	519,110
Total equity	97,407

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006(1)	Year Ended Dec 31, 2005
	(in thousands, except contract data, average lease rate and employees)
Other Data (Unaudited)
Working capital(6)	97,212	293,989	74,328	270,297	173,963	94,081	59,912
Capital expenditures(7)	6,562	9,830	37,997	43,816	32,095	28,700	21,011
Number of full time employees at the end of the period	597	591	597	576	586	626	673
Sales price per CBOE Seat:
High	$2,950	$1,750	$2,800	$3,300	$3,150	$1,775	$875
Low	2,575	1,200	1,200	1,750	1,800	850	299
Average daily volume by product(8)
Equities	2,396	2,437	2,519	2,387	1,996	1,556	1,094
Indexes	1,109	880	884	1,026	918	628	459
Exchange-traded funds	1,040	1,160	1,100	1,304	849	504	305

Total options average daily volume	4,545	4,477	4,503	4,717	3,763	2,688	1,858
Futures	10	2	5	5	4	2	1

Total average daily volume	4,555	4,479	4,508	4,722	3,767	2,690	1,859

Average transaction fee per contract(9)
Equities	$0.184	$0.195	$0.181	$0.177	$0.180	$0.182	$0.205
Indexes	0.597	0.569	0.567	0.576	0.544	0.500	0.553
Exchange-traded funds	0.236	0.285	0.255	0.259	0.257	0.312	0.317
Total options average transaction fee per contract	0.297	0.292	0.275	0.286	0.286	0.280	0.309
Futures	1.952	1.689	1.990	1.860	2.130	1.974	1.977
Total average transaction fee per contract	$0.300	$0.292	$0.277	$0.288	$0.288	$0.282	$0.309

Average monthly lease rate(10)	$6,079	$10,152	$10,444	$9,695	$5,875	$4,984	$5,594

        Certain 2008, 2007, 2006 and 2005 amounts have been reclassified to conform to current year presentation. See Note 1 of Notes to Consolidated Financial Statements for the year ended December 31, 2009.

(1)
On January 1, 2006, CBOE began operating its business on a for-profit basis.

(2)
In December 2009, CBOE recognized as revenue $24.1 million of access fees assessed and collected in 2008 and 2007, which were included in deferred revenue pending the final, non-appealable resolution of the Delaware Action.

(3)
Pro forma net income per common share is calculated by dividing historical net income for each of the periods presented by the weighted average pro forma number of common shares (basic and diluted).

(4)
Basic weighted average shares used in computing pro forma net income per common share reflects (i) the issuance of 74,400,000 shares of Class A common stock and 16,333,380 shares of Class B common stock as part of our restructuring transaction and pursuant to the Settlement Agreement, respectively, (ii) an assumed sale and issuance of 9,614,226 shares of unrestricted common stock by the Company in this offering following the requisite approval of the restructuring transaction by CBOE members and (iii) the conversion of all 74,400,000 shares of Class A common stock and of all 16,333,380 shares of Class B common stock into either shares of unrestricted common stock for purposes of being sold in the initial public offering or into shares of Class A-1 and Class A-2 common stock. Diluted weighted average shares used in computing pro forma net income per share equals the basic weighted average shares outstanding in each period plus potentially dilutive common shares to be issued in the form of restricted stock to directors, officers and employees on the date of the restructuring transaction. See "Our Structure—The Restructuring Transaction" and Notes 2 and 16 of Notes to Consolidated Financial Statements for the year ended December 31, 2009 and Note 12 of Notes to Consolidated Financial Statements for the three months ended March 31, 2010 and 2009.

(5)
Adjusted to reflect the impact, as of March 31, 2010, of a special dividend pursuant to board authorization of a special committee. See "Our Structure—Payment of Special Dividend" in this prospectus.

(6)
Working capital equals current assets minus current liabilities. See Note 2 of Notes to Consolidated Financial Statements for the years ended December 31, 2009, 2008 and 2007, for the impact of the Settlement Agreement on working capital in 2009.

(7)
Does not include new investments in affiliates or the disposition of interests in affiliates.

(8)
Average daily volume equals the total contracts traded during the period divided by the number of trading days in the period.

(9)
Average transaction fee per contract equals transaction fees recognized during the period divided by the total contracts traded during the period.

(10)
Average monthly lease rates prior to February 2008 are based on membership leases reported to CBOE, which may not be representative of all membership leases. Beginning February 2008, the average lease rate is calculated based on the monthly access fee assessed to temporary members. The average monthly lease rate for January through May 2010 was $6,647.

RISK FACTORS

        Investing in our unrestricted common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including the consolidated financial statements and the related notes, before making a decision to buy our unrestricted common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our unrestricted common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Regulatory changes affecting the listed options market, or changes to the tax treatment for options trading, could have a significant affect on the behavior of market participants, which could have a material adverse affect on our business.

        The listed options market depends on a national market structure that facilitates the efficient buying and selling of underlying stocks, futures and other products. Government action, such as changes in regulation by the SEC or changes in federal taxation, could materially affect the behavior of market participants. For example, the SEC recently approved new rules related to short selling that could impact the use of options by both members and customers. In particular, new restrictions on short selling do not contain an options market maker exception and could adversely affect the ability of options market makers to conduct their business on the CBOE and elsewhere. In addition, the SEC has proposed a rule that would ban the use of "flash orders." We believe that prohibiting flash orders would eliminate price improvement opportunities and create additional execution costs for our customers. We cannot predict what future actions the SEC might take with respect to its rulemakings on short selling, flash orders or other matters, or the impact that any such actions may have on our business. If our market participants reduce or otherwise modify their trading activity on the CBOE due to either proposed or actual regulatory changes, our business, operating results and financial condition may be materially impacted. See also "—Regulatory changes, particularly in response to adverse financial conditions, could have a material adverse effect on our business."

        In 2009, the current administration proposed a change to the existing tax treatment for futures traders and certain options market participants, including options market makers. The proposal calls for repeal of the "60/40 Rule," which allows market makers to pay a blend of capital gains and ordinary tax rates on their income. In addition, legislation has been introduced that would impose a new tax on securities, futures and swap transactions, including exchange-traded options. If either the proposed repeal of the "60/40 Rule" or a transaction tax were to become law, the resulting additional taxes could have a negative impact on the options industry and CBOE by making options transactions more costly to market participants.

        The SEC recently published for comment proposed rule amendments that, if adopted as proposed, would place a $0.30 per contract limit on the total access fees that an exchange may charge for the execution of an order against a quotation that is the best bid or best offer of such exchange in a listed option. The SEC estimated in its release, based on December 2009 options trade data available to the SEC, that if the $0.30 fee cap were applied as proposed in the release, the potential reduction in annual revenue to CBOE could be approximately $23.9 million. We do not have complete information on how the SEC arrived at this figure. We undertook our own review of December 2009 trade data in which we only applied the proposed fee cap to the execution of orders that traded against CBOE's displayed best bid or offer. Although the proposed rule is drafted broadly, our review was based on CBOE's interpretation of the SEC's discussion in the release which largely focuses on access to displayed bids and offers and makes statements such as: "the proposed access fee would apply only to quotations that market participants are required to access to comply with the Trade-Through Rules." Based on this interpretation and our analysis (using our December 2009 contract volume), we currently estimate that the potential reduction to the transaction fee component of annual operating revenue of CBOE could be approximately $14.2 million. We note that we did not exclude transactions in singly-

listed options for this analysis in order to allow a more consistent comparison with how we understand the SEC to have calculated its estimate.

        We cannot predict whether the SEC will adopt the fee cap as proposed, a modified version, or at all. The potential impact to our revenues, however, could be higher or lower depending on changes in our contract volume and product mix in future periods as well as other factors, including those that are currently being considered as part of the rulemaking process. For example, in its release, the SEC asks whether the proposed fee cap should only apply to multiply-listed options. If the proposed rules are adopted as proposed, or are adopted in a form substantially similar to that proposed, and CBOE is unable to make changes to its fee structure in response to the rules as adopted, they would have a material adverse effect on our business, result of operations and financial condition.

Loss of our exclusive licenses to list certain index options could have a material adverse effect on our financial performance.

        We hold exclusive licenses to list securities index options on the S&P 500 Index, the S&P 100 Index and the DJIA, granted to us by the owners of such indexes. In 2009, approximately 32% of CBOE's transaction fees were generated by our exclusively-licensed index products. Revenue attributable to SPX, our S&P 500 Index option product and our largest product by revenue, represented 92% of the transaction fees generated by our exclusively-licensed index products. As a result, our operating revenues are dependent in part on the exclusive licenses we hold for these products.

        The value of our exclusive licenses to list securities index options depends on the continued ability of index owners to grant us licenses or require licenses for the trading of options based on their indexes. Although recent court decisions have allowed the trading of options on ETFs based on indexes without licenses from the owners of the underlying indexes, none of these decisions has overturned existing legal precedent that requires an exchange to be licensed by the owner of an underlying index before it may list options based on the index. However, in two pending cases between International Securities Exchange, Inc., or ISE, and the owners of the S&P 500 Index and the DJIA, and, in one of the cases, the CBOE, ISE seeks a judicial determination that it (and, by extension, other options exchanges) has the right to list options on those indexes without licenses and, therefore, without regard to the CBOE's exclusive licenses to list securities options on those indexes. These cases are currently pending. See "Business—Legal Proceedings." Because of these cases, there is a risk that ISE may be successful in obtaining a judicial determination eliminating the right of index owners to require licenses to use their indexes for options trading, including on an exclusive basis. In addition, competing exchanges may convince the SEC, or seek a judicial action, to limit the right of index owners to grant exclusive licenses for index options trading or to prevent exchanges from entering into such exclusive licenses. If unlicensed trading of index options were permitted or if exclusive licenses for index options trading were prohibited or limited, the value of the CBOE's exclusive licenses would be eliminated, and the CBOE likely would lose market share in these index options. An adverse ruling in the ISE litigation could also result in legal challenges to our exclusive use of our proprietary indexes for options.

        There is also a risk, with respect to each of our current exclusive licenses, that the owner of the index may determine not to renew the license on an exclusive basis, or not to renew it at all, upon the expiration of the current term. In the first event, we would be subject to multiple listing in the trading of what is now an exclusive index product, resulting in a loss of market share and negatively impacting the profitability to the CBOE of trading in the licensed products. In the second event, we could lose the right to list the index product entirely. The loss or limited use of any of our exclusive index licenses for any reason could have a material adverse effect on our business and profitability.

        Furthermore, our competitors may succeed in providing a market for the trading of index-based products that are economically similar to those for which we have exclusive licenses. It is also possible that a third party may offer trading in index-based products that are the same as those that are the subject of one of our exclusive licenses, but in a jurisdiction in which the index owner cannot require a license or in a manner otherwise not covered by our exclusive license.

        Recently, CBOE and S&P agreed that S&P may license one or more clearing agencies to clear OTC options based on the S&P 500 index which meet certain criteria, some of which are currently under negotiation, and that S&P will compensate CBOE for any transaction cleared under such a license based on the notional value of the transaction. Although CBOE expects these transactions to generate incremental revenue, the clearing of options on the S&P 500 index that are traded OTC could lead to the migration to the OTC market of some trades that today would be entered into on CBOE, and there can be no assurance that any revenue gained will replace the revenue lost due to any migration.

A significant portion of our operating revenues are generated by our transaction-based business. If the amount of trading volume on the CBOE decreases, our revenues from transaction fees will decrease.

        In 2009, 2008 and 2007, approximately 74%, 83% and 79% of our operating revenues, respectively, and for the three months ended March 31, 2010 and 2009, 82.5% and 81.5% of our operating revenues, respectively, were generated by our transaction-based business. This business is dependent on our ability to attract and maintain order flow, both in absolute terms and relative to other market centers. CBOE's total trading volumes could decline if our market participants decide to reduce their level of trading activity for any reason, such as: (i) a reduction in the number of traders that use us, (ii) a reduction in trading demand by customers, (iii) heightened capital maintenance requirements or other regulatory or legislative requirements, (iv) reduced access to capital required to fund trading activities or (v) significant market disruptions. If the amount of trading volume on the CBOE decreases, our revenues from transaction fees will decrease. There may also be a reduction in revenue from market data fees or other sources of revenue. If the CBOE's share of total trading volumes decreases relative to our competitors, our markets may be less attractive to market participants and we may lose trading volume and associated transaction fees and market data fees as a result.

Intense competition could materially adversely affect our market share and financial performance.

        Competition among options exchanges has intensified since the CBOE was created in 1973, and we expect this trend to continue. We compete with a number of entities on several different fronts, including the cost, quality and speed of our trade execution, the functionality and ease of use of our trading platform, the range of our products and services, our technological innovation and adaptation and our reputation. Our principal competitors are the seven other U.S. options exchanges. We also compete against investment banks and others writing options over-the-counter.

        We currently face greater competition than ever before in our history. Virtually all of the equity options and options on ETFs listed and traded on the CBOE are also listed and traded on other U.S. options exchanges. Some order-providing firms have taken ownership positions in options exchanges that compete with us, thereby giving those firms an added incentive to direct orders to the exchanges they own. As a result of these competitive developments, our market share of options traded in the U.S. fell from approximately 45% in 2000 to approximately 31% in 2009.

        In response to these developments, we developed our own electronic trading facility that we operate as part of a "hybrid" model, combining electronic trading and remote off-floor market-makers with traditional floor-based, open outcry trading. We also administer a program through which we collect a marketing fee on market maker transactions. The funds collected are made available to the specialist and preferred market makers for use in payment for order flow. These changes may not be successful in maintaining or expanding our market share in the future. Likewise, our future responses to these or other competitive developments may not be successful in maintaining or expanding our market share.

        In addition, many of our competitors and potential competitors may have greater financial, marketing, technological, personnel and other resources than we do. These factors may enable them to develop similar or more innovative products, to offer lower transaction fees or better execution to their customers or to execute their business strategies more quickly or efficiently than we can.

        Furthermore, our competitors may:

  •
  respond more quickly to competitive pressures;

  •
  develop products that compete with our products or are preferred by our customers;

  •
  price their products and services more competitively;

  •
  develop and expand their technology and service offerings more efficiently;

  •
  provide better, more user-friendly and more reliable technology;

  •
  take greater advantage of acquisitions, alliances and other opportunities;

  •
  market, promote and sell their products and services more effectively;

  •
  leverage existing relationships with customers and alliance partners more effectively or exploit more recognized brand names to market and sell their services; and

  •
  exploit regulatory disparities between traditional, regulated exchanges and alternative markets, including over-the-counter markets, that benefit from a reduced regulatory burden and lower-cost business model.

        In recent years, the derivatives industry has witnessed increased consolidation among market participants, including option exchanges and marketplaces. Consolidation and alliances among our competitors may create greater liquidity than we offer. As a result, the larger liquidity pools may attract orders away from us, leading to reductions in trading volume and liquidity on the CBOE, and therefore to decreased revenues. In addition, consolidation or alliances among our competitors may achieve cost reductions or other increases in efficiency, which may allow them to offer better prices or customer service than we do.

        If our products, markets, services and technology are not competitive, our business, financial condition and operating results will be materially harmed. A decline in our transaction fees or any loss of customers would lower our revenues, which would adversely affect our profitability. For a discussion of the competitive environment in which we operate, see "Business—Competition."

Our business may be adversely affected by price competition.

        The business of operating an options exchange is characterized by intense price competition. The pricing model for trade execution for options has changed in response to competitive market conditions and CBOE and its competitors have adjusted their transaction fees and fee structures accordingly. Some competitors have introduced a market model in which orders that take liquidity from the market are charged a transaction fee and orders that provide liquidity receive a rebate. These changes have resulted in significant pricing and cost pressures on the CBOE. It is likely that this pressure will continue and even intensify as our competitors continue to seek to increase their share of trading by further reducing their transaction fees or by offering other financial incentives to order providers and liquidity providers to induce them to direct orders to their markets. In addition, one or more competitors may engage in aggressive pricing strategies and significantly decrease or completely eliminate their profit margin for a period of time in order to capture a greater share of trading. If any of these or other events occur, our operating results and profitability could be adversely affected. For example, the CBOE could lose a substantial percentage of its share of trading if it is unable to price its transactions in a competitive manner. Also, the CBOE's profit margins could decline if competitive pressures force it to reduce its fees.

We may not be able to generate a significant amount of incremental operating revenues by making trading access available in exchange for a fee paid directly to the CBOE.

        Prior to CBOE's restructuring transaction, the ability to trade on the CBOE was an inherent right of every CBOE membership and owners of CBOE Seats either used the CBOE Seat to trade or leased the CBOE Seat to an individual or firm who used it to trade. As a result of the restructuring transaction, trading access will be separated from ownership. Upon the effectiveness of the restructuring transaction, the right to trade on the CBOE will be made available through trading permits issued by the CBOE that will be subject to fees paid directly to the CBOE. These fees are expected to account for a significant portion of our future operating revenues. If the demand for access to the CBOE is less than historic levels or if we are unable to maintain anticipated permit rates, our ability to generate incremental operating revenues through the granting of permits for trading access would be negatively impacted, which could adversely affect our profitability. For a discussion of trading access after the restructuring transaction, please see "Our Structure—The Restructuring Transaction."

Market fluctuations and other factors beyond our control could significantly reduce demand for our products and services and harm our business.

        The volume of options transactions and the demand for our products and services are directly affected by economic, political and market conditions in the United States and elsewhere in the world that are beyond our control, including:

  •
  broad trends in business and finance;

  •
  concerns about terrorism and war;

  •
  concerns over inflation and wavering institutional or retail confidence levels;

  •
  changes in government monetary policy and foreign currency exchange rates;

  •
  the availability of short-term and long-term funding and capital;

  •
  the availability of alternative investment opportunities;

  •
  changes in the level of trading activity in underlying instruments;

  •
  changes and volatility in the prices of securities;

  •
  changes in tax policy;

  •
  the level and volatility of interest rates;

  •
  legislative and regulatory changes; and

  •
  unforeseen market closures or other disruptions in trading.

        General economic conditions affect options trading in a variety of ways, from influencing the availability of capital to affecting investor confidence. The economic climate in recent years has been characterized by challenging business, economic and political conditions throughout the world. Adverse changes in the economy can have a negative impact on our revenues by causing a decline in trading volume or in the demand for options market data. Because our management structure and overhead costs will be based on assumptions of certain levels of market activity, significant declines in trading volumes or demand for market data may have a material adverse effect on our business, financial condition and operating results.

Damage to the reputation of the CBOE could have a material adverse effect on our businesses.

        One of our competitive strengths is our strong reputation and brand name. This reputation could be harmed in many different ways, including by regulatory failures, governance failures or technology failures. Damage to the reputation of the CBOE could adversely affect our ability to attract customers, liquidity providers and order flow, which in turn could impair the competitiveness of our markets and have a material adverse effect on our business, financial condition and operating results.

We may not be able to protect our intellectual property rights.

        We rely on patent, trade secret, copyright and trademark laws, the law of the doctrine of misappropriation and contractual protections to protect our proprietary technology, proprietary index products and index methodologies and other proprietary rights. In addition, we rely on the intellectual property rights of our licensors in connection with our listing of exclusively-licensed index products. We and our licensors may not be able to prevent third parties from copying, or otherwise obtaining and using, our proprietary technology without authorization or from listing our proprietary or exclusively-licensed index products without licenses or otherwise infringing on our rights. We and our licensors may have to rely on litigation to enforce our intellectual property rights, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. We and our licensors may not be successful in this regard. Such litigation, whether successful or unsuccessful, could result in substantial costs to us, diversions of our resources or a reduction in our revenues, any of which could materially adversely affect our business. For a description of current litigation involving these matters, please see "Business—Legal Proceedings."

Computer and communications systems failures and capacity constraints could harm our reputation and our business.

        We must operate, monitor and maintain our computer systems and network services, including those systems and services related to our electronic trading system, in a secure and reliable manner. A failure to do so could have a material adverse effect on the functionality and reliability of our market and on our reputation, business, financial condition and operating results. System failure or degradation could lead our customers to file formal complaints with industry regulators, file lawsuits against us or cease doing business with us or could lead regulators to initiate inquiries or proceedings for failure to comply with applicable laws and regulations, any of which could harm our reputation, business, financial condition and operating results.

The computer systems and communication networks upon which we rely in the operation of our Exchange may be vulnerable to security risks and other disruptions.

        The secure and reliable operation of our computer systems and of our own communications networks and those of our service providers, our members and our customers is a critical element of our operations. These systems and communications networks may be vulnerable to unauthorized access, computer viruses and other security problems, as well as to acts of terrorism, natural disasters and other force majeure events. If our security measures are compromised or if there are interruptions or malfunctions in our systems or communications networks, our business, financial condition and operating results could be materially impacted. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including harm to reputation and litigation, caused by any breaches in security or system failures. Although we intend to continue to implement industry-standard security measures and otherwise to provide for the integrity and reliability of our systems, these measures may prove to be inadequate in preventing system failures or delays in our systems or communications networks, which could lower trading volume and have an adverse effect on our business, financial condition and operating results.

We may be unable to keep up with rapid technological changes.

        Our industry has experienced, and will continue to experience, rapid technological change, changes in use and customer requirements and preferences, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices. To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and features of our automated trading and communications systems. This will require us to continue to attract and retain a highly-skilled technology staff and invest the financial resources necessary to keep our systems up to date. If we fail to do so, our systems could become less competitive, which could result in the loss of customers and trading volume and have a material adverse effect on our business, financial condition and operating results.

Our decision to operate a second marketplace may have a material adverse effect on our operating results.

        Our current business strategy involves the operation of C2, which we expect to launch in late 2010. This second exchange will operate separately from CBOE with its own governance structure and systems. C2 will operate as an electronic marketplace and will be capable of trading all of CBOE's products, including SPX. In addition, C2 will serve as a backup trading facility for CBOE.

        The CBOE is spending substantial funds on the development of C2 and, as of March 31, 2010, has incurred $22.9 million in expenditures. C2 may be unable to generate sufficient transaction volume and cash flow to provide a satisfactory return on CBOE's investment. It also is possible that member firms may choose not to connect to C2, for instance, because they may conclude that doing so will not attract sufficient order flow to justify the connection cost. A failure of C2 as an exchange could result in a write off of all or some portion of our investment in C2's development. Alternatively, if C2 is successful, it could cause a shift of trading volume from CBOE to the C2 platform.

A significant portion of our cost structure is fixed. If our operating revenues decline and we are unable to reduce our costs, our profitability will be adversely affected.

        A significant portion of our cost structure is fixed, meaning that such portion of our cost structure is generally independent of trading volume. Salaries and benefits, which represented 30% of our total operating expenses in 2009, are our largest expense category and tend to be driven by both our staffing requirements and the general dynamics of the employment market, rather than trading volumes. If demand for our products and services declines, our operating revenues will decline. We may not be able to adjust our cost structure, at all or on a timely basis, to counteract a decrease in revenue, which would result in an adverse impact on our profitability. Moreover, if demand for future products that we acquire or license is not at the level necessary to offset the cost of the acquisition or license, our net income would decline.

Our market data revenues may be reduced or eliminated due to a decline in our market share, regulatory action or a reduction in the number of market data users.

        We obtain approximately 5% of our operating revenues from our share of the revenues collected by the Options Price Reporting Authority, or OPRA, for the dissemination of options market data. If our share of options trading were to decline, our share of OPRA market data revenue would also decline. Market data revenue could also decline as a result of a reduction in the numbers of market data users, for example because of consolidation among market data subscribers or due to a decline in professional subscriptions as a result of staff reductions in the financial services industry, or otherwise. Finally, the SEC could take regulatory action to revise the formula for allocating options market data revenues among the options exchanges similar to the action it took in 2005 when it adopted Regulation NMS in respect of market data revenue in the stock market, or it could take other regulatory action that could have the effect either of reducing total options market data revenue or our share of that revenue. Any significant decline in the revenue we realize from the dissemination of market data could have an adverse effect on our profitability.

If we fail to attract or retain highly skilled management and other employees, our business may be harmed.

        Our future success depends in large part on our management team, which possesses extensive knowledge and managerial skill with respect to the critical aspects of our business. The failure to retain certain members of our management team could adversely affect our ability to manage our business effectively and execute our business strategy.

        Our business is also dependent on highly skilled employees who provide specialized services to our clients and oversee our compliance and technology functions. Many of these employees have extensive knowledge and experience in highly technical and complex areas of the options trading industry. Because of the complexity and risks associated with our business and the specialized knowledge required to conduct this business effectively, and because the growth in our industry has increased demand for qualified personnel, many of our employees could find employment at other firms if they chose to do so, particularly if we fail to continue to provide competitive levels of compensation. If we fail to retain our current employees, it would be difficult and costly to identify, recruit and train replacements needed to continue to conduct and expand our business. In particular, failure to retain and attract qualified systems and compliance personnel could result in systems errors or regulatory infractions. Consequently, our reputation may be harmed, we may incur additional costs and our profitability could decline.

We may not effectively manage our growth, which could materially harm our business.

        We expect that our business will continue to grow, which may place a significant strain on our management, personnel, systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technology workforce. We must also maintain close coordination among our technology, compliance, accounting, finance, marketing and sales organizations. We cannot assure you that we will manage our growth effectively. If we fail to do so, our business could be materially harmed.

        Our continued growth will require increased investment by us in technology, facilities, personnel, and financial and management systems and controls. It also will require expansion of our procedures for monitoring and assuring our compliance with applicable regulations, and we will need to integrate, train and manage a growing employee base. The expansion of our existing businesses, any expansion into new businesses and the resulting growth of our employee base will increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We may not be successful in identifying or implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

We have limited experience in operating as a for-profit exchange.

        From the formation of CBOE in 1973 until its change to a for-profit business model at the beginning of 2006, CBOE operated as a member-owned organization essentially on a break-even basis and for the benefit of its members. In that capacity, CBOE's business decisions were focused not on maximizing its own profitability but on delivering member benefits and enhancing member opportunity at reasonable cost in conformity with its obligations under the Exchange Act. Beginning in 2006, CBOE began operating its business on a for-profit basis for the long-term benefit of its owners rather than primarily for the purpose of delivering member benefits and enhancing member opportunities. CBOE's management, therefore, has limited experience operating a for-profit business. Consequently, CBOE's continued transition to for-profit operations will be subject to risks, expenses and difficulties that we cannot predict.

We depend on third party service providers for certain services that are important to our business. An interruption or cessation of such service by any third party could have a material adverse effect on our business.

        We depend on a number of service providers, including banking and clearing organizations such as the OCC and its member clearing firms; processors of market information such as the Consolidated Tape Association and OPRA; and various vendors of communications and networking products and services. We cannot assure you that any of these providers will be able to continue to provide these services in an efficient manner or that they will be able to adequately expand their services to meet our needs. An interruption or malfunction in or the cessation of an important service by any third party and our inability to make alternative arrangements in a timely manner, or at all, could have a material adverse impact on our business, financial condition and operating results.

If our risk management methods are not effective, our business, reputation and financial results may be adversely affected.

        We have methods to identify, monitor and manage our risks; however, these methods may not be fully effective. Some of our risk management methods may depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not in all cases be accurate, complete, up-to-date or properly evaluated. If our methods are not fully effective or we are not always successful in monitoring or evaluating the risks to which we are or may be exposed, our business, reputation, financial condition and operating results could be materially adversely affected. In addition, our insurance policies may not provide adequate coverage.

Current economic conditions could make it difficult for us to finance our future operations.

        Companies in many different industries have recently found it difficult to borrow money from banks and other lending sources, and have also experienced difficulty raising funds in the capital markets. Continued instability in the financial markets, as a result of recession or otherwise, may affect our cost of capital and our ability to raise capital. Although we have no current need for additional financing, if we need to raise funds in the future, our ability to do so could be impaired if rating agencies, lenders or investors develop a negative perception of our long-term or short-term financial prospects, or of the prospects for our industry. Although we do not currently anticipate substantial difficulties in accessing the bank lending or debt capital markets when needed, if difficult market conditions continue or if a negative perception of our financial prospects were to develop, we cannot be sure that we will be able to obtain financing on acceptable terms or at all.

We may selectively explore acquisition opportunities or strategic alliances relating to other businesses, products or technologies. We may not be successful in identifying opportunities or integrating other businesses, products or technologies successfully with our business. Any such transaction also may not produce the results we anticipate.

        We may selectively explore and pursue acquisition and other opportunities to strengthen our business and grow our company. We may enter into business combination transactions, make acquisitions or enter into strategic partnerships, joint ventures or alliances, any of which may be material. We may enter into these transactions to acquire other businesses, products or technologies to expand our products and services, advance our technology or take advantage of new developments and potential changes in the industry.

        The market for acquisition targets and strategic alliances is highly competitive, particularly in light of ongoing consolidation in the exchange sector. As a result, we may be unable to identify strategic opportunities or we may be unable to negotiate or finance future acquisitions successfully. Further, our competitors could merge, making it more difficult for us to find appropriate entities to acquire or merge with and making it more difficult to compete in our industry due to the increased resources of our merged competitors. If we are required to raise capital by incurring additional debt or issuing additional equity for any reason in connection with a strategic acquisition or investment, financing may not be available or the terms of such financing may not be favorable to us.

        The process of integration may produce unforeseen regulatory and operating difficulties and expenditures and may divert the attention of management from the ongoing operation of our business. Further, as a result of any future acquisition or strategic transaction, we may issue additional shares of our common stock that dilute stockholders' ownership interest in us, expend cash, incur debt, assume contingent liabilities or create additional expenses related to amortizing intangible assets with estimable useful lives, any of which could harm our business, financial condition or results of operations and negatively impact our stock price.

We may fail to realize the anticipated cost savings, growth opportunities and synergies and other benefits anticipated from mergers and acquisitions or strategic transactions, which could adversely affect the market price of our unrestricted common stock.

        Integration of companies is complex and time consuming, and requires substantial resources and effort. If we engage in a merger or acquisition, we must successfully combine the businesses in a manner that permits the expected cost savings and synergies to be realized. In addition, we must achieve the anticipated savings and synergies without adversely affecting current revenues and our investments in future growth. The integration process and other disruptions resulting from the mergers or acquisitions may also disrupt each company's ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that could adversely affect our relationships with market participants, employees, regulators and others with whom we have business or other dealings or our ability to achieve the anticipated benefits of the merger or acquisition. In addition, difficulties in integrating the businesses or any negative impact on the regulatory functions of any of our companies could harm the reputation of the companies. We may not successfully achieve the integration objectives, and we may not realize the anticipated cost savings, revenue growth and synergies in full or at all, or it may take longer to realize them than expected, which could negatively impact our results of operations, financial condition or the market price of our unrestricted common stock.

Risks Relating to Litigation and Regulation

Any infringement by us on patent rights of others could result in litigation and could have a material adverse effect on our operations.

        Our competitors as well as other companies and individuals have obtained, and may be expected to obtain in the future, patents that concern products or services related to the types of products and services we offer or plan to offer. We may not be aware of all patents containing claims that may pose a risk of infringement by our products, services or technologies. In addition, some patent applications in the United States are confidential until a patent is issued, and therefore we cannot evaluate the extent to which our products and services may be covered or asserted to be covered in pending patent applications. Thus, we cannot be sure that our products and services do not infringe on the rights of others or that others will not make claims of infringement against us. Claims of infringement are not uncommon in our industry. For instance, in a lawsuit filed on November 22, 2006, ISE claims that the CBOE's hybrid trading system infringes ISE's patent directed towards an automated exchange for trading derivative securities. If our hybrid trading system or one or more of our other products, services or technologies were determined to infringe a patent held by another party, we may be required to stop developing or marketing those products, services or technologies, to obtain a license to develop and market those services from the holders of the patents or to redesign those products, services or technologies in such a way as to avoid infringing the patent. If we were required to stop developing or marketing certain products, our business, results of operations and financial condition would be materially harmed. Moreover, if we were unable to obtain required licenses, we may not be able to redesign our products, services or technologies to avoid infringement, which could materially adversely affect our business, results of operations or financial condition. For a discussion of patent litigation involving the CBOE, please see "Business—Legal Proceedings."

We are subject to significant risks of litigation.

        Many aspects of our business involve substantial risks of litigation. We could incur significant legal expenses defending claims, even those we believe are without merit. An adverse resolution of any lawsuits or claims against us could have a material adverse effect on our reputation, business, financial condition or operating results. We are currently subject to various litigation matters. For a discussion of litigation involving the CBOE, please see "Business—Legal Proceedings."

The CBOE operates in a highly regulated industry and may be subject to censures, fines and other legal proceedings if it fails to comply with its legal and regulatory obligations.

        The CBOE is a registered national securities exchange and self-regulatory organization, or SRO, and, as such, is subject to comprehensive regulation by the SEC. The CBOE's ability to comply with applicable laws and rules is largely dependent on its establishment and maintenance of appropriate systems and procedures, as well as its ability to attract and retain qualified personnel. The SEC has broad powers to audit, investigate and enforce compliance and to punish noncompliance by SROs with the Exchange Act, the SEC's rules and regulations under the Exchange Act and the rules and regulations of the SRO. If the SEC were to find the CBOE's program of enforcement and compliance to be deficient, the CBOE could be the subject of SEC investigations and enforcement proceedings that may result in substantial sanctions, including revocation of its registration as a national securities exchange. Any such investigations or proceedings, whether successful or unsuccessful, could result in substantial costs and the diversion of resources and potential harm to CBOE's reputation, which could have a material adverse effect on our business, results of operations or financial condition. In addition, although CBOE intends to retain its responsibilities as an SRO, it may be required to modify or restructure its regulatory functions in response to any changes in the regulatory environment, or it may be required to rely on third parties to perform regulatory and oversight functions, each of which may require us to incur substantial expenses and may harm our reputation if our regulatory services are deemed inadequate.

        Although CBOE Holdings itself will not be an SRO, CBOE Holdings, as the parent company of the CBOE following the restructuring transaction, will be subject to regulation by the SEC of its activities that involve the CBOE because CBOE Holdings will control the CBOE. Specifically, the SEC will exercise oversight over the governance of CBOE Holdings and its relationship with the CBOE. See "Regulatory Environment and Compliance—Regulatory Responsibilities."

Legislative or regulatory changes, particularly in response to adverse financial conditions, could have a material adverse effect on our business.

        In recent years, the securities trading industry and, in particular, the securities markets have been subject to significant regulatory changes. Moreover, in the past two years, the securities markets have been the subject of increasing government and public scrutiny in response to the global economic crisis.

        During the coming year, it is likely that there will be legislative changes and changes in the regulatory environment in which we operate our businesses, although we cannot predict the nature of these changes or their impact on our business at this time. For example, the SEC published a concept release early in 2010 related to trading in equity markets that could result in changes in the competitive landscape in the options market. Actions on any of the specific regulatory issues currently under review in the U.S., such as fee caps, co-location, high-frequency trading, derivatives clearing, market transparency, taxes on stock transactions, restrictions on proprietary trading by certain of our customers and other related proposals could have a material impact on our business. For a discussion of the regulatory environment in which we operate and proposed regulatory changes, see "Regulatory Environment and Compliance."

        CBOE and our market participants also operate in a highly regulated industry. Congress, the SEC and other regulatory authorities could impose legislative or regulatory changes that could adversely impact the ability of our market participants to use our markets. Legislative and regulatory changes by Congress, the SEC or other regulatory authorities could result in the loss of a significant number of market participants or a reduction in trading activity on our markets, any of which could have a material adverse effect on our business.

Potential conflicts of interest between our for-profit status and our regulatory responsibilities may adversely affect our business.

        As a for-profit business with regulatory responsibilities, there may be a conflict of interest between the regulatory responsibilities of the CBOE and the interests of some of its customers. Any failure by the CBOE to diligently and fairly regulate or to otherwise fulfill its regulatory obligations could significantly harm our reputation, prompt regulatory scrutiny and adversely affect our business, results of operations or financial condition.

Our compliance methods might not be effective and may result in outcomes that could adversely affect our financial condition and operating results.

        Our ability to comply with applicable laws and rules is largely dependent on our establishment and maintenance of compliance, audit and reporting systems, as well as our ability to attract and retain qualified compliance personnel. Our policies and procedures to identify, monitor and manage compliance risks may not be fully effective. Management of legal and regulatory risk requires, among other things, policies and procedures to properly monitor, record and verify a large number of transactions and events. We cannot assure you that our policies and procedures will always be effective or that we will always be successful in monitoring or evaluating the compliance risks to which we are or may be exposed.

As a regulated entity, CBOE's ability to implement or amend rules could be limited or delayed, which could negatively affect its ability to implement needed changes.

        The CBOE must submit proposed rule changes to the SEC for its review and, in many cases, its approval. Even where a proposed rule change may be effective upon its filing with the SEC, the SEC retains the right to abrogate such rule changes. The SEC review process can be lengthy and can significantly delay the implementation of proposed rule changes that the CBOE believes are necessary to the operation of our markets. If the SEC refuses to approve a proposed rule change or delays its approval, this could negatively affect the ability of the CBOE to make needed changes or implement business decisions.

        Similarly, the SEC must approve amendments to the CBOE's certificate of incorporation and bylaws as well as certain amendments to the certificate of incorporation and bylaws of CBOE Holdings. The SEC may not approve a proposed amendment or may delay such approval in a manner that could negatively affect CBOE's or CBOE Holdings' ability to make a desired change.

Misconduct by members or others could harm us.

        Although the CBOE performs significant self-regulatory functions, we run the risk that the members of the CBOE, other persons who use our markets or our employees will engage in fraud or other misconduct, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to deter misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.

Risks Relating to this Offering of Our Unrestricted Common Stock

There has been no public market for our unrestricted common stock and an active market may not develop or be sustained, which could limit your ability to sell shares of our unrestricted common stock.

        There currently is no public market for our unrestricted common stock, and our unrestricted common stock will not be traded in the open market prior to this offering. Although CBOE Holdings intends to list the unrestricted common stock on the NASDAQ Global Select Market in connection with this offering, an adequate trading market for our unrestricted common stock may not develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the underwriters and our board of directors and may not be representative of the market price at which our shares of unrestricted common stock will trade after this offering. In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price.

Current trends in the global financial markets could cause significant fluctuations in our stock price.

        Stock markets in general, and stock prices of participants in the financial services industry in particular, have experienced significant price and volume fluctuations. The market price of our unrestricted common stock may be subject to similar fluctuations, which may be unrelated to our operating performance or prospects, and increased volatility could result in a decline in the market price of our unrestricted common stock. Factors that could significantly impact the volatility of our stock price include:

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  developments in our business or in the financial sector generally, including the effect of direct governmental action in financial markets generally and with respect to options exchanges in particular;

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  regulatory changes affecting our industry generally or our business and operations;

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  the operating and securities price performance of companies that investors consider to be comparable to us;

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  changes in global financial markets and global economies and general market conditions;

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  operating results that may be worse than the expectations of management, securities analysts and investors;

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  market developments that affect our customers causing a decrease in the use of our products; and

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  investors' perceptions of our prospects and, more generally, the prospects of the options industry.

If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our unrestricted common stock, then our stock price and trading volume could decline.

        The trading market for our unrestricted common stock will be influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our unrestricted common stock could be severely limited and our stock price could be adversely affected. In addition, if one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us adversely changes their recommendation regarding our unrestricted common stock, our stock price could decline.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

        The initial public offering price per share is expected to be substantially higher than the net tangible book value per share of our common stock to be issued in the restructuring transaction. Purchasers of shares in this offering will experience immediate dilution in the net tangible book value of their shares. Based on an assumed initial public offering price of $28.00 per share, the midpoint of the price range set forth on the front cover of this prospectus, dilution per share in this offering will be $24.54 per share (or 87.6% of the initial public offering price). See "Dilution."

Your ownership of CBOE Holdings may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

        CBOE Holdings may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing equity or convertible debt securities in addition to the shares issued in this offering, which would reduce the percentage ownership of existing CBOE Holdings stockholders. Following the restructuring transaction, the CBOE Holdings board of directors will have the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our certificate of incorporation authorizes 325,000,000 shares of unrestricted common stock and 20,000,000 shares of preferred stock. Following the issuance of the Class A common stock in the restructuring transaction, the issuance of the Class B common stock under the Settlement Agreement, the issuance of shares of unrestricted common stock as restricted stock grants under the Long-Term Incentive Plan, the issuance of unrestricted common stock in this offering and the conversion of the Class A and Class B common stock into Class A-1 and Class A-2 common stock and into unrestricted common stock for purposes of being sold in this offering by the selling stockholders, 311,082,089 shares of unrestricted common stock and 20,000,000 shares of preferred stock will be authorized and unissued. However, to the extent the outstanding shares of Class A-1 and Class A-2 common stock are converted into unrestricted common stock upon the expiration of the applicable transfer restrictions, the number of authorized and unissued shares of unrestricted common stock will be reduced. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the CBOE Holdings' common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock, greater or preferential liquidation rights, which could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our unrestricted common stock at a rate or price which would have a dilutive effect on the outstanding shares of our unrestricted common stock.

The sale of large amounts of our unrestricted common stock following the automatic conversion of our Class A-1 and A-2 common stock into shares of unrestricted common stock may have an adverse impact on the market price of our unrestricted common stock.

        Our shares of Class A-1 and Class A-2 common stock are subject to significant transfer restrictions. These transfer restrictions, however, expire on the 180-day and 360-day anniversary of the closing of this offering, respectively. Upon expiration of these restrictions, the shares of Class A-1 and Class A-2 common stock held by existing stockholders will automatically convert into shares of unrestricted common stock, and will be freely transferable unless the shares are held by "affiliates" within the meaning of Rule 144 under the Securities Act of 1933, as amended. If our stockholders sell a large number of shares of our unrestricted common stock upon the expiration of the applicable transfer restrictions and the conversion of the Class A-1 or Class A-2 shares into shares of unrestricted common stock, the market price for our unrestricted common stock could decline significantly. For a more detailed description of the transfer restrictions imposed on our Class A-1 and Class A-2 common stock, see "Description of Capital Stock."

Immediately following this offering, our stockholders who obtain trading permits will own a substantial portion of our voting stock. The share ownership of our Trading Permit Holders could be used to influence how our business is operated to the detriment of the holders of our unrestricted common stock who purchase shares in this offering.

        Our stockholders who are also Trading Permit Holders may have interests that differ from or conflict with those of stockholders who are not Trading Permit Holders. Following the closing of this offering, stockholders who are Trading Permit Holders will own a substantial portion of our voting stock. As a result, they could exert substantial influence over the operation of our business.

        Many of our Trading Permit Holders derive a substantial portion of their income from their trading on or through the Exchange. The amount of income that members derive from their trading activities is in part dependent on the fees they are charged to trade and access our markets and the rules and structure of our markets. Our Trading Permit Holders, many of whom act as floor brokers and floor traders, benefit from trading rules, access privileges and fee discounts that enhance their trading opportunities and profits. As a result, holders of our unrestricted common stock may not have the same economic interests as our Trading Permit Holders. Consequently, Trading Permit Holders may advocate that we enhance and protect their trading opportunities and the value they receive through the use of their trading permits over their economic interest in us represented by the unrestricted common stock they own. The share ownership of our Trading Permit Holders could be used to influence how our business is changed or developed, including how we address competition and how we seek to grow our volume and revenue and enhance stockholder value.

We may be unable to complete our proposed tender offers on anticipated terms or at all.

        CBOE Holdings currently plans to make two concurrent tender offers, one for shares of Class A-1 common stock and one for shares of Class A-2 common stock, between the 60th and 120th day after completion of this offering. CBOE Holdings anticipates that the aggregate dollar amount of the two tender offers, if fully subscribed, would roughly approximate CBOE Holdings' net proceeds of this offering.

        CBOE Holdings' board of directors may determine not to launch, or to reduce the size of, the tender offers as a result of market conditions, our operating results or outlook or other developments following this offering. If the offers are launched, there can be no assurances that the offers will be fully subscribed, which will be largely dependent on the price offered and the prevailing market price of the unrestricted common stock at the time the offers expire. In the event that the offers are not completed or are not fully subscribed, the number of shares of outstanding common stock may be significantly higher than the pro forma share amounts set forth in "Capitalization" and "Unaudited Pro Forma Consolidated Financial Statements."

        In addition, the pro forma share amounts set forth in "Capitalization" and "Unaudited Pro Forma Consolidated Financial Statements" have been presented on the assumption that the offers will be made at the midpoint of the price range set forth on the front cover of this prospectus. The price offered may be higher or lower than this amount, depending on market prices prevailing at the time the offers are commenced, and if the price offered is higher than the assumed price, the number of shares of outstanding common stock after the offers are closed may be significantly higher than the pro forma share amounts set forth in "Capitalization" and "Unaudited Pro Forma Consolidated Financial Statements."

Any decision to pay dividends on CBOE Holdings common stock will be at the discretion of the CBOE Holdings board of directors. The ability of CBOE Holdings to pay dividends will depend upon the earnings of its operating subsidiaries. Accordingly, there can be no guarantee that CBOE Holdings will, or will be able to, pay dividends to its stockholders.

        We intend to pay regular quarterly dividends to our stockholders, with an annual dividend target of approximately 20% to 30% of the prior year's net income adjusted for unusual items. However, any decision to pay dividends on CBOE Holdings' common stock will be at the discretion of its board of directors, which may determine not to declare dividends at all or at a reduced percentage of the prior year's adjusted net income, as conditions warrant. The board's determination to declare dividends will depend upon the profitability and financial condition of CBOE Holdings and its subsidiaries, contractual restrictions, restrictions imposed by applicable law and the SEC and other factors that the CBOE Holdings board of directors deems relevant. As a holding company with no significant business operations of its own, CBOE Holdings will depend entirely on distributions, if any, it may receive from its subsidiaries to meet its obligations and pay dividends to its stockholders. If these subsidiaries are not profitable, or even if they are and they determine to retain their profits for use in their businesses, CBOE Holdings will be unable to pay dividends to its stockholders.

Certain provisions in the CBOE Holdings organizational documents could enable the board of directors of CBOE Holdings to prevent or delay a change of control.

        Following the restructuring transaction, CBOE Holdings' organizational documents will contain provisions that may have the effect of discouraging, delaying or preventing a change of control of, or unsolicited acquisition proposals for, CBOE Holdings that a stockholder might consider favorable. These include provisions:

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  prohibiting the stockholders from acting by written consent;

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  requiring advance notice of director nominations and of business to be brought before a meeting of stockholders;

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  requiring the vote of majority of the outstanding shares of common stock to amend the bylaws; and

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  limiting the persons who may call special stockholders' meetings.

In addition, CBOE Holdings' organizational documents will include provisions that:

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  restrict any person (either alone or together with its related persons) from voting or causing the voting of shares of stock representing more than 20% of CBOE Holdings' outstanding voting capital stock (including as a result of any agreement by any other persons not to vote shares of stock); and

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  restrict any person (either alone or together with its related persons) from beneficially owning shares of stock representing more than 20% of the outstanding shares of CBOE Holdings' capital stock.

For a more detailed description of these provisions, see "Description of Capital Stock," as well as the form of CBOE Holdings' certificate of incorporation and bylaws filed as exhibits to the registration statement to which this prospectus is a part.

        Furthermore, the CBOE Holdings board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of these shares without stockholder approval. Any series of CBOE Holdings preferred stock is likely to be senior to the CBOE Holdings common stock with respect to dividends, liquidation rights and, possibly, voting rights. The ability of the CBOE Holdings board of directors to issue preferred stock also could have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of the unrestricted common stock.

        In addition, Delaware law makes it difficult for stockholders that recently have acquired a large interest in a corporation to cause the merger or acquisition of the corporation against the directors' wishes. Under Section 203 of the Delaware General Corporation Law, a Delaware corporation may not engage in any merger or other business combination with an interested stockholder for a period of three years following the date that the stockholder became an interested stockholder except in limited circumstances, including by approval of the corporation's board of directors.

        Certain aspects of the certificate of incorporation, bylaws and structure of CBOE Holdings and its subsidiaries will be subject to SEC oversight. See "Regulatory Environment and Compliance."

We will incur increased costs as a result of being a publicly-traded company.

        As a company with publicly-traded securities, we will incur additional legal, accounting and other expenses not presently incurred. In addition, the Sarbanes-Oxley Act of 2002, as well as rules promulgated by the SEC and the national securities exchange on which we list, require us to adopt corporate governance practices applicable to U.S. public companies. These rules and regulations may increase our legal and financial compliance costs.

If CBOE Holdings is unable to favorably assess the effectiveness of its internal controls over financial reporting, or if its independent registered public accounting firm is unable to provide an unqualified attestation report on CBOE Holdings' internal controls, the stock price of CBOE Holdings could be adversely affected.

        The rules governing Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 that must be met for management to assess CBOE Holdings' internal controls over financial reporting are complex, and require significant documentation, testing and possible remediation. The CBOE currently is in the process of reviewing, documenting and testing its internal controls over financial reporting. The continuing effort to comply with regulatory requirements relating to internal controls will likely cause us to incur increased expenses and will cause a diversion of management's time and other internal resources. We also may encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal controls over financial reporting. In addition, in connection with the attestation process by CBOE Holdings' independent registered public accounting firm, CBOE Holdings may encounter problems or delays in completing the implementation of any requested improvements or receiving a favorable attestation. If CBOE Holdings cannot favorably assess the effectiveness of its internal controls over financial reporting, or if its independent registered public accounting firm is unable to provide an unqualified attestation report on CBOE Holdings' internal controls, investor confidence and the stock price of the unrestricted common stock could be adversely affected.

Certain underwriters for this offering or their affiliates are also selling stockholders and, therefore, have interests in this offering beyond customary underwriting discounts and commissions.

        Certain underwriters for this offering or their affiliates are participating as selling stockholders in this offering. There may be a conflict of interest between their interests as selling stockholders (i.e., to maximize the value of their investment) and their respective interests as underwriters (i.e., in negotiating the initial public offering price) as well as your interest as a purchaser. As participants in this offering that are seeking to realize the value of their investment in us, these underwriters have interests beyond customary underwriting discounts and commissions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We make forward-looking statements under the "Prospectus Summary," "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in other sections of this prospectus. In some cases, you can identify these statements by forward-looking words such as "may," "might," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under "Risk Factors."

        While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

        Forward-looking statements include, but are not limited to, statements about:

  •
  our business' possible or assumed future results of operations and operating cash flows;

  •
  our business' strategies and investment policies;

  •
  our business' financing plans and the availability of capital;

  •
  our business' competitive position;

  •
  potential growth opportunities available to our business;

  •
  the risks associated with potential acquisitions or alliances by us;

  •
  the recruitment and retention of our officers and employees;

  •
  our expected levels of compensation;

  •
  our business' potential operating performance, achievements, productivity improvements, efficiency and cost reduction efforts;

  •
  the likelihood of success in and impact of litigation;

  •
  our protection or enforcement of our intellectual property rights;

  •
  our expectation with respect to securities, options and future markets and general economic conditions;

  •
  our ability to keep up with rapid technological change;

  •
  the effects of competition on our business; and

  •
  the impact of future legislation and regulatory changes on our business.

        We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus.

        WE EXPRESSLY QUALIFY IN THEIR ENTIRETY ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE CBOE OR CBOE HOLDINGS OR ANY PERSON ACTING ON OUR BEHALF BY THE CAUTIONARY STATEMENTS CONTAINED OR REFERRED TO IN THIS SECTION.

 OUR STRUCTURE

The Restructuring Transaction

        Concurrently with this offering, the CBOE will complete the restructuring transaction in which it will change from a Delaware non-stock corporation owned by its members to a Delaware stock corporation and wholly-owned subsidiary of CBOE Holdings. In the proxy statement and prospectus filed with the Form S-4 Registration Statement, the CBOE board of directors recommended that the CBOE memberships outstanding and entitled to vote approve the Merger effecting the restructuring transaction. In addition, the CBOE and CBOE Holdings boards determined that the restructuring transaction would occur only if CBOE Holdings completed this offering of unrestricted common stock concurrently with the restructuring transaction. At a special meeting of voting members of CBOE on May 21, 2010, the voting members of CBOE approved the agreement and plan of merger by the affirmative vote of 89.6% of the memberships outstanding and entitled to vote at the special meeting.

        The restructuring transaction will be completed through the Merger, and upon the effectiveness of the Merger: (1) the outstanding stock of CBOE Merger Sub, Inc., a wholly-owned subsidiary of CBOE Holdings prior to the Merger, will be converted into common stock of the CBOE; (2) the CBOE Seats existing on the date of the restructuring transaction will be converted into CBOE Holdings Class A common stock; and (3) the outstanding CBOE Holdings common stock already held by the CBOE will be cancelled for no consideration and shall cease to exist.

        As a result of the restructuring transaction, CBOE Holdings will hold all of the outstanding common stock of the CBOE, and the owners of CBOE memberships will become stockholders of CBOE Holdings through the conversion of their memberships into shares of Class A common stock, par value $0.01 per share, of CBOE Holdings. Each CBOE Seat existing on the date of the restructuring transaction will be immediately converted into 80,000 shares of Class A common stock of CBOE Holdings. In addition, as required by the Settlement Agreement, each Participating Group A Settlement Class Member will be issued, immediately following the effectiveness of the Merger, 18,774 shares of Class B common stock, par value $0.01 per share, of CBOE Holdings for each Group A Package held by such class members and approved by the Delaware Court.

        Upon completion of this offering, each outstanding share of Class A common stock and Class B common stock not converted into unrestricted common stock for purposes of being sold in this offering will automatically convert into one-half of one share of Class A-1 common stock and one-half of one share of Class A-2 common stock. The Class A-1 and A-2 common stock will have all the same rights and privileges as the Class A common stock; however, the Class A-1 and A-2 common stock will be issued subject to certain transfer restrictions that will apply for 180 days and 360 days, respectively, following this offering. For a description of these transfer restrictions, please see "Description of Capital Stock."

        After the restructuring transaction, the CBOE will continue to function as a self-regulatory organization (SRO) and to operate its options exchange business. Immediately following the restructuring transaction, the CBOE will transfer all of its interests in its subsidiaries to CBOE Holdings. As a result, the following entities will become wholly-owned subsidiaries of CBOE Holdings: CBOE Futures Exchange, LLC, Chicago Options Exchange Building Corporation, CBOE, LLC, DerivaTech Corporation, Market Data Express, LLC, The Options Exchange, Incorporated, CBOE Execution Services, LLC and C2 Options Exchange, Incorporated. CBOE Stock Exchange, LLC (CBSX) will remain a partially-owned facility of the CBOE.

Exercise Right Settlement Agreement

        On August 23, 2006, the CBOE and its directors were sued in the Delaware Court, by the CBOT, CBOT Holdings Inc. and two members of the CBOT who purported to represent a class of individuals who claimed that they were, or had the right to become, members of the CBOE by virtue of the Exercise Right granted to CBOT members pursuant to Article Fifth(b). The plaintiffs sought a judicial declaration that an Exercise Member Claimant was entitled to receive the same consideration in any proposed restructuring transaction involving the CBOE as a CBOE Seat owner, and the plaintiffs also sought an injunction to bar the CBOE and the CBOE's directors from issuing any stock to CBOE Seat owners as part of a proposed restructuring transaction, unless each Exercise Member Claimant received the same stock and other consideration as a CBOE Seat owner.

        On August 20, 2008, the CBOE entered into the Settlement Agreement with the plaintiffs pursuant to which the plaintiffs agreed to dismiss the Delaware Action, with prejudice, in exchange for the agreed upon settlement consideration. On July 29, 2009, the Delaware Court entered an order of approval and final judgment approving the Settlement Agreement, ruling that the Settlement Agreement was "fair, reasonable, adequate and in the best interest of the settlement class," resolving all open issues about the settlement and dismissing the Delaware Action. Five appeals from the order of approval and final judgment (brought on behalf of eight appellants) were filed with the Delaware Supreme Court. On December 2, 2009, the Delaware Supreme Court entered an order dismissing all appeals that were filed in opposition to the Delaware Court's approval of the Settlement Agreement. Upon the Delaware Supreme Court's order, the Delaware Court's July 29, 2009 order of approval and final judgment became final, and that order and judgment is no longer subject to appeal. As a result of the Settlement Agreement becoming final, there no longer are members of the CBOT who qualify to become a member of the CBOE under Article Fifth(b).

        Pursuant to the Settlement Agreement, the Participating Group A Settlement Class Members will receive a total of 16,333,380 shares of Class B common stock of CBOE Holdings after the Merger effecting the restructuring transaction is completed. Each Participating Group A Settlement Class Member will receive 18,774 shares of Class B common stock for each Group A Package approved by the Delaware Court.

        In addition, Participating Group A Settlement Class Members and Participating Group B Settlement Class Members will share in a cash pool equal to $300,000,000. From the cash pool, each Participating Group A Settlement Class Member will receive $235,327 for each Group A Package approved by the Delaware Court, and each Participating Group B Settlement Class Member will receive $250,000 for each Exercise Right Privilege approved by the Delaware Court. Certain Participating Group A Settlement Class Members will receive a payment, separate from the cash pool, equal to the amount each of those class members paid in access fees as CBOE Temporary Members from July 11, 2007 to May 31, 2008. The total amount of CBOE's liability for these payments is $828,029. Subject to SEC approval, certain Participating Group A Settlement Class Members may also receive a payment from CBOE, separate from the cash pool, equal to the access fees which that Participating Group A Settlement Class Member paid to the CBOE as a CBOE Temporary Member from June 1, 2008 until the date the CBOE completes a restructuring transaction.

Trading Access

        In the restructuring transaction, all memberships in the CBOE and the trading rights they represent will be cancelled when the CBOE Seats are converted into shares of Class A common stock of CBOE Holdings. Following the restructuring transaction, all physical and electronic access to the trading facilities of the CBOE will be made available through trading permits issued by the CBOE in exchange for a monthly fee to be determined by the CBOE. The initial trading permits will have a term of one month and will automatically renew on a monthly basis, subject to the holders' right to terminate. As of May 1, 2010, CBOE had 944 memberships in use consisting of CBOE Seats, CBOE Temporary Members, and interim trading permits. Following the restructuring transaction, the number of trading permits made available will be based on demand for trading access and will be determined by the CBOE, subject to certain restrictions. It is currently expected that not fewer than 1,025 permits will be made available at the time of the restructuring transaction. The initial permit fees that CBOE currently plans to assess are $7,500 per month for market maker and floor broker permits, $2,000 per month for electronic access permits, and no permit fee for CBSX permits. CBOE currently plans to discount these permit fees by 20% through the end of 2010. CBOE currently anticipates initially charging $3,750 per month for quoting and order entry bandwidth packets and $2,000 per month for order entry bandwidth packets and also discounting these fees by 20% through the end of 2010. Additionally, CBOE currently intends to initially assess a $3,000 per month surcharge to market makers that trade SPX options. CBOE currently plans to begin assessing these fees on the first day of the month following the month in which the restructuring transaction is completed. We refer to revenues derived from trading permits as "access fees."

Payment of Special Dividend

        The CBOE Holdings board of directors has appointed a special committee for purposes of declaring a special dividend. The committee has been authorized to declare a dividend of $1.25 per share of Class A and Class B common stock outstanding immediately following the completion of the restructuring transaction and the issuance of Class B common stock pursuant to the Settlement Agreement. The special dividend will be paid immediately prior to the closing of this offering. The committee may not declare or pay the special dividend unless the restructuring transaction is approved by a majority of the CBOE memberships entitled to vote and the Merger has been completed.

Tender Offers

        CBOE Holdings currently intends to make two concurrent tender offers, one for its shares of Class A-1 common stock and one for its shares of Class A-2 common stock. It is currently expected that each offer will be commenced between the 60th and 120th day after the closing of this offering, and will be made for the same number of shares. CBOE Holdings anticipates that the aggregate dollar amount of the two tender offers, if fully subscribed, would roughly approximate CBOE Holdings' net proceeds of this offering. We currently expect the price per share offered in the tender offers will approximate the prevailing market price for the unrestricted common stock at the time the offers are commenced. The timing and terms of each tender offer, including the price per share offered, however, are subject to the discretion of the CBOE Holdings board of directors. For purposes of conducting the tender offers, the board of directors of CBOE Holdings will remove the transfer restrictions associated with any shares of Class A-1 or Class A-2 common stock that it purchases, as permitted by Article Fifth(d)(i) of CBOE Holdings' amended and restated certificate of incorporation. The purpose of the tender offers is both to provide liquidity to former owners of CBOE Seats during the term of the transfer restrictions associated with the shares of Class A-1 and A-2 common stock and to reduce the number of shares of our common stock outstanding following the restructuring transaction and this offering. Although it is CBOE Holdings' intention to complete the tenders offers as described above, the CBOE Holdings board of directors may determine not to launch, or to reduce the size of, the tender offers as a result of market conditions, our operating results or outlook or other developments following this offering. As such, there can be no assurance that the tender offers will occur at all or as described in this prospectus. Certain underwriters and their affiliates that will own Class A-1 or Class A-2 common stock following this offering will be entitled to participate in the proposed tender offers.

 USE OF PROCEEDS

        We estimate that our net proceeds (after deducting the underwriting discount payable to the underwriters and our estimated offering expenses) from this offering will be $249.7 million ($295.5 million if the underwriters exercise their option to acquire additional shares from us in full), based upon an assumed initial public offering price of $28 per share, which is the midpoint of the price range set forth on the front cover of this prospectus. We will not receive any proceeds from the sale of shares of unrestricted common stock by the selling stockholders, which include certain underwriters and their affiliates. See "Principal and Selling Stockholders."

        We will not receive any of the proceeds from the sale of unrestricted common stock by any selling stockholder in this offering.

        We intend to use the net proceeds for general corporate purposes, including two proposed tender offers for our outstanding Class A-1 and Class A-2 common stock. Certain underwriters and their affiliates that will own Class A-1 or Class A-2 common stock following this offering will be entitled to participate in the proposed tender offers. We currently anticipate that the aggregate dollar amount of the two tender offers, if fully subscribed, would roughly approximate the net proceeds from this offering. See "Our Structure—Tender Offers."

        Until we use the net proceeds as described above, we intend to invest the net proceeds in short-term securities.

DIVIDEND POLICY

        We intend to pay regular quarterly dividends to our stockholders beginning in the third quarter of 2010. The annual dividend target will be approximately 20% to 30% of the prior year's net income adjusted for unusual items. The decision to pay a dividend, however, remains within the discretion of our board of directors and may be affected by various factors, including our earnings, financial condition, capital requirements, level of indebtedness and other considerations our board of directors deems relevant. Future credit facilities, other future debt obligations and statutory provisions, may limit, or in some cases prohibit, our ability to pay dividends.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2010:

  •
  on a historical basis;

  •
  on a restructuring adjusted basis to give effect to:

  •
  the issuance of 74,400,000 shares of Class A common stock pursuant to the restructuring transaction;

  •
  the issuance of 16,333,380 shares of Class B common stock pursuant to the Settlement Agreement; and

  •
  the payment of a special dividend of $1.25 per share of Class A common stock and Class B common stock immediately after the restructuring transaction and before the closing of this offering.

  •
  on an initial public offering adjusted basis to give effect to, in addition to the adjustments above:

  •
  the receipt of the net proceeds of the offering, at an assumed offering price of $28 per share, the midpoint of the price range set forth on the front cover of this prospectus;

  •
  the conversion of shares of Class A and Class B common stock into 2,085,774 shares of unrestricted common stock in connection with sales by selling stockholders in the initial public offering; and

  •
  the automatic conversion of the remaining shares of Class A and Class B common stock into 44,323,803 shares of Class A-1 common stock and 44,323,803 shares of Class A-2 common stock.

  •
  on a pro forma as adjusted basis to give effect to, in addition to the adjustments above, the effect of the tender offers described in "Our Structure—Tender Offers."

        The table does not give effect to the grants of 2,217,911 shares of restricted stock to certain officers, directors and employees of CBOE Holdings immediately prior to the closing of this offering, which shares are subject to vesting under the terms of the grants.

        You should read this capitalization table together with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Statements" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of March 31, 2010 (in thousands except share data)
	Historical	Restructuring Adjusted	Initial Public Offering Adjusted	Pro Forma As Adjusted
Short-term debt	$—	$—	$—	$—
Equity:
Members' equity	19,574	—	—	—
Unrestricted common stock, $0.01 par value: 325,000,000 shares authorized; 11,700,000 shares issued and outstanding, on an adjusted initial public offering basis and pro forma as adjusted basis	—	—	117	117

	As of March 31, 2010 (in thousands except share data)
	Historical	Restructuring Adjusted	Initial Public Offering Adjusted	Pro Forma As Adjusted
Class A common stock, $0.01 par value: 74,400,000 shares authorized; 74,400,000 shares issued and outstanding, on a restructuring adjusted basis; no shares issued and outstanding, on an initial public offering adjusted basis and pro forma as adjusted basis	—	744	—	—
Class B common stock, $0.01 par value: 16,333,380 shares authorized; 16,333,380 shares issued and outstanding, on a restructuring adjusted basis; no shares issued and outstanding, on an initial public offering adjusted basis and pro forma as adjusted basis	—	163	—	—
Class A-1 common stock, $0.01 par value: 45,366,690 shares authorized; no shares outstanding on a restructuring adjusted basis; 44,323,803 shares issued and outstanding, on an initial public offering adjusted basis; and 44,323,803 shares issued and 39,841,170 shares outstanding, on a pro forma as adjusted basis	—	—	443	443
Class A-2 common stock, $0.01 par value: 45,366,690 shares authorized; no shares outstanding on a restructuring adjusted basis; 44,323,803 shares issued and outstanding, on an initial public offering adjusted basis; and 44,323,803 shares issued and 39,841,170 shares outstanding, on a pro forma as adjusted basis	—	—	443	443
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding, on an as adjusted basis; and no shares issued and outstanding, on a pro forma as adjusted basis	—	—	—	—
Additional paid-in-capital	2,592	97,287	348,218	348,218
Retained earnings	189,445	—	—	—
Accumulated other comprehensive income (loss)	(787)	(787)	(787)	(787)
Treasury stock, at cost	—	—	—	(251,027)

Total equity	210,824	97,407	348,434	97,407

Total capitalization	$210,824	$97,407	$348,434	$97,407

 DILUTION

        Purchasers of our unrestricted common stock in this offering will experience an immediate dilution of net tangible book value per share from the initial public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of unrestricted common stock and the net tangible book value per share immediately after this offering.

        After giving effect to the restructuring transaction and the sale of our unrestricted common stock by us in this offering at an assumed initial public offering price of $28.00 per share (the midpoint of the price range set forth on the front cover of this prospectus) and after deducting the underwriting discount, special dividend and estimated offering expenses payable by us, our adjusted net tangible book value at March 31, 2010 would have been $347.1 million or $3.46 per share. This represents an immediate increase in net tangible book value per share of $2.39 to the existing stockholder and dilution in net tangible book value per share of $24.54 to new investors who purchase shares in the offering. The following table illustrates this per share dilution to new investors:

Assumed initial public offering price per share		$28.00
Net tangible book value per share at March 31, 2010	$1.07
Increase in net tangible book value per share to the existing stockholders attributable to this offering	2.39

Adjusted net tangible book value per share after this offering		3.46

Dilution in net tangible book value per share to new investors		$24.54

        A $1.00 increase or decrease in the assumed initial public offering price of $28.00 per share, the midpoint of the price range set forth on the front cover of this prospectus, would increase or decrease our adjusted net tangible book value by approximately $9.0 million, or approximately $0.09 per share, and the dilution per share to investors in this offering by approximately $0.09 per share, assuming that the number of shares offered by us set forth on the front cover of this prospectus remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

        We may also increase or decrease the number of shares we are offering. An increase of 1.0 million shares in the number of shares offered by us would result in an adjusted net tangible book value of approximately $373.2 million, or approximately $3.68 per share, and the dilution per share to investors in this offering would be approximately $24.32 per share, assuming an initial public offering price of $28.00 per share (the midpoint of the price range set forth on the front cover of this prospectus) remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. Similarly, a decrease of 1.0 million shares in the number of shares offered by us would result in an adjusted net tangible book value of approximately $321.0 million, or approximately $3.23 per share, and the dilution per share to investors in this offering would be approximately $24.77 per share, assuming the assumed initial public offering price of $28.00 per share (the midpoint of the price range set forth on the front cover of this prospectus) remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Introduction

        The following unaudited pro forma consolidated financial statements reflect adjustments to our historical consolidated balance sheet and statements of income to give effect to:

  •
  the issuance of 74,400,000 shares of Class A common stock in connection with the proposed restructuring transaction and 16,333,380 shares of Class B common stock to the Participating Group A Settlement Class Members under the Settlement Agreement (as described in Note 2 of Notes to Consolidated Financial Statements for the Year Ended December 31, 2009 and elsewhere in this prospectus);

  •
  a special dividend of $1.25 per share of Class A common stock and Class B common stock immediately following the restructuring transaction and before the closing of the initial public offering;

  •
  the conversion of 1,698,000 shares of Class A common stock and 387,774 shares of Class B common stock into 2,085,774 shares of unrestricted common stock to be sold by the selling stockholders in this offering;

  •
  the initial public offering;

  •
  the conversion of 72,702,000 shares of Class A common stock and 15,945,606 shares of Class B common stock into 44,323,803 shares each of Class A-1 and Class A-2 common stock; and

  •
  the tender offers for the Class A-1 common stock and the Class A-2 common stock.

        The unaudited pro forma consolidated balance sheet as of March 31, 2010 gives pro forma effect to such transactions as if they had occurred on March 31, 2010. The unaudited pro forma consolidated statement of income for the three months ended March 31, 2010 gives pro forma effect to such transactions as if they had occurred on January 1, 2010, the beginning of our fiscal year. The unaudited pro forma consolidated statement of income for the year ended December 31, 2009 gives pro forma effect to such transactions as if they had occurred on January 1, 2009. The number of shares used in the calculation of net income per share is based on the number of shares to be issued to the holders of CBOE Seats and Participating Group A Settlement Class Members and the number of shares to be issued and sold in the initial public offering, less shares repurchased in the tender offers, and are assumed to be outstanding from the beginning of the period.

        The unaudited pro forma consolidated financial statements have been presented based on:

  •
  80,000 shares of Class A common stock of CBOE Holdings to be issued to each of the 930 CBOE Seats existing on the date of the restructuring transaction;

  •
  18,774 shares of Class B common stock of CBOE Holdings to be issued in respect of each Group A package approved by the Delaware Court to each Participating Group A Settlement Class Member immediately following the effectiveness of the restructuring transaction;

  •
  a special dividend of $1.25 per share of the Class A common stock and the Class B common stock immediately following the restructuring transaction and before the closing of the initial public offering;

  •
  an initial public offering of 9,614,226 million shares of unrestricted common stock to be sold by the Company and 2,085,774 million shares to be sold by the selling stockholders at an assumed public offering price of $28 per share, based on the midpoint of the price range set forth on the front cover of this prospectus with an assumed underwriting discount of 6.75%;

  •
  the conversion of 1,698,000 shares of Class A common stock and 387,774 shares of Class B common stock into 2,085,774 shares of unrestricted common stock for purposes of being sold by selling stockholders in the initial public offering and the conversion of the remaining 72,702,000 shares of Class A common stock and 15,945,606 shares of Class B common stock into 44,323,803 shares of Class A-1 common stock and 44,323,803 shares of Class A-2 common stock; and

  •
  tender offers resulting in the purchase of approximately 4,482,633 million shares of Class A-1 common stock and 4,482,633 million shares of Class A-2 common stock at an assumed purchase price of $28 per share.

        Our board of directors has approved the grant of restricted stock to our directors, officers and other employees upon effectiveness of the restructuring transaction. Total grants are expected to have a fair value at the date of grant of approximately $62.1 million, based on an assumed initial public offering price of $28 per share. The restricted stock will vest over stated time periods, and we will recognize the fair value of the grants as compensation expense in our statement of income over these periods. The unaudited pro forma consolidated financial statements reflect these restricted stock grants.

        Based on the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement, CBOE, in December 2009, recorded a $300 million current liability in settlements payable and a $300 million reduction in retained earnings in the Consolidated Balance Sheet for the year ended December 31, 2009. CBOE considers the payment to be a redemption of claimed ownership interests of CBOE, and thus, the liability for the payment is accounted for as an equity transaction. The $300 million represents the cash payment required to be made by CBOE under the Settlement Agreement at the earlier of the date of demutualization or one year after the order approving the Settlement Agreement. For purposes of the unaudited pro forma financial statements, the amounts due under the Settlement Agreement are reflected as paid on the date of demutualization.

        For purposes of the unaudited pro forma financial statements, upon demutualization, consistent with ASC 944-805-45, Other Presentation Matters, retained earnings and members' equity are reclassified to capital stock and additional paid-in capital accounts.

        The unaudited pro forma consolidated financial statements are based on available information and on assumptions management believes are reasonable and that reflect the effects of the transactions described above. These unaudited pro forma consolidated financial statements are provided for informational purposes only and should not be construed to be indicative of our consolidated financial position or results of operations had these transactions been consummated on the dates assumed and do not in any way represent a projection or forecast of our consolidated financial position or results of operations for any future date or period. The assumed price to be paid in the tender offers does not represent a projection or forecast of the expected trading prices for CBOE Holdings' unrestricted common stock and is provided for illustrative purposes only. The unaudited pro forma consolidated financial statements should be read in conjunction with the consolidated financial statements together with the related notes and report of independent registered public accounting firm, and with the information set forth under our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

Chicago Board Options Exchange, Incorporated and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet
March 31, 2010
(in thousands)

		Pro Forma
	Historical	Restructuring Transaction Adjustments		Subtotal	Initial Public Offering Adjustments		Tender Offer Adjustments		As Adjusted
Assets
Current Assets:
Cash and cash equivalents	$439,497	$(302,688	)(a)	$23,392	$251,027	(d)	$(251,027	)(e)	$23,392
		(113,417	)(c)
Accounts receivable—net of allowances of $70	37,252			37,252					37,252
Marketing fee receivable	9,028			9,028					9,028
Income taxes receivable	295			295					295
Prepaid medical benefits	589			589					589
Other prepaid expenses	6,656			6,656					6,656
Settlement receivable	1,500			1,500					1,500
Other current assets	691			691					691

Total Current Assets	495,508	(416,105)		79,403	251,027		(251,027)		79,403

Investments in Affiliates	2,885			2,885					2,885
Land	4,914			4,914					4,914
Property and Equipment:
Construction in Progress	20,791			20,791					20,791
Building	60,916			60,916					60,916
Furniture and equipment	216,332			216,332					216,332
Less accumulated depreciation and amortization	(208,048)			(208,048)					(208,048)

Total property and equipment—net	89,991			89,991	—				89,991

Other Assets:
Software development work in progress	7,079			7,079					7,079
Data processing software and other assets (less accumulated amortization—$98,447)	32,150			32,150					32,150

Total Other Assets—Net	39,229			39,229	—				39,229

Total	$632,527	$(416,105)		$216,422	$251,027		$(251,027)		$216,422

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$32,649			$32,649					$32,649
Marketing fee payable	9,878			9,878					9,878
Deferred revenue	32,825			32,825					32,825
Post-Retirement Medical Benefits	72			72					72
Exercise right privilege payable	305,806	(302,688	)(a)	3,118					3,118
Income tax payable	17,066			17,066					17,066

Total Current Liabilities	398,296	(302,688)		95,608					95,608

Long-term Liabilities:
Post-Retirement Medical Benefits	1,465			1,465					1,465
Income taxes payable	3,185			3,185					3,185
Deferred income taxes	206			206					206
Other long-term liabilities	18,551			18,551					18,551

Total Long-term Liabilities	23,407	—		23,407					23,407

Total Liabilities	421,703	(302,688)		119,015	—		—		119,015

Equity
Members' equity	19,574	(19,574	)(b)	—					—
Preferred stock
Common stock					117	(d)			117
Class A common stock		744	(b)	744	(744	)(d)			—
Class A-1 common stock					443	(d)			443
Class A-2 common stock					443	(d)			443
Class B common stock		163	(b)	163	(163	)(d)			—
Additional paid-in capital	2,592	208,112	(b)	97,287	250,931	(d)			348,218
		(113,417	)(c)
Retained earnings	189,445	(189,445	)(b)	—					—
Accumulated other comprehensive loss	(787)			(787)					(787)
Treasury stock, at cost							(251,027	)(e)	(251,027)

Total Equity	210,824	(113,417)		97,407	251,027		(251,027)		97,407

Total	$632,527	$(416,105)		$216,422	$251,027		$(251,027)		$216,422

The accompanying introduction and notes are an integral part of this
Unaudited Pro Forma Consolidated Balance Sheet

Chicago Board Options Exchange, Incorporated and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Income
For the Three Months Ended March 31, 2010
(in thousands, except per share data)

		Pro Forma
	Historical	Restructuring Transaction Adjustments		Initial Public Offering Adjustments	Tender Offer Adjustments	As Adjusted
Operating Revenues:
Transaction fees	$83,411					$83,411
Access fees	2,204					2,204
Exchange services and other fees	4,361					4,361
Market data fees	5,748					5,748
Regulatory fees	3,829					3,829
Other	1,528					1,528

Total Operating Revenues	101,081					101,081

Operating Expenses:
Employee costs	23,137	3,881	(a)			27,018
Depreciation and amortization	7,301					7,301
Data processing	5,082					5,082
Outside services	8,123					8,123
Royalty fees	10,898					10,898
Trading volume incentives	3,696					3,696
Travel and promotional expenses	1,986					1,986
Facilities costs	1,384					1,384
Exercised Right appeal settlement	—					—
Other	745					745

Total Operating Expenses	62,352	3,881				66,233

Operating income	38,729	(3,881)				34,848
Other loss	(327)	(100)	(b)			(654)
		(227)	(c)

Income Before Income Taxes	38,402	(4,208)				34,194

Income Tax Provision	15,726	(1,683	)(d)			14,043

Net Income	$22,676	$(2,525)		$	$	$20,151

Net Income Per Share:
Primary						$0.22
Diluted						$0.22
Basic weighted average shares outstanding						91,382
Diluted weighted average shares outstanding						93,600

The accompanying introduction and notes are an integral part of this
Unaudited Pro Forma Consolidated Statement of Income

Chicago Board Options Exchange, Incorporated and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Income
For the Year Ended December 31, 2009
(in thousands, except per share data)

		Pro Forma
	Historical	Restructuring Transaction Adjustments			Initial Public Offering Adjustments	Tender Offer Adjustments	As Adjusted
Operating Revenues:
Transaction fees	$314,506	$			$	$	$314,506
Access fees	45,084						45,084
Exchange services and otther fees	22,647						22,647
Market data fees	20,506						20,506
Regulatory fees	15,155						15,155
Other	8,184						8,184

Total Operating Revenues	426,082		—				426,082

Operating Expenses:
Employee costs	84,481		15,525	(a)			100,006
Depreciation and amortization	27,512						27,512
Data processing	20,475						20,475
Outside services	30,726						30,726
Royalty fees	33,079						33,079
Trading volume incentives	28,631						28,631
Travel and promotional expenses	10,249						10,249
Facilities costs	5,624						5,624
Exercise Right appeal settlement	2,086						2,086
Other	5,634						5,634

Total Operating Expenses	248,497		15,525				264,022

Operating Income	177,585		(15,525)				162,060

Other Loss	(355)		(1,607	)(b)			(6,450)
			(4,488	)(c)

Income Before Income Taxes	177,230		(21,620)				155,610

Income Tax Provision	70,779		(8,648	)(d)			62,131

Net Income	$106,451		$(12,972)		$	$	$93,479

Net Income Per Share:
Primary							$1.02
Diluted							$1.00
Basic weighted average shares outstanding							91,382
Diluted weighted average shares outstanding							93,600

The accompanying introduction and notes are an integral part of this
Unaudited Pro Forma Consolidated Statement of Income

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The unaudited pro forma consolidated financial statements reflect such adjustments as necessary, in the opinion of management, to reflect the restructuring transaction, the Settlement Agreement, the special dividend, the initial public offering and the tender offers.

        For the purposes of these unaudited pro forma consolidated financial statements, the assumed effective dates of the restructuring transaction, the Settlement Agreement, the special dividend, the initial public offering and the tender offers are as follows:

  Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2010—March 31, 2010

  Unaudited Pro Forma Consolidated Statement of Income For the Three Months Ended March 31, 2010—January 1, 2010

  Unaudited Pro Forma Consolidated Statement of Income For the Year Ended December 31, 2009—January 1, 2009

        Pro forma adjustments reflect the following:

        Restructuring Transaction:    Pursuant to the Settlement Agreement, qualifying members of the plaintiff class will receive a cash payment of $300.0 million, and an equity interest in the form of shares of Class B common stock of CBOE Holdings that is equal to approximately 21.9% of the total equity interest in CBOE Holdings issued to the owners of the CBOE Seats in the restructuring transaction.

        For the purposes of the unaudited pro forma consolidated financial statements, funds for the cash payments of $300.0 million and the fee-based payments of $2.7 million pursuant to the Settlement Agreement and the payment of the special dividend of $113.4 million are provided from cash on hand of $376.1 and $301.3 million and borrowings under the CBOE credit facility of $40.0 and $115.0 million at January 1, 2010 and January 1, 2009, respectively. At March 31, 2010, the funds are provided from cash on hand.

        Interest income and interest expense reflect the pro forma impact of the cash payments and the borrowings under the credit facility.

        In the restructuring transaction, each CBOE Seat existing on the date of the restructuring transaction will be converted into the right to receive 80,000 shares of Class A common stock of CBOE Holdings.

        Each Participating Group A Settlement Class Member will be issued 18,774 shares of Class B common stock.

        For the purposes of the unaudited pro forma consolidated financial statements, 74,400,000 shares of Class A common stock, with a par value of $0.01, will be issued on the effective date of the restructuring transaction.

        For purposes of the unaudited pro forma consolidated financial statements, 16,333,380 shares of Class B common stock, with a par value of $0.01, will be issued on the effective date of the restructuring transaction.

        For purposes of the unaudited pro forma consolidated financial statements, a special dividend of $1.25 per share of Class A common stock and Class B common stock outstanding will be paid immediately following the completion of the restructuring transaction and before the closing of the initial public offering.

        For purposes of the unaudited pro forma consolidated financial statements, 2,217,911 shares of restricted stock of CBOE Holdings, with a par value of $0.01 per share, will be granted to directors, officers and employees on the date of the restructuring transaction. For the purposes of the unaudited

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)

pro forma consolidated financial statements, grants are expected to have a fair value at the date of grant of approximately $62.1 million, based on an assumed initial public offering price of $28 per share.

        Initial Public Offering:    The Company intends to conduct an initial public offering of 11,700,000 million shares of unrestricted common stock of CBOE Holdings, consisting of 9,614,226 shares to be sold by the Company and 2,085,774 shares to be sold by selling stockholders. For purposes of the unaudited pro forma consolidated financial statements, the initial public offering price per share is assumed to be $28 per share, based on the midpoint of the price range set forth on the front cover of this prospectus and the underwriting discount is assumed to be 6.75%.

        Shares of Class A and Class B common stock will be converted into shares of unrestricted common stock for purposes of being sold in the initial public offering by the selling stockholders. Upon completion of the initial public offering, each outstanding share of Class A and Class B common stock not converted into unrestricted common stock and sold by the selling stockholders in the initial public offering will automatically convert into one-half of one share of Class A-1 common stock and one-half of one share of Class A-2 common stock.

        Tender Offers:    Following the initial public offering, the Company intends to make two tender offers, one for its shares of Class A-1 common stock and one for its shares of Class A-2 common stock.

        For purposes of the unaudited pro forma consolidated financial statements, we have assumed that the aggregate dollar amount of the two tender offers will be equal to CBOE Holdings' net proceeds of the initial public offering. Also for purposes of the unaudited pro forma consolidated financial statements, the aggregate dollar amount will be split equally between Class A-1 and Class A-2 common stock.

        Balance Sheet—

  (a)
  To record payments pursuant to the Settlement Agreement (under which qualifying members of the plaintiff class receive a cash payment of $300.0 million and fee-based payments of $2.7 million).

  (b)
  To reflect the issuance of common stock (Class A and Class B) and the conversion of members' equity into stockholders' equity.

  (c)
  To record payment of a special dividend.

  (d)
  To record CBOE Holdings' net proceeds from the initial public offering, to record the conversion of Class A and Class B common stock sold in the initial public offering into unrestricted common stock, and to record the conversion of Class A and Class B common stock not sold in the initial public offering into Class A-1 common stock and Class A-2 common stock. The Class A-1 common stock and Class A-2 common stock will have all the rights and privileges of the unrestricted common stock but will be issued subject to transfer restrictions; the shares of Class A-1 common stock will be subject to a 180-day lockup, and the shares of Class A-2 common stock will be subject to a 360-day lockup.

  (e)
  To record the cash payment for the repurchase of Class A-1 and Class A-2 common stock pursuant to the tender offers. The repurchased Class A-1 and Class A-2 common stock are recorded as treasury stock, at cost. The cash payment presented anticipates that the aggregate dollar amount of the two tender offers, if fully subscribed, would roughly approximate CBOE Holdings' net proceeds from the initial public offering. The net proceeds, divided by the actual price per share offered in the tender offers, will determine the maximum number of shares that may be subject to the tender offers. If the two tender offers are not fully subscribed, As Adjusted Cash and Cash Equivalents and Total Equity would each increase by the amount

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    that the net proceeds exceeded the total value of the shares purchased in the two tender offers. There is no minimum number of shares that may be subject to the tender offers.

  Statements of Income—

  (a)
  To record compensation expense as a result of the grant of restricted shares of common stock to officers, directors and employees on the date of the restructuring transaction.

  (b)
  To eliminate interest income on cash and cash equivalents due to the cash payments pursuant to the Settlement Agreement and the payment of a special dividend.

  (c)
  To record interest expense on borrowings against the credit facility. Interest rate of 2.27% and 3.90% assumed for the three months ended March 31, 2010 and year ended December 31, 2009 (based on the three month LIBOR rate as of January 1, 2010 and twelve month LIBOR rate as of January 1, 2009, respectively, plus applicable margin). An 1/8th of one percent increase or decrease in interest rates would result in an increase or decrease in interest expense of $13,000 and $144,000 for the three months ended March 31, 2010 and year ended December 31, 2009, respectively.

  (d)
  40.0% effective income tax rate was used for the provision for income taxes.

SELECTED FINANCIAL DATA

        The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Statements" and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. We have derived the balance sheet data as of March 31, 2010 and 2009 and operating data for the three months ended March 31, 2010 and 2009 from our unaudited consolidated financial statements and related notes included elsewhere in this prospectus. We have derived the balance sheet data as of December 31, 2009 and 2008 and operating data for the years ended December 31, 2009, 2008 and 2007 from the audited consolidated financial statements and related notes included in this prospectus. We have derived the balance sheet data as of December 31, 2007, 2006 and 2005 and the operating data for the years ended December 31, 2006 and 2005 from our audited consolidated financial statements which are not included in this prospectus. We have prepared our unaudited information on the same basis as our audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in that information.

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006(1)	Year Ended Dec 31, 2005
	(in thousands, except per contract data, average lease rate and per share data)
Operating Data
Operating Revenues:
Transaction fees	$83,411	$79,889	$314,506	$343,779	$272,716	$190,224	$144,917
Access fees(2)	2,204	2,253	45,084	5,695	3,527	6,767	6,894
Exchange services and other fees	4,361	6,074	22,647	24,479	22,941	15,503	16,453
Market data fees	5,748	5,275	20,506	21,082	20,379	20,293	16,903
Regulatory fees	3,829	2,888	15,155	11,000	14,346	13,817	11,835
Other revenue	1,528	1,688	8,184	10,748	10,361	6,639	4,037

Total Operating Revenues	101,081	98,067	426,082	416,783	344,270	253,243	201,039

Operating Expenses:
Employee costs	23,137	20,274	84,481	83,140	83,538	79,782	74,678
Depreciation and amortization	7,301	6,884	27,512	25,633	25,338	28,189	28,349
Data processing	5,082	4,517	20,475	20,556	19,612	19,078	19,304
Outside services	8,123	6,584	30,726	27,370	23,374	20,455	18,404
Royalty fees	10,898	7,971	33,079	35,243	28,956	23,552	21,950
Trading volume incentives	3,696	5,704	28,631	15,437	5,108	2,186	—
Travel and promotional expenses	1,986	2,276	10,249	10,483	9,640	7,209	6,796
Facilities costs	1,384	1,377	5,624	4,730	4,844	4,798	4,431
Exercise Right appeal settlement	—	—	2,086	—	—	—	—
Class action settlement refund	—	—	—	—	—	(7,118)	—
Other expenses	745	2,160	5,634	6,881	7,394	6,950	6,170

Total Operating Expenses	62,352	57,747	248,497	229,473	207,804	185,081	180,082

Operating Income	38,729	40,320	177,585	187,310	136,466	68,162	20,957

Other Income/(Expense):
Investment income	100	512	1,607	6,998	8,031	4,743	2,016
Net loss from investment in affiliates	(205)	(226)	(1,087)	(882)	(939)	(757)	(203)
Impairment of investment in affiliate and other assets	—	—	—	—	—	(121)	(2,757)
Loss on sale of investments in affiliates	—	—	—	—	(3,607)	—	—
Interest and other borrowing costs	(222)	(217)	(875)	(19)	—	—	(120)

Total Other Income/(Expense)	(327)	69	(355)	6,097	3,485	3,865	(1,064)

Income Before Income Taxes	38,402	40,389	177,230	193,407	139,951	72,027	19,893
Income tax provision	15,726	16,111	70,779	78,119	56,783	29,919	8,998

Net Income	$22,676	$24,278	$106,451	$115,288	$83,168	$42,108	$10,895

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006(1)	Year Ended Dec 31, 2005
	(in thousands, except per contract data, average lease rate and per share data)
Pro forma net income per common share (Unaudited)(3):
Basic	$0.23	$0.24	$1.06	$1.15	$0.83	$0.42	$0.11
Diluted	0.22	0.24	1.04	1.12	0.81	0.41	0.11
Weighted average shares used in computing pro forma net income(4):
Basic	100,348	100,348	100,348	100,348	100,348	100,348	100,348
Diluted	102,566	102,566	102,566	102,566	102,566	102,566	102,566

        Certain 2008, 2007, 2006 and 2005 amounts have been reclassified to conform to current year presentation. See Note 1 of Notes to Consolidated Financial Statements for the year ended December 31, 2009.

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006(1)	Year Ended Dec 31, 2005
	(in thousands, except per contract data, average lease rate and employees)
Balance Sheet Data
Total assets	$632,527	$544,080	$571,948	$496,139	$341,695	$255,826	$202,185
Total liabilities	421,703	138,142	383,814	114,479	75,328	72,437	61,277
Total members' equity	210,824	405,938	188,134	381,660	266,367	183,389	140,908
Pro Forma Balance Sheet Data (Unaudited)(5)
Total assets	519,110
Total equity	97,407
Other Data (Unaudited)
Working capital(6)	97,212	293,989	74,328	270,297	173,963	94,081	59,912
Capital expenditures(7)	6,562	9,830	37,997	43,816	32,095	28,700	21,011
Number of full time employees at the end of the period	597	591	597	576	586	626	673
Sales price per CBOE Seat:
High	$2,950	$1,750	$2,800	$3,300	$3,150	$1,775	$875
Low	2,575	1,200	1,200	1,750	1,800	850	299
Average daily volume by product(8):
Equities	2,396	2,437	2,519	2,387	1,996	1,556	1,094
Indexes	1,109	880	884	1,026	918	628	459
Exchange-traded funds	1,040	1,160	1,100	1,304	849	504	305

Total options average daily volume	4,545	4,477	4,503	4,717	3,763	2,688	1,858
Futures	10	2	5	5	4	2	1

Total average daily volume	4,555	4,479	4,508	4,722	3,767	2,690	1,859

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006(1)	Year Ended Dec 31, 2005
	(in thousands, except per contract data, average lease rate and per share data)
Average transaction fee per contract(9)
Equities	$0.184	$0.195	$0.181	$0.177	$0.180	$0.182	$0.205
Indexes	0.597	0.569	0.567	0.576	0.544	0.500	0.553
Exchange-traded funds	0.236	0.285	0.255	0.259	0.257	0.312	0.317
Total options average transaction fee per contract	0.297	0.292	0.275	0.286	0.286	0.280	0.309
Futures	1.952	1.689	1.990	1.860	2.130	1.974	1.977
Total average transaction fee per contract	$0.300	$0.292	$0.277	$0.288	$0.288	$0.282	$0.309

Average monthly lease rate(10)	$6,079	$10,152	$10,444	$9,695	$5,875	$4,984	$5,594

(1)
On January 1, 2006, CBOE began operating its business on a for-profit basis.

(2)
In December 2009, CBOE recognized as revenue $24.1 million of access fees assessed and collected in 2008 and 2007, which were included in deferred revenue pending the final, non-appealable resolution of the Delaware Action.

(3)
Pro forma net income per common share is calculated by dividing historical net income for each of the periods presented by the weighted average pro forma number of common shares (basic and diluted).

(4)
Basic weighted average shares used in computing pro forma net income per common share reflects (i) the issuance of 74,400,000 shares of Class A common stock and 16,333,380 shares of Class B common stock as part of our restructuring transaction and pursuant to the Settlement Agreement, respectively, (ii) an assumed sale and issuance of 9,614,226 shares of unrestricted common stock by the Company in this offering following the requisite approval of the restructuring transaction by CBOE members and (iii) the conversion of all 74,400,000 shares of Class A common stock and of all 16,333,380 shares of Class B common stock into either shares of unrestricted common stock for purposes of being sold in the initial public offering or into shares of Class A-1 and Class A-2 common stock. Diluted weighted average shares used in computing pro forma net income per share equals the basic weighted average shares outstanding in each period plus potentially dilutive common shares to be issued in the form of restricted stock to directors, officers and employees on the date of the restructuring transaction. See "Our Structure—The Restructuring Transaction" and Notes 2 and 16 of Notes to Consolidated Financial Statements for the year ended December 31, 2009 and Note 12 of Notes to Consolidated Financial Statements for the three months ended March 31, 2010 and 2009.

(5)
Adjusted to reflect the impact, as of March 31, 2010, of a special dividend pursuant to board authorization of a special committee. See "Our Structure" in this prospectus.

(6)
Working capital equals current assets minus current liabilities. See Note 2 of Notes to Consolidated Financial Statements for the years ended December 31, 2009, 2008 and 2007 for the impact of the Settlement Agreement on working capital in 2009.

(7)
Does not include new investments in affiliates or the disposition of interests in affiliates.

(8)
Average daily volume equals the total contracts traded during the period divided by the number of trading days in the period.

(9)
Average transaction fee per contract equals transaction fees recognized during the period divided by the total contracts traded during the period.

(10)
Average monthly lease rates prior to February 2008 are based on membership leases reported to CBOE, which may not be representative of all membership leases. Beginning February 2008, the average lease rate is calculated based on the monthly access fee assessed to temporary members. The average monthly lease rate for January through May 2010 was $6,647.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion of the CBOE's financial condition and results of operations should be read in conjunction with the consolidated financial statements of the CBOE and the notes thereto included in this prospectus. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" above.

        Prior to the completion of the restructuring transaction, CBOE Holdings had not conducted any business as a separate entity and had no assets and, therefore, does not have its own set of financial statements. As a result, the financial condition and results of operations discussed here are those of CBOE, which will continue to operate the Exchange after the restructuring transaction as a wholly-owned subsidiary of CBOE Holdings. It is currently anticipated that CBOE will be the primary business of CBOE Holdings.

Overview

        The primary business of the CBOE is the operation of markets for the trading of listed options contracts for three broad product categories: the stocks of individual corporations (equity options), various market indexes (index options) and securitized baskets of equity (exchange-traded funds). In addition to traditional open outcry markets, we offer electronic trading through our hybrid trading model that operates on a proprietary technology platform known as CBOEdirect, which we developed and implemented, beginning in June 2003. Until June 2003, the majority of all of our options trading was conducted in an open outcry environment. We derive a substantial portion of our revenue from transaction fees relating to the trading in our markets; these fees accounted for 73.8% of our total operating revenues in 2009 and 82.5% of total operating revenues for the three months ended March 31, 2010. Other revenues are generated by access fees for trading permits and dues payments, user fees charged members for certain exchange services, the sale of market data generated by trading in our markets, and regulatory related fees, which accounted for 10.6%, 5.3%, 4.8% and 3.6%, respectively, of our total operating revenues in 2009 and 2.2%, 4.3%, 5.7% and 3.8%, respectively, of total operating revenues for the three months ended March 31, 2010. In general, our operating revenues are primarily driven by the number of contracts traded on the Exchange. In order to increase the volume of contracts traded on the Exchange, we strive to develop and promote contracts designed to satisfy the trading, hedging and risk-management needs of our market participants.

        Until January 1, 2006, the CBOE operated generally as a non-profit organization. Our fee schedules and expense budgets were designed to achieve a break-even operation. When volume and revenue exceeded budgeted levels, transaction fees were generally reduced to avoid generating surpluses beyond the CBOE's needs for working capital. As of January 1, 2006, the board of directors of CBOE instructed management to begin a transition to operating the CBOE on a for-profit basis. Therefore, the historical financial information provided herein will not necessarily be indicative of our future performance and should be read in that context.

        The restructuring transaction will convert our organization from a non-stock company with members into a stock holding company with stockholders. Our members will become stockholders of CBOE Holdings. Following the restructuring transaction, we will earn access fee revenue from Trading Permit Holders and will no longer generate revenue from membership dues. Based on our current assumptions, we expect that a significant amount of incremental operating revenues will be generated by access fees from Trading Permit Holders.

        CBOE operates in one business segment.

Components of Operating Revenues

  Transaction Fees

        The primary and largest source of the CBOE's operating revenues is transaction fee revenue. Transaction fee revenue is a function of three variables: (1) exchange fee rates, determined primarily by contract type; (2) trading volume; and (3) transaction mix between contract type (member versus non-member). Because our trading fees are assessed on a per contract basis, our exchange fee revenue is highly correlated to the volume of contracts traded on our markets. While exchange fee rates are established by the CBOE, trading volume and transaction mix are primarily influenced by factors outside the CBOE's control. These external factors include price volatility in the underlying securities and national and international economic and political conditions. In addition, the SEC recently published for comment proposed rule amendments that, if adopted as proposed, would place a $0.30 per contract limit on the total access fees that an exchange may charge for the execution of an order against a quotation that is the best bid or best offer of such exchange in a listed option. If the proposed rules are adopted as proposed, or are adopted in a form substantially similar to that proposed, they would reduce transaction fees materially. See "Regulatory Environment and Compliance—Recent Regulatory Developments—Discriminatory Terms and Fee Caps."

        Revenue is recorded as transactions occur on a trade-date basis. Transaction fee revenue accounted for 73.8%, 82.5% and 79.2% of our total operating revenues in 2009, 2008 and 2007, respectively, and 82.5% and 81.5% for the three months ended March 31, 2010 and 2009, respectively.

        Recent years have seen a steady increase in the total trading volume on U.S. options exchanges. According to OCC, total options contract volume in 2005, 2006, 2007, 2008 and 2009 was 1.50 billion, 2.03 billion, 2.86 billion, 3.58 billion and 3.61 billion contracts, respectively, representing year-over-year growth of 35% in 2006, 41% in 2007, 25% in 2008 and 1% in 2009. The options industry was not immune to the financial crisis that began in the fall of 2008. Most participants in the options markets, including major investment banks, hedge funds and institutional and retail investors, suffered reductions in their asset and capital bases and generally reduced their trading activity. As a result, the growth in options trading in 2009 did not keep pace with the historical trend.

        For the quarter ended March 31, 2010, total options contract volume at CBOE was 277.3 million, an increase of 1% as compared with the same period in 2009. For 2009, total options contract volume at CBOE was 1,134.8 million, a decline of 5% compared with 2008. Total options contract volume at CBOE was 468.2 million, 674.7 million, 944.5 million and 1,193.4 million in 2005, 2006, 2007 and 2008, respectively, representing annual growth of 44% in 2006, 40% in 2007 and 26% in 2008. For the years 2005 through 2009, CBOE's options contract volume grew at a 25% compound annual growth rate. Contract trading volume levels in 2005, 2006, 2007 and 2008 were consecutive CBOE record highs.

        The following chart illustrates trading volume across the different categories of products traded at CBOE for the first three months of 2010 and 2009:

	Options Contract Volume
Three months ended March 31	2010	2009
Equities	146,171,101	148,665,177
Indexes	67,670,542	53,693,386
Exchange-traded funds	63,421,428	70,744,815

Total	277,263,071	273,103,378

        The following chart illustrates annual trading volume across the different categories of products traded at the CBOE for the periods indicated:

	Annual Options Contract Volume
	2009	2008	2007	2006	2005
Equities	634,710,477	604,024,956	500,964,713	390,657,577	275,646,980
Indexes	222,787,514	259,499,726	230,527,970	157,596,679	115,723,454
Exchange-traded funds	277,266,218	329,830,388	212,979,241	126,481,092	76,878,867

Total	1,134,764,209	1,193,355,070	944,471,924	674,735,348	468,249,301

        The equities category reflects trading in options contracts on the stocks of individual companies. Indexes include options contracts on market indexes and on the interest rates of U.S. Treasury Securities. Exchange-traded funds (ETFs) are baskets of stocks designed to generally track an index, but which trade like individual stocks.

        Following six consecutive years of volume increases, CBOE's trading volume fell in 2009, reflecting a 14% decrease in indexes and a 16% decline in ETFs, partially offset by a 5% increase in equities. Within our index products, 70% of the volume in 2009 was attributable to SPX, our largest product and for which we have an exclusive license. Within our ETF products, 31% of the 2009 volume was attributable to contracts on the Standard & Poor's Depository Receipts, or SPY, our second highest volume product in 2009. We believe that the historical changes in trading volume were due to industry-wide factors, as well as CBOE-specific factors.

        For CBOE specifically, our volume growth has equaled or exceeded industry averages driven by strong product offerings, as well as the implementation of our hybrid trading model. For the years 2005 through 2009, the industry growth rate was 24% versus 25% for CBOE. For the same time period, CBOE's market share increased to 31.4% in 2009 from 31.1% in 2005. For the first three months of 2010, CBOE's market share declined to 30.0% compared with 31.7% for the same period in 2009.

        We believe that the number of investors that use options represents a growing proportion of the total investing public and that the growth in the use of options represents a long-term trend that will continue in the future. Furthermore, we believe significant opportunities exist to expand the use of options by both institutional and professional investors and for the migration of activity from the over-the-counter market to exchanges.

        While there is no certainty, we expect that the industry-wide and CBOE-specific factors that contributed to past volume changes will continue to contribute to future volume levels. Therefore, if these same factors continue to exist, we may experience similar changes in contract trading volume. However, additional factors may arise that could offset future increases in contract trading volume or result in a decline in contract trading volume, such as new or existing competition or other events. Accordingly, our recent contract trading volume history may not be an indicator of future contract trading volume.

  Access Fees

        Access fees represent fees assessed to CBOE Temporary Members and interim trading permit holders for the right to trade at CBOE and dues charged to members. The interim trading permit program was initiated in July 2008.

        CBOE has assessed access fees to CBOE Temporary Members since September 2007, but the revenue recognition was deferred pending the resolution of the Settlement Agreement. The Delaware Court issued a Memorandum Opinion in June 2009 approving the Settlement Agreement. Based on the favorable settlement ruling, CBOE, in June 2009, began recognizing as revenue the fees assessed to

CBOE Temporary Members in 2009 that were not subject to the fee-based payments under the Settlement Agreement. Based on the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement in December 2009, CBOE recognized as revenue fees assessed to and collected from CBOE Temporary Members in 2007 and 2008 that were not subject to the fee-based payments under the Settlement Agreement. This category of revenue accounted for 10.6%, 1.4% and 1.0% of our total operating revenues in 2009, 2008 and 2007, respectively, and 2.2% for each of the three months ended March 31, 2010 and 2009. Following the restructuring transaction, we will generate access fees from Trading Permit Holders, which, based on our current assumptions, we expect will represent a larger percentage of our operating revenues.

  Exchange Services and Other Fees

        To facilitate trading and provide technology services, the Exchange offers trading floor space, terminal, printer and other equipment rentals, maintenance services and telecommunications services. Trading floor and equipment rents are generally on a month-to-month basis. Facilities, systems services and other fees are generally monthly fee-based, although certain services are influenced by trading volume or other defined metrics, while others are based solely on demand. Revenue from exchange services and other fees has been flat to trending down as a greater number of our market participants access CBOE through electronic means rather than in an open outcry environment. This category of revenue accounted for 5.3%, 5.9% and 6.7% of our total operating revenues in 2009, 2008 and 2007, respectively, and 4.3% and 6.2% for the three months ended March 31, 2010 and 2009, respectively.

  Market Data Fees

        Market data fees represent income derived from the sale of our transaction information through the OPRA and CBOE's market data services. OPRA is not consolidated with CBOE. OPRA gathers market data from various options exchanges, including CBOE, and, in turn, disseminates this data to third parties who pay fees to OPRA to access the data. As a member exchange, we are members of a management committee with other member exchanges that administer the OPRA limited liability agreement. Revenue generated by OPRA from the dissemination of market data is shared among OPRA's members according to the relative number of trades executed by each of the member exchanges as calculated each quarter. A trade consists of a single transaction, but may consist of several contracts. Each member exchange's share of market data revenue generated by OPRA is calculated on a per trade basis and is not based on the underlying number of contracts. CBOE also derives revenue from the direct sale of a wide range of current and historical market data. This category of revenue accounted for 4.8%, 5.1% and 5.9% of our total operating revenues in 2009, 2008 and 2007, respectively, and 5.7% and 5.4% for the three months ended March 31, 2010 and 2009, respectively.

  Regulatory Fees

        We charge fees to our members and member firms in support of our regulatory responsibilities as a self regulatory organization under the Exchange Act. Historically, most of this revenue was based on the number of registered representatives that a CBOE member firm maintained. In 2008, CBOE eliminated the Registered Representative Fee and announced a new fee structure that was implemented in 2009, under which regulatory fees are based on the number of customer contracts executed by member firms. CBOE began charging the customer contracts-based Options Regulatory Fee as of March 1, 2009. CBOE expects the amount of revenue collected from the Options Regulatory Fee to be approximately the same as the amount of revenue collected from the former Registered Representative Fee. This source of revenue could decline in the future if the number of customer contracts executed by CBOE member firms declines and rates are not increased. This category of revenue accounted for 3.6%, 2.6% and 4.2% of our total operating revenues in 2009, 2008 and 2007, respectively, and 3.8% and 3.0% for the three months ended March 31, 2010 and 2009, respectively.

  Other Revenue

        Other revenue accounted for 1.9%, 2.5% and 3.0% of our total operating revenues in 2009, 2008 and 2007, respectively, and 1.5% and 1.7% for the three months ended March 31, 2010 and 2009, respectively. The following sub-categories represent the largest source of revenue within other revenues:

  •
  Revenue associated with advertisements through our corporate web site, www.CBOE.com;

  •
  Rental of commercial space in the lobby of our building;

  •
  Revenue generated through our order routing cancel fee; and

  •
  Revenue derived from fines assessed for rule violations.

Components of Operating Expenses

        Our operating expenses generally support our open outcry markets and hybrid trading model and are mainly fixed in nature, meaning that the overall expense structure is generally independent of trading volume. Salaries and benefits represent our largest expense category and tend to be driven by both our staffing requirements and the general dynamics of the employment market. Other significant operating expenses in recent years have been expenses associated with enhancements to our trading systems, royalty fees to licensors of licensed products, trading volume incentives and costs related to outside services.

Other Income/(Expense)

        Income and expenses incurred through activities outside of our core operations are considered non-operating and are classified as other income/(expense). These activities primarily include investing of excess cash, financing activities and investments in other business ventures.

  •
  Investment income represents our return from the investment of our excess cash. Currently, CBOE invests its excess cash in highly liquid, short-term investments, such as money market funds. Historically, we have also invested our cash in highly-liquid, investment grade commercial paper, corporate bonds and U.S. Treasuries. Our highest priority in making investment decisions is to assure the preservation of principal and secondarily to retain liquidity to meet projected cash requirements and maximize yield within the specified quality and maturity restrictions.

  •
  Net loss from investment in affiliates includes losses from our investment in OneChicago, LLC (OneChicago).

  •
  Impairment of investment in affiliate and other assets primarily includes impairment charges taken to reduce the book value of an investment.

  •
  Loss on sale of investments in affiliates includes the loss recognized upon the disposition of CBOE's investment in HedgeStreet, Inc. (HedgeStreet).

  •
  Interest and other borrowing costs are associated with a $150 million senior credit facility. These costs primarily represent commitment fees paid on the unused portion of the facility and the amortization of deferred financing costs.

Results of Operations

        The following table sets forth our unaudited condensed consolidated statements of income data for periods presented as a percentage of total operating revenues.

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Operating Data
Operating Revenues:
Transaction fees	82.5%	81.5%	73.8%	82.5%	79.2%
Access fees	2.2%	2.2%	10.6%	1.4%	1.0%
Exchange services and other fees	4.3%	6.2%	5.3%	5.9%	6.7%
Market data fees	5.7%	5.4%	4.8%	5.1%	5.9%
Regulatory fees	3.8%	3.0%	3.6%	2.6%	4.2%
Other revenue	1.5%	1.7%	1.9%	2.5%	3.0%

Total Operating Revenues	100.0%	100.0%	100.0%	100.0%	100.0%

Operating Expenses:
Employee costs	22.9%	20.7%	19.8%	19.9%	24.3%
Depreciation and amortization	7.2%	7.0%	6.5%	6.2%	7.4%
Data processing	5.0%	4.6%	4.8%	4.9%	5.7%
Outside services	8.0%	6.7%	7.2%	6.6%	6.8%
Royalty fees	10.8%	8.2%	7.8%	8.5%	8.4%
Trading volume incentives	3.7%	5.8%	6.7%	3.7%	1.5%
Travel and promotional expenses	2.0%	2.4%	2.4%	2.5%	2.8%
Facilities costs	1.4%	1.4%	1.3%	1.1%	1.4%
Exercise Right appeal settlement	—	—	0.5%	—	—
Other expenses	0.7%	2.1%	1.3%	1.7%	2.1%

Total Operating Expenses	61.7%	58.9%	58.3%	55.1%	60.4%

Operating Income	38.3%	41.1%	41.7%	44.9%	39.6%

Three months ended March 31, 2010 compared to the three months ended March 31, 2009

Overview

        The following summarizes changes in financial performance for the three months ended March 31, 2010 compared to the same period in 2009.

	2010	2009	Inc./(Dec.)	Percent Change
	(dollars in millions)
Total operating revenues	$101.1	$98.1	$3.0	3.1%
Total operating expenses	62.4	57.8	4.6	8.0%
Operating income	38.7	40.3	(1.6)	(4.0%)
Total other income/(expense)	(0.3)	0.1	(0.4)	(400.0%)
Income before income taxes	38.4	40.4	(2.0)	(5.0%)
Income tax provision	15.7	16.1	(0.4)	(2.5%)

Net income	$22.7	$24.3	$(1.6)	(6.6%)

Operating income percentage	38.3%	41.1%
Net income percentage	22.5%	24.8%
  •
  Total operating revenues increased due to higher transaction fees, regulatory fees and market data fees, partially offset by a decrease in exchange services and other fees and other revenue.

  •
  Total operating expenses increased primarily due to increases in employee costs, royalty fees and outside services, partially offset by a decrease in trading volume incentives and other expenses.

  •
  Total other income/(expense) decreased primarily due to lower investment income for the first three months of 2010 as compared to the same period in 2009.

Significant Events in 2010

        On April 21, 2010, the SEC published for comment proposed rule amendments that, if adopted as proposed, would place a $0.30 per contract limit on the total access fees that an exchange may charge for the execution of an order against a quotation that is the best bid or best offer of such exchange in a listed option. If the proposed rule amendments are adopted as proposed, or are adopted in a form substantially similar to that proposed, they would materially reduce transaction fees. A 60-day comment period ends June 21, 2010 after which the SEC will review responses from constituents. CBOE intends to comment on the proposal, seek clarification on omissions and inconsistencies and defend its pricing structure for its premium products. The results for the three months ended March 31, 2010 were not impacted by the proposed rule amendments.

        On April 23, 2010, CBOE provided information regarding a post-demutualization access program. Following the restructuring transaction, physical and electronic access to the trading facilities of CBOE, subject to such limitations and requirements as will be specified in the Rules of the CBOE, will be available to individuals and organizations that have obtained a trading permit from CBOE. The initial trading permits will be issued at monthly rates established by the CBOE and filed with the SEC. The initial trading permits will have a term of one month and will automatically renew on a monthly basis, subject to the holders' right to terminate. The initial permit fees that CBOE currently plans to assess are $7,500 per month for market maker and floor broker permits and $2,000 per month for electronic access permits. CBOE currently plans to discount these permit fees by 20% through the end of 2010. CBOE currently anticipates initially charging $3,750 per month for quoting and order entry bandwidth packets and $2,000 per month for order entry bandwidth packets and also plans to discount these fees by 20% through the end of 2010. CBOE currently intends to initially assess a $3,000 per month surcharge to market makers that trade SPX options. CBOE currently plans to begin assessing these fees on the first day of the month following the month in which the restructuring transaction is completed. The revenue collected for trading permits, quoting and order entry bandwidth will be reflected in access fees.

Operating Revenues

        Total operating revenues for the three months ended March 31, 2010 were $101.1 million, an increase of $3.0 million, or 3.1%, compared with the same period in 2009. The following summarizes changes in total operating revenues for the three months ended March 31, 2010 compared to the same period in 2009.

	2010	2009	Inc./(Dec.)	Percent Change
	(in millions)
Transaction fees	$83.4	$79.9	$3.5	4.4%
Access fees	2.2	2.2	—	—
Exchange services and other fees	4.4	6.1	(1.7)	(27.9%)
Market data fees	5.8	5.3	0.5	9.4%
Regulatory fees	3.8	2.9	0.9	31.0%
Other revenue	1.5	1.7	(0.2)	(11.8%)

Total operating revenues	$101.1	$98.1	$3.0	3.1%

  Transaction Fees

        Transaction fees increased 4.4% to $83.4 million for the three months ended March 31, 2010, representing 82.5% of total operating revenues, compared with $79.9 million for the same period in 2009, or 81.5% of total operating revenues. This increase was largely driven by increases of 1.7% and 2.7% in trading volume and average transaction fee per contract, respectively. The following summarizes transactions fees by product for the three months ended March 31, 2010 compared to the same period in 2009.

	2010	2009	Inc./(Dec.)	Percent Change
	(in millions)
Equities	$26.9	$29.0	$(2.1)	(7.2%)
Indexes	40.4	30.5	9.9	32.5%
Exchange-traded funds	14.9	20.2	(5.3)	(26.2%)

Total options transaction fees	82.2	79.7	2.5	3.1%

Futures	1.2	0.2	1.0	—

Total transaction fees	$83.4	$79.9	$3.5	4.4%

  Trading Volume

        CBOE's average daily trading volume for the first three months of 2010 was 4.55 million contracts, up 1.6% compared with 4.48 million for the same period in 2009. Total trading days for the first three months of 2010 and 2009 was sixty-one. The following summarizes changes in total trading volume and average daily trading volume (ADV) by product for the three months ended March 31, 2010 compared to the same period in 2009.

	2010		2009
					Volume Percent Change	ADV Percent Change
	Volume	ADV	Volume	ADV
	(in millions)
Equities	146.1	2.40	148.7	2.44	(1.7%)	(1.6%)
Indexes	67.7	1.11	53.7	0.88	26.1%	26.1%
Exchange-traded funds	63.4	1.04	70.7	1.16	(10.3%)	(10.3%)

Total options contracts	277.2	4.55	273.1	4.48	1.5%	1.6%
Futures contracts	0.6	—	0.1	—	—	—

Total contracts	277.8	4.55	273.2	4.48	1.7%	1.6%

  Average transaction fee per contract

        The average transaction fee per contract was $0.300 for the three months ended March 31, 2010, an increase of 2.7% compared with $0.292 for the same period in 2009. Average transaction fee per contract represents transaction fees divided by total contracts. In general, CBOE faces continued pressure on transaction fees in the markets in which it competes. The following summarizes average transaction fee per contract by product for the three months ended March 31, 2010 compared to the same period in 2009.

	2010	2009	Percent Change
Equities	$0.184	$0.195	(5.6%)
Indexes	0.597	0.569	4.9%
Exchange-traded funds	0.236	0.285	(17.2%)
Total options average transaction fee per contract	0.297	0.292	1.7%
Futures	1.952	1.689	15.6%
Total average transaction fee per contract	$0.300	$0.292	2.7%

        There are a number of factors that contributed to the increase in our average transaction fee per contract for the three months ended March 31, 2010 compared to the same period in 2009. These include:

  •
  Product mix—The increase in the average transaction fee per contract reflects a shift in the volume mix by product. Indexes accounted for 24.4% and 19.7% of options contracts traded in the first three months of 2010 and 2009, respectively. Since indexes represent CBOE's highest-margin products, their increase as a percent of total volume contributed to the increase in the total average transaction fee per contract.

  •
  Premium products—Premium products are those which we believe warrant the same or higher pricing for customer, professional and voluntary professional orders as our market-maker, member firm and broker-dealer orders and for all non-public customer transactions. These products include options on all licensed and proprietary index options and futures. Contract volume in premium products increased for the first three months ended March 31, 2010 as compared with same period in 2009, primarily due to a 14.4% and 175.4% increase in SPX and VIX, respectively. As a percentage of total index options volume for the three months ended March 31, 2010 and 2009, SPX and VIX accounted for 65.9% and 20.5%, respectively, and 72.6% and 9.4%, respectively. As a percentage of total index options transaction fees for the three months ended March 31, 2010 and 2009, SPX and VIX accounted for 71.0% and 16.4%, respectively, and 75.6% and 8.6%, respectively.

  •
  New order type—In 2010, CBOE implemented a new order type, referred to as "Professional." The purpose of the new order type is to distinguish between those public customer orders routed to CBOE which are for non-professional, retail investors and those public customer orders which are for persons or entities that have access to information and technology that enables them to professionally trade listed options in the same manner as a broker-dealer. In the prior year, CBOE did not charge transaction fees for these types of orders as they were included in the order type "Customer."

        We have and will continue to change our fees in response to competitive pressures in the options industry. Any future fee changes may increase or decrease our average transaction fee per contract. Our average transaction fee may also increase or decrease based on changes in trading patterns of market makers and order-flow providers which are based on factors not in our control. Our average transaction fee will also change if recently proposed SEC rule changes are adopted as proposed. See "Regulatory Environment and Compliance—Recent Regulatory Developments—Discriminatory Terms and Fee Caps."

        At March 31, 2010, there were approximately 90 clearing firms, two of which cleared a combined 61% of our trades in the three months ended March 31, 2010. No one customer of either of these clearing firms represented more than 10% of our transaction fees revenue for the first three months of 2010 or 2009. Should a clearing firm withdraw from the Exchange, we believe the customer portion of that firm's trading activity would likely transfer to another clearing firm. Therefore, we do not believe CBOE is exposed to a significant risk from the loss of revenue received from a particular clearing firm.

  Access Fees

        Access fees for the three months ended March 31, 2010 and 2009 were $2.2 million, representing 2.2% of total operating revenues. Though the access fees for the first three months ended March 31, 2010 were comparable to the same period in 2009, components of the line item reflected significant variances. Temporary access fees increased $1.0 million for the three months ended March 31, 2010 compared to the same period in 2009. For the three months ended March 31, 2009, revenue recognition of the temporary access fees were deferred pending final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement. The increase in temporary access fees was primarily offset by a decrease in interim trading permit revenue. For the three months ended March 31, 2010 as compared to the same period in 2009, interim trading permit revenue decreased $0.9 million primarily due to a decline in permit fees, which reflects lower seat lease prices, the quantity of interim trading permits issued and an increase in amounts paid by CBOE to compensate members for unleased memberships in accordance with the interim trading permit program.

  Exchange Services and Other Fees

        Exchange services and other fees for the three months ended March 31, 2010 decreased 27.9% to $4.4 million from $6.1 million for the same period in 2009, representing 4.3% and 6.2% of total operating revenues, respectively. The decrease can primarily be attributed to the elimination of the hybrid electronic quoting fee, which totaled a net assessed amount of $1.2 million in the first three months of 2009. The hybrid quoting fee was established with the purpose of promoting and encouraging more efficient quoting by assessing or crediting liquidity providers based on a bid and offer table. For 2010, CBOE believes the fee is no longer necessary to help mitigate quote message traffic. CBOE believes liquidity providers generally are quoting more efficiently in response to the expansion of the Penny Pilot Program in order to remain competitive in the penny classes.

  Market Data Fees

        Market data fees increased $0.5 million to $5.8 million for the three months ended March 31, 2010 from $5.3 million for the same period in 2009. This category accounted for 5.7% and 5.4% of total operating revenues, respectively. Market data fees represent income derived from OPRA as well as CBOE's market data services. For the three months ended March 31, 2010 and 2009, OPRA and CBOE market data fees were $4.5 million and $1.2 million, respectively, and $5.0 million and $0.3 million, respectively. OPRA income is allocated through OPRA based on each exchange's share of total options transactions cleared. CBOE's share of OPRA income for the three months ended March 31, 2010 decreased to 28.0% from 30.6% for the same period in 2009. CBOE's market data services provide users with current and historical options and futures data. The increase in CBOE market data fees is due to CBOE's introduction of new market data products in the first quarter of 2010 partially offset by a decrease in CBOE's share of total options transactions cleared.

  Regulatory Fees

        Regulatory fees increased 31.0% for the three months ended March 31, 2010 to $3.8 million from $2.9 million for the same period in 2009. As a percent of total operating revenues, regulatory fees accounted for 3.8% and 3.0%, respectively. Effective March 1, 2009, CBOE implemented a new fee structure under which regulatory fees are based on the number of customer contracts executed by member firms rather than the number of registered representatives. The increase is primarily due to the timing of the fee implementation in 2009.

  Other Revenue

        Other revenue was $1.5 million for the three months ended March 31, 2010 compared with $1.7 million for the same period in 2009, representing a decline of $0.2 million. This category accounted for 1.5% and 1.7% of total operating revenues, respectively.

Operating Expenses

        Total operating expenses increased $4.6 million, or 8.0%, to $62.4 million for the three months ended March 31, 2010 from $57.8 million for the same period in 2009. This increase was primarily due to increases in employee costs, outside services and royalty fees, partially offset by a decrease in trading volume incentives and other expenses. Expenses increased to 61.7% of total operating revenues for the three months ended March 31, 2010 compared with 58.9% for the same period in 2009.

        The following summarizes changes in operating expenses for the three months ended March 31, 2010 compared to the same period in 2009.

	2010	2009	Inc./(Dec.)	Percent Change
	(in millions)
Employee costs	$23.1	$20.3	$2.8	13.8%
Depreciation and amortization	7.3	6.9	0.4	5.8%
Data processing	5.1	4.5	0.6	13.3%
Outside services	8.1	6.6	1.5	22.7%
Royalty fees	10.9	8.0	2.9	36.3%
Trading volume incentives	3.7	5.7	(2.0)	(35.1%)
Travel and promotional expenses	2.0	2.3	(0.3)	(13.0%)
Facilities costs	1.4	1.4	—	—
Other expenses	0.8	2.1	(1.3)	(61.9%)

Total operating expenses	$62.4	$57.8	$4.6	8.0%

  Employee Costs

        For the three months ended March 31, 2010, employee costs were $23.1 million, or 22.9% of total operating revenues, compared with $20.3 million, or 20.7% of total operating revenues, for the same period in 2009. This represents an increase of $2.8 million, or 13.8%. The increase is primarily attributed to increases in qualified and non-qualified benefit plan contributions of $0.8 million, an increase in projected incentive awards of $0.8 million reflecting the current portion of annualized expense which is aligned with CBOE's financial performance, increased severance expense of $0.6 million due to targeted staff reductions and higher salary costs of $0.5 million due to a slight increase in headcount coupled with compensation increases granted in July of the prior year.

  Depreciation and Amortization

        Depreciation and amortization increased by $0.4 million to $7.3 million for the three months ended March 31, 2010 compared with $6.9 million for the same period in 2009, primarily reflecting additions to fixed assets. Additions were primarily purchases of systems hardware and software to enhance CBOE's systems functionality and expand capacity. Depreciation and amortization charges represented 7.2% and 7.0% of total operating revenues for the three months ended March 31, 2010 and 2009, respectively.

  Data Processing

        Data processing expenses increased to $5.1 million for the three months ended March 31, 2010 compared with $4.5 million in the prior-year period, representing 5.0% and 4.6% of total operating revenues for the three months ended March 31, 2010 and 2009, respectively.

  Outside Services

        Expenses related to outside services increased to $8.1 million for the three months ended March 31, 2010 from $6.6 million in the prior-year period and represented 8.0% and 6.7% of total operating revenues for the three months ended March 31, 2010 and 2009, respectively. The $1.5 million increase primarily reflects higher legal expenses associated with the restructuring transaction and other litigation costs.

  Royalty Fees

        Royalty fees expense for the three months ended March 31, 2010 was $10.9 million compared with $8.0 million for the same period in 2009, an increase of $2.9 million, or 36.3%. This increase is directly related to higher trading volume in CBOE's licensed options products and a fee increase on certain licensed index products for the three months ended March 31, 2010 compared with the same period in 2009. Royalty fees represented 10.8% and 8.2% of total operating revenues for the three months ended March 31, 2010 and 2009, respectively.

  Trading Volume Incentives

        Trading volume incentives decreased by $2.0 million to $3.7 million for the three months ended March 31, 2010 compared to $5.7 million for the same period in 2009, representing 3.7% and 5.8% of total operating revenues for the three months ended March 31, 2010 and 2009, respectively. The decrease reflects a decline in expenses related to a market linkage program partially offset by an increase in expenses for an incentive program for market-makers related to penny pilot classes.

        The market linkage program is intended to encourage broker-dealers to route customer orders to CBOE rather than to our competitors and provides our liquidity providers the opportunity to quote on the order while saving customers the execution fee they would otherwise incur by routing directly to a competing exchange. If a competing exchange quotes a better price, we route the customer's order to that exchange and pay the associated costs. Regardless of whether the transaction is traded at CBOE, the order flow potential enhances CBOE's overall market position and participation and provides cost savings to customers. Market linkage expenses vary based on the volume of contracts linked to other exchanges and fees charged by other exchanges. For the three months ended March 31, 2010, the decrease in the expense for the market linkage program represents a decrease in the number of customer orders routed to CBOE.

        CBOE provides an incentive to market-makers for transactions in a penny pilot class. To qualify for the incentive, 60% of the market-maker's quotes in that class in the prior period must be on one side of the National Best Bid and Offer (NBBO). Due to increased offerings in the Penny Pilot Program, CBOE has experienced an increase in expenses related to the incentive program for the three months ended March 31, 2010 as compared to the same period in 2009. In the second half of 2009, the SEC approved a proposal to continue to expand the Penny Pilot Program through December 31, 2010. The expansion is achieved by adding the 300 most actively traded, multiply listed options classes, in groups of 75 through August 2010, that are not currently in the program. As of March 31, 2010, 150 of the 300 most actively traded, multiply listed options classes have been added to the Penny Pilot Program with the remaining 150 most actively traded, multiply listed classes being added, in groups of 75, in May and August 2010.

  Facilities Costs

        Facilities costs for the three months ended March 31, 2010 and 2009 were $1.4 million, representing 1.4% of total operating revenues for the three months ended March 31, 2010 and 2009.

  Other Expenses

        Other expenses totaled $0.8 million for the three months ended March 31, 2010, a decrease of $1.3 million from the same period in 2009. The decrease is primarily attributed to residual costs of $0.5 million recorded in the first quarter of 2009 for an autoquote subsidy program, which was eliminated at the end of 2008. In 2009, CBOE also experienced higher costs for interruptions or omissions which impacted trading operations. The interruptions or omissions can range from power outages to issues regarding data input. CBOE did not experience the same level of expense for the three months ended March 31, 2010 as compared to the same period in 2009. Other expenses were 0.7% and 2.1% of total operating revenues for the three months ended March 31, 2010 and 2009, respectively.

Operating Income

        As a result of the items above, operating income for the three months ended March 31, 2010 was $38.7 million compared to $40.3 million for the same period in 2009, a reduction of $1.6 million.

Other Income/(Expense)

  Investment Income

        Investment income totaled $0.1 million for the three months ended March 31, 2010, a decrease of $0.4 million compared with the same period in 2009. The drop in investment income was due to lower yields realized on higher invested cash for the three months ended March 31, 2010 as compared to the same period in 2009.

  Net Loss from Investment in Affiliates

        Net loss from investment in affiliates was $0.2 million for the three months ended March 31, 2010 and 2009. The loss reflects CBOE's share of the operating losses of OneChicago.

  Other Borrowing Costs

        On December 23, 2008, CBOE entered into a senior credit facility with three financial institutions. The credit agreement is a three-year revolving credit facility of up to $150 million and expires on December 23, 2011. CBOE pays a commitment fee on the unused portion of the facility. The commitment fee and amortization of deferred financing costs associated with the credit facility totaled $0.2 million for the three months ended March 31, 2010 and 2009. There have been no borrowings against the credit facility in 2010.

Income before Income Taxes

        As a result of the items above, income before income taxes for the three months ended March 31, 2010 was $38.4 million compared to $40.4 million for the same period in 2009, a reduction of $2.0 million.

Income Tax Provision

        For the three months ended March 31, 2010, the income tax provision was $15.7 million compared to $16.1 million for the same period in 2009. This decrease is directly related to the decline in income before income taxes partially offset by an increase in the effective tax rate. The effective tax rate was 41.0% and 39.9% for the three months ended March 31, 2010 and 2009, respectively. The increase in our effective tax rate was primarily due to an increase in permanent and other differences.

Net Income

        As a result of the items above, net income for the three months ended March 31, 2010 was $22.7 million compared to $24.3 million for the same period in 2009, a reduction of $1.6 million.

Year Ended December 31, 2009 compared to the year ended December 31, 2008

Overview

        The following summarizes changes in financial performance for the year ended December 31, 2009 compared to 2008.

	2009	2008	Inc./(Dec.)	Percent Change
	(dollars in millions)
Total operating revenues	$426.1	$416.8	$9.3	2.2%
Total operating expenses	248.5	229.5	19.0	8.3%
Operating income	177.6	187.3	(9.7)	(5.2%)
Total other income/(expense)	(0.4)	6.1	(6.5)	(106.6%)
Income before income taxes	177.2	193.4	(16.2)	(8.4%)
Income tax provision	70.8	78.1	(7.3)	(9.3%)

Net income	$106.4	$115.3	$(8.9)	(7.7%)

Operating income percentage	41.7%	44.9%
Net income percentage	25.0%	27.7%

  •
  Total operating revenues increased due to higher access fees and regulatory fees, partially offset by decreases in transaction fees, exchange services and other fees, market data fees and other revenue.

  •
  In 2009, CBOE recorded revenue of $38.3 million in access fees and $2.1 million of expense as a result of the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement.

  •
  Total operating expenses increased primarily due to increases in trading volume incentives and outside services.

  •
  Total other income/(expense) decreased primarily due to lower interest rates on investment balances over the past year.

Significant Events in 2009

        On July 29, 2009, the Delaware Court entered an order of approval and final judgment approving the Settlement Agreement. While several appeals from the order of approval were filed, on November 30, 2009, CBOE reached a settlement with the appealing parties under which CBOE agreed to pay approximately $4.2 million. Separately, CME Group Inc. agreed to pay $2.1 million to CBOE in connection with CBOE's payments to the settling appellants. An expense of $2.1 million, representing the aggregate appellate settlement expense of $4.2 million, as reduced by $2.1 million due from CME Group Inc., is included in the Exercise Right appeal settlement in the Consolidated Statement of Income for the year ended December 31, 2009.

        On December 2, 2009, the Delaware Supreme Court approved the Delaware Court's dismissal of all appeals from the order of approval and final judgment and, as a result, the Delaware Court's order of approval and final judgment is final and is no longer subject to appeal. Based on the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement, CBOE recognized as revenue the access fees paid by CBOE Temporary Members from the inception of the temporary membership program that are not subject to the fee-based payments under the Settlement Agreement totaling $38.3 million, including $24.1 million of fees collected in 2007 and 2008 that had been deferred pending resolution of the Delaware Action. This revenue is included in access fees in the Consolidated Statement of Income for the year ended December 31, 2009.

        The Settlement Agreement also requires a cash payment totaling $300 million by CBOE to the Participating Group A Settlement Class Members and the Participating Group B Settlement Class Members to be paid upon the earlier of the completion of CBOE's restructuring transaction or one year after the order approving the Settlement Agreement became final. CBOE considers the payment to be a redemption of claimed ownership interests of CBOE, and, thus, the liability for the payment is accounted for as an equity transaction. As a result of the final resolution of the Delaware Action, CBOE recorded a current liability of $300 million and a reduction of retained earnings of a like amount.

Operating Revenues

        Total operating revenues for the year ended December 31, 2009 were $426.1 million, an increase of $9.3 million, or 2.2%, compared with the prior year. The following summarizes changes in total operating revenues for the year ended December 31, 2009 compared to 2008.

	2009	2008	Inc./(Dec.)	Percent Change
	(in millions)
Transaction fees	$314.5	$343.8	$(29.3)	(8.5%)
Access fees	45.1	5.7	39.4	691.2%
Exchange services and other fees	22.6	24.5	(1.9)	(7.8%)
Market data fees	20.5	21.1	(0.6)	(2.8%)
Regulatory fees	15.2	11.0	4.2	38.2%
Other revenue	8.2	10.7	(2.5)	(23.4%)

Total operating revenues	$426.1	$416.8	$9.3	2.2%

  Transaction Fees

        Transaction fees decreased 8.5% to $314.5 million for the year ended December 31, 2009, representing 73.8% of total operating revenues, compared with $343.8 million for the prior-year period, or 82.5% of total operating revenues. This decrease was largely driven by a 4.9% decrease in trading volume and a 3.8% decrease in the average transaction fee per contract. The following summarizes transaction fees by product for 2009 compared to 2008.

	2009	2008	Inc./(Dec.)	Percent Change
	(in millions)
Equities	$115.2	$106.9	$8.3	7.8%
Indexes	126.4	149.4	(23.0)	(15.4%)
Exchange-traded funds	70.6	85.3	(14.7)	(17.2%)

Total options transaction fees	312.2	341.6	(29.4)	(8.6%)

Futures	2.3	2.2	0.1	4.5%

Total transaction fees	$314.5	$343.8	$(29.3)	(8.5%)

  Trading Volume

        CBOE's average daily trading volume was 4.50 million contracts in 2009, down 4.7% compared with 4.72 million for 2008. Total trading days in 2009 and 2008 were 252 and 253, respectively. The following summarizes changes in total trading volume and average daily trading volume (ADV) by product for 2009 compared to 2008.

	2009		2008
					Volume Percent Change	ADV Percent Change
	Volume	ADV	Volume	ADV
	(in millions)
Equities	634.7	2.52	604.0	2.39	5.1%	5.4%
Indexes	222.8	0.88	259.5	1.03	(14.1%)	(14.6%)
Exchange-traded funds	277.3	1.10	329.9	1.30	(15.9%)	(15.4%)

Total options contracts	1,134.8	4.50	1,193.4	4.72	(4.9%)	(4.7%)

Futures contracts	1.2	—	1.2	—	—	—

Total contracts	1,136.0	4.50	1,194.6	4.72	(4.9%)	(4.7%)

  Average transaction fee per contract

        The average transaction fee per contract was $0.277 in 2009, a decrease of 3.8% compared with $0.288 in 2008. Average transaction fee per contract represents transaction fees divided by total contracts. In general, CBOE faces continued downward pressure on transaction fees in the markets in which it competes. The following summarizes average transaction fee per contract by product for 2009 compared to 2008.

	2009	2008	Percent Change
Equities	$0.181	$0.177	2.3%
Indexes	0.567	0.576	(1.6%)
Exchange-traded funds	0.255	0.259	(1.5%)
Total options average transaction fee per contract	0.275	0.286	(3.8%)
Futures	1.990	1.860	7.0%
Total average transaction fee per contract	$0.277	$0.288	(3.8%)

        There are a number of factors that have contributed to the decrease in our average transaction fee per contract in 2009 compared to 2008. These include:

  •
  Product mix—The decrease in the average transaction fee per contract reflects a shift in the volume mix by product. Indexes and exchange-traded funds accounted for 19.6% and 24.4% and 21.7% and 27.6% of total options contracts in 2009 and 2008, respectively. Since these product categories represent CBOE's highest-margin products, their decline as a percent of total volume contributed to the decrease in the total average transaction fee per contract.

  •
  Premium products—Premium products are those which we believe warrant the same or higher pricing for customer and voluntary professional orders as our market-maker, member firm and broker-dealer orders and for all non-public customer transactions. These products include options on all licensed and proprietary index options and futures. Contract volume in premium products declined in 2009 compared with 2008, primarily due to a 13.5% decline in SPX, which accounts for approximately 69.5% of the total index options volume. The decline in SPX volume was offset somewhat by a 28.4% increase in VIX in 2009 compared with 2008. As a percentage of total index revenue for the years ended December 31, 2009 and 2008, SPX and VIX accounted for 74.1% and 12.4%, respectively, and 73.4% and 9.8%, respectively.

  •
  Higher percentage of customer orders—We generally do not charge our exchange members for executing customer orders on the Exchange with the exception of premium products. Generally, an increase in our customer orders reduces our average revenue per contract. As a percent of total contracts, customer orders have increased from 38.4% in 2008 to 40.3% in 2009. In addition, as a result of competitive pressures in 2009, we eliminated transaction fees for customer orders of 99 contracts or less in ETFs, as well as Holding Company Depositary Receipts, or HOLDRs.

  •
  Member firm proprietary volumes—Our member firm proprietary volumes have increased; however, member firms pay a variable rate based on a sliding scale, which decreases as volumes increase. This increase in volume contributed to our overall decrease in average transaction fee per contract.

  •
  Large trade discounts—To encourage large trades, CBOE has a customer large trade discount program in the form of a cap on customer transaction fees, including its premium products. These discounts contributed to the decrease in our average rate per contract in 2009.

        We have and will continue to change our fees in the future in light of the competitive pressures in the options industry. These future fee changes may increase or decrease our average transaction fee per contract. Our average transaction fee may also increase or decrease based on changes in trading patterns of market makers and order-flow providers which is based on factors not in our control. Our average transaction fee will also change if recently proposed SEC rule changes are adopted as proposed. See "Regulatory Environment and Compliance—Recent Regulatory Developments—Discriminatory Terms and Fee Caps."

        At December 31, 2009, there were approximately 90 clearing firms, two of which cleared a combined 68% of our trades in 2009. No one customer of either of these clearing firms represented more than 10% of our transaction fees revenue in 2009 or 2008. Should a clearing firm withdraw from the Exchange, we believe the customer portion of that firm's trading activity would likely transfer to another clearing firm. Therefore, we do not believe CBOE is exposed to a significant risk from the loss of revenue received from a particular clearing firm.

  Access Fees

        Access fees for the year ended December 31, 2009 increased to $45.1 million from $5.7 million in the comparable period last year, representing 10.6% and 1.4% of total operating revenues for 2009 and 2008, respectively. The increase in access fees primarily resulted from the recognition of $38.3 million in CBOE Temporary Member access fees due to the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement and $5.8 million in interim trading permit revenue. The $38.3 million includes $24.1 million of fees collected in 2008 and 2007, included in deferred revenue at December 31, 2008 pending final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement. These amounts were partially offset by $1.9 million paid by CBOE to compensate members for unleased memberships in accordance with the interim trading permit program. CBOE instituted the interim trading permit program and lessor compensation plan in July 2008.

  Exchange Services and Other Fees

        Exchange services and other fees for the year ended December 31, 2009 decreased 7.8% to $22.6 million from $24.5 million in the comparable period last year, representing 5.3% and 5.9% of total operating revenues for 2009 and 2008, respectively. The decrease can primarily be attributed to lower revenue from hybrid electronic quoting fees of $2.1 million.

  Market Data Fees

        Market data fees decreased 2.8% to $20.5 million for the year ended December 31, 2009 from $21.1 million in the same period last year. This category accounted for 4.8% and 5.1% of total operating revenues for the years ended 2009 and 2008, respectively. Market data fees represent income derived from OPRA as well as CBOE's market data services. OPRA and CBOE market data fees were $19.1 million and $1.4 million, respectively, and $20.0 million and $1.1 million, respectively, for the years ended 2009 and 2008, respectively. OPRA income is allocated through OPRA based on each exchange's share of total options transactions cleared. CBOE's market data services provide users with current and historical options and futures data. The decrease in market data fees is due to a decrease in CBOE's share of total options transactions cleared. CBOE's share of OPRA income for the year ended December 31, 2009 decreased to an average of 30.6% from 31.9% for the same period in 2008.

  Regulatory Fees

        Regulatory fees increased 38.2% for the year ended 2009 to $15.2 million from $11.0 million in the same period last year. As a percent of total operating revenues, regulatory fees accounted for 3.6% and 2.6% in 2009 and 2008, respectively. In 2009, CBOE implemented a new fee structure under which regulatory fees are based on the number of customer contracts executed by member firms rather than the number of registered representatives. The change in fee structure increased regulatory revenue recognized by $4.2 million for the year ended December 31, 2009 as compared to 2008.

  Other Revenue

        Other revenue was $8.2 million for the year ended 2009 compared with $10.7 million for the comparable period in 2008, representing a decline of $2.5 million. This category accounted for 1.9% and 2.5% of total operating revenues for the year ended December 31, 2009 and 2008, respectively. The primary factor contributing to the decline was a $3.1 million decrease in order routing cancel fees, partially offset by an increase in position transfer fees of $0.5 million.

Operating Expenses

        Total operating expenses increased $19.0 million, or 8.3%, to $248.5 million for the year ended 2009 from $229.5 million in the year ago period. This increase was primarily due to higher trading volume incentives, outside services, depreciation and amortization and facilities costs, partially offset by a decrease in royalty fees. Expenses increased to 58.3% of total operating revenues in the year ended 2009 compared with 55.1% in the same period in 2008. The following summarizes changes in operating expenses for the year ended December 31, 2009 compared to 2008.

	2009	2008	Inc./(Dec.)	Percent Change
	(in millions)
Employee costs	$84.5	$83.1	$1.4	1.7%
Depreciation and amortization	27.5	25.6	1.9	7.4%
Data processing	20.5	20.6	(0.1)	(0.5%)
Outside services	30.7	27.4	3.3	12.0%
Royalty fees	33.1	35.3	(2.2)	(6.2%)
Trading volume incentives	28.6	15.4	13.2	85.7%
Travel and promotional expenses	10.3	10.5	(0.2)	(1.9%)
Facilities costs	5.6	4.7	0.9	19.1%
Exercise Right appeal settlement	2.1	—	2.1	100.0%
Other expense	5.6	6.9	(1.3)	(18.8%)

Total operating expenses	$248.5	$229.5	$19.0	8.3%

  Employee Costs

        For the year ended December 31, 2009, employee costs were $84.5 million, or 19.8% of total operating revenues, compared with $83.1 million, or 19.9% of total operating revenues, in the same period in 2008. This represents an increase of $1.4 million, or 1.7%. The increase is primarily due to an increase in the number of employees and compensation increases granted in prior years, partially offset by lower expenses for incentive awards for the year ended 2009 as compared to the same period in 2008. The increase in employees primarily reflects staff hired to design, implement and support C2, which is expected to launch in late 2010.

  Depreciation and Amortization

        Depreciation and amortization increased by $1.9 million to $27.5 million for the year ended December 31, 2009 compared with $25.6 million for the same period in 2008, primarily reflecting additions to fixed assets placed in service in 2008 and 2009. Additions were primarily purchases of systems hardware and software to enhance CBOE's systems functionality and expand capacity. Depreciation and amortization charges represented 6.5% and 6.2% of total operating revenues for the years ended 2009 and 2008, respectively.

  Data Processing

        Data processing expenses decreased slightly to $20.5 million for the year ended December 31, 2009 compared with $20.6 million in the prior-year period, representing 4.8% and 4.9% of total operating revenues in the years ended 2009 and 2008, respectively.

  Outside Services

        Expenses related to outside services increased to $30.7 million for the year ended 2009 from $27.4 million in the prior-year period and represented 7.2% and 6.6% of total operating revenues, respectively. The $3.3 million increase primarily reflects higher legal expenses, which accounted for $3.0 million of the increase. The increase in legal expenses in 2009 compared to 2008 is primarily due to insurance reimbursements received in 2008, which reduced legal expenses for that year by $2.7 million compared to 2009 insurance reimbursements totaling $0.9 million. Excluding the insurance reimbursements, legal expenses increased due to higher expenses for ongoing litigation.

  Royalty Fees

        Royalty fees expense for the year ended 2009 was $33.1 million compared with $35.3 million for the prior year period, a decrease of $2.2 million, or 6.2%. This decrease is directly related to lower trading volume in CBOE's licensed options products for the year ended 2009 compared with 2008. Royalty fees represented 7.8% and 8.5% of total operating revenues for the years ended 2009 and 2008, respectively.

  Trading Volume Incentives

        Trading volume incentives increased $13.2 million to $28.6 million for the year ended 2009 compared to $15.4 million for the same period a year ago, representing 6.7% and 3.7% of total operating revenues in the years ended 2009 and 2008, respectively. Trading volume incentives primarily represent the costs of a market linkage program under which CBOE pays the expense for routing customer orders to other exchanges. The market linkage program is intended to encourage broker-dealers to route customer orders to the CBOE rather than to our competitors and provides our liquidity providers the opportunity to quote on the order while saving customers the execution fee they would otherwise incur by routing directly to a competing exchange. If a competing exchange quotes a better price, we route the customer's order to that exchange and pay the associated costs. Regardless of whether the transaction is traded at CBOE, the order flow potential enhances CBOE's overall market position and participation and provides cost savings to customers. Market linkage expenses vary based on the volume of contracts linked to other exchanges and fees charged by other exchanges. The increase in trading volume incentives in 2009 compared to 2008 primarily reflects an increase in the number of customer orders routed to CBOE.

  Facilities Costs

        Facilities costs for the year ended December 31, 2009 were $5.6 million, an increase of $0.9 million as compared to $4.7 million in 2008. The increase in 2009 compared to 2008 was primarily due to a non-recurring real estate tax refund received in the prior year of $0.9 million. Facilities costs represented 1.3% and 1.1% of total operating revenues for the years ended 2009 and 2008, respectively.

  Exercise Right Appeal Settlement

        In 2009, CBOE recognized $2.1 million of expense relating to the settlement of the appeals from the Delaware Court's order of approval and final judgment approving the Settlement Agreement. On November 30, 2009, CBOE reached a settlement with the parties appealing from the order approving the Settlement Agreement, resulting in an agreement for CBOE to pay an aggregate of approximately $4.2 million. Separately, CME Group Inc. agreed to pay $2.1 million to CBOE in connection with CBOE's payments to the settling appellants. CBOE recorded an expense of $2.1 million, representing the aggregate expense of $4.2 million reduced by $2.1 million due from CME Group.

  Other Expenses

        Other expenses totaled $5.6 million for the year ended 2009, a decrease of $1.3 million from the prior year. In 2009, CBOE ended an autoquote subsidy program resulting in a decrease in other expenses of $1.9 million, partially offset by increases in other miscellaneous accounts. Other expenses were 1.3% and 1.7% of total operating revenues for the years ended December 31, 2009 and 2008, respectively.

Operating Income

        As a result of the items above, operating income in 2009 was $177.6 million compared to $187.3 million in 2008, a reduction of $9.7 million.

Other Income/(Expense)

  Investment Income

        Investment income was $1.6 million for the year ended December 31, 2009, representing a 77.1% decline compared with $7.0 million for the same period last year. The drop in investment income was due to lower yields realized on higher invested cash in the current year period compared with 2008.

  Net Loss from Investment in Affiliates

        Net loss from investment in affiliates was $1.1 million for the year ended December 31, 2009 compared with $0.9 million for the same period last year. The loss in 2009 primarily reflects CBOE's share of the operating losses of OneChicago, totaling $0.9 million.

  Other Borrowing Costs

        On December 23, 2008, CBOE entered into a senior credit facility with three financial institutions. The credit agreement is a three-year revolving credit facility of up to $150 million and expires on December 23, 2011. CBOE pays a commitment fee on the unused portion of the facility. The commitment fee and amortization of deferred financing costs associated with the credit facility totaled $0.9 million for the year ended December 31, 2009. There were no borrowings against the credit facility in 2009.

Income before Income Taxes

        As a result of the items above, income before income taxes in 2009 was $177.2 million compared to $193.4 million in 2008, a reduction of $16.2 million.

Income Tax Provision

        For the year ended December 31, 2009, the income tax provision was $70.8 million compared with $78.1 million for the same period in 2008. This decrease is directly related to the decline in income before income taxes and a decrease in the effective tax rate. The effective tax rate was 39.9% and 40.4% for the years ended December 31, 2009 and 2008, respectively. The decrease in our effective tax rate was primarily due to a decrease in uncertain tax positions.

Net Income

        As a result of the items above, net income in 2009 was $106.4 million compared to $115.3 million in 2008, a decrease of $8.9 million.

Year ended December 31, 2008 compared to the year ended December 31, 2007

Overview

        The following summarizes changes in financial performance for the year ended December 31, 2008 compared to 2007.

	2008	2007	Inc./(Dec.)	Percent Change
	(dollars in millions)
Total operating revenues	$416.8	$344.3	$72.5	21.1%
Total operating expenses	229.5	207.8	21.7	10.4%
Operating income	187.3	136.5	50.8	37.2%
Total other income	6.1	3.5	2.6	74.3%
Income before income taxes	193.4	140.0	53.4	38.1%
Income tax provision	78.1	56.8	21.3	37.5%

Net income	$115.3	$83.2	$32.1	38.6%

Operating income percentage	44.9%	39.6%
Net income percentage	27.7%	24.2%
  •
  Total operating revenues increased primarily due to higher transaction fees associated with record trading volume.

  •
  Total operating expenses increased primarily due to increases in trading volume incentives, outside services and royalty fees.

  •
  Total other income increased primarily due to a non-recurring loss on sale of investments in affiliates recorded in 2007.

Operating Revenues

        Total operating revenues for the year ended December 31, 2008 were $416.8 million, an increase of $72.5 million, or 21.1%, compared with the same period in 2007. The following summarizes changes in operating revenues for the year ended December 31, 2008 compared to 2007.

	2008	2007	Inc./(Dec.)	Percent Change
	(in millions)
Transaction fees	$343.8	$272.7	$71.1	26.1%
Access fees	5.7	3.5	2.2	62.9%
Exchange services and other fees	24.5	23.0	1.5	6.5%
Market data fees	21.1	20.4	0.7	3.4%
Regulatory fees	11.0	14.3	(3.3)	(23.1%)
Other revenue	10.7	10.4	0.3	2.9%

Total operating revenues	$416.8	$344.3	$72.5	21.1%

  Transaction Fees

        Transaction fees grew 26.1% to $343.8 million for the year ended December 31, 2008, representing 82.5% of total operating revenues, compared with $272.7 million for the same period last year, or 79.2% of total operating revenues. The growth was largely driven by a 26.3% increase in trading volume compared to the prior year, whereas the average transaction fee per contract remained unchanged. The following summarizes transaction fees by product for 2008 compared to 2007.

	2008	2007	Inc./(Dec.)	Percent Change
	(in millions)
Equities	$106.9	$90.3	$16.6	18.4%
Indexes	149.4	125.4	24.0	19.1%
Exchange-traded funds	85.3	54.7	30.6	55.9%

Total options transaction fees	341.6	270.4	71.2	26.3%

Futures	2.2	2.3	(0.1)	(4.3%)

Total transaction fees	$343.8	$272.7	$71.1	26.1%

  Trading Volume

        CBOE's average daily trading volume was 4.72 million contracts for the year ended December 31, 2008, up 25.5% compared with 3.76 million for the same period in 2007. In 2008, the options industry experienced record volume due in part to unprecedented events in the financial markets. Total trading days for 2008 and 2007 were 253 and 252, respectively. The following summarizes changes in total trading volume and average daily trading volume (ADV) by product for 2008 compared to 2007.

	2008		2007
					Volume Percent Change	ADV Percent Change
	Volume	ADV	Volume	ADV
	(in millions)
Equities	604.0	2.39	501.0	1.99	20.6%	20.1%
Indexes	259.5	1.03	230.5	0.92	12.6%	12.0%
Exchange-traded funds	329.9	1.30	213.0	0.85	54.9%	52.9%

Total options contracts	1,193.4	4.72	944.5	3.76	26.4%	25.5%
Futures contracts	1.2	—	1.1	—	9.1%	—

Total contracts	1,194.6	4.72	945.6	3.76	26.3%	25.5%

  Average transaction fee per contract

        The average transaction fee per contract was $0.288 for the year ended 2008, which was unchanged compared with 2007. Average transaction fee per contract represents transaction fees divided by total contracts. The following summarizes average transaction fee per contract by product for 2008 compared to 2007.

	2008	2007	Percent Change
Equities	$0.177	$0.180	(1.7%)
Indexes	0.576	0.544	5.9%
Exchange-traded funds	0.259	0.257	0.8%
Total options transaction fee per contract	0.286	0.286	—
Futures	1.860	2.130	(12.7%)
Average transaction fee per contract	$0.288	$0.288	—

  Access Fees

        Access fees increased 62.9% to $5.7 million for the year ended December 31, 2008 from $3.5 million in 2007, representing 1.4% and 1.0% of totaling operating revenues for 2008 and 2007, respectively. The increase in access fees is primarily due to $2.6 million of the revenue generated from the interim trading permit program, which was initiated in July 2008.

  Exchange Services and Other Fees

        Exchange services and other fees increased 6.5% to $24.5 million for the 2008 fiscal year from $23.0 million in 2007, representing 5.9% and 6.7% of total operating revenues for 2008 and 2007, respectively. Exchange services and other fees increased by $1.5 million primarily due to a new co-location fee implemented in 2008 (totaling $1.3 million) assessed to firms for locating their trading systems hardware in close proximity to CBOE's systems and trading floor. In addition, revenue from trade match reports increased by $1.2 million due to higher demand for that service, which is correlated to trading volume. The increases were partially offset by a $0.9 million decrease in hybrid electronic quoting fees.

  Market Data Fees

        Market data fees rose 3.4% to $21.1 million for the year ended December 31, 2008 from $20.4 million in 2007. OPRA and CBOE market data services were $20.0 million and $1.1 million, respectively, and $18.9 million and $1.5 million, respectively, for the years ended 2008 and 2007, respectively. This category accounted for 5.1% of total operating revenues for the 2008 year compared with 5.9% in 2007. OPRA income is allocated through OPRA based on each exchange's share of total options transactions cleared. CBOE's share of total options transactions cleared decreased for the year ended December 31, 2008 compared with the prior year. However, this decline was more than offset by an 11% rise in OPRA's net distributable revenue for the full-year 2008 compared with 2007.

  Regulatory Fees

        Regulatory fees decreased 23.1% to $11.0 million for the year ended December 31, 2008 compared with $14.3 million for the year 2007. As a percent of total operating revenues, this category accounted for 2.6% and 4.2% for years 2008 and 2007, respectively. The decline was due to lower registered representative renewal fees recognized in 2008 compared with 2007, primarily due to a change in CBOE's regulatory fee structure.

  Other Revenue

        Other revenue totaled $10.7 million (2.5% of total operating revenues) for 2008 compared with $10.4 million (3.0% of total operating revenues) for 2007.

Operating Expenses

        Total operating expenses increased 10.4% to $229.5 million for 2008 compared with $207.8 million in 2007. The increase was due primarily to higher trading volume incentives, royalty fees and costs related to outside services. Expenses as a percent of total operating revenues decreased to 55.1% in 2008 from 60.4% in 2007. The following summarizes changes in operating expenses for the year ended December 31, 2008 compared to 2007.

	2008	2007	Inc./(Dec.)	Percent Change
	(in millions)
Employee costs	$83.1	$83.5	$(0.4)	(0.5%)
Depreciation and amortization	25.6	25.3	0.3	1.2%
Data processing	20.6	19.6	1.0	5.1%
Outside services	27.4	23.4	4.0	17.1%
Royalty fees	35.3	29.0	6.3	21.7%
Trading volume incentives	15.4	5.1	10.3	202.0%
Travel and promotional expenses	10.5	9.7	0.8	8.2%
Facilities costs	4.7	4.8	(0.1)	(2.1%)
Other expenses	6.9	7.4	(0.5)	(6.8%)

Total operating expenses	$229.5	$207.8	$21.7	10.4%

  Employee Costs

        For the year ended December 31, 2008, employee costs were $83.1 million or 19.9% of total operating revenues, representing our largest expense category. For 2007, employee costs were $83.5 million or 24.3% of total operating revenues. In 2008, employee costs were down $0.4 million, or nearly 1%, compared with 2007. This variance primarily reflects a $2.1 million decrease in severance expense from 2007 partially offset by a $1.4 million increase in annual employee incentive awards, which were aligned with CBOE's improved financial performance.

  Outside Services

        Expenses related to outside services increased to $27.4 million for the 2008 fiscal year compared with $23.4 million in 2007, representing 6.6% and 6.8% of total operating revenues for 2008 and 2007, respectively. The $4.0 million increase in expenses for outside services in 2008 compared with 2007 resulted primarily from an increase in consulting fees for systems and software development of $4.3 million, largely related to systems development for C2.

  Royalty Fees

        Royalty fees expense for 2008 increased to $35.3 million from $29.0 million for the 2007 fiscal year. This increase is directly related to the growth in the trading volume of CBOE's licensed options products. Royalty fees increased to 8.5% of total operating revenues in 2008 from 8.4% in 2007, as the trading volume in licensed products increased at a higher rate relative to non-licensed products in 2008 compared with 2007.

  Trading Volume Incentives

        Trading volume incentives increased to $15.4 million in 2008 compared with $5.1 million in 2007, an increase of $10.3 million. This increase mainly resulted from higher expenses for a market linkage program, under which CBOE pays the expense for routing customer orders to other exchanges. The market linkage program is intended to encourage broker-dealers to route customer orders to the CBOE rather than to our competitors and provides our liquidity providers the opportunity to quote on the order while saving customers the execution fee they would otherwise incur by routing directly to a competing exchange. If a competing exchange quotes a better price, we route the customer's order to that exchange and pay the associated costs. Regardless of whether the transaction is traded at CBOE, the order flow potential enhances CBOE's overall market position and participation and provides cost savings to customers. Market linkage expenses vary based on the volume of contracts linked to other exchanges and fees charged by other exchanges. The increase in trading volume incentives in 2008 compared to 2007 primarily reflects an increase in the number of customer orders routed to CBOE. As a percent of total operating revenues, trading volume incentives increased to 3.7% for the 2008 fiscal year from 1.5% for 2007.

  Travel and Promotional Expenses

        Travel and promotional expenses increased to $10.5 million for 2008 from $9.7 million for the prior year. The increase was mainly due to higher expenditures for special events of $0.3 million and advertising of $0.7 million, primarily to support CBOE's branding initiatives, new product introductions and promotions. In 2007, CBOE launched a new branding initiative to build awareness and illustrate its leadership position in the options marketplace. As a percent of total operating revenues, travel and promotion expenses declined to 2.8% for the 2008 fiscal year from 2.9% for 2007.

  Other Expenses

        Other expenses totaled $6.9 million for 2008, a decrease of $0.5 million from the prior year expense of $7.4 million.

Operating Income

        As a result of the items above, operating income in 2008 was $187.3 million compared to $136.5 million in 2007, an increase of $50.8 million.

Other Income/(Expense)

  Investment Income

        Investment income was $7.0 million (1.7% of total operating revenues) for 2008, representing a decline of 12.5% when compared with $8.0 million (2.3% of total operating revenues) for 2007. This decrease is attributable to lower yields on investments resulting from a decline in interest rates during 2008. The impact of lower yields was offset to some degree by an increase in funds that were invested in 2008.

  Loss on Sale of Investment in Affiliates

        In 2007, loss on sale of investment in affiliates totaled $3.6 million. This amount represented a loss incurred on the sale of our investment in HedgeStreet in 2007, with no corresponding loss in 2008.

  Net Loss from Investment in Affiliates

        Net loss from investment in affiliates was $0.9 million for each of the years ended December 31, 2008 and 2007. This loss primarily relates to CBOE's share of the operating losses of OneChicago.

Income before Income Taxes

        As a result of the items above, income before income taxes in 2008 was $193.4 million compared to $140.0 million in 2007, an increase of $53.4 million.

Income Tax Provision

        For the year ended December 31, 2008, the income tax provision was $78.1 million compared with $56.8 million for 2007. This increase is directly related to the increase in income before income taxes. The effective tax rate was relatively unchanged at 40.4% and 40.6% for 2008 and 2007, respectively.

Net Income

        As a result of the items above, net income in 2008 was $115.3 million compared to $83.2 million in 2007, an increase of $32.1 million.

Financial Position at March 31, 2010 and December 31, 2009

        As of March 31, 2010, total assets were $632.5 million, an increase of $60.6 million compared with $571.9 million at December 31, 2009. This increase was primarily due to positive cash flow generated from operations. The following highlights the key factors that contributed to the change in total assets:

  •
  Cash and cash equivalents increased by $55.8 million to $439.5 million, reflecting an increase in funds available due to positive cash generated from operations and the prepayment of liquidity provider transaction fees. Our cash and cash equivalents were primarily comprised of investments in money market funds.

  •
  Accounts receivable increased by $6.9 million to $37.3 million from $30.4 million primarily due to growth in transaction fees.

        At March 31, 2010, total liabilities were $421.7 million, an increase of $37.9 million from the December 31, 2009 balance of $383.8 million. This increase is primarily due to an increase in deferred revenue of $32.6 million due to prepayments of liquidity provider transaction fees that are amortized over the year and an increase in income taxes payable of $17.4 million, partially offset by a $10.3 million decrease in accounts payable and accrued expenses primarily due to the payment of prior year incentive compensation in the first quarter of 2010, partially offset by current year accruals for incentive compensation.

        As of December 31, 2009, total assets were $571.9 million, an increase of $75.8 million compared with $496.1 million at December 31, 2008. This increase was primarily due to positive cash flow generated from operations. The following highlights the key factors that contributed to the change in total assets:

  •
  Cash and cash equivalents increased $102.3 million to $383.7 million, reflecting an increase in funds available due to positive cash generated from operations and the release of restrictions on cash equivalents-restricted funds due to the settlement of the Delaware Action. Our cash and cash equivalents are primarily comprised of investments in money market funds.

  •
  Cash equivalents-restricted funds decreased $26.2 million compared with December 31, 2008. This decrease is due to the release of restrictions on cash equivalents-restricted funds due to the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement.

  •
  Accounts receivable increased $0.9 million to $30.4 million from $29.5 million.

  •
  Income taxes receivable decreased $7.8 million to $1.6 million reflecting the application of a prior year overpayment against current year estimated payments, partially offset by a filing of amended returns in 2009 for the carry back of capital losses to prior years.

  •
  Property and equipment-net and other assets increased $6.6 million, primarily reflecting CBOE's investments in software applications and hardware to enhance CBOE's systems capacity and functionality. With the increasing sophistication and complexity of trading strategies, CBOE's capital expenditures predominately support its technology and trading platform.

        At December 31, 2009, total liabilities were $383.8 million, an increase of $269.3 million from the December 31, 2008 balance of $114.5 million. This increase is primarily due to the resolution of litigation related to the Settlement Agreement. In December 2009, CBOE recorded a $300 million liability in settlements payable representing the cash payment due to qualifying members as part of the Settlement Agreement. This amount was partially offset by a decrease in deferred revenue of $26.2 million due to the recognition of CBOE Temporary Member access fees and a $12.2 million decrease in accounts payable and accrued expenses primarily due to lower compensation and benefits expenses and C2 related spending.

Liquidity and Capital Resources

        Historically, we have financed our operations, capital expenditures and other cash needs through cash generated from operations. Cash requirements principally consist of funding operating expenses and capital expenditures and, for 2010, also will include the cash payment under the Settlement Agreement and an anticipated special dividend to be paid following the restructuring. We expect to use cash on hand at March 31, 2010 and funds generated from operations to fund our 2010 cash requirements.

        To ensure that CBOE has adequate funds available, it secured a $150 million revolving credit facility in December 2008, which became available upon the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement. Although CBOE does not anticipate that it will need to borrow funds under the facility to meet its 2010 cash requirements, including its obligation under the Settlement Agreement and the anticipated special dividend, the facility provides us the flexibility in accessing available sources of funds. As of March 31, 2010, no borrowings were outstanding under the credit facility.

  Net Cash Flows from Operating Activities

        Net cash provided by operating activities was $62.3 million for the first three months of 2010, compared with $49.7 million in the same period in 2009. Net cash provided by operating activities in 2010 was $39.6 million higher than net income. The primary adjustments are an increase in deferred revenue of $32.6 million due to the prepayment of transaction fees that are amortized over the year, an increase in income taxes payable of $17.4 million and $7.3 million in depreciation and amortization. These amounts are partially offset by a decrease in accounts payable and accrued expenses during the current quarter of $9.4 million primarily due to the payment of 2009 incentive compensation in the first quarter of 2010, partially offset by current year incentive compensation accruals.

        Net cash provided by operating activities was $112.8 million, $164.9 million and $115.2 million for 2009, 2008 and 2007, respectively.

        In 2009, net cash provided by operating activities was $6.3 million higher than net income. The primary adjustments are $27.5 million in depreciation and amortization, a $3.0 million increase in the settlement of the Delaware Action, a $2.7 million increase in access fees subject to fee-based payments under the Settlement Agreement and an $7.8 million decrease in income tax receivable, partially offset by a decrease in deferred revenue of $25.9 million and accounts payable and accrued expenses of $8.2 million primarily due to lower compensation and benefits expenses and C2 related spending. The change in deferred revenue reflects the 2009 recognition by CBOE of monthly access fees collected in 2007 and 2008 and deferred pending the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement.

        In 2008, net cash provided by operating activities was $49.7 million higher than net income. Adjustments primarily consisted of $25.6 million in depreciation and amortization, a $14.2 million increase in current amounts due for accounts payable and accrued expenses and a $17.4 million increase in deferred revenue, partially offset by a $9.4 million increase in income taxes receivable.

Deferred revenue reflected the assessment and collection of a monthly access fee for certain CBOE members, the recognition of which was deferred pending final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement. These monthly fees were deferred and placed in an interest-bearing escrow account pending final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement.

        In 2007, net cash provided by operating activities exceeded net income by $32.0 million primarily due to depreciation and amortization of $25.3 million, a $3.6 million loss recognized on the sale of our investment in HedgeStreet and a $4.8 million increase in deferred revenue. The increase in deferred revenue largely resulted from the establishment of a monthly access fee for certain CBOE members pending final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement.

  Net Cash Flows from Investing Activities

        Net cash used in investing activities was $6.6 million and $13.3 million for the three months ended March 31, 2010 and 2009, respectively. Expenditures for capital and other assets totaled $6.6 million and $9.8 million for the three months ended March 31, 2010 and 2009, respectively. These expenditures primarily represent purchases of systems hardware and software.

        For the years ended December 31, 2009, 2008 and 2007 net cash used in investing activities was $10.3 million, $64.1 million and $16.2 million, respectively. These amounts primarily related to expenditures for capital and other assets in each of the respective periods, a decrease in restricted funds in 2009 and an increase in restricted funds in 2008 and 2007. Expenditures for capital and other assets totaled $38.0 million, $43.8 million and $32.1 million for 2009, 2008 and 2007, respectively. These expenditures primarily represent purchases of systems hardware and software. For the year ended December 31, 2009, the $10.3 million used in investing activities reflected capital and other asset expenditures of $38.0 million primarily offset by a decrease in restricted funds of $26.2 million due to the recognition of CBOE Temporary Member access fees resulting from the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement.

        In 2008, the $64.1 million used in investing activities primarily reflected an increase in restricted funds of $21.9 million and expenditures for capital and other assets of $43.8 million.

        In 2007, $20.0 million of cash flows from investments available for sale resulted from the maturity of Treasury Bills.

  Capital Expenditures

        Capital expenditures totaled $6.6 million and $9.8 million for the three months ended March 31, 2010 and 2009, respectively, and $38.0 million, $43.8 million and $32.1 million for the 2009, 2008 and 2007 fiscal years, respectively. The majority of these capital expenditures were for the enhancement or the expansion of CBOE's trading technology and applications. CBOE continually invests in technology to support its trading platform to ensure that its systems are robust and have the capacity to handle the volume growth being witnessed in the options industry. In addition to capacity needs, our systems are constantly being modified to handle more complex trading strategies and sophisticated algorithms at the fastest possible response time. The higher level of spending in 2008 also was attributable to the development of initial systems requirements for C2, which is expected to launch in late 2010. The capital expenditures for C2 were $0.1 million, $2.1 million and $20.7 million in the first three months of 2010 and the years ended December 31, 2009 and 2008, respectively.

        At March 31, 2010, construction in progress totaled $20.8 million compared to $20.7 million at December 31, 2009. At December 31, 2009, construction in progress totaled $20.7 million, up $1.3 million compared with December 31, 2008. At December 31, 2008, construction in progress totaled

$19.4 million, up $19.0 million compared with December 31, 2007. This increase primarily resulted from construction in progress related to the development of C2.

        CBOE expects capital expenditures in 2010 to be at approximately the same level of 2009 capital expenditures.

  Net Cash Flows from Financing Activities

        Net cash flows from financing activities totaled $0.1 million for the three months ended March 31, 2010 and 2009. For the years ended December 31, 2009 and 2008, net cash used in financing activities totaled $0.1 million and $0.8 million, respectively. These amounts represent the payments of loan origination fees and, in 2009, annual agent fees for CBOE's credit facility. Net cash used in financing activities totaled $0.1 million for the year ended December 31, 2007, reflecting the purchase of Exercise Right Privileges from full members of the CBOT.

  Dividends

        As a member organization, CBOE has never paid dividends. If the restructuring occurs, we intend to pay regular quarterly dividends to our shareholders beginning in 2010. The annual dividend target will be approximately 20% to 30% of prior year's net income adjusted for unusual items. The decision to pay a dividend, however, remains within the discretion of our board of directors and may be affected by various factors, including our earnings, financial condition, capital requirements, level of indebtedness and other considerations our board of directors deems relevant. Future credit facilities, other future debt obligations and statutory provisions, may limit, or in some cases prohibit, our ability to pay dividends.

        The CBOE Holdings board of directors has appointed a special committee for purposes of declaring a special dividend. The committee has been authorized to declare a dividend of $1.25 per share of Class A and Class B common stock outstanding immediately following the completion of the restructuring transaction and the issuance of Class B common stock pursuant to the Settlement Agreement. The committee may not declare or pay the special dividend unless the restructuring transaction is approved by a majority of the CBOE memberships entitled to vote and the restructuring has been completed.

  Credit Facility

        CBOE and CBOE Holdings entered into a credit agreement dated as of December 23, 2008 with The Bank of America, N.A., as administrative agent, and the other lenders party thereto. The credit agreement provides for borrowings on a revolving basis of up to $150,000,000 and has a maturity date of December 23, 2011. Borrowings may be maintained at a Eurodollar rate or a base rate. The Eurodollar rate is based on LIBOR plus a margin. The base rate is based on the highest of (i) the federal funds rate plus 50 basis points, (ii) the prime rate or (iii) the Eurodollar rate plus 50 basis points, plus, in each case, a margin. The margin ranges from 150 to 200 basis points, depending on leverage. The credit agreement requires us to maintain a consolidated leverage ratio not to exceed 1.5 to 1.0 and a consolidated interest coverage ratio of no less than 5.0 to 1.0.

Lease and Contractual Obligations

        The CBOE leases office space in downtown Chicago, Illinois for its Regulatory Division, in a suburb of Chicago for its disaster recovery center, in New York for certain marketing activities and in Secaucus, New Jersey for C2, with lease terms remaining from 3 months to 39 months as of March 31, 2010. In addition, CBOE has contractual obligations related to certain advertising programs and licensing agreements with various licensors. The licensing agreements contain annual minimum fee requirements which total $13.2 million for the next five years and $2.8 million for the five years thereafter. Total rent expense related to these lease obligations for the three months ended March 31, 2010 and 2009 were $0.8 million and $0.7 million, respectively. Future minimum payments under these non-cancelable lease and advertising agreements were as follows at March 31, 2010 (in thousands):

	Total	Less than 1 year	1-3 years	3-5 years
Operating leases	$6,283	$2,634	$3,275	$644
Contractual obligations	2,822	1,370	1,452	—

Total	$9,105	$3,734	$4,727	$644

Legal Issues

        The CBOE is currently a party to various legal proceedings. Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. For a description of current CBOE litigation please see "Business—Legal Proceedings."

Critical Accounting Policies

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and reported amounts of revenues and expenses. On an on-going basis, management evaluates its estimates based upon historical experience, observance of trends, information available from outside sources and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different conditions or assumptions.

  Revenue Recognition

        Transaction fees revenue is considered earned upon the execution of the trade and is recognized on a trade date basis and is presented net of applicable volume discounts. In the event liquidity providers prepay for transaction fees, revenue is recognized based on the attainment of volume thresholds resulting in the amortization of the prepayment over the calendar year. Access fee revenue is recognized during the period the service is provided and assurance of collectability is provided. Exchange services and other fees revenue is recognized during the period the service is provided. Market data fees from OPRA are allocated based upon the share of total options transactions cleared for each of the OPRA members and is received quarterly. Estimates of OPRA's quarterly revenue are made and accrued each month. Revenue from CBOE market data services are recognized in the period the data is provided. Regulatory fees are primarily assessed based upon customer contracts cleared by member firms and are recognized during the period the service is rendered.

  Long-lived Assets

        Long-lived assets to be held and used are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The CBOE bases the evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present that would indicate that the carrying amount of the asset may not be recoverable, the CBOE determines whether an impairment has occurred through the use of an undiscounted cash flow analysis of assets at the lowest level for which identifiable cash flows exist. In the event of impairment, the CBOE recognizes a loss for the difference between the carrying amount and the estimated value of the asset as measured using quoted market prices or, in the absence of quoted market prices, a discounted cash flow analysis.

  Investments in Affiliates

        Investments in affiliates represent investments in OCC, OneChicago, NSX Holdings, Inc. (NSX), the parent corporation of The National Stock Exchange, and CBSX.

        CBOE's investment in OCC is carried at cost because of its inability to exercise significant influence.

        At December 31, 2008, CBOE's investment in NSX was $2.2 million, consisting of 8,424 Class A voting shares and 19,656 Class B non-voting shares. On March 18, 2009, CBOE exercised its last put right under the Termination of Rights Agreement with NSX. CBOE surrendered 19,656 shares of Class B common stock resulting in a payment to CBOE of $1.5 million. CBOE no longer owns any Class B common shares, but continues to own 8,424 Class A common shares in NSX. CBOE no longer has a representative on the NSX board. At March 31, 2010, CBOE's investment in NSX totaled $0.5 million.

        CBOE, Interactive Brokers Group, LLC ("IBG") and the CME Group, Inc. are partners in OneChicago, a joint venture created to trade single stock futures. OneChicago is a for-profit entity with its own management and board of directors and is separately organized as a regulated exchange. CBOE made no capital contributions to OneChicago for the 2009, 2008 or 2007 fiscal years. At March 31, 2010, CBOE's investment in OneChicago was $2.1 million.

        In 2007, CBOE received a 50 percent share in CBSX in return for non-cash property contributions, which included a license to use the CBOEdirect trading engine during the term of the company in addition to other license rights. CBOE accounts for the investment in CBSX under the equity method due to the lack of effective control over operating and financing activities. As of March 31, 2010, CBOE holds a 49.96% equity interest in CBSX.

        Investments in affiliates are reviewed to determine whether any events or changes in circumstances indicate that the investments may be other than temporarily impaired. In the event of impairment, the CBOE would recognize a loss for the difference between the carrying amount and the estimated fair value of the equity method investment.

  Software Development

        CBOE accounts for software development costs under ASC 350, Intangibles—Goodwill and Other (ASC 350). CBOE expenses software development costs as incurred during the preliminary project stage, while capitalizing costs incurred during the application development stage, which includes design, coding, installation and testing activities.

Market Risk

        CBOE provides markets for trading securities options. However, CBOE does not trade options for its own account. CBOE invests available cash in highly liquid, short-term investments, such as money market funds or investment grade paper. Our investment policy is to preserve capital and liquidity. CBOE does not believe there is significant risk associated with these short-term investments. CBOE has no long-term or short-term debt.

Recent Accounting Pronouncements

        In February 2010, the FASB issued an update to clarify the reporting requirements under ASC 855, Subsequent Events ("ASC 855"), and address what some constituents viewed as a conflict between FASB and SEC guidance. An entity that either (a) is an SEC filer or (b) is a conduit bond obligor for conduit debt securities that are traded in a public market, is required to evaluate subsequent events through the date that the financial statements are issued. Otherwise if neither of these criteria are met, an entity should evaluate subsequent events through the date the financial statements are available to be issued.

The adoption of the update to ASC 855 did not have a material impact on CBOE's financial position, results of operations or statement of cash flows.

        In January 2010, the FASB issued an update for ASC 820, Fair Value Measurements and Disclosures ("ASC 820"). For each class of assets and liabilities, reporting entities will have to provide additional disclosures describing the reasons for transfers of assets in and out of Levels 1 and 2 of the three-tier fair value hierarchy in accordance with ASC 820. For assets valued with the Level 3 method, the entity will have to separately present purchases, sales, issuances, and settlements in the reconciliation for fair value measurements. The update also states that an entity should provide fair value measurements for each class of asset or liability, and explain the inputs and techniques used in calculating Levels 2 and 3 fair value measurements. The update is effective for interim and annual filings for fiscal years beginning after December 15, 2010. The adoption of update to ASC 820 did not have an impact on the Company's interim financials and is not expected to have an impact on CBOE's annual financial position, results of operations or statement of cash flows.

        In June 2009, the FASB issued ASC 105, Generally Accepted Accounting Principles ("ASC 105"). The codification has become the source of authoritative U.S. generally accepted accounting principles recognized by the FASB to be applied to non-governmental entities. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of ASC 105 had no material impact on CBOE's financial position or results of operations.

        In June 2009, the FASB issued ASC 810, Consolidations ("ASC 810"), which alters how a company determines when an entity that is insufficiently capitalized or not controlled through voting should be consolidated. A company has to determine whether it should provide consolidated reporting of an entity based upon the entity's purpose and design and the parent company's ability to direct the entity's actions. ASC 810 is effective for a company's first fiscal year beginning after November 15, 2009 or January 1, 2010 for companies reporting on a calendar-year basis. The adoption of ASC 810 did not have an impact on CBOE's financial position, results of operations or statement of cash flows.

Seasonality

        In the securities industry, quarterly revenue fluctuations are common and are due primarily to seasonal variations in trading volumes, competition and technological and regulatory changes. Typically, revenues are lowest in the third quarter, primarily in August, due to reduced trading activity during the summer months.

INDUSTRY

        Our primary business, providing a marketplace for the execution of transactions in exchange-traded options, is part of the large and growing global derivatives industry. Derivatives are financial contracts whose value is derived from some other underlying asset or reference value. These underlying assets and reference values include individual stocks, stock indexes, debt instruments, interest rates, currencies, commodities and various benchmarks related to trading and investment strategies. In recent years, derivatives have also been developed on economic indicators and "artificial" assets such as pollution rights. The global derivatives industry includes both exchange-traded products and a large over-the-counter market. The most common types of derivatives are options, futures and swap contracts. These products allow for various types of risk to be isolated and transferred.

        Over the past 10 to 15 years, the use of financial derivatives has expanded dramatically and evolved into a key tool with which money managers and investors attempt to transfer risk and achieve higher risk-adjusted returns. As a result, equity-linked derivatives have experienced significant growth.

Exchange-Traded Options

        Options represent a contract giving the buyer the right, but not the obligation, to buy or sell a specified quantity of an underlying security or index at a specific price for a specific period of time. Options provide investors a means for hedging, speculation and income generation, while at the same time providing leverage with respect to the underlying asset. Options are traded privately between two parties (know as "over-the-counter" options), as well as traded on U.S. securities exchanges. The vast majority of derivatives traded on U.S. securities exchanges are options on individual equities, market indexes and ETFs. Over-the-counter options that are traded include options on individual equities, ETFs and indexes, including options on the S&P 500 index.

        Exchange-traded stock option contracts are generally for 100 shares of underlying stock. In the case of an equity call option, the buyer purchases the right to buy 100 shares of the underlying stock at the strike price on or before the expiration date. The seller of the call option is obligated to sell 100 shares of the underlying stock at the strike price if the option is exercised. An investor may buy a call option with the expectation that the stock's price will increase, and the stock purchased at the lower strike price will have a higher market value. A call might also be used as a hedge against a short stock position. The writer of a call option may expect the price to stay below the strike price or may use calls as a way of selling the asset if a certain price point is reached.

        In the case of an equity put option, the buyer purchases the right to sell 100 shares of the underlying stock at the strike price on or before the expiration date. The seller of a put option is obligated to buy 100 shares of the underlying stock at the strike price if the option is exercised. An investor buys a put option with the expectation that the stock's price will decrease, and the stock will be sold at a value higher than might be obtained in the prevailing stock markets. The writer of a put option expects the price to stay above the strike price. Put options can be thought of as a form of insurance on the value of the investment.

        The price of an option is referred to as the "premium." The buyer of a call or a put pays the premium to the seller of the contract. Regardless of the performance of the underlying asset, the buyer's maximum exposure is the premium paid. The seller of a call, on the other hand, has open-ended exposure with respect to the increase in the value of the underlying asset; the seller of a put has the risk that the asset can become worthless. In return for the premium received, the seller of the option has assumed the risk associated with the change in the value of the underlying asset beyond the strike price. If the buyer exercises a call option on a stock, the seller may be assigned and, if so, is obligated to deliver the stock at the strike price, regardless of the cost of acquiring it. If a buyer exercises a put option on a stock, the seller, if assigned, is required to purchase the stock for the strike price, regardless of its current market value.

        The market for exchange-traded options has increased dramatically since their introduction by the CBOE in 1973. In 1974, the first full year of trading, the average daily trading volume on the CBOE was 22,462 contracts. In 1983, ten years after its inception, the CBOE traded over 82 million contracts for an average daily trading volume of 325,963 contracts. By 1993, the CBOE volume had grown to over 140 million contracts. In 2003, the CBOE traded over 284 million contracts. In 2009, our most recent fiscal year, CBOE volume had grown to 1.13 billion contracts.

        The continued growth in options trading can be attributed to a variety of factors including greater familiarity with options among investors; increased acceptance of options by institutions and industry professionals; improved technology, which has expanded the pool of potential options traders, lowered the cost of trading and facilitated the use of electronic trading strategies; the use of options by hedge funds; the continued introduction of new and innovative products; a narrowing of bid/ask spreads; and the lowering of transaction fees.

        The chart below shows total contract volume for the U.S. exchange-traded options industry from its inception in 1973 through 2009.

Total U.S. Exchange-Traded Options Industry Volume (Annually)

Source: Options Clearing Corporation Data

        Based on World Federation of Exchanges data, 8.8 billion options were traded globally on exchanges in 2009. According to OCC, 3.6 billion total options contracts were traded on United States exchanges in 2009, reflecting a 25.0% compound annual growth rate over the past five years and a 25.2% compound annual growth rate since our inception in 1973.

        Despite the attractive industry dynamics, the options exchange industry was not immune to the financial crisis that began in the fall of 2008. Most participants in the options markets, including major investment banks, hedge funds and institutional and retail investors, suffered reductions in their asset and capital bases and generally reduced their level of trading activity. As a result, the growth in exchange options trading in 2009 did not keep pace with historical and recent trends as total U.S. industry volume of 3.6 billion contracts in 2009 represented an increase of only 1% over 2008 levels. Despite the lower levels of growth experienced in 2009, we believe the increased acceptance and use of options as a core risk management tool and attractive investment vehicle will continue to drive market growth. Furthermore, we believe significant opportunities exist to continue to expand the suite of exchange-traded options products and trading tools available to both institutional and individual investors and for the migration of activity from the over-the-counter market to exchanges.

Trading

        Until 2000, trading in options products on U.S. options exchanges traditionally occurred primarily on physical trading floors in areas called "pits" through an auction process known as "open outcry," which refers to face-to-face trading. A majority of orders were executed by members of such exchanges in open outcry, with individuals and firms becoming members of an exchange through the ownership or lease of a seat or access right. Trading is conducted in accordance with rules that are designed to promote fair and orderly markets. Traders have certain obligations with respect to providing bids and offers and, in exchange, they receive certain privileges.

        Over the past decade, electronic access has allowed exchange members, including those at CBOE, to provide electronic bids and offers without being physically present on the trading floor. Now, all of the U.S. options exchanges, either exclusively or in combination with open outcry trading, provide electronic trading platforms that allow members to submit bids, offers and orders directly into the exchange's trading system. As a result, many liquidity providers now operate remotely, away from the physical trading floors, and the majority of options trading volume is executed electronically.

        In the listed options market, there are currently options contracts covering approximately 3,300 underlying stocks, ETFs and indexes. The presence of dedicated liquidity providers, including both specialists and market makers, is a key feature of the options markets. Specialists and market makers provide continuous bids and offers for substantially all listed option series. In return for these commitments, specialists and market makers receive margin exemptions as well as other incentives such as participation rights and fee incentives.

        Two notable changes to options market structure occurred in 2009. One was the expansion of "portfolio margining" to customers. Previously available only to market professionals, portfolio margining significantly reduces margin requirements by examining the combined risk of a portfolio of financial instruments instead of margining each instrument separately. Portfolio margining has made trading more efficient by freeing up capital for other purposes. See "Regulatory Environment and Compliance—Portfolio Margining."

        The second notable change was the introduction of penny pricing in the listed options markets. The listed options markets previously quoted options in either nickel or dime increments, unlike stocks, which trade in penny increments. Effective February 2007, options on 13 different stocks and ETFs started trading in penny increments as part of an industry-wide pilot program. Twenty-two additional option classes were added to the Penny Pilot on September 28, 2007, and another 28 classes were added on March 28, 2008. The SEC, after studying the results of the Penny Pilot, decided to add 300 additional classes at the rate of 75 classes every three months starting in November, 2009. As a result, additional option classes were added to the Penny Pilot in February 2010 and May 2010, and 75 option classes will be added in August 2010. See "Regulatory Environment and Compliance—Penny Pilot Program."

Clearing and Settlement

        Following the incorporation of the CBOE in 1973, the CBOE Clearing Corporation was founded to clear all options contracts trading on any U.S. exchange. The role of a clearinghouse is to act as a guarantor for options contracts to ensure that the obligations of the contracts are fulfilled. Shortly after its founding, the CBOE Clearing Corporation became OCC and was approved by the SEC to be the central clearinghouse for all exchange-listed securities options in the U.S. OCC is the world's largest equity derivatives clearing organization and currently clears a multitude of diverse and sophisticated products, including options, futures, and options on futures. Standard & Poor's has given OCC a credit rating of "AAA."

        Due to the variety of products cleared by OCC, it falls under the jurisdiction of both the SEC and the CFTC. The OCC is owned equally by five participant exchanges: the CBOE, NYSE Amex, LLC, International Securities Exchange, or the ISE, NYSE Arca, Inc. and NASDAQ OMX PHLX, Inc. It is no longer necessary for new exchanges to have an equity position in OCC. As a result, Boston Options Exchange, or the BOX, NASDAQ Options Market, or the NOM, and BATS Options Exchange are non-owner participant exchanges of OCC.

Recent Trends and Developments in the Options Industry

  Broadening of Customer Base

        Institutional interest in the options markets has increased as a result of the options markets' enhanced liquidity and the shift by investors towards more sophisticated risk management techniques. In addition to individual investors, financial institutions, hedge funds and proprietary trading firms commit significant capital to trading options contracts.

  Technological Advances

        Technological advances have enabled U.S. options exchanges to provide electronic trading platforms. The emergence of electronic trading has been enabled by the ongoing development of sophisticated electronic order routing and matching systems, as well as advances in communication networks and protocols. This has created conditions that have improved liquidity and pricing opportunities and has been conducive to superior trade executions. In addition, the growing use of technology, combined with other factors, has decreased costs, enabling exchanges to lower fees.

  Consolidation

        Competitive pressures and the advantages of large scale operations have provided the strategic rationale for consolidation among exchanges. The migration to stockholder structures and for-profit business models has facilitated a number of such mergers and acquisitions. For example, NYSE Euronext now owns both the Archipelago Exchange (which had previously acquired the former Pacific Exchange) and the American Stock Exchange. These entities are now known as NYSE Arca and NYSE Amex. Deutsche Borse has acquired the International Securities Exchange, and NASDAQ has acquired the Philadelphia Stock Exchange, now known as NASDAQ OMX PHLX. This trend has been occurring on a global scale and can be expected to continue.

  Competition

        As competition has become increasingly intense, exchanges have adopted a number of strategies to effectively compete with their exchange counterparts, including technological and product innovation, more stringent cost controls, diversification of revenue streams and changes in corporate structure to provide enhanced strategic flexibility, streamlined corporate governance and greater access to sources of capital. Economies of scale have also become a crucial competitive factor.

  Payment for Order Flow

        "Payment for order flow" has become an important consideration in options order routing decisions by brokerage firms. Payment for order flow began when some market makers within the industry started to pay brokerage firms for their customers' orders. Certain firms, in particular online and discount brokers, solicit or accept payment for their order flow. These payments have become an integral part of their business models and firms that accept payment argue that it allows them to charge their customers lower commissions.

        Under a typical payment for order flow arrangement, a firm that has order flow receives cash or other economic incentives to route its customers' orders to an exchange that has been designated by the provider of payment. Individuals or firms are willing to pay for the routing of order flow because they know, if certain other conditions are met, that they will be able to trade with a portion of all incoming orders, including those from firms with which it has payment for order flow arrangements. See "Regulatory Environment and Compliance—Payment for Order Flow."

  Internalization

        Internalization occurs when a broker-dealer acts as principal and takes the other side of its customer's transaction. One form occurs when a full-service brokerage firm trades options as principal either to facilitate customer transactions when there is insufficient liquidity in the market, or simply to participate in the trade. As the options markets have grown, a number of these brokerage firms have entered the market making business, generally by acquiring specialist firms. This has led to a second form of internalization in which these firms direct their order flow to their own specialist units whenever possible. This type of internalization allows the firm to both earn a commission and capture the bid/ask spread, thereby increasing the profitability of the order flow they garner through their distribution system. See "Regulatory Environment and Compliance—Internalization."

        In response to increased demand for the ability to internalize, exchanges have developed various market models and trading procedures to facilitate the ability of firms to direct their order flow to themselves or otherwise increase the opportunities the firm may have to interact with its own customers.

  Maker-Taker Pricing Structure

        For the past several years non-professional customers have paid little or no transaction fees in most competitively-traded options classes. Transaction fees are paid primarily by market makers and firms trading for their proprietary accounts. More recently, several options exchanges have introduced a new pricing model in which orders that take liquidity from the marketplace are charged a transaction fee, regardless of origin type, and orders that provide liquidity to the marketplace receive a rebate for doing so. This type of fee schedule, known as "maker-taker," is attractive to participants who regularly provide liquidity but not to firms representing customer orders, when those orders are takers of liquidity. The market share captured by exchanges using a maker-taker pricing model has been modest so far. The longer term impact of this pricing structure on the market shares of the options exchanges remains to be seen.

  High Frequency Trading

        "High frequency trading" refers to the practice of entering buy and sell orders in rapid succession, often as many as thousands of orders per second. The strategies pursued by high frequency traders depend on sophisticated algorithms to spot trends before others can react to them and to exploit minor fluctuations in securities prices. Its practitioners are professional traders who typically use high-speed computers co-located at exchanges with direct connections to exchange order routing systems to reduce latency. High frequency trading has driven up trading volume on equity exchanges and is estimated to account for from 50% to 70% of stock trading. It is playing a growing role in options markets and has led to the creation of a new category of participants designated as professional customers.

        The SEC is currently seeking comments on various practices related to high frequency trading to determine if these practices disadvantage "long-term" investors. The practices the SEC is reviewing include co-location and market access (access to trading directly on an exchange or alternative trading system, including those providing sponsored or direct market access to customers or other persons).

BUSINESS

Overview

        Founded in 1973, the CBOE was the first organized marketplace for the trading of standardized, listed options on equity securities. Today, CBOE is one of the largest options exchanges in the world and the largest options exchange in the U.S., based on both contract volume and notional value of contracts traded. We are recognized globally for our leadership role in the trading of options on individual equities, market indexes and ETFs, our suite of innovative products, our liquid markets and our hybrid trading model. This model integrates both traditional open outcry methods and our electronic platform, CBOEdirect, into a single market. Prior to the completion of the restructuring transaction, the CBOE operated as a member-owned, non-stock Delaware corporation. As of March 31, 2010, we employed 597 individuals.

        The chart below highlights trends in our options contract volume, product mix and U.S. market share of listed options over the past five years.

Source: Options Clearing Corporation Data

        Our volume of options contracts traded in 2009 was 1.13 billion contracts, or 4.5 million contracts per day. This represents a decrease of 5% from the 1.19 billion contracts traded in 2008. The 1.19 billion contracts traded in 2008 represented an increase of 26% over the 944 million contracts traded in 2007. The 944 million contracts traded in 2007 represented an increase of 40% over the 675 million contracts traded in 2006. In 2009, 2008 and 2007, trades at the CBOE represented 31.4%, 33.3% and 33.0%, respectively, of the total contracts traded on all U.S. options markets. For the quarter ended March 31, 2010, total options contract volume at CBOE was 277.3 million, which represented 30.0% of the total contracts traded on all U.S. options markets. For the twelve months ended December 31, 2009, 2008 and 2007, we generated operating revenue of approximately $426 million, $417 million and $344 million, respectively, and for the three months ended March 31, 2010 and 2009, we generated operating revenue of $101.1 million and $98.1 million, respectively. We generate revenue primarily from the following sources:

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  Transaction fees;

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  Access fees;

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  Exchange services and other fees;

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  Market data fees;

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  Regulatory fees; and

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  Other fees.

        Following the restructuring transaction, based on our current assumptions, we also expect a significant amount of incremental operating revenues to be generated through fees related to trading permits, which will provide Trading Permit Holders access on the Exchange.

        The CBOE is a self-regulatory organization (SRO), which is regulated by the SEC. As an SRO, the CBOE plays a critical role in the U.S. securities markets: the CBOE conducts market surveillance and examines members and member organizations for, and enforces compliance with, federal securities laws, SEC rules and the CBOE Rules. Since March 26, 2004, the CBOE has also operated the CBOE Futures Exchange, LLC, or CFE, a wholly-owned subsidiary of the CBOE, which is a designated contract market under the oversight of the CFTC. In March 2007, the CBOE launched CBSX, a facility of the CBOE in which the CBOE holds a 49.96% interest.

History

        The CBOE was created by the CBOT in 1973 as a result of the CBOT's efforts to develop new products. Prior to that time, there was no organized, regulated marketplace for the trading of options on equities. "Put and call dealers" conducted trading of non-standardized options on an over-the-counter basis. When it became clear that options on equities would fall under the regulatory jurisdiction of the SEC, the CBOT decided to create a separate SRO for their trading. The CBOT ultimately spun this entity off as a separate, independent organization, while providing an Exercise Right to full members of the CBOT, pursuant to which such members would have the right to become members with trading rights on the CBOE for so long as they remained CBOT members.

        The original products, call options on the common stock of 16 major U.S. corporations listed on the NYSE, began trading on April 26, 1973 through an open outcry, floor-based trading system. Trading in these call options grew quickly. Additional options markets were soon created by existing stock exchanges, including the American Stock Exchange, or the AMEX (now known as NYSE Amex, LLC), the Midwest Stock Exchange, or the CHX (now known as the Chicago Stock Exchange), the Pacific Exchange, or the PCX (now known as NYSE Arca, Inc.), and the Philadelphia Stock Exchange, or the PHLX (now known as NASDAQ OMX PHLX, Inc.).

        Put options were introduced in 1977, and by the end of the year, annual options volume reached 25 million contracts. That same year, the SEC imposed a moratorium on further expansion of the options markets, pending an in-depth review of the regulatory structure and procedures.

        The moratorium ended on March 26, 1980, and the CBOE responded by increasing the number of stocks on which it traded options from 59 to 120. That same year, the options business of the CHX was consolidated into the CBOE.

        On March 11, 1983, ten years after it created the first options marketplace, the CBOE introduced the first options based on a stock index—the CBOE 100 (also known by its symbols, OEX and XEO). Subsequently, the CBOE entered into an agreement with Standard & Poor's in which the CBOE 100 became the S&P 100 and CBOE acquired the rights to offer trading in options based on the S&P 500 Index. On July 1, 1983, options were introduced on the S&P 500 Index, which has grown to be the CBOE's largest single product and the most actively traded index option in the U.S. according to OCC statistics. Since 1983, index option trading has expanded to cover many other broad-based indexes and myriad other indexes covering market segments, industry sectors and trading styles.

        Options volume continued to grow, and in 1984, the CBOE volume exceeded 100 million contracts. With the continuing growth in options trading, the CBOE outgrew its leased space in the CBOT building and decided to build its own facilities. In 1984, the CBOE moved into a 350,000 square foot facility, which we continue to occupy. That same year, the rapid growth in index options trading prompted the CBOE to introduce the first automated execution system for options. Shortly thereafter, in April 1985, the Exchange established The Options Institute as an industry resource for the education of options users, including account executives, institutional money managers, pension fund sponsors and individual investors.

        The CBOE continued to play a leading role in options product innovation. In 1990, the CBOE introduced Long-term Equity AnticiPation Securities, or LEAPS. LEAPS are long-term option contracts that allow investors to establish positions that currently can be maintained for a period of up to thirty-nine months. The development and introduction of LEAPS by the CBOE in 1990 added a new range of options possibilities. In 1993, the CBOE introduced FLEX options, which allow investors to customize certain terms on options contracts. In that same year, the CBOE unveiled VIX, a proprietary market volatility index that gauges investor sentiment. VIX has since become widely known as the market "fear gauge," and serves as the basis of one of our most actively traded products.

        In 1997, the CBOE acquired the options business of the NYSE and relocated it to the CBOE. That same year the CBOE was selected by Dow Jones & Co. to introduce the first options on the DJIA.

        In 1999, the CBOE modified the structure of its market making system to expand use of Designated Primary Market Makers, or DPMs, to all equity options. This modification assured that a specialist would be available to oversee trading and provide customer service to member firms in every equity option class. Shortly thereafter, the CBOE listed additional options classes that had previously been traded only on a single exchange.

        In 2000, a number of changes took place, including the opening for business of a newly created screen-based options exchange, the ISE, and the SEC's adoption of a plan to link the options exchanges so as to reduce the potential that a trade would occur at a price inferior to a better bid or offer in another marketplace. After a relatively slow start, the new screen-based ISE eventually was able to generate volume and capture market share from the existing exchanges. Following a decline in volume and market share from the 2000–2002 period, we launched CBOEdirect. CBOEdirect introduced our hybrid trading system which provided several innovations to our market model, including the combination of features of both floor-based and electronic trading. Following the launch of CBOEdirect, our trading volume began to grow at a rapid pace.

        In 2004, competition increased further as a second all-electronic competitor, the BOX, was launched. In 2006, the NYSE reentered the options market by merging with Archipelago Holdings, Inc. (Arca), which had previously acquired the PCX.

        Effective January 2006, the CBOE adopted a "for-profit" business model and began conducting its business activities with a focus on maximizing its profit potential in a manner consistent with the fulfillment of its responsibilities as an SRO.

        In early 2008, NASDAQ acquired the PHLX and also commenced operation of a new seventh options exchange, the NOM. In addition, the NYSE, now known as NYSE Euronext, acquired the AMEX, giving it two options exchanges on which to conduct business. In October 2008, the CBOE announced that it would create a second options market, currently referred to as "C2." C2 will be an all electronic marketplace and will operate under a separate exchange license with its own board of directors, rules, connectivity, systems architecture and access structure. On December 10, 2009, the SEC approved C2 as a separate, all-electronic options exchange. C2 is expected to launch in late 2010.

        In 2009, the BATS Exchange announced its intention to enter the options business and launched a U.S. equity options trading platform on February 26, 2010.

        The increased competition among exchanges combined with business model and product innovations have all contributed to the changing landscape and continued growth in industry and

CBOE trading volumes. The chart below details contract trading volume on the CBOE since our inception in 1973 and highlights growth trends in contracts traded on the Exchange.

Source: Options Clearing Corporation Data

Competitive Strengths

        The CBOE has established itself as the global leader and innovator in the options industry. We believe we are well positioned to further enhance our leadership position through several key competitive strengths:

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  Leading Brand, Reputation and Market Position.  As the world's first options exchange, the CBOE's leadership role in options trading is recognized worldwide. We are one of the largest options exchanges in the world and the largest options exchange in the U.S., based on both contract volume and notional value. Our opinions and positions on industry issues are sought by regulators, elected officials, industry and finance leaders and policy experts worldwide. Our website, which consists of over 40,000 pages, is the most extensive in the industry—Forbes Magazine has named it a "Best of the Web" successively since the inception of the award in 2001.

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  Innovation and Product Development.  In addition to being the original marketplace for standardized, exchange-traded options, we created the world's first index options and have been the source of many other innovations with respect to products, systems and market structure in the options industry.

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  Innovation—We work closely and collaboratively with market participants to introduce new products and services to meet the evolving needs of the derivatives industry. We have introduced innovative products such as LEAPS, FLEX options, volatility options and, most recently, options on the S&P 500 Dividend Index. CBOE products, such as the CBOE S&P 500 BuyWrite Index, the CBOE S&P 500 PutWrite Index and futures and options on VIX, have received industry awards for innovation.

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  Exclusive Licenses—We have the exclusive right to list securities options based on the S&P 500, the S&P 100 and the DJIA indexes. Many of our products based on these exclusive licenses are among the most actively traded products on the CBOE and in the industry.

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  Proprietary Products—We have created our own proprietary indexes and index methodologies, including VIX, which provide benchmarks for options users, serve as the basis for exclusive products and provide licensing revenue for the Exchange.

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  Hybrid Trading Model.  Our hybrid trading model integrates open outcry and electronic trading into a single market. We believe that this innovative approach offers our users more choices, a diverse pool of liquidity and the ability to execute complex strategies that may not be available on purely screen-based trading systems.

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  Leading Proprietary Technology Platform.  We own, operate and maintain our core trading and information technology and systems and we continue to commit substantial resources towards ongoing development and implementation of these capabilities. Market participants rely on our technology and infrastructure, which provides a high level of availability and reliability. We believe the CBOEdirect trading platform is among the most advanced trading platforms in the world. It can simultaneously support both screen and floor-based trading for multiple trading models, multiple products and multiple matching algorithms. The technology underlying CBOEdirect is designed for extremely high performance. It is built on open standards providing platform independence and is designed to be scalable for both capacity and throughput.

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  Liquidity.  We support the options trading activities of 944 members, including 188 trading firms representing leading financial and securities firms. We believe that this diverse pool of liquidity providers, in combination with our broad range of products, hybrid trading model and the CBOEdirect trading platform, offers our users the liquid markets they require to effectively execute their trading strategies.

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  Experienced Management Team.  CBOE's management team has extensive experience in the options industry. William J. Brodsky, our Chairman and Chief Executive Officer, and Edward J. Joyce, our President and Chief Operating Officer, each has over 35 years of experience with exchange management and derivative products. In addition, Mr. Brodsky currently serves as Chairman of the World Federation of Exchanges. The remaining seven members of the senior management team have an average of over 25 years of experience in the options industry. We believe that our management team has demonstrated an ability to grow our business through continued product and technological innovations and has evidenced the ability to respond to changing industry dynamics through ongoing adaptation of the CBOE's market model.

Growth Strategy

        Trading in derivative products has expanded at a rapid pace over the past several years as a result of a number of factors including technological advances that have increased investor access, declining costs to users, globalization and greater understanding of the products by increasingly sophisticated market participants. The CBOE is well positioned to leverage its competitive strengths to take advantage of these trends.

        We are undertaking the restructuring transaction to convert our business model from a member owned, non-stock corporation to a stock corporation, as described elsewhere in this prospectus. We believe that our continued focus on a for-profit strategy (a strategy we initiated in 2006) and adoption of a corporate and governance structure more like that of a for-profit business will provide us with greater flexibility to respond to the demands of a rapidly changing business and regulatory environment. We also intend to further expand our business and increase our revenues and profitability by pursuing the following growth strategies:

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  Continue to Enhance Our Market Model and Trading Platform.  We recognize that the opportunity to participate in the growth of the derivative markets will be driven in great part by the trading functionality and systems capabilities that an exchange offers to market participants. We believe that our hybrid trading model offers flexibility to market participants, while the CBOEdirect trading platform offers state-of-the-art functionality, speed, performance, capacity and reliability. We intend to use our strong in-house development capabilities and continued investment to further augment the functionality and capacity of our trading systems. In addition, the CBOE created C2, a second, all-electronic options market that will be capable of trading all of CBOE's products, including SPX, which currently trades primarily in open outcry. C2 is expected to launch in late 2010, and will operate under a separate exchange license with its own board of directors, rules, connectivity, systems architecture and access structure.

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  Develop Innovative Products.  We intend to continue to build on our reputation as an industry innovator through the development of new and innovative products. We intend to use licensed products and CBOE proprietary intellectual property to create exclusive products that meet the needs of the derivatives industry and enhance the CBOE brand. We anticipate that our new and innovative products will help drive trading volumes by attracting new customers to our Exchange and expanding the array of products available to existing customers. In addition, we believe our continuing product innovations will generate increased use of other CBOE products, in the same way that VIX and the CBOE S&P 500 BuyWrite Index have generated additional trading activity in SPX.

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  Attract Over-the-Counter Market Participants.  As a result of the 2008 financial crisis, over-the counter market participants have been under pressure from regulators to move much of their trading from the over-the-counter market to an exchange-traded, centrally cleared environment. We seek to attract participants from the over-the-counter market to CBOE and are developing strategies that target this market segment. For example, CFLEX, our internet-based, electronic system for trading FLEX options, allows participants to customize key contract terms including strike price, exercise style and expiration dates of up to fifteen years with the administrative ease and clearing guarantees of standardized listed options. In addition, CBOE eliminated blackout dates for FLEX options in 2009 and recently implemented two pilot programs that eliminated the minimum size requirement for FLEX options and the restriction on p.m. settlement for index options traded in FLEX.

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  Expand Service Offerings.  We believe there are significant opportunities to derive revenue from new and expanded service offerings. For example, our subsidiary MDX sells historical options data, value-added proprietary information and a datafeed of certain S&P and CBOE index values to market data users. In addition, through a set of arrangements with S&P, CBOE permits S&P to license CBOE's proprietary indexes and index methodologies for certain purposes to securities firms and other exchanges. Recently, CBOE and S&P agreed that S&P may license one or more clearing agencies to clear OTC options based on the S&P 500 index which meet certain criteria, some of which are currently under negotiation, and that S&P will compensate CBOE for any transaction cleared under such a license based on the notional value of the transaction.

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  Pursue Select Strategic Opportunities.  Technology, globalization and competition have led to the emergence of a number of diverse, world-class exchanges offering large pools of liquidity across multiple asset classes and product types. At the same time, new technologies and the internet have also created a fertile testing ground for new risk management products and market models. We expect these trends to continue, and we intend to evaluate consolidation and alliance opportunities that we believe will enhance stockholder value.

Products

        The CBOE provides a marketplace for the trading of options contracts that meet criteria established in the CBOE's Rules. The options contracts the CBOE lists for trading include options on individual equities, options on various market indexes and options on ETFs. In addition, we provide marketplaces for trading futures contracts and cash equities through our CFE subsidiary and CBSX.

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  Equity Options.  We offer trading in options with terms of up to nine months on the stocks of over 2,400 corporations. The stocks underlying our individual equity options are listed on the NYSE, NYSE Amex and NASDAQ. In addition, we also offer trading in long-term options, known as LEAPS, on approximately 800 stocks with terms of up to thirty-nine months.

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  Index Options.  We offer trading in options on 10 different broad- and narrow-based market indexes, including proprietary indexes that we have developed, such as VIX. The index options we list include some of the most widely recognized measures of the U.S. equity markets, such as the S&P 500, the DJIA, the NASDAQ 100 and the Russell 2000. We also offer trading in index options based on several benchmarks, including VIX, which has become a widely recognized measure of equity market volatility. Options based on indexes are among our most actively traded products, with several options listed exclusively on the CBOE (for example, options on the S&P 500, S&P 100, DJIA and VIX). We also trade LEAPS on several of our index products.

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  Options on ETFs.  We offer trading in options on over 250 ETFs based on various domestic and foreign market indexes. We also offer trading in LEAPS on 66 ETFs. The contract volume of options on ETFs traded at CBOE has experienced a 38% compound annual growth rate from 2005 through 2009, which was the highest rate of growth across all of our product categories.

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  Futures.  The CBOE provides a marketplace for trading futures through its wholly-owned subsidiary, CFE. To date, CFE has focused on the trading of futures related to CBOE-created benchmarks such as the CBOE volatility indexes.

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  Equities.  In early 2007, the CBOE began providing a marketplace for individual equity securities through a new trading facility owned with several broker-dealers. This stock exchange, known as CBSX, provides a marketplace for trading stocks on over 7,500 companies listed on NYSE, NASDAQ and AMEX.

  Proprietary Products

        The CBOE has developed several of its own proprietary indexes and index methodologies. These include volatility and/or variance indexes based on various broad-based market indexes (such as the S&P 500, the DJIA, the NASDAQ 100, the Russell 2000), realized variance indicators, the CBOE S&P 500 Implied Correlation Index, a number of sector indexes and a series of option strategy benchmarks, including the BuyWrite, the PutWrite and the Collar indexes based on the S&P 500 and BuyWrite indexes based on other broad-based market indexes. We also have licensed others to use some of these indexes to create products and have entered into agreements whereby we have granted to others the rights to sub-license some of these indexes. The CBOE generates revenue from the calculation and dissemination of over 30 real-time index values for third party licensors and from the licensing of CBOE's proprietary indexes.

Market Model

        The CBOE provides a reliable, orderly, liquid and efficient marketplace for the trading of options. The CBOE operates a quote-driven auction market that employs a combination of specialists, market makers and floor brokers. At the CBOE, DPMs are specialists that are charged with maintaining fair, orderly and continuous markets in specific option classes, with multiple specialists assigned to the most heavily traded options classes. DPMs trade for their own account and are not permitted to act as agent on behalf of customers, although they may be affiliated with large financial companies that also operate an agency business. Market makers, operating in-person on the trading floor and/or from remote locations, supplement the liquidity provided by the specialists by quoting both bids and offers for their own accounts in their assigned classes. Floor brokers act as agents on the trading floor to facilitate primarily large or complicated orders that customers choose not to direct to the electronic system.

  Market Participants

        Market participants typically perform one or more of the functions described below in their roles as members of the CBOE.

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  Market Maker.  A market maker is an individual or firm that engages in trading the Exchange's products either for his own account or for the account of his firm. A market maker may operate on the trading floor or remotely. Market makers do not act as an agent representing customer orders. Market makers have certain quoting obligations in their appointed product classes. Like stock specialists, they are granted margin relief to ensure they can conduct business without requiring excessive amounts of capital. Market makers must have a relationship with a clearing firm that will hold and guarantee their positions. When a person is referred to as a "trader," it typically implies that the individual acts as a market maker. The majority of the memberships in use at the CBOE are used for market making purposes.

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  Lead Market Maker, or LMM.  An LMM is a firm that assumes special obligations with respect to providing quotes for specific options classes. Currently, LMMs are utilized in SPX, OEX and XEO. LMMs are also utilized in certain classes where an off-floor DPM is in operation to ensure that trading floor personnel can always obtain verbal markets. In SPX, LMMs are appointed who rotate each expiration cycle, with at least two quoting at any given time. All LMMs are required to maintain a physical presence in the trading crowd of their appointed classes.

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  Floor Broker.  An individual who represents orders on the CBOE trading floor as an agent is known as a floor broker. Approximately 10% of the memberships in use at the CBOE are for floor broker purposes, but the orders they represent constitute a significant portion of the CBOE's total volume. Floor brokers generally do not trade for their own account and do not receive any margin benefit. They generate revenue by charging commissions to their customers for their services. A floor broker may represent orders for his firm's proprietary account provided it is done in accordance with the CBOE Rules.

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  Designated Primary Market Maker, or DPM.  A DPM is a member firm that has been assigned specialist responsibilities in certain options classes at the CBOE. As such, the term "DPM" and "specialist" are used interchangeably in this prospectus. Although they may be affiliated with a firm that conducts an agency business, DPMs trade for their own account and are not permitted to act as agent on behalf of customers. DPMs are obligated to provide continuous quotes in their appointed classes but at a notably higher standard than that of regular market makers. DPMs are also expected to participate in business development efforts to attract business to the CBOE for their appointed classes. Like market makers, they receive margin relief. DPMs also are granted "participation rights" in their appointed classes. Participation rights guarantee DPMs a minimum share of each trade for which they are on the best market. As of April 30, 2010, there are 12 different DPM firms covering 19 different trading crowds and four off-floor DPMs.

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  Electronic Designated Primary Market Maker, or eDPM.  An eDPM is a member firm that has been assigned specialist responsibilities similar to a DPM but operates remotely, not in person. They also are granted participation rights in their appointed classes but at a lower level than that of DPMs, reflecting their slightly lesser obligations. The eDPMs serve to supplement the role of the DPM and are also motivated to engage in business development efforts in their appointed classes. The appointments and class allocations granted to DPMs and eDPMs are not permanent and may be revoked or reassigned for cause. Currently, there are five eDPM firms at the CBOE, each having from 185 to 366 appointed classes.

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  Member Firm.  The term "member firm" is typically used to refer to those firms that bring customer order flow to the Exchange and that are members of the Exchange for the purpose of executing their customers' orders on the CBOE marketplace. These firms are also referred to as "order flow providers." They generate revenue by charging commissions for their services to their customers and in some cases through the receipt of payment for their order flow. Most traditional brokerage firms fall into this category. Other firms that are members of the Exchange are technically member firms but are usually referred to by one or the functions described above (i.e., DPM, market maker, etc.).

        Several of the functions described above, namely, market maker, DPM, eDPM and LMM, are often grouped together as "liquidity providers." This name refers to the fact that they all provide liquidity to the options market through their various obligations to provide to the marketplace two-sided quotes at which they are obligated to trade. Any of these liquidity providers may be designated as a preferred market maker by a member firm routing an order to CBOE. The preferred market maker is afforded a participation right provided that he or she meets certain other requirements with respect to the relevant option class and quoting obligations.

        Direct access to the CBOE marketplace is granted to individuals and firms that are CBOE members. A membership entitles the member to conduct business on the Exchange in one of the participant roles described above. As of May 1, 2010, the CBOE had 944 memberships in use and 188 active trading firms. A membership is required for any individual or firm that wishes to have direct access to the CBOE unless a market participant is a sponsored user of a member as further described below. There are 930 CBOE memberships that were created through the sale of CBOE Seats. When we refer to "CBOE Seats" we refer exclusively to these 930 CBOE memberships. In addition, the CBOE had temporarily extended the membership status of 252 former CBOT members who were CBOE members as a result of the CBOT Exercise Right prior to the acquisition of the CBOT by the CME Group. As of May 1, 2010, a total of 39 individuals have maintained their temporarily extended membership status. In July 2008, CBOE received authorization for an additional 50 access permits, called interim trading permits (ITPs), of which 17 were in use on May 1, 2010. These ITPs convey trading access, but not equity, in CBOE. They were issued by lottery to CBOE members and member firms.

        CBOE has a sponsored user program that permits non-members to enter orders on certain CBOE trading systems through a sponsorship arrangement with a CBOE member. These systems include CFLEX (CBOE's electronic FLEX option trading system) and CBSX. Additionally, up to 15 sponsored users may be provided with electronic access to all other products traded on CBOE. On January 13, 2010, the SEC proposed a new market access rule that, among other things, would effectively prohibit broker-dealers from providing customers with "unfiltered" or "naked" access to an exchange or alternative trading system (ATS). The 60-day public comment period expired on March 29, 2010.

  Hybrid Trading Model

        Most options are traded on the CBOE both electronically and in open outcry using its hybrid trading model. The CBOE developed the first hybrid trading model, in which aspects of both open outcry and electronic trading are integrated to function as a single market. This trading model is supported by state-of-the-art technology, including the CBOEdirect trading platform. Since we began operating our hybrid trading model in 2003, a significant portion of the volume in our products has migrated to electronic execution. However, for our most actively traded index product, SPX, substantially all of the volume continues to trade in open outcry, supported by automated execution of certain types of orders.

        The hybrid trading model enables the CBOE market makers to each employ their own, individual pricing models and to stream their own individual quotes into the CBOE trading engine. The CBOE market makers present on the trading floor are able to both stream their quotes into the CBOE's central trading engine and to participate in open outcry transactions effected in their trading crowd. Our hybrid trading model allows the CBOE to offer both electronic and open outcry trading models simultaneously without sacrificing the benefits each brings.

        At the core of the hybrid trading model are the matching algorithms, which is the means by which trades are executed and allocated to market participants. The CBOE's technology and Rules provide for a variety of different algorithms for matching buyers and sellers. The CBOE has the ability to apply different matching algorithms to different products, and currently has two different algorithms in operation for various products. Each matching algorithm is designed to meet the needs of a particular market segment. The setting of the matching algorithm affects the share of each trade that a quoting participant receives and is central to the opportunity and profit potential of market makers and other liquidity providers.

        The CBOE's hybrid trading system calculates the national best bid and offer (NBBO), and orders are not executed at a price inferior to the NBBO except pursuant to limited exceptions provided in CBOE's rules. The system scans all other option marketplaces, and it has the capability to route orders to other marketplaces for execution if a better price exists elsewhere. This linkage model is based on the Regulation NMS (National Market System) inter-market linkage structure that exists for U.S. equity trading. The structure requires price protection of the exchanges' best bids and offers (BBOs) and utilizes Intermarket Sweep Orders (ISOs) to trade multiple prices at multiple exchanges nearly simultaneously. Orders reflecting prices that are inferior to an exchange's BBO do not receive protection under this plan.

        The hybrid trading system also supports off-floor participants, including remote market making, off-floor DPMs and eDPMs. In June 2004, the CBOE introduced eDPMs into 400 of the most actively traded options classes, which accounted in the aggregate for approximately 90% of average daily contract volume. Currently, eDPMs make markets in over 500 classes. Remote market making is available in all hybrid classes, except SPX, including several of CBOE's proprietary products.

        The CBOE's market model continues to evolve as we innovate and adapt to changes in the marketplace. Details on the CBOE's technological capabilities, as well as key systems offerings employed by the CBOE members, are described below.

Technology

        The CBOE's technology supports trading on multiple exchanges: CBOE, CFE, CBSX and OneChicago. The CBOE's systems can simultaneously support multiple trading models and multiple matching algorithms per exchange. For example, different products could trade simultaneously using open outcry, screen based or a hybrid model. Within these trading models, different products can be traded using different matching algorithms. CBOEdirect has recently been enhanced to support trading options on futures.

  Trading Platform

        CBOEdirect, the central platform for the CBOE's hybrid trading system, was launched in 2003. The CBOEdirect platform integrates the CBOEdirect trading engine with the routing, display systems and broker handling systems that support the trading floor. It provides features of screen-based and floor-based trading in what we believe is a "best of both worlds" market model.

        The CBOE uses a quote-driven market model where liquidity providers have quoting obligations. The CBOEdirect trade engine includes the match engine, the order book and the quote processor. CBOEdirect enables the users to post quotes with size and expedite order execution. CBOEdirect accepts streaming quotes from individual market makers, DPMs, eDPMs and LMMs, automatically executes marketable orders and opens the book to non-customers.

        CBOEdirect functionality includes: quote lock, Quote Risk Monitor, User Input Monitor, numerous matching and allocation algorithms, a complex order book including complex orders with a stock component, preferenced orders and several auction mechanisms. The various matching and allocation algorithms are configurable by product.

        CBOEdirect's underlying technology is a Java application with an infrastructure designed for high performance and is designed to be scalable for capacity and throughput. The CBOE's trading platform is capable of accommodating significantly more than the approximate 5,700 distinct options symbols and 270,000 options series currently trading on the Exchange. In addition to simple orders, the CBOE's systems support trading spreads and other complex orders, as well as options that expire weekly. Over the past 12 months, the CBOE has transmitted to OPRA peaks of over 500,000 quotes per second, and the CBOE accepts from its users, and disseminates to OPRA, more quotes than any other exchange.

        The CBOE has a system design that allows for a quick introduction of different types of derivative and securities products, including options, futures, options on futures and stock products. In addition, the CBOE's systems facilitate different trading models, allowing the CBOE to move from a floor-based model to a screen-based model.

        The CBOE provides application programming interfaces, or APIs, to facilitate both quote and order entry as well as auction processing. These include a proprietary API called CBOE Member interface, or CMi, and the industry-standard Financial Information Exchange, or FIX.

  Order Routing, Trade Match, Ticker Plant and Market Data

        The CBOE's order routing system allows members to use FIX or CMi. In 2008, the CBOE completed the migration of the order routing system, electronic market linkage and functions that support non-hybrid trading from the mainframe to the CBOEdirect platform.

        The CBOE's Trade Match system uses CBOEdirect technology. It sends matched trades to the OCC, which then settles and clears the trades. The Trade Match system currently provides matched trade information to clearing firms via CBOEdirect technology. Brokers have access to their trades and related account information via a web-based interface or through an API.

        The CBOE's ticker plant, XTP, takes in market data feeds from CTS/CQS, OPRA, NASDAQ, the CBOT, the CME and other sources and disseminates the data internally to other systems on a publish/subscribe basis. XTP's most recent processing peak was 1.2 million messages per second, or MPS, inbound from the OPRA, with over 6 billion messages per day.

        The CBOE disseminates options market data to OPRA and to its members via FIX and CMi. The CBOE also uses Ticker Express to provide fast, accurate market data to its members. CFE disseminates futures market data via the CBOE Financial Network, or CFN, CBOE's futures market data network. The CBOE has a fully integrated real-time system to track electronic trading for Help Desk troubleshooting and regulatory analysis. The CBOE also has an extensive data warehouse with terabytes of historical trading data that provides fast and easy access to data for analysis.

  Disaster Recovery

        The CBOE has developed an off-site disaster recovery facility to help ensure continuity of trading on a next-day basis in the event of a disaster that would require closing the CBOE's building. CBOEdirect is the disaster recovery platform. The disaster recovery site provides backup for CBOE products including index options, futures, options on futures, equities and equity options.

  Clearing System

        OCC clears the CBOE's options products, and OCC acts as the issuer, counterparty and guarantor for all options contracts traded on the CBOE and other U.S. securities exchanges. Upon execution of an option trade, we transmit to OCC a record of all trading activity for clearing and settlement purposes. OCC fulfills these same functions for futures products traded on the CFE. The National Securities Clearing Corporation clears the CBOE's stock and ETF products.

  Market Data

        Our markets generate valuable information regarding the prices of our products and the trading activity in those markets. Market data relating to price and size of market quotations and the price and size of trades is collected and consolidated by OPRA. OPRA disseminates the information to vendors who redistribute the data to brokers, investors and other persons or entities that use our markets or that monitor general economic conditions, such as financial information providers, broker-dealers, banks, futures commission merchants, public and private pension funds, investment companies, mutual funds, insurance companies, hedge funds, commodity pools, individual investors and other financial services companies or organizations. After costs are deducted, the fees collected are distributed among exchange participants based on their transaction volumes pursuant to the OPRA Plan. As of December 31, 2009, our market data was displayed on approximately 182,000 terminals worldwide. See "Regulatory Environment and Compliance" for further information on OPRA.

        Through our subsidiary, MDX, we are expanding our market data offerings. MDX is a market data vendor providing information on specialized indexes, time and sales information and specialized reports of historical market data. In the near future, MDX plans to offer information on market depth for both stocks and options as well as complex order information for options.

Other Business Relationships

        In addition to its options operation, the CBOE is an owner of or an equity holder in several related organizations as shown in the table below (upon completion of the restructuring transaction, CBOE Holdings will become the owner of CBOE Futures Exchange, LLC, C2 Options Exchange, Incorporated and CBOE Execution Services, LLC).

Related Organization	Ownership Interest
The Options Clearing Corporation	20% Equity Interest
CBOE Stock Exchange, LLC	49.96% Equity Interest
OneChicago, LLC	23.7% Equity Interest
NSX Holdings, Inc.	4.6% Equity Interest
Signal Trading Systems, LLC	50% Equity Interest
CBOE Futures Exchange, LLC	Wholly-owned subsidiary of CBOE
C2 Options Exchange, Incorporated	Wholly-owned subsidiary of CBOE
CBOE Execution Services, LLC	Wholly-owned subsidiary of CBOE

        Outlined below is a brief description of each of these relationships.

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  The Options Clearing Corporation, or OCC.  The CBOE is a one-fifth owner of OCC, which is the sole entity providing clearing and settlement of exchange-traded securities options in the U.S. OCC also clears securities futures for OneChicago and futures for CFE, for the U.S. operations of NYSE Liffe, for the NASDAQ OMX Futures Exchange and for the Electronic Liquidity

    Exchange (ELX). The other owners of OCC, in equal one-fifth proportions, are the NYSE Amex, the ISE, the NYSE Arca and the NASDAQ OMX PHLX. Our OCC ownership is not a source of dividend income to us.

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  CBOE Stock Exchange, LLC, or CBSX.  In July 2006, the CBOE announced that it would enter the stock trading business through a new facility jointly owned with several broker-dealers: VDM Chicago, LLC, LaBranche & Co., Inc., IB Exchange Corp. and Susquehanna International Group, LLP. More recently, Lime Brokerage Holdings LLC purchased an equity interest from the owners other than CBOE. CBSX has been organized as a Delaware limited liability company in which CBOE currently holds a 49.96% equity interest. CBSX uses CBOE technology to offer trading in over 7,500 stocks listed on the NYSE, NASDAQ and the AMEX. CBSX was launched in the first quarter of 2007 and operates an electronic market model utilizing the CBOEdirect trade engine and a simple price-time matching algorithm. CBOE members are eligible to obtain access to trade on CBSX without obtaining a separate permit. CBSX is also authorized to issue up to 100 trading permits to non-CBOE members. The CBSX permits do not carry any equity interest in CBSX or the CBOE. As of December 31, 2009, there were 62 CBSX trading permit holders and 97 CBOE members with trading access to CBSX.

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  OneChicago, LLC.  CBOE, LLC, a wholly-owned subsidiary of CBOE, owns an equity interest in OneChicago, a joint venture originally created with the CME and the CBOT for the trading of securities futures, which are jointly regulated by both the SEC and the CFTC. On March 15, 2006, Interactive Brokers Group, or IBG, made a major investment in OneChicago and acquired a 40% interest. Prior to the IBG investment, CBOE, LLC held a 39.81% interest in OneChicago. The IBG investment reduced CBOE, LLC's equity interest to 24.01%. Subsequent stock grants to management on October 9, 2008 further reduced CBOE, LLC's equity interest to 23.7%.

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  NSX Holdings, Inc.  The CBOE owns an equity interest in NSX Holdings, Inc. In January 2005, the CBOE entered into an agreement with National Stock Exchange, Inc., or the NSX, to sell the majority of the CBOE's ownership in the NSX back to the NSX for $11 million over a four-year period, subject to certain minimum NSX working capital levels. Subsequent to the January 2005 agreement, the NSX converted into a holding company structure consisting of NSX Holdings, Inc. and the NSX, both Delaware for-profit corporations. As part of the restructuring transaction, the CBOE received 8,424 shares of Class A common stock and 58,698 shares of Class B common stock in NSX Holdings, Inc. The last of the payments required under the 2005 agreement was made in March 2009, and the CBOE has now sold back to NSX all of its Class B common stock in NSX Holdings. The CBOE continues to hold its Class A common stock in NSX Holdings, representing a fully diluted equity interest of approximately 4.60% as of March 31, 2010.

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  Signal Trading Systems, LLC.  CBOE has entered into an agreement with FlexTrade Systems Inc. ("FlexTrade") to create a jointly owned entity called Signal Trading Systems, LLC. The primary purpose of Signal Trading Systems, LLC is to develop and market a multi-asset front-end order entry system, known as "Pulse", which will have a particular emphasis on options trading. CBOE and FlexTrade will each own a 50% interest in Signal Trading Systems, LLC and CBOE will be the Managing Member.

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  CBOE Futures Exchange, LLC, or CFE.  In 2004, the CBOE began to operate a futures subsidiary, CFE, which is regulated by the CFTC. The primary products traded on CFE are futures on various measures of market volatility. The volumes of trading, revenues and expenses associated with CFE are not significant in the CBOE's overall operation.

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  C2 Options Exchange, Incorporated, or C2.  On October 21, 2008, the CBOE announced that it would seek approval to launch a new and separate options exchange, C2. On December 10, 2009, the SEC approved the exchange registration application for C2, which will operate as a wholly-owned subsidiary and will become a wholly-owned subsidiary of CBOE Holdings upon the completion of the restructuring transaction. C2 will operate under a separate exchange license with a separate access structure and fee schedule. C2 will be an all-electronic options marketplace, capable of listing and trading all CBOE products using multiple market models and pricing structures. C2 will have its own board of directors, rules, connectivity and systems architecture, with its primary data center located in Secaucus, New Jersey. CBOE expects C2 to launch in the latter part of 2010.

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  CBOE Execution Services, LLC.  On January 12, 2009, the CBOE formed CBOE Execution Services, LLC as a wholly owned subsidiary. This entity is intended to be available for use as a broker-dealer if and when a determination is made to register and use the entity in that capacity. For example, the CBOE could determine in the future to register the entity as a broker-dealer and use the entity to act as an outbound router of orders to other exchanges and execution venues on behalf of the CBOE and CBSX.

        The CBOE also has long-term business relationships with several providers of market indexes. The CBOE licenses these indexes as the basis for index options. In some instances, these licenses provide the CBOE with the exclusive right to list options contracts based on these indexes. Of particular note are the following:

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  Standard & Poor's Corporation.   We are able to offer contracts on the S&P 500 Index as a result of a licensing arrangement with Standard & Poor's. This license provides the right to use the S&P 500, the S&P 100, and several other indexes published by Standard & Poor's as the basis for standardized, exchange-traded options contracts until 2022. Under its license with Standard & Poor's, the CBOE has the exclusive right to list securities options on the S&P 500 Index and S&P 100 Index until 2018.

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  Dow Jones & Co.  We are able to offer contracts on the DJIA as a result of a licensing arrangement with Dow Jones & Co. This license provides us the right to use the DJIA and several other indexes published by Dow Jones & Co. as the basis for standardized, exchange-traded options contracts. Under its license with Dow Jones & Co., the CBOE has the exclusive right to list securities options on the DJIA during standard U.S. trading hours until 2012. Both Dow Jones and the CBOE have the right to extend the exclusive license on the DJIA until 2017.

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  NASDAQ.  We are able to offer contracts on the NASDAQ 100 Index as a result of a licensing arrangement with NASDAQ. This license provides the CBOE the right to use the NASDAQ 100 as the basis for standardized, exchange-traded options contracts. The license with NASDAQ is non-exclusive.

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  Frank Russell Co.  We are able to offer contracts on the Russell 2000 and other indexes in the Russell index family, as a result of a licensing arrangement with Frank Russell Co. This license provides the CBOE the right to use the Russell indexes as the basis for standardized, exchange-traded options contracts. This license is non-exclusive.

Information Sharing

        The CBOE is a member of the Intermarket Surveillance Group, which consists of over 30 exchanges and regulatory organizations both within and outside the U.S. The Intermarket Surveillance Group serves this same purpose of providing for the sharing of information under specific circumstances related to the enforcement of regulations.

        In 2005, the CBOE entered into a series of Memoranda of Understanding with the three futures exchanges and the two stock exchanges in the Peoples Republic of China. These agreements govern the sharing of information on market and product development and provide for the CBOE to potentially work with these exchanges toward the development of new markets for derivative products. Similar agreements have also been entered into with the Korea Exchange, the Taiwan Futures Exchange, the China Financial Futures Exchange and the Thailand Futures Exchange. In April 2010, the China Financial Futures Exchange began trading stock index futures.

Intellectual Property

        The CBOE's intellectual property assets include: the above-referenced license rights; proprietary indexes created and calculated by the CBOE and the methodologies used to calculate several of the CBOE's proprietary indexes; patents and patents pending on certain CBOE technologies and products; the CBOE market data; trade secrets; and various trademarks, service marks and internet domain names that are used in conjunction with the CBOE, its products and services. We attempt to protect this intellectual property by seeking patents, applying for copyright and trademark registrations, taking steps to protect our trade secrets, entering into appropriate contract provisions and other methods.

        We review our systems, products and methods of doing business to identify properties that should be protected, and we undertake to establish appropriate protections. As a result, we have rights to a number of patents and pending patent applications in the United States and other countries throughout the world.

        We own or have trademark rights in many of the product names, trade names, trademarks and service marks that we use in conjunction with our services. ACCEPT NO SUBSTITUTE®, CHICAGO BOARD OPTIONS EXCHANGE®, CBOE®, CBOEDIRECT®, CBSX®, CBOE STOCK EXCHANGE®, CBOE VOLATILITY INDEX®, BE A BETTER INVESTOR®, CAPS®, CEBO®, CFE®, CFLEX®, FLEX®, FLEXIBLE EXCHANGE®, GAS AT THE PUMP®, HYBRID®, HYTS®, IT'S ABOUT TIME®, LEAPS®, MARKET DATA EXPRESS®, MDX®, MNX®, OEX®, POWERPACKS®, THE OPTIONS INSTITUTE®, THE OPTIONS TOOLBOX®, VIX®, VARB-X®, WHY BUY A STOCK WHEN YOU CAN LEASE IT?® and XEO® are our registered U.S. trademarks or servicemarks. We also have filed applications to register trademarks in the U.S. that are currently pending and/or have common law rights in numerous marks, including, among others, ASK THE INSTITUTESM, BEST EXECUTION ASSURANCE PROGRAMSM, BUYWRITESM, BXMSM, BXOSM, CBOEFLEX.NETSM,CBOE-TVSM, C2SM, CESOSM, CFLEXSM, CHICAGO FUTURES EXCHANGESM, COBRASSM, COBWEBSM, THE EXCHANGESM, GAPPSM, INDEX WORKBENCHSM, LASRSSM, LONG-TERM EQUITY ANTICIPATION SECURITIESSM, MAKE I CONTACTSM, NO SUBSTITUTESM, OPTIONSINSTITUTEPLUSSM, PULSESM, PUTSM, PUTWRITESM, SPXSM, THE EXCHANGE OF VISIONSM, THE OPTIONS INITIATIVESM, THE OPTIONS INTENSIVESM, THE OPTIONS TOOLBOXSM, THE OPTIONS TRANSITIONSM, RVXSM, ULTIMATE MATCHING ALGORITHMSM, VXDSM, VXNSM, VPDSM, VPNSM, VTYSM, VXOSM and VXVSM, WEEKLYSSM, WE GIVE YOU OPTIONSSM and XSPSM.

        We also use many trademarks that are owned by third parties, either pursuant to licenses granted to us or merely to refer factually to products that are traded on our markets, including but not limited to: Standard & Poor's®, S&P®, S&P 500®, Standard & Poor's Depositary Receipts®, SPDR®, Standard & Poor's 500, Russell 1000®, Russell 2000®, Russell 3000®, Russell MidCap, Dow Jones, DJIA, Dow Jones Industrial Average, Dow Jones Transportation Average, Dow Jones Utility Average, DIAMONDS, The NASDAQ-100 Index®, NASDAQ-100®, The NASDAQ National Market®, NASDAQ®, NASDAQ-100 Shares, NASDAQ-100 Trust, Morgan Stanley Retail Index, MSCI, EAFE, iShares, BGI and the MSCI index names.

Competition

        The U.S. options industry is extremely competitive. We compete with a number of registered national securities exchanges and may compete with other exchanges or other trading venues in the future. The seven other U.S. options exchanges that are our primary direct competitors are NYSE Amex, BOX, ISE, NYSE Arca, NASDAQ OMX PHLX, NOM and BATS, which launched a new options exchange on February 26, 2010. The CBOE is the largest options exchange in the U.S. based on both total contract volume and notional value of contracts traded. Our market share for all options traded on U.S. exchanges over the past five years has ranged from 30.6% to 33.3%. Market share for each U.S. options exchange, based on total contract volume, is shown below for the first quarter of 2010.

First Quarter 2010 Total U.S. Options Market Share

        Source: Options Clearing Corporation Data

        Our competitive challenge is to convince broker-dealers to route options orders to the CBOE rather than to our competitors and to convince liquidity providers to concentrate their market making activity on the CBOE. This is particularly true with respect to options on individual equity securities and ETFs, which tend to be traded on multiple exchanges. We compete through a variety of methods, including:

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  Offering market participants an efficient, transparent and liquid marketplace for trading options both through traditional open outcry methods and through our electronic platform, CBOEdirect;

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  Providing advanced technology that offers broad functionality, high bandwidth, fast execution, ease of use, scalability, reliability and security;

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  Offering participants access to a broad array of products and services, including proprietary products;

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  Offering customers execution at the national best bid and offer with the additional potential for price improvement;

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  Offering customers liquidity beyond the size posted on the screens;

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  Offering a cost-effective trading venue to order flow providers;

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  Facilitating payment for order flow through the administration of marketing fees;

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  Offering market makers and specialists cost-effective access to customer order flow, including potential participation rights that guarantee them a portion of certain trades provided they have met certain obligations; and

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  Providing brokers and their customers with a complete source of information on options as well as extensive options education.

Employees

        As of March 31, 2010, we employed 597 individuals. Of these employees, 268 were involved in systems development or operations, 97 were involved in direct support of trading operations and 88 were involved in regulatory activities. The remaining 144 personnel provide marketing, education, financial, legal, administrative and managerial support. Our seven building engineers are the only employees covered by a collective bargaining agreement. Management believes that we have strong relationships with our employees.

Facilities

        Our principal offices are located at 400 South LaSalle Street, Chicago, Illinois 60605. Through our wholly-owned subsidiary, Chicago Options Exchange Building Corporation, we own the building in which our principal offices are located and occupy approximately 350,000 square feet of this building. We also lease 23,828 square feet of office space at 111 West Jackson Boulevard, Chicago, Illinois which houses our Regulatory Division. The lease on this space expires in 2011 and contains an option to renew for an additional two years. In addition, the CBOE maintains a New York representative office at 61 Broadway, New York, New York 10006. That lease on 2,881 square feet expires in 2012 and contains an option to renew for an additional five years. We also lease 3,300 square feet of space outside the City of Chicago for our disaster recovery facility. The lease on that facility expires in 2010, but we have an option to extend it for a year. Finally, we lease 2,022 square feet of space located in Secaucus, New Jersey for C2, our new alternative options exchange. The lease on that space expires in 2013 and includes an option to renew for two additional years. We believe the space we occupy is sufficient to meet our current and future needs.

Legal Proceedings

        The CBOE was or is currently a party to the following legal proceedings:

  Litigation with Respect to the Restructuring Transaction

        On August 23, 2006, the Delaware Action was filed. Plaintiffs sought a judicial declaration that an Exercise Member Claimant was entitled to receive the same consideration in the CBOE's restructuring transaction as a CBOE Seat owner, and plaintiffs also sought an injunction to bar CBOE and CBOE's directors from issuing any stock to CBOE Seat owners as part of the restructuring transaction, unless class members each received the same stock and other consideration as a CBOE Seat owner.

        On October 17, 2006, CBOT Holdings announced the CME/CBOT Transaction. In response to that announcement, the CBOE determined that the proper interpretation of Article Fifth(b) was that, upon the closing of the CME/CBOT Transaction, no one would qualify as a CBOT "member" for purposes of Article Fifth(b) and therefore no one would be eligible to become or remain an exercise member of the CBOE. The CBOE submitted a rule filing on this interpretation, which we refer to as the "Eligibility Rule Filing," for review and approval by the SEC on December 12, 2006, as required because of the CBOE's status as a national securities exchange, and CBOE amended that submission on January 16, 2007.

        On January 4, 2007, plaintiffs filed an amended complaint that challenged the CBOE's interpretation of Article Fifth(b) contained in the Eligibility Rule Filing. On January 11, 2007, plaintiffs filed a motion for partial summary judgment on their claims. On January 16, 2007, the CBOE and the director defendants moved to dismiss the amended complaint to the extent it challenged the CBOE's interpretation of Article Fifth(b), on the ground that the SEC's jurisdiction to consider such interpretations preempts any state law challenge to that interpretation.

        On February 22, 2007, CBOE and the other director defendants filed a brief in support of their motion to dismiss (on the ground of federal preemption) any complaint about CBOE's Eligibility Rule Filing and to stay consideration of any other issues in the complaint. On May 30, 2007, the Delaware Court heard argument on defendants' motion to dismiss and plaintiffs' motion for partial summary judgment.

        On July 20, 2007, CBOT and the other plaintiffs filed a motion requesting that the Delaware Court enter a temporary restraining order prohibiting CBOE from implementing or enforcing the CBOE's interpretation of CBOE Rule 3.19, which provided that persons who were exercise members in good standing before the consummation of the CME/CBOT Transaction would temporarily retain their CBOE membership status until the SEC ruled on the Eligibility Rule Filing (the "Interim Access Interpretation"). The Interim Access Interpretation went into effect upon its filing on July 2, 2007. On August 3, 2007, the Delaware Court denied the plaintiffs' motion for a temporary restraining order prohibiting CBOE from implementing or enforcing the Interim Access Interpretation.

        On August 3, 2007, in response to defendants' motion to dismiss or for a stay, the Delaware Court stayed further litigation until the SEC took action on CBOE's Eligibility Rule Filing. The Delaware Court retained jurisdiction over any contract and property claims, and over any "economic rights," that might remain at issue after the SEC's decision.

        On August 23, 2007, following the Delaware Court's denial of the request for injunctive relief with respect to the Interim Access Interpretation, plaintiffs filed a comment letter with the SEC requesting that the SEC abrogate that rule interpretation. CBOE opposed this request. The 60-day abrogation period set forth in Section 19 of the Exchange Act expired on August 31, 2007 without the SEC taking any action to abrogate. As a result, the Interim Access Interpretation remained in effect pending the SEC decision on the Eligibility Rule Filing.

        On September 10, 2007, CBOE filed another interpretation of CBOE Rule 3.19, which we refer to as the "Continued Membership Interpretation," which was effective on filing, although it was to become operational only upon the SEC's approval of the Eligibility Rule Filing. Under that interpretation, the temporary membership status of persons whose membership status had been extended under the Interim Access Interpretation would continue in effect after the SEC's approval of the Eligibility Rule Filing. CBOT and others requested that the SEC abrogate the Continued Membership Interpretation, but the 60-day abrogation period set forth in Section 19 of the Exchange Act expired without the SEC taking any action to abrogate. As a result, the Continued Membership Interpretation remained in effect.

        On October 2, 2007, CBOT and the other plaintiffs filed a motion requesting that the Delaware Court lift the stay to allow them to file a third amended complaint and to begin discovery. CBOE filed its opposition to that motion on October 5, 2007. On October 10, 2007, the Delaware Court denied plaintiffs' motion to lift the stay because it found that the future course of the litigation, if any, would likely be influenced in significant part by the action taken by the SEC on the Eligibility Rule Filing.

        On January 15, 2008, the SEC issued an order approving the Eligibility Rule Filing. The SEC recognized that "the actions of the CBOT necessitated CBOE's interpretation of Article Fifth(b) to clarify whether the substantive rights of a former CBOT member would continue to qualify that person as a 'member of [the CBOT]' pursuant to Article Fifth(b) in response to changes in the ownership of the CBOT."

        Plaintiffs filed a third amended complaint on February 6, 2008. Plaintiffs' essential claims remained the same, although plaintiffs alleged in their new complaint that the adoption of the Interim Access Interpretation damaged so-called CBOT full members in their capacity as owners and lessors of such memberships and that CBOE's board of directors was dominated by interested directors when it approved the Eligibility Rule Filing, the Interim Access Interpretation and the Continued Membership Interpretation. On February 7, 2008, CBOE moved for summary judgment in its favor on all counts, based principally on the SEC's approval of the Eligibility Rule Filing. CBOE and the other defendants filed their answer to plaintiffs' third amended complaint on March 11, 2008.

        On March 14, 2008, CBOT and two CBOT members appealed to the United States Court of Appeals for the District of Columbia from the SEC order that approved the Eligibility Rule Filing, and CBOE was granted leave to intervene in that appeal. The Court of Appeals subsequently ruled that further proceedings in that appeal would be held in abeyance pending either the resolution of the issues pending in the Delaware Court or the consummation of the Settlement Agreement.

        On March 19, 2008, plaintiffs submitted a renewed motion for partial summary judgment to the Delaware Court. Plaintiffs requested a declaratory judgment that the CME/CBOT Transaction did not extinguish the Exercise Right eligibility of "Eligible CBOT Full Members" and that "Eligible CBOT Full Members" are entitled to receive the same consideration that would be provided to owners of CBOE Seats in connection with any CBOE restructuring transaction.

        On April 21, 2008, CBOE and the other defendants filed an amended motion for partial summary judgment that excluded plaintiffs' state law claims related to the Interim Access Interpretation and the Continued Membership Interpretation. Among other grounds, CBOE's amended motion argued that, pursuant to the doctrine of federal preemption, the SEC's approval order eliminated the foundation of the state law claims asserted by plaintiffs regarding the Eligibility Rule Filing. Briefing on the cross motions for summary judgment was completed on May 12, 2008, and argument was scheduled on those motions for June 4, 2008.

        On June 2, 2008, two days before the Delaware Court was to hear argument on the cross-motions for summary judgment, the parties entered into an agreement in principle to settle both the Delaware Action and the appeal from the SEC order pending in the Federal Court of Appeals. On August 20, 2008, the parties entered into the Settlement Agreement, and that agreement was preliminarily approved by the Delaware Court on August 22, 2008.

        A number of individuals and entities filed a series of objections to the terms of the Settlement Agreement, and some amendments to the Settlement Agreement were made to address those objections. The objections primarily raised issues concerning (1) the definition of the settlement class, (2) the criteria that must have been satisfied in order for a class member to become a "participating" settlement class member and thereby receive a share of the settlement consideration, (3) the determination by class representatives and class counsel that particular persons did not satisfy those criteria and (4) the conduct of the class representatives and class counsel when they negotiated the Settlement Agreement.

        On December 16, 2008, the Delaware Court conducted a lengthy hearing to consider whether to approve the Settlement Agreement and to consider the objections to that settlement.

        On June 3, 2009, the Delaware Court entered an order approving the Settlement Agreement, while reserving ruling on whether certain objectors were eligible to participate in that settlement. After subsequently ruling on those objections, the Delaware Court, on July 29, 2009, entered an order of approval and final judgment approving the Settlement Agreement, resolving all open issues about the settlement and dismissing the Delaware Action. Five appeals from the order of approval and final judgment (brought on behalf of eight appellants) were filed with the Delaware Supreme Court. In addition to the appeals, one individual filed a post-judgment motion with the Delaware Court arguing that he should be classified as a Participating Group A Settlement Class Member, and that motion was granted.

        On November 30, 2009, the CBOE entered into a settlement of all of the appeals from the Delaware Court's order of approval and final judgment approving the Settlement Agreement. Pursuant to that appellate settlement, a stipulation to dismiss all of the appeals was filed on November 30, 2009, and all other parties to the appeals consented to that stipulation. On December 2, 2009, the Delaware

Supreme Court entered an order dismissing the appeals. Following the Delaware Supreme Court's order, the Delaware Court's July 29, 2009 order of approval and final judgment became final, and it is no longer subject to appeal.

        On December 4, 2009, CBOT and the two CBOT members that appealed to the United States Court of Appeals for the District of Columbia from the SEC order that approved the Eligibility Rule Filing, voluntarily dismissed their appeal. As a result, the SEC's January 15, 2008 order approving the Eligibility Rule Filing is no longer subject to appeal.

  Last Atlantis Litigation

        On November 7, 2005, an amended and consolidated complaint (the "Consolidated Complaint") was filed on behalf of Last Atlantis Capital LLC, Lola L.L.C., Lulu L.L.C., Goodbuddy Society L.L.C., Friendly Trading L.L.C., Speed Trading, LLC, Bryan Rule, Brad Martin and River North Investors LLC in the U.S. District Court for the Northern District of Illinois against the CBOE, three other options exchanges and 35 market maker defendant groups (the "Specialist Defendants"). The Consolidated Complaint combined complaints that had been filed by Bryan Rule and Brad Martin with an amendment of a previously dismissed complaint (the "Original Complaint") that originally had been brought by a number of the other plaintiffs. The Consolidated Complaint raised claims for securities fraud, breach of contract, common law fraud, breach of fiduciary duty, violations of the Illinois Consumer Fraud and Deceptive Trade Practices Act and tortious interference with plaintiffs' business and contracts. The previously dismissed Original Complaint also had brought claims under the antitrust laws, and the dismissal of those claims against CBOE remains subject to appeal.

        With regard to the CBOE, the Consolidated Complaint alleged that the CBOE and the other exchange defendants knowingly allowed the Specialist Defendants to discriminate against the plaintiffs' electronic orders or facilitated such discrimination, failed adequately to investigate complaints about such alleged discrimination, allowed the Specialist Defendants to violate CBOE's Rules and the rules of the SEC, failed to discipline the Specialist Defendants, falsely represented and guaranteed that electronically entered orders would be executed immediately and knowingly or recklessly participated in, assisted and concealed a fraudulent scheme by which the defendants supposedly denied the customers the electronic executions to which they claim they were entitled. Plaintiffs sought unspecified compensatory damages, related injunctive relief, attorneys' fees and other fees and costs.

        On September 13, 2006, the Court dismissed the Consolidated Complaint in its entirety and entered judgment in favor of all defendants. On March 22, 2007, the Court denied plaintiffs' request to reconsider the dismissal of the claims against CBOE and held that the prior dismissal of those claims with prejudice would stand. The Court, however, granted plaintiffs' motion to reconsider the dismissal of the claims against the Specialist Defendants and ordered plaintiffs to file another amended complaint asserting only their claims against the Specialist Defendants.

        Since 2007, the claims against a number of Specialist Defendants have been dismissed. In January 2009, the Court dismissed the claims of plaintiffs Lulu L.L.C., Lola L.L.C., Friendly Trading L.L.C. and Goodbuddy Society L.L.C. with prejudice. The remaining plaintiffs, however, will be able to appeal the dismissal of their claims against CBOE after the Court disposes of all of the claims that remain pending against the remaining Specialist Defendants. In addition, in March 2010 the plaintiffs subpoenaed CBOE seeking documents and data. On April 15, 2010, the Court suspended further discovery against CBOE and other exchanges pending resolution of summary judgment motions brought by various defendants.

  Index Options Litigation

        On November 2, 2006, the ISE and its parent company filed a lawsuit in federal court in the Southern District of New York against The McGraw-Hill Companies, Inc. ("McGraw-Hill") and Dow Jones & Co. ("Dow Jones"), the owners, respectively, of the S&P 500 Index and the DJIA, which are the basis for index options, or "SPX options" and "DJX options," respectively, that the CBOE lists pursuant to exclusive licenses from McGraw-Hill and Dow Jones. The CBOE is not a party in this lawsuit. The ISE seeks a judicial declaration that it may list and trade SPX and DJX options without a license and without regard to the CBOE's exclusive licenses to list options on those indexes, on the ground that any state-law claims based on the unlicensed listing of SPX and DJX options allegedly would be preempted by the federal Copyright Act and because McGraw-Hill and Dow Jones supposedly cannot state an actionable copyright claim. McGraw-Hill and Dow Jones filed a motion to dismiss this action on December 22, 2006, on the ground that there is no federal jurisdiction over this dispute. This motion has not been decided. Consistent with the jurisdictional position of McGraw-Hill and Dow Jones, those parties joined with the CBOE to file a state court action in Circuit Court of Cook County, Illinois on November 15, 2006 against the ISE and OCC (the "Illinois action"). In the Illinois action, the CBOE and the other plaintiffs seek a judicial declaration that the ISE may not list, or offer trading of, SPX or DJX options because of both the proprietary rights of McGraw-Hill and Dow Jones in the underlying indexes and the CBOE's exclusive license rights to trade such options. The Illinois action alleges that the ISE's threatened action would misappropriate the proprietary interests of McGraw-Hill and Dow Jones and the exclusive license rights of the CBOE, would interfere with the CBOE's prospective business relationships with its member firms and customers and would constitute unfair competition. On December 12, 2006, the ISE removed the Illinois action to federal court in the Northern District of Illinois. On December 15, 2006, the CBOE and the other plaintiffs in the Illinois action moved to remand the matter to the Illinois state court on the ground that there is no federal jurisdiction over the claims. The federal court granted the motion to remand the Illinois action to state court, where it is now pending. The ISE moved to dismiss or stay the Illinois action on the alternative grounds of inconvenient forum and the prior-pending suit it filed in New York. The CBOE and the other plaintiffs opposed the ISE's motion and on May 15, 2007, the Illinois circuit court denied ISE's motion to dismiss or stay. The ISE appealed the denial of its request for a stay, and the Illinois appellate court denied the ISE's motion for leave to appeal the denial of the ISE's motion to dismiss on the basis that the Illinois court is an inconvenient forum. The federal court in the Southern District of New York granted a motion by Dow Jones and McGraw-Hill to stay the New York action pending resolution of the Illinois action. The ISE appealed the federal court's stay of the New York action it initiated.

        On June 2, 2008, the Illinois appellate court affirmed the Illinois circuit court's decision denying ISE's motion to dismiss or stay, which was based on ISE's argument that the case should be decided in a prior-pending lawsuit by ISE in New York federal court. ISE's New York federal lawsuit remains stayed. The federal appellate court in New York affirmed the district court's stay on January 8, 2009, after hearing oral arguments on January 5.

        On March 23, 2009, based on an allegation of copyright preemption, ISE filed a motion to dismiss the complaint of CBOE and its co-plaintiffs. On April 14, 2009, the Illinois trial court denied ISE's motion to dismiss. On May 1, 2009, ISE filed a motion in the Illinois Supreme Court for leave to file a writ of prohibition, or alternatively, for a supervisory order directing the Illinois trial court to dismiss the action for an alleged lack of subject matter jurisdiction. CBOE and the other plaintiffs filed an objection in response on May 8, 2009. On June 15, 2009, the Illinois Supreme Court denied ISE's motion.

        Expert discovery concluded on February 12, 2010. On February 26, 2010, both plaintiffs and ISE parties filed cross-motions for summary judgment, seeking a ruling in their favor as a matter of law. Briefing on these motions was completed on April 28, 2010. Oral arguments on the motions took place on May 26, 2010. The judge stated that he intends to rule on the summary judgment motions on July 8, 2010.

  Patent Litigation

        On November 22, 2006, the ISE filed an action in federal court in the Southern District of New York claiming that CBOE's hybrid trading system infringes ISE's U.S. Patent No. 6,618,707 ("the '707 patent") directed towards an automated exchange for trading derivative securities. On January 31, 2007, the CBOE filed an action in federal court in the Northern District of Illinois ("the Chicago action") seeking a declaratory judgment that the ISE patent that is the subject of the action in New York, and two other patents that the ISE had raised in communications with the CBOE, are either not infringed and/or not valid and/or not enforceable against the CBOE.

        On February 5, 2007, the CBOE filed a motion to transfer the matter pending in the Southern District of New York to federal court in the Northern District of Illinois. On May 24, 2007, the magistrate judge for the Southern District of New York recommended that the motion to transfer be granted, and the case was transferred on August 9, 2007 after the district court adopted the magistrate judge's recommendation. On October 16, 2007, CBOE and ISE entered into a stipulated order for the dismissal of any patent infringement claims that ISE may have against CBOE for patent infringement of U.S. Patents Nos. 6,377,940 and/or 6,405,180. ISE has also executed a covenant not to sue CBOE in relation to U.S. Patents Nos. 6,377,940 and 6,405,180. Fact discovery is now closed.

        On May 11, 2007 CBOE filed an Amended Complaint in the Chicago action, alleging that in addition to the defenses of non-infringement and invalidity, the '707 patent was unenforceable by reason of inequitable conduct.

        CBOE advised the Court that it was not pursuing the inequitable conduct claim pleaded in its May 2007 Amended Complaint. Nevertheless, CBOE twice sought to amend its complaint to add allegations of inequitable conduct based on additional facts uncovered during discovery. These motions were denied by the Court on December 22, 2009 and January 27, 2010. In the Court's January 27th decision, the Court dismissed CBOE's May 2007 inequitable conduct claim with prejudice. The merits of the amended inequitable conduct claim have not been adjudicated by the Court.

        A pretrial hearing (known as a "Markman hearing") was conducted over several days in August 2009, during which the Court examined evidence from the parties on the appropriate meanings of relevant key words used in the patent claims asserted against the CBOE. On January 25, 2010, the judge issued a decision on a final construction of the claims of the '707 patent. This decision is favorable for CBOE's positions on noninfringement on all asserted claims and is also favorable on CBOE's positions on the invalidity of certain asserted claims of the '707 patent. ISE filed a motion for clarification of the Court's Markman ruling that sought to vitiate one of the Court's rulings. CBOE opposed ISE's clarification motion. The Court issued an order that clarified the Markman ruling to further support the positions of CBOE.

        As the case currently stands, CBOE's claims and defenses of non-infringement, invalidity and unenforceability based on the defenses of waiver, laches, equitable estoppel, patent misuse and unclean hands related to the asserted claims of the '707 patent remain in the case. At a status conference on April 1, 2010, the Court granted CBOE's request to file a motion for summary judgment. Briefing on that motion was concluded on May 21, 2010.

        On July 22, 2009, Realtime Data, LLC d/b/a/ IXO ("Realtime") filed a complaint in the Eastern District of Texas (the "Texas action") claiming that CME Group Inc., BATS Trading, Inc., ISE, NASDAQ OMX Group, Inc., NYSE Euronext and OPRA infringed four Realtime patents by using, selling or offering for sale data compression products or services allegedly covered by those patents. Although CBOE was not initially named in the Texas action, the allegations in that case created a controversy as to whether CBOE infringed one or more of the four Realtime patents. Accordingly, on July 24, 2009, CBOE filed an action against Realtime in the Northern District of Illinois ("Illinois action") seeking a declaratory judgment that the four patents are not infringed by CBOE and are not valid and/or are not enforceable against CBOE. On July 27, 2009, Realtime filed an amended complaint in the Texas action to add CBOE as a defendant. In that amended complaint, Realtime claims that CBOE, along with the exchanges listed above, directs and controls the activities of OPRA and that OPRA and CBOE, among others, use, sell, or offer for sale data compression products or services allegedly covered by the Realtime patents. The amended complaint in the Texas action seeks declaratory and injunctive relief as well as unspecified damages, attorneys' fees, costs and expenses.

        CBOE responded to the complaint filed by Realtime by filing a motion to dismiss, transfer or stay Realtime's action on the bases that CBOE's first-filed action should take precedence over the Texas action filed by Realtime and that the Eastern District of Texas lacks jurisdiction over CBOE.

        Realtime did not answer CBOE's complaint but did file a motion to dismiss CBOE's complaint claiming the Northern District of Illinois has no jurisdiction over Realtime. The Court granted Realtime's motion and the Illinois action was dismissed January 8, 2010. CBOE appealed the dismissal of the Illinois action on February 5, 2010, and the appeal is presently pending in the U.S. Court of Appeals for the Federal Circuit.

        In light of the Court's decision in the Illinois action, CBOE amended its request for alternative relief in January 2010 by joining the motion filed by all of the other defendants in the action and seeking a transfer of the Texas action to the U.S. District Court for the Southern District of New York. This motion was denied. Meanwhile, CBOE's motion for dismissal for lack of personal jurisdiction is pending in the Texas action while Realtime obtains discovery from CBOE on that issue.

        Additionally, on May 11, 2010, Realtime filed a complaint in the Eastern District of Texas claiming that CME Group Inc., Board of Trade of the City of Chicago, Inc., New York Mercantile Exchange, Inc., BATS Trading, Inc., ISE, NASDAQ OMX Group, Inc., NYSE Euronext, NYSE Arca, Inc., NYSE AMEX LLC, SIAC, CBOE, Boston Options Exchange Group LLC and OPRA infringe another Realtime patent by using, selling or offering for sale data compression and decompression products or services allegedly covered by that patent. CBOE has not yet responded to the complaint in this action.

  SFB Market Systems Litigation

        On February 3, 2010, a complaint was filed on behalf of SFB Market Systems, Inc., or SFB, in the U.S. District Court for the Southern District of New York against the CBOE, six other options exchanges, the OCC and another entity. The complaint raises claims for copyright infringement, breach of contracts, breach of non-disclosure agreements, theft of trade secrets, declaratory judgment and, as to the OCC only, tortious interference with contract, including a contract between SFB and the CBOE. All claims relate to SFB's "Symbol Manager" system and the alleged development of a system to replace Symbol Manager. SFB alleges that defendants no longer are entitled to use Symbol Manager as a result of defendants' alleged breaches of contract. With regard to the CBOE specifically, the complaint alleges breach of a software agreement between SFB and the CBOE entered into on or about January 3, 2006 and also asserts that C2 had agreed to use the alleged replacement system. The complaint seeks declaratory and injunctive relief, including removal of certain software from defendants' systems and return of certain allegedly proprietary or confidential information; unspecified actual or statutory damages and exemplary damages; and attorneys' fees and costs. The parties have reached an agreement in principle to settle the case. Pending final settlement, the case has been dismissed without prejudice.

  Other

        As a self-regulatory organization under the jurisdiction of the SEC, and as a designated contract market under the jurisdiction of the CFTC, CBOE and CFE are subject to routine reviews and inspections by the SEC and the CFTC. CBOE is also currently a party to various other legal proceedings. Management does not believe that the outcome of any of these reviews, inspections or other legal proceedings will have a material impact on the consolidated financial position, results of operations or cash flows of CBOE; however, litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance.

REGULATORY ENVIRONMENT AND COMPLIANCE

        Federal securities laws have established a two-tiered system for the regulation of securities markets and market participants. The first tier consists of the SEC, which has primary responsibility for enforcing federal securities laws. The second tier consists of SROs, which are non-governmental entities that must register with and are regulated by the SEC. The CBOE is an SRO, registered under Section 6 of the Exchange Act as a "national securities exchange" and is subject to oversight by the SEC.

        SROs in the securities industry are an essential component of the regulatory scheme of the Exchange Act for providing fair and orderly markets and protecting investors. To be registered as a national securities exchange, an exchange must successfully undergo a rigorous application and review process with the SEC before beginning operations. Among other things, the SEC must determine that the exchange has the capacity to carry out the purposes of the Exchange Act. An SRO must comply with the Exchange Act and have the ability to enforce compliance by its members and persons associated with its members with the provisions of the Exchange Act, the rules and regulations thereunder and the rules of the exchange. The CBOE obtained SEC approval and began operations on April 26, 1973.

        In general, an SRO is responsible for regulating its members through the adoption and enforcement of rules governing the business conduct of its members. The rules of the exchange must also assure fair representation of its members in the selection of its directors and administration of its affairs and, among other things, provide that one or more directors be representative of issuers or investors and not be associated with a member of the exchange or with a broker or dealer. Additionally, the rules of the exchange must be adequate to ensure fair dealing and to protect investors and may not impose any burden on competition not necessary or appropriate in furtherance of the purposes of the Exchange Act.

        As a registered national securities exchange, virtually all facets of our operation are subject to the SEC's oversight, as prescribed by the Exchange Act. The Exchange Act and the rules thereunder impose on us many regulatory and operational responsibilities, including the day-to-day responsibilities for market and broker-dealer oversight. We are also subject to periodic and special examinations by the SEC. Furthermore, as an SRO, we are potentially subject to regulatory or legal action by the SEC or other interested parties. The SEC also has broad enforcement powers to censure, fine, issue cease-and-desist orders, prohibit us from engaging in some of our businesses, suspend or revoke our designation as a registered securities exchange or to remove or censure any of our officers or directors who violate applicable laws or regulations.

        As part of its regulatory oversight, the SEC conducts periodic reviews and inspections of exchanges, and we have been subject to a number of routine reviews and inspections by the SEC since we began operations. To the extent such reviews and inspections result in regulatory or other changes, we may be required to modify the manner in which we conduct our business, which may adversely affect our business.

        We are also subject to the record keeping requirements of Section 17 of the Exchange Act, including the requirement pursuant to Section 17(b) of the Exchange Act to make certain records available to the SEC for examination. As a result of the completion of the restructuring transaction, CBOE Holdings may also be subject to similar requirements imposed by the Exchange Act.

        Section 19 of the Exchange Act also provides that we must submit proposed changes to any of the CBOE's Rules, policies and practices, including revisions of the CBOE certificate of incorporation and Constitution. The SEC will typically publish the proposal for public comment, following which the SEC may approve, disapprove or abrogate the proposal, as it deems appropriate. The SEC's action is designed to ensure that the CBOE's Rules and procedures are consistent with the Exchange Act and the rules and regulations under the Exchange Act.

        As a result of the restructuring transaction, certain aspects of CBOE Holdings will become subject to SEC oversight, including certain ownership and voting restrictions on its stockholders. The focus of the SEC's regulation of CBOE Holdings is to assure adequate representation of Trading Permit Holders and public market participants in the governance of the Exchange, as well as to ensure that the Exchange can satisfy its regulatory responsibilities under the Exchange Act. See "Description of Capital Stock." Furthermore, the SEC requires that CBOE Holdings give due regard to the preservation of the independence of the self-regulatory function of the Exchange and to CBOE Holdings' obligations to investors and the general public. The SEC also requires that CBOE Holdings not take any actions that would interfere with the effectuation of any decisions by the board of directors of the Exchange relating to its regulatory functions or the structure of the market that it regulates or that would interfere with the ability of the Exchange to carry out its responsibilities under the Exchange Act. To the extent that CBOE Holdings' business activities involve or relate to the Exchange, the officers and directors of CBOE Holdings may be deemed to be officers and directors of the Exchange for purposes of and subject to oversight under the federal securities laws. Accordingly, the SEC may exercise direct supervision and disciplinary authority over certain CBOE Holdings' activities and those activities may be subject to SEC approval and, in some cases, public notice and comment.

Regulatory Responsibilities

        The CBOE is responsible for taking steps to ensure that its members comply with the CBOE's Rules and with the applicable rules of the SEC. The main activities that the CBOE engages in to measure member compliance with these rules include: (1) the review of surveillance exception reports designed to detect violations of CBOE trading rules; (2) the review of surveillance exception reports designed to detect possible manipulation; (3) the further investigation of matters deemed to be problematic upon review of the exception reports or matters deemed to be problematic as a result of examinations; (4) the investigation of complaints about possible rule violations brought by customers, members or other SROs; and (5) the examination of CBOE members for compliance with rules such as those related to net capital, books and records and other related matters. As further described below, the CBOE is also responsible for reviewing its members' activities related to the conduct of business directly with public customers, or sales practice. The CBOE has delegated its responsibility to conduct sales practice examinations for options to the Financial Industry Regulatory Authority, or FINRA, except that CBOE retains responsibility for the sales practice examinations of CBOE-only members, and will retain responsibility for such examinations with respect to Trading Permit Holders following the restructuring transaction, that are not also members of FINRA or another U.S. securities exchange.

        The CBOE's Member and Regulatory Services Division performs similar types of regulatory functions for the CBSX as it does for the CBOE itself. As it has done for options, the CBOE has delegated its responsibilities to conduct sale practice examinations to FINRA with respect to CBSX trading permit holders.

        Section 17(d) of the Exchange Act and the related Exchange Act rules permit SROs to allocate certain regulatory responsibilities to avoid duplicative oversight and regulation. Under Exchange Act Rule 17d-1, the SEC designates one SRO to be the Designated Examining Authority, or DEA, for each broker-dealer that is a member of more than one SRO. The DEA is responsible for the regulatory oversight of the financial aspects of that broker-dealer. We are the DEA for many of our members.

        Exchange Act Rule 17d-2 permits SROs to enter into agreements, commonly called Rule 17d-2 agreements, which are approved by the SEC and concern the enforcement of rules applicable to all of those SROs and relating to members those SROs have in common. In November 2006, all of the options exchanges, the National Association of Securities Dealers, or the NASD, and the NYSE entered into an Options Sales Practices Agreement, or the "Sales Practice 17d-2 Agreement," which is a Rule 17d-2 agreement. Under the Sales Practice 17d-2 Agreement, the NASD and the NYSE are the only SROs responsible for enforcing rules related to options sales practices for any members that are members of either NASD or NYSE or both. In July 2007, the NASD was consolidated with the member regulation, enforcement and arbitration functions of the New York Stock Exchange to form FINRA. FINRA is now responsible for conducting these sales practice examinations. Under this agreement, the CBOE is relieved of regulatory responsibility with respect to sales practice for members that are allocated to FINRA or to the NYSE under the Sales Practice 17d-2 Agreement.

        In December 2007, the SEC approved a different 17d-2 agreement (the "Options Surveillance 17d-2 Agreement") among all of the options exchanges and FINRA, which allocated responsibility to each of the participants for ensuring that their allocated common members complied with the rules governing the submission of expiring exercise declarations. In October 2008, the Options Surveillance 17d-2 Agreement was expanded to allocate responsibility to each of the participants for ensuring that their allocated common members complied with the rules governing options position limits. In November 2008 and May 2009, the Options Surveillance 17d-2 Agreement was again expanded to cover the rules governing large position reporting and position adjustments, respectively. It is anticipated that the scope of this Options Surveillance 17d-2 Agreement may be expanded to include the allocation of other regulatory responsibilities in the future.

        In September 2008, the SEC approved a separate 17d-2 agreement for the surveillance, investigation and enforcement of common insider trading rules among all equity marketplaces for all AMEX, NYSE and NASDAQ listed stocks and CHX solely-listed stocks. The participants also entered into associated Regulatory Services Agreements ("Insider Trading RSAs") with NYSE Regulation and with FINRA to provide for investigations and enforcement against certain broker dealers and their associated persons. CBOE is a participant in these agreements solely in relation to the activities of the CBSX.

        On June 5, 2006, the SEC approved a national market system plan named the Options Regulatory Surveillance Authority, or ORSA, Plan. The purpose of the ORSA Plan is to permit the U.S. securities options exchanges to act jointly in the administration, operation, and maintenance of a regulatory system for the surveillance, investigation and detection of the unlawful use of undisclosed, material information in trading in one or more of their markets. Through the sharing of the costs of these regulatory activities and the sharing of the regulatory information generated under the ORSA Plan, the ORSA Plan is intended to enhance the effectiveness and efficiency with which the exchanges regulate their respective markets and the national market system for options and to avoid duplication of certain regulatory efforts. The ORSA Policy Committee has determined to delegate the operation of the surveillance and investigative facility contemplated by the ORSA Plan to the CBOE. The exchanges have entered into a Regulatory Services Agreement with the CBOE, as service provider, pursuant to which the CBOE performs certain regulatory and surveillance functions under the ORSA Plan and uses its automated insider trading surveillance system to perform these functions on behalf of the exchanges. The ORSA Plan permits the exchanges to provide for the joint performance of other regulatory or surveillance functions or activities that the exchanges determine to bring within the scope of the ORSA Plan, but any determination to expand the functions or activities under the ORSA Plan would require an amendment to the ORSA Plan subject to SEC approval.

        As mentioned above, the NYSE and the NASD merged their member firm regulation areas to form FINRA in July 2007. Although this merger did not have any direct impact on CBOE's regulatory efforts at this time, because this merger was strongly supported by the SEC, it is possible that the SEC may seek further consolidation of regulatory efforts in the future.

        In order to ensure market integrity, we engage as an SRO in extensive regulation and monitoring of our members and of trading activities. We believe the Exchange is an efficient regulator, which is vital to attracting and retaining the confidence and participation of market makers, broker-dealers and institutional and retail investors.

        We expend considerable time, financial resources and effort to ensure that the CBOE Rules and regulations conform to regulatory "best practices" within the securities exchange industry and within the regulatory regime overseen by the SEC, our primary regulator. In order to support our efforts and those of our market participants to comply with applicable law and the CBOE Rules, we have developed our own automated market surveillance systems to monitor market activity on the Exchange and across U.S. options markets.

        We operate the surveillance systems and are responsible for conducting all aspects of the daily surveillance of trading and market activities, including among other things, monitoring trading on the Exchange, reviewing trading alerts and reports and conducting investigations into potential violations of our Rules and federal securities laws. Our automated system produces alerts established by pre-defined criteria and ad hoc reports. These alerts and reports are analyzed by the staff of our Department of Market Regulation, whose primary function is to review market surveillance data. Our Department of Regulated Entities fulfills the CBOE's regulatory and surveillance responsibilities under the ORSA Plan and regulates the activities of the CBSX using tools and practices similar to those of our Market Regulation Department. We also open investigations based on customer or member complaints and the findings of financial examinations of our members. Our Department of Member Firm Regulation is responsible primarily for examining our members for compliance with financial obligations, books and records rules, and various other CBOE Rules and federal securities law.

        As part of the self-regulatory process, disciplinary matters, other than minor matters covered by our Minor Rule Violation Plan, are reviewed by our Business Conduct Committee, which includes both members and public representatives. Due to the CBOE's status as an SRO, we have a statutory duty to allocate the necessary resources to these functions, and this may limit our ability to dedicate funds and human resources in other areas.

        We are also a participant in the Intermarket Surveillance Group, or ISG. The ISG is an information-sharing cooperative governed by a written agreement. The purpose of the ISG is to provide a framework for the sharing of information and the coordination of regulatory efforts among exchanges trading securities and related products to address potential intermarket manipulations and trading abuses.

        In recent years, there has been increasing public and SEC scrutiny of the issue of self-regulation by SROs. In particular, some commenters have asked whether the regulatory function of SROs should be separated from the business function. The SEC staff has expressed concern about potential conflicts of interest of for-profit exchanges in performing the regulatory functions of SROs, such as the payment of dividends from regulatory fees and from fines received from an SRO's members. We cannot predict whether the SEC will take any action with respect to self-regulation by SROs and what effect, if any, such action would have on us.

  OPRA Plan, CTA Plan, CQ Plan and NASDAQ Unlisted Trading Privileges Plan

        We are a member exchange in OPRA. The OPRA limited liability company agreement, which has been approved by the SEC, provides that any securities exchange approved by the SEC for the trading of securities options may become a member exchange of OPRA. The agreement sets forth a system for reporting options information that is administered by the member exchanges through OPRA, a limited liability company consisting of representatives of the member exchanges. OPRA is the designated securities information processor for market information that is generated through the trading of exchange-listed securities options in the U.S., and it disseminates certain core trading information, such as last sale reports and quotations. We also participate in the Consolidated Tape Association, or CTA, the Consolidated Quotation Plan, or CQ Plan, and the NASDAQ Unlisted Trading Privileges Plan, which perform analogous services for the U.S. equities markets. The Securities Industry Automation Corporation, or SIAC, acts as the "processor" for OPRA, CTA and the CQ Plan. The NYSE owns SIAC. The NASDAQ acts as the processor for the NASDAQ Unlisted Trading Plan.

  Options Intermarket Linkage Plan

        The SEC approved the original Options Intermarket Linkage Plan, or Linkage Plan, in 2000. The Linkage Plan was designed to facilitate the routing of orders between exchanges in furtherance of a national market system. One of the principal purposes of a national market system is to assure that brokers may execute investors' orders at the best market price. The Linkage Plan generally is designed to enable the options exchanges and their members to avoid executing a trade at a price inferior to the best price displayed by any of the options exchanges, referred to as a "trade-through," by providing exchange market makers with electronic access to the automatic execution systems of the away options markets.

        The options exchanges, through the Intermarket Linkage Committee, have developed and implemented a new linkage plan, which launched on August 31, 2009 and replaced the original Linkage Plan. Under the new plan, direct exchange-to-exchange access through broker-dealers is used to transmit intermarket sweep orders similar to sweep orders that are available in the stock market under Regulation NMS (described below under the heading "—Recent Regulatory Developments—Regulation NMS").

  Options Listing Procedures Plan and Symbology Plan

        We are a party to the Options Listing Procedures Plan, which sets forth the procedures that the options exchanges must follow to list new options. We are also a party to the National Market System Plan for the selection and reservation of securities symbols.

Recent Regulatory Developments

        In February 2004, the SEC published a concept release regarding the market structure for the options market. The SEC sought comment on whether it should take any action to improve the efficiency of the options markets and to mitigate the possible conflicts of interest that may be impeding price competition among those markets. In particular, the SEC focused on concerns related to payment for order flow, specialist guarantees, internalization and preferencing.

        Other more recent regulatory developments and proposals include penny pilot, quote mitigation, portfolio margining, short sale restrictions, flash orders, market access, taxation of options transactions, large trader disclosure, discriminatory terms, fee caps and circuit breakers.

  Payment for Order Flow

        "Payment for order flow" began when some market makers started to pay order entry providers for their customer orders. Under a typical payment for order flow arrangement with a market maker, the market maker offers an order entry provider cash or other economic incentives to route its customer orders to that market maker's designated exchange because the market maker expects that it will be able to trade with a portion of all incoming orders, including those from firms with which it has made arrangements to pay for order flow. Exchanges administer payment for order flow programs, under which the exchanges typically impose a marketing fee on market makers for some or all customer transactions, creating a pool of money for use by DPMs and preferred market makers to pay for order flow.

        While those firms accepting payment for order flow assert that investors benefit from these types of programs in the form of lower transaction costs, the SEC does not require firms to pass these payments on to their customers. Critics of these programs have argued that, because the programs ensure order flow, market makers will not quote as aggressively to attract order flow. Critics also contend that the costs incurred by market makers supporting payment for order flow adversely affect the competitiveness of those market makers' quotes because quoting strategies must generally take into account expenses such as transaction fees and other costs. Payment for order flow programs have also been subject to the criticism that they create a conflict for SROs.

        The SEC sought comment on whether it should ban the practice of payment for order flow entirely or only should ban exchange-administered programs and whether it should permit market makers to petition to be exempt from paying into exchange-administered programs. In our comment letter to the SEC on the concept release, we explicitly stated that we are opposed to all forms of payment for order flow and recommended that the SEC ban all payment for order flow programs. Nonetheless, we have stated that, as long as payment for order flow is permitted, in order to remain competitive we too need the ability to have an exchange-administered marketing fee program to facilitate payment for order flow. It is not clear at this point what action, if any, the SEC will take with respect to payment for order flow.

  Participation Right and Preferencing

        Certain options exchanges, including the CBOE, have rules that guarantee qualifying market makers a portion of a trade when that market maker's quote is equal to the best price on the Exchange. These "specialist guarantees" reward market-making firms willing to perform the obligations of a specialist by ensuring that they will be able to interact, as principal, with a certain percentage of incoming orders when the specialist is already quoting at the best price at the time the order arrives. In addition, we, and other exchanges, have introduced "preferencing," which allows order entry firms to direct order flow to certain market makers when they are quoting at the NBBO. Preferencing provides an enhanced allocation to those preferred market makers in order to reward them for attracting order flow to the Exchange. Preferencing may also increase the opportunity for some order flow providers to internalize their order flow as well as encourage payment for order flow arrangements on the Exchange or on other options exchanges. The SEC is concerned that participation rights affect quote competition and has asked for comment on the subject, including the effect of "removing" the guaranteed percentage of the order from the auction process. We do not believe that participation rights have degraded quote competition on the CBOE. We cannot predict what action, if any, the SEC may take with respect to participation rights, or whether any action by the SEC will have an effect on our business.

  Internalization

        Internalization of order flow refers to the concept of a broker-dealer trading as a principal to fill its own customers' orders. The CBOE's Rules, like those of other options exchanges, permit a broker-dealer to trade with its own customer's orders but only after an auction or exposure period in which other members have an opportunity to participate in the trade at the proposed price or at an improved price. In addition, the SEC has historically limited options internalization participation rights, which ensure that the broker-dealer will be able to interact as principal with a certain percentage of its own customer's order in certain conditions, to large orders (i.e., 50 or more contracts). However, the SEC has approved rules of exchanges (including the CBOE) to allow internalization participation rights for option orders of any size, as long as the member guarantees that the order being internalized receives a price at least a penny better than the NBBO or, in some circumstances, a price that is at least as good as the NBBO.

        Internalization has been criticized as adversely affecting quote competition and creating a conflict between an exchange's desire to profit and its obligation to ensure that its members fulfill their best execution duties. As a result, in February 2004, the SEC sought comment with respect to what action, if any, it should take with respect to internalization of order flow. While we believe that most concerns regarding internalization for large orders are lessened by the fact that the transaction occurs on an exchange after exposure, we cannot predict what action, if any, the SEC may take with respect to internalization or whether any SEC action might have an effect on the options exchange business, including our business.

  Regulation NMS

        In 2007, the SEC implemented Regulation NMS, which addresses order protection, intermarket access, sub-penny pricing and market data. While Regulation NMS specifically covers the equities marketplace and does not apply to the options exchanges, it serves as a further example of SEC interest in market oversight issues. CBSX, the CBOE's stock trading facility, is compliant with Regulation NMS.

  The Penny Pilot Program

        At the instigation of the SEC, the CBOE and the other options exchanges commenced a Penny Pilot Program early in 2007 in 13 option classes. The Penny Pilot Program subsequently was expanded in September 2007 with the addition of 22 option classes, and again in late March 2008, with the addition of 28 option classes. In September 2009, the SEC approved a proposal by NYSE Arca to expand the Pilot Program by adding the 300 most actively-traded, multiply-listed option classes that are not currently in the Pilot Program excluding options classes with high premiums. The 300 option classes are being added in groups of 75 each quarter. Seventy-five classes were added in November 2009, February 2010 and May 2010, and 75 classes will be added in August 2010. All of the options exchanges, including CBOE, subsequently adopted the NYSE Arca proposal to expand the Penny Pilot Program.

        Currently, 290 option classes are participating in the Penny Pilot Program, and they are among the most actively-traded option classes, representing approximately 76% of the national options volume. Under the Penny Pilot, these options classes generally are quoted in penny and nickel increments, as opposed to the five and ten cent increments allowed under existing rules. The SEC has expressed the view that quoting in pennies benefits investors in two ways: (1) penny increments allow for a narrower bid/ask spread and (2) the pricing pressure reduces the role of payment for order flow in options.

  Quote Mitigation

        As indicated above, options with their multiple series for each options class, when combined with the multiple quoters inherent in the market model of the CBOE and other options exchanges, result in massive amounts of quote traffic from each exchange being funneled into OPRA and then disseminated to market data vendors. While the exchanges and OPRA have continued to add capacity to handle this information flow, the resources needed to take in and re-disseminate the data have posed a burden on market data vendors.

        In anticipation of the impact of penny quoting on options quote traffic, the SEC required that each options exchange adopt quote mitigation measures in conjunction with their rules for penny quoting. The CBOE has implemented quote mitigation strategies, including modifications to market maker quoting obligations and limiting the number of messages sent by members who access the CBOE electronically. It is obviously difficult to quantify the impact of these quote mitigation measures and assess their effectiveness. However, the CBOE believes that its efforts have been effective in mitigating quotations and does not believe the strategies have had a negative impact on the CBOE's marketplace.

  Portfolio Margining

        In 2007, a notable change to options market structure was the expansion of "portfolio margining." The SEC approved portfolio margining for broad-based index options in July 2005. In the past, portfolio margining was available only to market professionals. The SEC approved the CBOE and NYSE rules that allow for expanded portfolio margining for customer accounts effective April 2, 2007. Subsequently, the NASD also adopted portfolio margining rules. The scope of portfolio margining was expanded to include equities, equity options, narrow-based index options and certain securities futures products such as single stock futures. U.S. futures markets and most European and Asian exchanges have employed risk-based margining similar to these new rules for many years.

        The portfolio margining rules have the effect of aligning the amount of margin money required to be held in a customer's account with the risk of the portfolio as a whole. The risk is calculated through simulation of market moves while accounting for offsets among products held in the account that are based on the same underlying economic exposure. Portfolio margining can significantly reduce margin requirements by examining the combined risk of a portfolio of financial instruments instead of margining each instrument separately. Portfolio margining makes trading more efficient by freeing up margin capital for other purposes.

        In July 2007, the regulatory functions of the NYSE and NASD were consolidated to form FINRA. As of December 2009, the CBOE and FINRA have altogether approved 24 broker-dealers to offer portfolio margining. With the market volatility experienced during the period September 2008 through March 2009, portfolio margining has functioned reliably and without any unusual consequences.

  Short Sale Restrictions

        The SEC has taken a number of actions meant to address concerns regarding short sales in the light of the credit crisis. These actions included, but were not limited to, an SEC emergency order (effective September 19, 2008, and terminating on October 2, 2008) that prohibited short selling in certain financial stocks. The order was extended on October 2, 2008 and terminated on October 8, 2008.

        Another SEC emergency order (effective September 18, 2008 and terminating on October 1, 2008) imposed, among other things, a requirement found in Temporary Rule 204T to close out a fail to deliver position at a registered clearing agency in an equity security for a long or short sale transaction in that equity security by no later than the beginning of regular trading hours on the first settlement day following the settlement date, subject to certain exceptions. This requirement applied to all equity securities, with no exception for options market makers. Subsequently, the SEC staff issued interpretive guidance that, among other things, permitted a fail to deliver position that is attributable to bona fide market making activities by certain market makers, including options market makers, to be closed out by no later than the beginning of regular trading hours on the third settlement day (as opposed to the first settlement day) following the settlement date, subject to certain requirements. The order was extended on October 1, 2008, with the extension set to terminate on October 17, 2008. However, on October 14, 2008, Rule 204T was extended on a temporary basis, with some modifications to address operational and technical concerns, until July 31, 2009. The SEC sought comments on the operation of the rule and whether to make it permanent. Effective on July 31, 2009, the SEC made permanent the rule, with some modifications to address commenters' concerns.

        On April 8, 2009, the SEC voted unanimously to seek public comment on whether certain short sale price restrictions should be imposed and whether such measures would help promote market stability and restore investor confidence. (In June 2007, the SEC voted to eliminate price restrictions.) On February 24, 2010, the SEC voted 3-2 to adopt a new "alternative uptick" rule (Rule 201 under Regulation SHO). The alternative uptick rule imposes restrictions on short selling only when a stock has triggered a circuit breaker by experiencing a price decline of at least 10 percent in one day. At that point, short selling would be permitted if the price of the security is above the current national best bid. Rule 201 includes the following features:

  •
  Short Sale-Related Circuit Breaker:  The circuit breaker would be triggered for a security any day in which the price declines by 10 percent or more from the prior day's closing price;

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  Duration of Price Test Restriction:  Once the circuit breaker has been triggered, the alternative uptick rule would apply to short sale orders in that security for the remainder of the day as well as the following day;

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  Securities Covered by Price Test Restriction:  The rule generally applies to all equity securities that are listed on a national securities exchange, whether traded on an exchange or in the over-the-counter market; and

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  Implementation:  The rule requires trading centers to establish, maintain, and enforce written policies and procedures that are reasonably designed to prevent the execution or display of a prohibited short sale.

The new rule became effective May 10, 2010, and market participants will have until November 10, 2010 to comply with the requirements. The alternative uptick rule does not contain exceptions for options market makers that may enter short sales in underlying securities in connection with bona fide option market making and hedging activities. Consequently, once the new rule becomes effective, it could affect the ability of options market makers to conduct their business on the CBOE and elsewhere.

        The SEC held a public roundtable to discuss securities lending, pre-borrowing and possible additional short sale disclosures on September 29-30, 2009. We cannot predict what further action, if any, the SEC may take with respect to short selling or what effect any SEC action might have on the options exchange business, including our business.

  "Flash Orders"

        On September 18, 2009, the SEC proposed a rule change that would ban the use of "flash orders" in stock and options markets. The proposed ban does not distinguish between electronic "flashes" and "flashes" that may occur in open outcry trading. Orders that get flashed on exchanges are orders that are marketable but cannot be executed on the receiving exchange at that exchange's disseminated price because another exchange is displaying a better price. Flashing an order gives participants on the receiving exchange an opportunity to match the better price available on another exchange before a linkage order is routed to such other exchange. Because CBOE currently absorbs the linkage and execution costs incurred at other exchanges when a linkage order is sent to such other exchanges on behalf of a customer, CBOE's flash mechanism is popular with customers.

        CBOE and many options market participants have submitted letters to the SEC expressing the view that flash orders benefit customers by reducing costs and providing greater choice of execution venues. We cannot predict what action the SEC may take with respect to flash orders.

  Market Access

        On January 13, 2010, the SEC proposed a rule change that would require brokers or dealers with access to trading directly on an exchange or ATS, including those providing sponsored or direct market access to customers or other persons, to implement risk management controls and supervisory procedures reasonably designed to manage the financial, regulatory, and other risks of this business activity. Given the increased speed and automation of trading on securities exchanges and ATSs today, and the growing popularity of sponsored or direct market access arrangements where broker-dealers allow customers to trade in those markets electronically using the broker-dealers' market participant identifiers, the SEC is concerned that the various financial and regulatory risks that arise in connection with such access may not be appropriately and effectively controlled by all broker-dealers. The proposed rule would encompass trading in all securities on an exchange or ATS, including equities, options, exchange-traded funds, and debt securities. The proposed rule would also apply broadly to all access to trading on an exchange or ATS provided by a broker-dealer; it would not apply to non-broker-dealers, including non-brokers that are subscribers of an ATS. The comment period on the proposed new rule expired March 29, 2010.

  Equity Market Structure Concept Release

        On January 21, 2010, the SEC published a concept release applicable to the equity markets that requests comments on various matters related to the structure of equity markets, including high frequency trading and markets that do not publicly display price quotations, often referred to as dark pools. The SEC is assessing whether the current market structure serves the interests of long-term investors and whether it promotes capital formation. Included in the discussion of high frequency trading is a discussion of co-location practice whereby trading firms seek to house computer servers in close physical proximity to exchange trading systems to reduce latency. CBOE has members that co-locate servers at CBOE. While the SEC assessment is directed at equity markets, it is possible that co-location practices and other aspects of high frequency trading in the listed options market may be affected as a result of any SEC rule making that occurs as a result of the concept release and SEC assessment.

  Large Trader Disclosure

        On April 14, 2010, the SEC proposed a large trader reporting requirement, which would require large traders to identify themselves to the SEC and require broker-dealers to maintain certain related transaction records. Comments on the proposal are due by June 22, 2010.

  Discriminatory Terms and Fee Caps

        Also on April 14, 2010, the SEC proposed rule amendments regarding (a) prohibiting unfairly discriminatory terms that inhibit efficient access to quotations in a listed option on exchanges, and (b) placing a $0.30 per contract limit on the total access fees that an exchange may charge for the execution of an order against a quotation that is the best bid or best offer of such exchange in a listed option. The SEC indicated that these amendments are designed to extend the same measures to listed options that currently apply to transactions in exchange-listed stocks. The SEC estimated in its release, based on December 2009 options trade data available to the SEC, that if the $0.30 fee cap were applied as proposed in the release, the potential reduction in annual revenue to CBOE could be approximately $23.9 million. We do not have complete information on how the SEC arrived at this figure. We undertook our own review of December 2009 trade data in which we only applied the proposed fee cap to the execution of orders that traded against CBOE's displayed best bid or offer. Although the proposed rule is drafted broadly, our review was based on CBOE's interpretation of the SEC's discussion in the release which largely focuses on access to displayed bids and offers and makes statements such as: "the proposed access fee...would apply only to quotations that market participants are required to access to comply with the Trade-Through Rules." Based on this interpretation and our analysis (using our December 2009 contract volume), we currently estimate that the potential reduction to the transaction fee component of annual operating revenue of CBOE could be approximately $14.2 million. We note that we did not exclude transactions in singly-listed options for this analysis in order to allow a more consistent comparison with how we understand the SEC to have calculated its estimate.

        We cannot predict whether the SEC will adopt the proposed rule amendments, modified versions, or at all. The potential impact to our revenues, however, could be higher or lower depending on changes in our contract volume and product mix in future periods as well as other factors, including those that are currently being considered as part of the rulemaking process. For example, in its release, the SEC asks whether the proposed fee cap should only apply to multiply-listed options. We also note that in the release, the SEC states that it "preliminarily believes that exchanges are likely to amend their fees that would not be impacted by the access fee limitation to make up for the reduction in access fee revenue, thus keeping the overall level of fees paid by members, and the amount of revenue received by the exchange, relatively constant." If the proposed rules are adopted as proposed, or are adopted in a form substantially similar to that proposed, and CBOE is unable to make changes to its fee structure in response to the rules as adopted, it would have a material adverse effect on our business, result of operations and financial condition. Comments on this proposal are due by June 21, 2010. CBOE intends to comment on this SEC proposal and will vigorously challenge it, including whether the proposed rules legitimately could be applied to singly listed option products and specifically to options as to which an exchange has exclusive intellectual property rights.

Circuit Breaker Rule Proposals

        On May 6, 2010, markets dropped significantly and approximately 30 S&P 500 Index stocks fell at least 10 percent in a five-minute period. In response, on May 18, 2010 the SEC announced that the national securities exchanges and FINRA are filing proposed rules under which they would pause trading in certain individual stocks if the price moves 10 percent or more in a five-minute period. The markets, including CBSX, are proposing these rules in consultation with FINRA and staff of the SEC to provide for uniform market-wide standards for individual securities in the S&P 500 Index that experience a rapid price movement. The pause is intended to give the markets the opportunity to attract new trading interest in an affected stock, establish a reasonable market price, and resume trading in a fair and orderly fashion. Initially, these new rules would be in effect on a pilot basis through December 10, 2010. The markets will use the pilot period to make appropriate adjustments to the circuit breaker as warranted based on their experience, and to expand the scope to securities beyond the S&P 500 (including ETFs) as soon as practicable. The SEC intends to publish the proposed rules for a 10-day public comment period, and determine whether to approve them shortly thereafter.

        During the pilot period the SEC staff will consider ways to address the risks of market orders and their potential to contribute to sudden price moves, as well as to consider steps to deter or prohibit the use by market makers of "stub" quotes, which are not intended to indicate actual trading interest. The SEC staff will study the impact of other trading protocols at the exchanges, including the use of trading pauses and self-help rules. The SEC staff also will continue to work with the exchanges and FINRA to improve the process for breaking erroneous trades, by assuring speed and consistency across markets. The SEC staff is working with the markets to consider recalibrating market-wide circuit breakers currently on the books—none of which were triggered on May 6. These circuit breakers apply across all equity trading venues and the futures markets.

        We cannot predict what future actions the SEC might take with respect to the unusual market events of May 6 or the impact that any such actions may have on our business.

  Proposed Legislative Changes Related to the Credit Crisis and Over-the-Counter Derivatives

        In light of the credit crisis and its impact on financial institutions, the recent market declines that have occurred and the overall state of the economy, significant changes to the oversight of financial institutions currently are under consideration. The U.S. Senate (Senate) and the House of Representatives (House) each have passed bills that would implement broad reforms of the financial regulatory system. Both bills include proposed reforms of the markets for over-the-counter derivatives that could alter the competitive landscape for these products relative to the regulated exchange markets. The Senate and House bills still need to go through several steps, including being merged into a single bill, before they can become a final law. Given the current state of the legislation, and the uncertainty regarding how various market participants will react to the legislation if it becomes law, it is not possible to predict what impact, if any, the changes in the legislation may have on the CBOE or whether the changes will benefit or detract from exchange-traded options.

  Proposed Legislative Changes Related to Tax Treatment of Options Market Makers

        In May 2009, the current administration proposed to change the existing tax treatment for futures traders and options market participants, including options market makers. The proposal calls for repeal of the "60/40 Rule," which allows market makers to pay a blend of capital gains and ordinary tax rates on their income. Under that blended rate, 60 cents of each dollar earned by an options dealer is taxed at the 15% capital gains rate while the remaining 40 cents is taxed at ordinary income rates. The top rate on ordinary income currently is 35%, but the current administration is proposing to increase that rate to 39.6%. If the "60/40 Rule" were repealed in the manner proposed by the current administration, it could affect the ability of CBOE users, and particularly CBOE market makers, to conduct business on the CBOE.

        In addition, on December 3, 2009, legislation was introduced in the House of Representative that would impose a new tax on securities, futures and swap transactions, including exchange-traded options. The bill would exempt purchases and sales of mutual funds and pensions, retirement accounts and the first $100,000 per year in transactions by individual investors. Securities options transactions would be taxed at a rate of 0.25% of the premium paid on the option. A similar bill was introduced in the Senate on December 23, 2009. At the current time, there is no certainty that either bill would become legislation and, if either bill did, whether the provision on options would remain as introduced. If either of the bills did become law, the tax could have a negative impact on the options industry and CBOE, by making options transactions more costly.

Regulation of the U.S. Futures Exchange Industry

        The operations of our wholly-owned subsidiary, CFE, are subject to regulation by the CFTC under the Commodity Exchange Act. The Commodity Exchange Act generally requires that futures trading in the United States be conducted on a commodity exchange designated as a contract market by the CFTC under the Commodity Exchange Act. The Commodity Exchange Act and CFTC regulations establish non-financial criteria for an exchange to be designated as a contract market on which futures and futures options contracts may be traded. Designation as a contract market for the trading of a specified futures contract is non-exclusive. This means that the CFTC may designate additional exchanges as contract markets for trading the same or similar contracts.

        CFE is a designated contract market that is subject to the oversight of the CFTC and to a variety of ongoing regulatory and reporting responsibilities under the Commodity Exchange Act. CFE has surveillance and compliance operations and procedures to monitor and enforce compliance with rules pertaining to the trading, position sizes, delivery obligations and financial condition of trading privilege holders.

        As of April 11, 2006, the National Futures Association, or NFA, is performing most of these functions pursuant to a Regulatory Services Agreement with CFE. CFE retains overall responsibility for the regulation of its marketplace. CFE also remains responsible for bringing disciplinary actions against trading privilege holders, including the ability to issue fines in the case of serious rule violations. In the case of financially distressed trading privilege holders, CFE may take various emergency actions to protect customers, other trading privilege holders and CFE. CFE is also a party to cooperative and regulatory information sharing agreements with other SROs and is a member of the Intermarket Surveillance Group.

        On April 27, 2009, the CFTC adopted Acceptable Practices that provide futures exchanges with a safe harbor for compliance with the requirement under Section 5(d)(15) of the Commodity Exchange Act that they minimize conflicts of interest in their decision making. The Acceptable Practices have the following general components. First, the Board Composition Acceptable Practice provides that futures exchanges minimize potential conflicts of interest by maintaining governing boards composed of at least thirty-five percent public directors. Second, the Regulatory Oversight Committee Acceptable Practice provides that futures exchanges establish a board-level Regulatory Oversight Committee, composed solely of public directors, to oversee regulatory functions. Third, the Disciplinary Panel Acceptable Practice provides that each disciplinary panel at all futures exchanges include at least one public participant, and that no panel be dominated by any group or class of futures exchange members. Finally, the Acceptable Practices provide a definition of "public director" and a portion of that definition is also applicable with respect to public participants on futures exchange disciplinary panels. Futures exchanges were required to implement the Acceptable Practices, or otherwise demonstrate full compliance with Section 5(d)(15), by April 27, 2010, and CFE changed its governance structure and rules to conform to the Acceptable Practices prior to that date.

MANAGEMENT

Board Composition

        CBOE Holdings Board of Directors.    CBOE Holdings has set the size of its board of directors at 22 members. The board currently has 19 members, one of whom is CBOE Holdings' chief executive officer, and three vacancies. At all times no less than two-thirds of the directors of CBOE Holdings will be independent, as defined by CBOE Holdings' board of directors, which definition will satisfy the NYSE's and the NASDAQ Stock Market's listing standards for independence. Each CBOE Holdings director will serve for a one-year term or until his or her successor is elected and qualified. There is no limit on the number of terms a director may serve on either board.

        CBOE Board of Directors.    CBOE has set the size of its board of directors at 22 directors. The board currently has 21 members, one of whom is the CBOE's chief executive officer, and one vacancy. At all times at least a majority of the directors of CBOE will be non-industry directors and the remainder will be industry directors.

        In the CBOE bylaws, a "non-industry director" is defined as a director who is not an industry director.

        An "industry director" is any director who (i) is a Trading Permit Holder or otherwise subject to regulation by the CBOE; (ii) is a broker-dealer or an officer, director or employee of a broker-dealer or has been in any such capacity within the prior three years; (iii) is, or was within the prior three years, associated with an entity that is affiliated with a broker-dealer whose revenues account for a material portion of the consolidated revenues of the entities with which the broker-dealer is affiliated; (iv) has a material ownership interest in a broker-dealer and has investments in broker-dealers that account for a material portion of the director's net worth; (v) has a consulting or employment relationship with or has provided professional services to the CBOE or any of its affiliates or has had such a relationship or has provided such services within the prior three years; or (vi) provides, or has provided within the prior three years, professional or consulting services to a broker-dealer, or to an entity with a 50% or greater ownership interest in a broker-dealer whose revenues account for a material portion of the consolidated revenues of the entities with which the broker-dealer is affiliated, and the revenue from all such professional or consulting services accounts for a material portion of either the revenues received by the director or the revenues received by the director's firm or partnership.

        Notwithstanding the foregoing, a director shall not be deemed to be an "industry director" solely because either (A) the director is or was within the prior three years an outside director of a broker-dealer or an outside director of an entity that is affiliated with a broker-dealer, provided that the broker-dealer is not a Trading Permit Holder or otherwise subject to regulation by the CBOE, or (B) the director is or was within the prior three years associated with an entity that is affiliated with a broker-dealer whose revenues do not account for a material portion of the consolidated revenues of the entities with which the broker-dealer is affiliated, provided that the broker-dealer is not a Trading Permit Holder or otherwise subject to regulation by the CBOE. At all times at least one non-industry director shall be a non-industry director exclusive of the exceptions provided for in the preceding sentence and shall have no material business relationship with a broker or dealer or the CBOE or any of its affiliates. In this context, an "outside director" is defined as a director of an entity who is not an employee or officer (or any person occupying a similar status or performing similar functions) of that entity.

        The number of non-industry directors and industry directors may be changed from time to time by resolution adopted by the board of directors of the CBOE but in no event shall the number of industry directors constitute less than 30% of the members of the board and in no event shall the number of non-industry directors constitute less than a majority of the members of the board. In addition, at all times at least 20% of directors serving on the board shall be industry directors recommended by the Industry-Director Subcommittee (or otherwise through the petition process discussed below) to the Nominating and Governance Committee for nomination as provided in the CBOE bylaws. Of the initial industry directors on the CBOE board, at least two will represent entities that are significantly engaged in conducting a securities business with public customers. Each of the CBOE directors will serve for a one-year term or until his or her successor is elected and qualified. There is no limit on the number of terms a director may serve on either board.

        Board Leadership Structure.    The CBOE Holdings board of directors currently consists of 19 directors, including CBOE Holdings' chief executive officer, who also serves as chairman of the board. In addition, CBOE Holdings has a Lead Director, who is authorized to preside at meetings of the non-management directors and at meetings of the independent directors of the board. No less than two-thirds of the directors of CBOE Holdings are independent, and all of the directors on each of the Audit Committee, Compensation Committee, Nominating and Governance Committee are independent directors and each of these committees is led by a committee chairperson. Each of these committees reports to the board as they deem appropriate, and as the board may request.

        For many years, CBOE employed a leadership structure that included having a combined Chairman and Chief Executive Officer. We believe that this leadership structure has been effective and we believe it should be carried forward to CBOE Holdings following the restructuring transaction. We believe that having one person serve as both chairman and chief executive officer, requiring the board to consist of at least two-thirds independent directors who meet regularly, establishing independent Audit, Compensation, and Nominating and Corporate Governance committees and appointing an independent Lead Director, provides strong leadership for CBOE Holdings and CBOE and their respective boards of directors. A combined chief executive and chairman role promotes a close relationship between management and the board and assists in the development and implementation of corporate strategy.

        Board Oversight of Risk.    The CBOE Holdings board is responsible for overseeing its risk management process. The board is responsible for addressing CBOE Holdings' general risk management strategy and significant risks facing CBOE Holdings, and ensuring that appropriate risk mitigation strategies are implemented by management. In addition, the board stays apprised of particular risk management matters in accordance with its general oversight and approval of corporate matters. The board has delegated to the Audit Committee oversight of CBOE Holdings' risk management process. Among its duties, the Audit Committee is responsible for reviewing the guidelines, policies and practices of CBOE Holdings regarding risk assessment and risk management, and reviewing the adequacy and effectiveness of internal controls and procedures. All committees report to the full board when a matter rises to the level of a material or enterprise level risk. CBOE Holdings' management is responsible for daily risk management. In addition, heads of each of our divisions attend periodic enterprise risk management meetings at which an established matrix of identified risks is reviewed to evaluate the level of potential risks facing the company and to identify any new risks. This group provides information and recommendations to the Audit Committee as necessary. We believe this division of risk management responsibilities is an effective approach for addressing the enterprise risks facing CBOE Holdings.

Executive Officers and Directors

        Set forth below are the names, ages and positions of the persons currently serving as directors and executive officers of each of CBOE Holdings and the CBOE. All directors and executive officers of CBOE Holdings were elected on January 13, 2010. The CBOE board of directors appointed a board committee that consisted of the Lead Director, a member of the Floor Directors Committee and the chairpersons of the CBOE's Audit, Compensation, Executive, Governance and Regulatory Oversight Committees to recommend to the CBOE Holdings Nominating and Governance Committee directors to serve on the committees of the board of CBOE Holdings. On January 13, 2010, the CBOE Holdings board approved the directors to serve on the CBOE Holdings Nominating and Governance Committee, and the CBOE Holdings Nominating and Governance Committee recommended directors to serve on each of the other CBOE Holdings board committees. These recommendations were approved by the board of directors of CBOE Holdings and are reflected in this prospectus.

CBOE Holdings and CBOE Executive Officers

Name	Age	Position
William J. Brodsky	66	Chairman and Chief Executive Officer
Edward J. Joyce	58	President and Chief Operating Officer
Edward T. Tilly	46	Executive Vice Chairman
Mark F. Duffy*	60	Vice Chairman
Alan J. Dean	55	Executive Vice President, Chief Financial Officer and Treasurer
Richard G. DuFour	66	Executive Vice President
Joanne Moffic-Silver	57	Executive Vice President, General Counsel and Corporate Secretary
Gerald T. O'Connell	58	Executive Vice President
Edward L. Provost	57	Executive Vice President
Philip M. Slocum	57	Executive Vice President
Patrick J. Fay	50	Senior Vice President
David S. Reynolds**	56	Chief Accounting Officer

*
Executive officer only at CBOE

**
Executive officer only at CBOE Holdings

CBOE Holdings and CBOE Directors

Name	Age
Robert J. Birnbaum	82
William J. Brodsky	66
James R. Boris	65
Mark F. Duffy	60
David A. Fisher	41
Janet P. Froetscher	50
Bradley G. Griffith	54
Paul Kepes	42
Stuart J. Kipnes	43
Duane R. Kullberg	77
Benjamin R. Londergan	34
R. Eden Martin	69
Kevin L. Murphy*	49
Roderick A. Palmore	58
Susan M. Phillips	65
William R. Power	65
Samuel K. Skinner	71
John E. Smollen*	49
Carole E. Stone	62
Howard L. Stone	74
Eugene S. Sunshine	60
*
Director only at CBOE.

  Executive Officers

        Set forth below is biographical information about each of the executive officers named in the tables above:

        William J. Brodsky.    Mr. Brodsky is Chairman and Chief Executive Officer of the CBOE. He has served in that capacity since 1997. Prior to joining the CBOE in 1997, Mr. Brodsky was president and chief executive officer of the Chicago Mercantile Exchange from 1985 to 1997. Mr. Brodsky is a director of Integrys Energy Group, Inc. and its predecessors. He also is Chairman of the World Federation of Exchanges, past chairman of the International Options Markets Association and a director of the Swiss Futures and Options Association. He is a member of the Federal Reserve Bank of New York's International Advisory Committee. Mr. Brodsky also serves on the Kellogg School of Management Advisory Council and as a trustee of Syracuse University. He is a member of the board of directors of Northwestern Memorial Hospital. Mr. Brodsky holds an A.B. degree and a J.D. degree from Syracuse University and is a member of the bar in Illinois and New York. We believe that Mr. Brodsky brings a deep knowledge of exchange operations, including CBOE's operations history. His leadership experience through his service at the CBOE and in his prior position with CME make Mr. Brodsky well suited to serve on the board.

        Edward J. Joyce.    Mr. Joyce is President and Chief Operating Officer of the CBOE. He has served in that capacity since 2000. Mr. Joyce has been employed at the CBOE in various capacities since 1974. Mr. Joyce serves on the board of directors of The Options Clearing Corporation. He holds a B.S. degree in Business Administration from Illinois State University and an M.B.A. from DePaul University.

        Edward T. Tilly.    Mr. Tilly is Executive Vice Chairman of the CBOE. He has served in that capacity since August 2006. He was a member of the CBOE from 1989 until 2006, and served as Member Vice Chairman of the CBOE from 2004 through July 2006. Mr. Tilly is the chairman and a director of CBOE Futures Exchange and serves on the board of directors of the CBOE Stock Exchange. He holds a B.A. degree in Economics from Northwestern University.

        Mark F. Duffy.    Mr. Duffy is a nominee, floor broker, market maker and managing member of CBOE member firm V. Trader Pro,  LLC and is a managing member of the CBOE member firm Cornerstone Trading, L.L.C. In addition, he is the trustee for a trust which is the general managing partner of Fugue, a CBOE member lessor organization. Mr. Duffy has been a CBOE member since 1985. Mr. Duffy is currently CBOE's Vice Chairman (2010), and he served as Vice Chairman of the CBOE from 2001 through 2003. He earned a B.A. degree in Education and a Master of Arts degree from the University of Michigan. He also holds a J. D. and L.L.M., Master of Laws in Taxation, from The John Marshall Law School. Mr. Duffy was admitted to the Illinois Bar in 1981 and has also been admitted to practice in the U.S. District Court for the Northern District of Illinois. We believe that Mr. Duffy brings a deep knowledge of the operations of CBOE as a result of his long association with CBOE and the industry. He also provides practical trading experience and valuable insight through his service as a floor director. These skills and experience, we believe, make Mr. Duffy well suited to serve on the board.

        Alan J. Dean.    Mr. Dean is Executive Vice President and Chief Financial Officer of the CBOE. He has served in that capacity since 1988 and has been employed at the CBOE in the financial area since 1979. Mr. Dean serves on the board of directors of The Institute for Transfusion Medicine. He is a CPA, and he holds a B.S. degree in Accounting from Western Illinois University and an M.B.A. from Northwestern University's Kellogg Graduate School of Management.

        Richard G. DuFour.    Mr. DuFour is Executive Vice President of Corporate Planning and Development of the CBOE. He has served in that capacity since 1999 and has been employed at the CBOE since 1980. He serves on the board of OneChicago and as treasurer of the International Options Markets Association. Mr. DuFour is a director of the Lincoln Park Renewal Corporation. Mr. DuFour holds a B.B.A. degree from the University of Notre Dame and an M.B.A. from the University of Michigan.

        Patrick J. Fay.    Mr. Fay is Senior Vice President of Member and Regulatory Services for CBOE. He has served in that capacity since 2006 and previously served as Managing Director of the CBOE Futures Exchange. Mr. Fay rejoined the CBOE in January 2004 from NQLX, LLC, where he served for nineteen months as executive vice president. Prior to his position at NQLX, Mr. Fay spent eighteen years at the CBOE, where he was involved in systems development, trading operations and marketing. He holds a B.S. in Business from Eastern Illinois University and a M.B.A. in Business Economics from DePaul University.

        Joanne Moffic-Silver.    Ms. Moffic-Silver is Executive Vice President, General Counsel and Corporate Secretary of the CBOE. She has served in that capacity since 1997 and has been employed at the CBOE since 1980. She is currently a member of the board of advisors of Northwestern University School of Law. Ms. Moffic-Silver received her B.A. degree with high honors and was elected a member of Phi Beta Kappa from the University of Wisconsin-Madison. Ms. Moffic-Silver received her J.D. degree with honors from Northwestern University School of Law.

        Gerald T. O'Connell.    Mr. O'Connell is Executive Vice President and Chief Information Officer of the CBOE. He has served in that capacity since 1993 and has been employed at the CBOE since 1984. Mr. O'Connell serves on the board of directors of the CBOE Stock Exchange. He holds a B.S. degree in Mathematics from Lewis University and a J.D. degree from John Marshall Law School.

        Edward L. Provost.    Mr. Provost is Executive Vice President of Business Development of the CBOE. He has served in that capacity since 2000 and has been employed at the CBOE since 1975. Mr. Provost serves as Chairman of the board of directors of the CBOE Stock Exchange. He holds a B.B.A. in Finance from Loyola University of Chicago and an M.B.A. from the University of Chicago Graduate School of Business.

        David S. Reynolds.    Mr. Reynolds is Chief Accounting Officer of CBOE Holdings. He has served in that capacity since May 2009. Prior to that, Mr. Reynolds was with Hudson Highland Group, Inc., where he served in various roles including vice president, controller and chief accounting officer. From February 2005 to February 2007, Mr. Reynolds was vice president, controller and chief accounting officer of Bally Total Fitness Corporation. Prior to that, he spent twenty-two years in various financial roles at Comdisco, Inc., rising to senior vice president and controller. Mr. Reynolds began his career at Ernst & Young. Mr. Reynolds is a certified public accountant and a certified cash manager. He is a graduate of Lehigh University where he obtained a masters degree in business and a B.S. in Finance.

        Philip M. Slocum.    Mr. Slocum is Executive Vice President of Trading Operations of the CBOE. He has served in that capacity since 1999 and has been employed at the CBOE since 1975. Mr. Slocum holds a B.A. degree in Psychology from Carthage College and a Master of Science in Organizational Behavior from George Williams College.

Directors

        We believe that each of the individuals serving on the boards of directors of CBOE and CBOE Holdings have the necessary skills, qualifications and experiences to address the challenges and opportunities faced by CBOE and CBOE Holdings. As described above, the Nominating and Governance Committee of CBOE Holdings is responsible for considering and recommending nominees for election as directors of CBOE Holdings. Going forward, the committee will annually review the skills and characteristics required of directors in the context of the current composition of the board, the operating requirements of CBOE Holdings and the long-term interests of the stockholders of CBOE Holdings. While CBOE Holdings does not currently have a formal diversity policy, its Corporate Governance Guidelines provide that the committee will seek to nominate directors with a diverse range of experience, qualifications, and skills in order to provide varied insights and competent guidance regarding CBOE Holdings' and CBOE's operations, and with a goal of having a board that reflects diverse backgrounds, experience and viewpoints. In evaluating director candidates, the committee will take into consideration many factors, including the individual's educational and professional background, whether the individual has any special experience in a relevant area, personal accomplishments, and cultural experiences. In addition, the committee may, in conducting its assessment of director candidates, consider such other factors as it deems appropriate. As part of this process, the committee will review each incumbent director's continued service on the board and recommend to the board an independent director to serve as Lead Director. CBOE Holdings and CBOE believe that they benefit from having directors with a diversity of skills, characteristics, backgrounds, and cultural experiences.

        Set forth below is biographical information about each of the individual directors named in the table above as well as information about such director's qualifications to serve on the CBOE Holdings or CBOE boards of directors:

        Robert J. Birnbaum.    Mr. Birnbaum (retired) served as special counsel for Dechert Price and Rhoads from 1989 to 1994. Prior to that, he served as the president and chief operating officer of the New York Stock Exchange, Inc. from 1985 to 1988 and as president and chief operating officer of the American Stock Exchange from 1977 to 1985. Mr. Birnbaum holds a B.S. degree from New York University and a L.L.B. from Georgetown University Law School. We believe that Mr. Birnbaum brings extensive leadership skills and practical exchange experience through his time at the New York Stock Exchange and the American Stock Exchange. These skills and experience, we believe, make him well suited to serve on the board.

        James R. Boris.    Mr. Boris currently serves as CBOE's lead director. Mr. Boris is the retired chairman and chief executive officer of EVEREN Securities, Inc. and its predecessor Kemper Securities, Inc. He is a member of the boards of directors of Smurfit-Stone Container Corporation and Big Shoulders Fund. His past affiliations include membership of the board of directors of the Securities Industry Association, Integrys Energy Group, Inc. and its predecessors, Midwest Air Group, Inc., the Chicago Stock Exchange, The Catholic Charities of the Archdiocese of Chicago, Loyola University Health System, Inc. and the Civic Federation. He has served on the board of trustees of Gannon University and Loyola University of Chicago and on advisory boards at both the Kellogg Graduate School of Management and DePaul University's College of Commerce. He holds a B.A. and M.B.A. from Gannon University. We believe that Mr. Boris brings to the board extensive leadership skills through his service as chairman and chief executive officer of EVEREN Securities and, previously Kemper Securities. Mr. Boris has finance, securities and practical business and corporate experience that, we believe, make him well suited to serve on the board.

        David A. Fisher.    Mr. Fisher is the CEO of optionsXpress Holdings, Inc., an online options and stock brokerage firm. He served as the company's president since March 2007 and prior to that served as chief financial officer beginning in August 2004. From March 2001 to July 2004, he served as chief financial officer of Potbelly Sandwich Works, a quick service restaurant chain with over 60 units, and he currently serves on its board of directors. Prior to that, Mr. Fisher served as chief financial officer and secretary of Prism Financial Corporation, a publicly-traded, nationwide consumer financial services company. He holds a B.S. in Finance from the University of Illinois and a J.D. from Northwestern University. We believe that Mr. Fisher brings leadership skills, financial experience, and general business and operational knowledge to the board as a result of his position as CEO of one of the first publicly-held options trading businesses and through his other experiences. These skills and experience, we believe, make Mr. Fisher well suited to serve on the board.

        Janet P. Froetscher.    Ms. Froetscher is president and chief executive officer of the National Safety Council. Previously, she served as president and chief executive officer of the United Way of Metropolitan Chicago and in a variety of roles at the Aspen Institute, most recently as chief operating officer. From 1992 to 2000, Ms. Froetscher was the executive director of the Finance Research and Advisory Committee of the Commercial Club of Chicago. She is a member of the board of the Chicago Chamber of Commerce, and a member of the Chicago Network, Commercial Club of Chicago and Economic Club of Chicago. Ms. Froetscher holds a B.A. degree from the University of Virginia and a Masters of Management from Northwestern University's Kellogg Graduate School of Management. Ms. Froetscher is also a Henry Crown Fellow of the Aspen Institute. We believe that Ms. Froetscher brings extensive leadership and operational experience to the board gained through her current and prior positions. These skills and experience, we believe, make her well suited to serve on the board.

        Bradley G. Griffith.    Mr. Griffith has been a member of the CBOE since 1980 and served as its Member Vice Chairman in 2007, 2008 and 2009. He is also a member of Edge Capture, LLC, a proprietary software provider. Mr. Griffith is the co-founder of the Tiffani Kim Institute, the country's first Medi-Spa. Additionally, he owns several real estate companies that operate and manage properties in Illinois, Indiana and Michigan. Mr. Griffith holds a B.S. in Business from Indiana University. We believe that Mr. Griffith brings a deep knowledge of the options industry as a result of his long association with CBOE and the industry, as well general business skills attained through his various other business pursuits. Mr. Griffith's service as a former Vice Chairman of the CBOE and as a floor director provide him with an extensive understanding of the CBOE's business. These skills and experiences, we believe, make him well suited to serve on the board.

        Paul Kepes.    Mr. Kepes is a senior partner and managing director of Chicago Trading Company (CTC). Founded in 1995, CTC is a leading proprietary derivatives trading firm active in various options and futures markets, including equity indexes, equities, interest rates and commodities. The firm trades both on-floor and electronically, utilizing sophisticated proprietary pricing and risk management systems. CTC serves in a specialist capacity on various exchanges in many of the most active index, ETF and interest rate products. CTC employs over 300 people and is based in Chicago with offices in New York and London. Mr. Kepes holds a B.S. degree in Aeronautical and Astronautical Engineering from the University of Illinois. We believe that Mr. Kepes brings deep knowledge of the options and trading markets as well as strong general business skills developed through his position at CTC. These skills and experience, we believe, make him well suited to serve on the board.

        Stuart J. Kipnes.    Mr. Kipnes is the president and sole stockholder of Associated Options, Inc., an options brokerage firm that operates on the CBOE trading floor. He has served in that capacity since 1995. Mr. Kipnes holds a B.S. degree in Finance from the University of Maryland. We believe that Mr. Kipnes brings strong leadership and general management skills to the board, as well as a deep understanding of the needs of firms that operate on the CBOE trading floor, developed through his long tenure at Associated Options, Inc. These skills and experience, we believe, make him well suited to serve on the board.

        Duane R. Kullberg.    Mr. Kullberg served as managing partner and chief executive officer of Arthur Andersen & Co., S.C. from 1980 until 1989. He is currently a member of the board of directors of Artio Global Investors, Inc. and has served in the past on a number of private and public company boards. Mr. Kullberg is a member of the National Association of Corporate Directors. He is a member of the Commercial Club of Chicago and a Life Trustee of Northwestern University, the University of Minnesota Foundation, and the Art Institute of Chicago. He has served on the board of directors of Nuveen Investments, Inc. Mr. Kullberg holds a B.B.A. degree from the University of Minnesota. We believe that Mr. Kullberg brings strong leadership skills and general management skills, developed during his tenure at Arthur Andersen & Co., S.C., as well as a strong background in corporate governance, accounting and finance, developed through his prior professional and board positions. These skills and experience, we believe, make him well suited to serve on the board.

        Benjamin R. Londergan.    Mr. Londergan is co-CEO of Group One and has served on their board of directors since January 2005. Prior to his current role, he was derivatives trading managing director and was directly responsible for opening and managing Group One Trading, LP's first European trading operation, G1 Derivatives Trading LTD. Mr. Londergan began his career at Group One Trading, L.P. in 1998. Mr. Londergan graduated summa cum laude from Indiana University and holds a B.A. degree in Mathematics with minors in French and Economics. We believe that Mr. Londergan brings strong leadership and operational skills to the board, as well as a deep understanding of the needs of options trading firms. These skills and experience, we believe, make him well suited to serve on the board.

        R. Eden Martin.    Mr. Martin is of counsel at the law firm Sidley Austin LLP, having served as a partner from 1975 to 2004 and as chairman of the management committee from 1989 until 1999. Mr. Martin has served as the president of The Commercial Club of Chicago and president of its Civic

Committee since 1999. Mr. Martin is a member of the boards of directors of Nicor Inc., Aon Corporation and the United Way of Metropolitan Chicago. He also is a trustee of Northwestern University and a life trustee of the Chicago History Museum, the Chicago Symphony Orchestra and the Ravinia Festival. Mr. Martin holds a B.A. from the University of Illinois and an L.L.B. degree from Harvard University. We believe that Mr. Martin brings a depth of knowledge regarding corporate governance and insights into legal matters, developed over the course of his practice and other board memberships, as well as strong leadership capabilities. These skills and experience, we believe, make him well suited to serve on the board.

        Kevin L. Murphy.    Mr. Murphy is currently a managing director at Citigroup and head of U.S. option electronic execution. He was previously head of U.S. broker dealer sales which included the electronic routing and execution of both equity and derivative products for broker dealer clients. In 1991, Mr. Murphy was named head of the listed options department at Shearson Lehman Brothers, responsible for the sales and trading of listed options and overseeing all of the firm's options exchange floor operations. In 2004, he managed the OTC derivative group for high net worth clients of Smith Barney and Citigroup's private bank. In 2005, he was named co-head of Citigroup's derivative execution services and was also responsible for building out the firm's derivative DMA product. Mr. Murphy is a graduate of the University of Massachusetts. We believe that Mr. Murphy brings strong financial skills and a deep experience in the options trading industry to the CBOE board as a result of his longtime involvement with the industry. These skills and experience, we believe, make him well suited to serve on the board of CBOE.

        Roderick A. Palmore.    Mr. Palmore is executive vice president, general counsel and chief compliance and risk management officer of General Mills, Inc. Prior to joining General Mills in February 2008, he served as executive vice president and general counsel of Sara Lee Corporation. Mr. Palmore has also served as a member of the boards of directors of Nuveen Investments, Inc. and the United Way of Metropolitan Chicago. Mr. Palmore holds a B.A. degree in Economics from Yale University and a J.D. degree from the University of Chicago Law School. We believe that Mr. Palmore brings strong corporate governance and risk management skills to the board, as a result of his professional background and prior board experiences, as well as insight into legal matters. These skills and experience, we believe, make him well suited to serve on the board.

        Susan M. Phillips.    Dr. Phillips is the dean of The George Washington University School of Business, and a professor of finance. She has served in that capacity since 1998. Previously she served as a commissioner of the CFTC from 1981 to 1983 and served as chairman of the CFTC from 1983 to 1987 and as a member of the board of governors of the Federal Reserve System from 1991 to 1998. Dr. Phillips is a member of the boards of directors of State Farm Mutual Automobile Insurance Company, the Kroger Company, the National Futures Association and the Financial Accounting Foundation. She has served on the board of directors of State Street Research Mutual Funds. Dr. Phillips holds a B.A. in Mathematics from Agnes Scott College, an M.S. in Finance and Insurance from Louisiana State University, or LSU, and a Ph.D. in Finance and Economics from LSU. We believe that Dr. Phillips brings strong financial skills to the board as a result of her educational background and long experience in the financial and derivatives industries, as well as a background in regulation and corporate governance developed through current and prior experience. These skills and experience, we believe, make her well suited to serve on the board.

        William R. Power.    Mr. Power is a lessor member of the CBOE, and has been a CBOE member since 1973. He operated an options trading firm, Commercial Crush, Inc., from 1978 until early 2002. Mr. Power traded on the floor of the CBOE from 1973 to 1991. Mr. Power also is a member of the board of directors of the Minneapolis Grain Exchange and Media Derivatives, Inc. and previously was a member of the New York Stock Exchange Board of Executives. We believe that Mr. Power brings deep knowledge of the interests and concerns of CBOE members to the board as a result of his long association with CBOE, as well as strong general business skills and understanding of the options trading business. These skills and experience, we believe, make him well suited to serve on the board.

        Samuel K. Skinner.    Mr. Skinner is of counsel to the law firm Greenberg Traurig, LLP where he concentrates on corporate, governmental and regulatory matters. From 2000 to 2003, Mr. Skinner was president and CEO of USF Corporation, and chairman from January 1, 2000 through May 2003. Mr. Skinner previously served as president of Commonwealth Edison Company and its holding company, Unicom Corporation (Exelon Corporation). He also was formerly White House chief of staff to President George H.W. Bush and, prior to that, served as U.S. Secretary of Transportation from February 1989 to December 1991. Mr. Skinner previously was United States Attorney for the Northern District of Illinois from 1975 to 1977, having served in that office for eight years. Mr. Skinner also serves on the boards of directors of Express Scripts, Inc., APAC Customer Services, Inc., Navigant Consulting, Inc., Echo Global Logistics, Inc. and MedAssets, Inc. He has previously served on the boards of Diamond Management and Technology Consultants and Dade Behring. He holds a B.S. in Accounting from the University of Illinois and a J.D. from DePaul University Law School. We believe that Mr. Skinner brings valuable leadership skills to the board. He also brings insights into corporate governance and legal matters that face the board, developed through his long professional experience with such matters as an attorney and member of numerous boards. These skills and experience, we believe, make him well suited to serve on the board.

        John E. Smollen.    Mr. Smollen is a managing director of Goldman, Sachs & Co., and has been with Goldman Sachs since its acquisition in 2000 of Spear, Leads and Kellogg. Mr. Smollen has been a CBOE member since 1997. Mr. Smollen served as the interim Vice Chairman of the CBOE from August 4, 2006 until December 31, 2006. We believe that Mr. Smollen brings insights into the concerns and interests of CBOE members as a result of his experience as a CBOE member, and a deep knowledge of the options industry developed over the course of his career. These skills and experience, we believe, make him well suited to serve on the board of CBOE.

        Carole E. Stone.    Ms. Stone served as director of the New York State Division of the Budget from June 2000 to October 2004. She currently serves as a commissioner on the New York State Commission on Public Authority Reform and is on the board of directors of the Nuveen Funds. She has previously served as the chair of the New York Racing Association Oversight Board, as chair of the Public Authorities Control Board and on the board of directors of several New York State public authorities. Ms. Stone holds a B.A. in Business Administration from Skidmore College. We believe that Ms. Stone brings strong corporate governance skills as a result of her past tenure on other boards, as well as useful knowledge of governmental operations as a result of her prior tenure on several public authority boards. These skills and experience, we believe, make her well suited to serve on the board.

        Howard L. Stone.    From December 1998 until his retirement in March 2005, Mr. Stone was the senior managing director of American Express Tax and Business Services. He is a certified public accountant. Mr. Stone is a member of the board of managers of Arbour Group. Mr. Stone holds a B.S. in Accounting from the University of Illinois. We believe that Mr. Stone brings strong financial knowledge to the board, developed during his association with American Express Tax and Business Services, as well as strong general business knowledge. These skills and experience, we believe, make him well suited to serve on the board.

        Eugene S. Sunshine.    Mr. Sunshine is the senior vice president for Business and Finance at Northwestern University. He has served in that capacity since 1997. Prior to joining Northwestern, he was senior vice president for administration at The John Hopkins University. He currently is a member of the boards of directors of Nuveen Investments, the Civic Federation, and the Pathways Awareness Foundation. He is also a member of the Advisory Committee of the District 65 Educational Foundation and a member of the Commercial Club of Chicago. He currently serves as chairman of the board of Rubicon, an insurance affiliate of Northwestern University, and as a member of the boards of the

Evanston Chamber of Commerce and Evanston Inventure. He holds a B.A. from Northwestern University and a Masters of Public Administration degree from the Maxwell Graduate School of Citizenship and Public Affairs at Syracuse University. We believe that Mr. Sunshine brings strong finance skills to the board, developed in his role as senior vice president for Business and Finance at Northwestern University, as well as a broad knowledge of corporate governance developed through his experiences serving on a number of other boards. These skills and experience, we believe, make him well suited to serve on the board.

Director Independence

        The experience and qualifications of our directors is critical to our success. The CBOE Holdings board of directors has adopted independence standards as part of CBOE Holdings' Corporate Governance Guidelines. A copy of our Corporate Governance Guidelines will be posted on our website, www.CBOE.com. The CBOE Holdings bylaws provide that at least two-thirds of all of the directors of CBOE Holdings must meet the current tests of independence, which are based on government regulations (including those of the SEC), include the independence tests set forth in Section 303A of the NYSE Listed Company Manual and NASDAQ Rule 5605 and include tests (see the last three bullet-points below) in addition to those tests set forth by the SEC, the NYSE and the NASDAQ Stock Market. The Corporate Governance Guidelines require that the board of directors affirmatively determine the independence of CBOE Holding's directors based on all relevant facts and circumstances that bear upon such director's independence. The board of directors of CBOE Holdings has determined that each of its directors, other than Messrs. Brodsky, Griffith and Duffy, are independent as defined by the standards adopted by CBOE Holdings.

        Under the CBOE Holdings Guidelines, a person shall not qualify as independent under any of the following circumstances:

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  if the person is, or has been within the last three years, an employee of CBOE Holdings or its subsidiaries;

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  if an immediate family member of the person is, or has been within the last three years, an executive officer of CBOE Holdings or its subsidiaries;

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  if the person or any immediate family member has received during any twelve-month period within the last three years more than $120,000 in direct compensation from CBOE Holdings and its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service; provided, however, that such deferred compensation must not be contingent in any way on continued service with CBOE Holdings or its subsidiaries (compensation received by an immediate family member of a director for service as an employee, other than an executive officer, of CBOE Holdings or its subsidiaries need not be considered in determining independence);

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  if the person is a current partner of a firm that is the internal or external auditor of CBOE Holdings, or is a current employee of that auditor, or if the person has an immediate family member who is a partner of that auditor or a current employee of that auditor who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice;

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  if the person or an immediate family member was within the last three years (but is no longer) a partner or employee of the internal or external auditor of CBOE Holdings and personally worked on CBOE Holdings' audit within that time;

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  if the person or an immediate family member is, or has been within the last three years, employed as an executive officer of another company for which any of the present executive officers of CBOE Holdings or its subsidiaries at the same time serves or served on that company's compensation committee;

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  if either (i) the person is, or an immediate family member is, a partner in, a controlling stockholder or an executive officer of, any organization to which CBOE Holdings and its subsidiaries made, or from which CBOE Holdings and its subsidiaries received, payments for property or services in the current or any of the past three fiscal years that exceeded the greater of 5% of the payment recipient's consolidated gross revenues, or $200,000; or (ii) the person is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, CBOE Holdings and its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million, or 2% of the other company's consolidated gross revenues;

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  if the person provides, or has provided within the last three years (directly or indirectly as a partner, stockholder or officer of another company) consulting, legal or financial advisory services to CBOE Holdings or its subsidiaries or CBOE Holdings' present or former auditors;

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  if the person or any member of his or her immediate family owns, or has the right to acquire, more than 5% of the outstanding common stock of CBOE Holdings; or

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  if the person or any member of his or her immediate family serves as an executive officer, director or trustee of a civic or charitable organization that receives significant financial contributions from CBOE Holdings and its subsidiaries or any foundation established by CBOE Holdings or any of its subsidiaries. For purposes of this independence standard, the board of directors shall determine whether a financial contribution is considered significant on a case-by-case basis; provided, however, that any contribution less than $100,000 or two percent (2%) of that entity's total annual charitable receipts and other revenues, whichever is greater, shall be presumed to be insignificant.

        In addition, the board has determined that a director may be a Trading Permit Holder of CBOE or other CBOE Holdings subsidiary, a director, officer, employee or owner of a Trading Permit Holder of CBOE or other CBOE Holdings subsidiary and/or a customer of CBOE or other CBOE Holdings subsidiary without creating a conflict of interest or the appearance of a conflict of interest. As a result, the board may determine that a director who is a Trading Permit Holder of CBOE or other CBOE Holdings subsidiary, a director, officer, employee or owner of a Trading Permit Holder and/or a customer of CBOE or other CBOE Holdings subsidiary is "independent," if he or she otherwise satisfies all of the above categorical standards and the independence requirements of any applicable securities exchange on which CBOE Holding's common stock is listed.

Committees of the CBOE Holdings Board of Directors

        The CBOE Holdings board of directors has the following five standing board committees:

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  the Audit Committee;

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  the Compensation Committee;

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  the Executive Committee;

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  the Nominating and Governance Committee; and

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  the Finance Committee.

        Each of the members of these committees, other than members of the Executive Committee and the Finance Committee, comply with the director independence requirements of CBOE Holdings, which requirements satisfy the director independence requirements as defined in the listing standards of the NASDAQ Stock Market. For a description of the CBOE's current independence standards for directors, see "Director Independence." James Boris, as lead director of CBOE Holdings, is an ex officio, voting member of each of the Audit, Compensation, Nominating and Governance and Finance Committees.

        Audit Committee.    The Audit Committee consists of six directors, all of whom are independent directors and all of whom were recommended by the Nominating and Governance Committee for approval by the board of directors. The members of the Audit Committee are R. Eden Martin, who chairs the committee, and James Boris, David Fisher, Duane Kullberg, Roderick Palmore and Carole Stone. The Audit Committee consists exclusively of directors who are financially literate. In addition, David Fisher and Duane Kullberg are considered audit committee financial experts as defined by the SEC.

        The Audit Committee responsibilities include:

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  overseeing the compensation and work of and performance by our independent auditor and any other registered public accounting firm performing audit, review or attest services for CBOE Holdings;

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  engaging, retaining and terminating our independent auditor and determining the terms thereof;

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  ensuring receipt from the independent auditor of a formal written statement delineating all relationships between the auditor and CBOE Holdings;

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  reviewing a report from the independent auditor (i) describing its internal quality control procedures, (ii) describing steps taken to address any material issues with respect to one or more independent audits carried out by the firm and (iii) assessing the independence of the auditor and all relationships between the auditor and CBOE Holdings;

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  assessing the qualifications, performance and independence of the independent auditor;

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  evaluating whether the provision of permitted non-audit services is compatible with maintaining the auditor's independence;

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  reviewing and discussing the audit results, including any comments and recommendations of the independent auditor and the responses of management to such recommendations;

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  reviewing and discussing the annual and quarterly financial statements with management and the independent auditor;

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  producing a committee report for inclusion in applicable SEC filings;

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  overseeing and evaluating the performance, responsibilities, organizational reporting lines, budget and staffing of the internal audit function of CBOE Holdings;

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  reviewing the adequacy and effectiveness of internal controls and procedures;

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  establishing procedures regarding the receipt, retention and treatment of complaints received regarding the accounting, internal accounting controls, or auditing matters and conducting or authorizing investigations into any matters within the scope of the responsibility of the Audit Committee;

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  reviewing the guidelines, policies and practices of CBOE Holdings regarding risk assessment and risk management;

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  reviewing transactions with related persons for potential conflict of interest situations; and

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  conducting annual and other self-evaluations as are deemed appropriate.

        Compensation Committee.    The Compensation Committee consists of six directors, all of whom are independent directors, and all of whom were recommended by the Nominating and Governance Committee for approval by the board of directors. The members of the Compensation Committee are

Eugene Sunshine, who chairs the committee, and James Boris, Janet Froetscher, Paul Kepes, William Power and Samuel Skinner. The committee has primary responsibility for:

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  determining and approving all elements and amounts of compensation for the CEO, including any performance goals applicable to the CEO;

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  reviewing succession plans relating to the CEO;

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  reviewing and recommending all elements and amounts of compensation for each executive officer other than the CEO, including any performance goals applicable to those executive officers;

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  reviewing and recommending for approval the adoption, any amendment and termination of all cash and equity-based incentive compensation plans;

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  causing to be prepared a committee report for inclusion in applicable SEC filings;

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  approving any employment agreements, severance agreements or change of control agreements that are entered into with the CEO;

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  reviewing and recommending the level and form of non-employee director compensation and benefits; and

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  conducting annual and other self-evaluations as are deemed appropriate.

        Executive Committee.    The Executive Committee may include the Chairman of the Board, the Chief Executive Officer (if a director), the Lead Director, if any, and such other number of directors that the board deems appropriate, provided that at all times the majority of the directors serving on the Executive Committee must be independent directors. Members of the Executive Committee (other than those specified) shall be recommended by the Nominating and Governance Committee for approval by the board of directors. The current members of the Executive Committee are William Brodsky, the Chairman and Chief Executive Officer, who chairs the committee, and James Boris, the Lead Director, Mark Duffy, Janet Froetscher, Stuart Kipnes, Duane Kullberg, R. Eden Martin, Susan Phillips and Eugene Sunshine. The committee has primary responsibility for meeting and taking action at such times as action is desirable, but the convening of a special meeting of the board is not practicable. The committee does not have the power to (i) approve or adopt or recommend to stockholders, any action or matters (other than the election or removal of directors) expressly required by Delaware law to be submitted to stockholders for approval or (ii) adopt, alter, amend or repeal any Bylaw of CBOE Holdings.

        Nominating and Governance Committee.    The Nominating and Governance Committee consists of seven directors, all of whom are independent directors, and all of whom were approved by the board of directors. The members of the Nominating and Governance Committee are Janet Froetscher, who chairs the committee, and Robert Birnbaum, James Boris, Paul Kepes, Benjamin Londergan, Susan Phillips and Eugene Sunshine. The Nominating and Governance Committee's responsibilities include:

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  recommending persons for election as directors by the stockholders;

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  recommending persons for appointment as directors to the extent necessary to fill any vacancies or newly created directorships;

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  recommending a director to serve as Chairman of the Board and an independent director to serve as Lead Director;

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  reviewing annually the skills and characteristics required of directors and each incumbent director's continued service on the board;

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  reviewing any stockholder proposals and nominations for directors;

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  advising the board of directors on the appropriate structure and operations of the board and its committees;

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  reviewing and recommending standing board committee assignments;

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  developing and recommending to the board Corporate Governance Guidelines, a Code of Business Conduct and Ethics and other corporate governance policies and programs and reviewing such guidelines, code and any other policies and programs at least annually;

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  making recommendations to the board regarding orientation for new directors and continuing education for all directors;

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  establishing and overseeing a self-evaluation process for the board and its committees, including at least annually the Nominating and Corporate Governance Committee;

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  making recommendations to the board as to determinations of director independence;

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  making recommendations to the board regarding corporate governance based upon developments, trends, and best practices; and

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  receiving, directing and supervising investigations into matters within the scope of the duties of the Nominating and Governance Committee, the Corporate Governance Guidelines, or as directed by the board and reviewing and investigating matters pertaining to the integrity of management.

        The Nominating and Governance Committee will consider stockholder recommendations for candidates for the CBOE Holdings board of directors.

        The CBOE Holdings bylaws provide that, in order for a stockholder's nomination of a candidate for the board to be properly brought before an annual meeting of the stockholders, the stockholder's nomination must be delivered to the Secretary, CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois 60605 no earlier than 120 days, and no later than 90 days, prior to the one year anniversary date of the prior year's annual meeting.

        Finance Committee.    The Finance Committee consists of seven directors, all of whom have been appointed by the board of directors. The members of the Finance Committee are Duane Kullberg, who chairs the committee, and directors James Boris, Mark Duffy, Bradley Griffith, R. Eden Martin, Carole Stone and Howard Stone. The Finance Committee's responsibilities include:

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  advising the board with respect to its oversight of financial affairs;

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  making recommendations to the board regarding annual operating and capital budgets, dividend policies, capital needs and stock repurchases;

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  reviewing the performance of investments and periodically proposing changes to the board in the investment and cash management policies of CBOE Holdings;

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  advising the board with respect to the material incurrence of indebtedness for borrowed money; and

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  conducting annual and other self-evaluations as it deems appropriate.

Committees of the CBOE Board of Directors

        The Executive Committee and Nominating and Governance Committee of CBOE Holdings and the CBOE consist of the same members, and the Audit Committee and Compensation Committee of CBOE Holdings and CBOE have similar compositions. Each of these committees perform similar functions at the CBOE as it does at CBOE Holdings.

        At the CBOE, the Executive Committee is required to include the Vice Chairman and at least one Representative Director (as described below) in addition to the Chairman of the Board, the Chief Executive Officer (if a director) and the Lead Director, if any, and to be composed of a majority of non-industry directors. The CBOE Audit Committee and CBOE Compensation Committee must be composed solely of non-industry directors, and the CBOE Nominating and Governance Committee must be composed of a majority of non-industry directors.

        In addition to these committees, the CBOE will have a Regulatory Oversight Committee and a Trading Advisory Committee.

        Nominating and Governance Committee.    At the CBOE, all candidates for election as director of the CBOE must be nominated by the Nominating and Governance Committee.

        Industry directors representing at least 20% of the total number of directors serving on the board of directors of the CBOE shall be recommended by the Industry-Director Subcommittee of the Nominating and Governance Committee, provided that if 20% of the directors then serving on the board is not a whole number, such number of directors to be selected by the Industry-Director Subcommittee shall be rounded up to the next whole number. We refer to these directors as the "Representative Directors." Those industry directors not recommended by the Industry-Director Subcommittee shall be nominated by the Nominating and Governance Committee. The Industry-Director Subcommittee shall consist of all of the industry directors then serving on the Nominating and Governance Committee. If Representative Director nominees are opposed by a petition candidate, then the Nominating and Governance Committee shall be bound to accept and nominate the Representative Director nominees who receive the most votes pursuant to the run-off election process set forth in the bylaws of the CBOE. The CBOE and CBOE Holdings will also enter into a Voting Agreement pursuant to which CBOE Holdings will agree to vote in favor of the Representative Directors nominated by the Nominating and Governance Committee.

        In any given year, Trading Permit Holders may nominate alternative candidates for election to the Representative Director positions to be elected in a given year by submitting a petition signed by individuals representing not less than 10% of the total outstanding trading permits at that time. If one or more valid petitions are received, the Secretary shall issue a circular to all of the Trading Permit Holders identifying those individuals recommended for Representative Director by the Industry-Director Subcommittee and those individuals nominated for Representative Director through the petition process as well as of the time and date of a run-off election to determine which individuals will be nominated as Representative Director(s) by the Nominating and Governance Committee (the "Run-off Election"). In any Run-off Election, each Trading Permit Holder shall have one vote with respect to each trading permit held by such Trading Permit Holder for each Representative Director position to be filled that year; provided, however, that no Trading Permit Holder, either alone or together with its affiliates, may account for more than 20% of the votes cast for a candidate, and any votes cast by a Trading Permit Holder, either alone or together with its affiliates, in excess of this 20% limitation shall be disregarded. The number of individual Representative Director nominees equal to the number of Representative Director positions to be filled that year receiving the largest number of votes in the Run-off Election (after taking into account the voting limitation set forth herein) will be the persons approved by the Trading Permit Holders to be nominated as the Representative Director(s) by the Nominating and Governance Committee for that year.

        Regulatory Oversight Committee.    The Regulatory Oversight Committee is a committee of the CBOE that consists of six directors, all of whom are non-industry directors and all of whom were recommended by the non-industry directors on the Nominating and Governance Committee for approval by the board of directors. The members of the Regulatory Oversight Committee are Susan Phillips, who chairs the committee, and Robert Birnbaum, James Boris, Roderick Palmore, Samuel Skinner and Howard Stone. James Boris, the CBOE's lead director, is an ex officio, voting member of the Regulatory Oversight Committee. The Regulatory Oversight Committee's responsibilities include:

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  overseeing the independence and integrity of the regulatory functions of the Exchange;

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  ensuring that the regulatory functions of the Exchange remain free from inappropriate influence;

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  meeting regularly with the Chief Regulatory Officer and members of the CBOE's regulatory staff to learn of developments and issues confronting CBOE's Regulatory Services Division, and to hear their reports and concerns;

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  reviewing and making recommendations to the board of directors regarding the staffing and budget for regulatory operations, including the budget for needed technology or technology support;

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  meeting regularly with the Internal Auditor regarding regulatory functions;

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  reviewing decisions by the CBOE's Business Conduct Committee not to authorize the issuance of statements of charges that were recommended by the CBOE staff, and referring these matters to the board of directors for further review in accordance with the CBOE Rules;

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  making a full report, no less frequently than once per year, to the board of directors regarding the Regulatory Services Division and the manner in which the CBOE is performing its regulatory functions; and

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  conducting annual and other self-evaluations as it deems appropriate.

        Trading Advisory Committee.    The Trading Advisory Committee shall advise the Office of the Chairman regarding matters of interest to Trading Permit Holders. It shall consist of such number of committee members as set by the board of directors from time to time. The majority of the members of the Trading Advisory Committee shall be individuals involved in trading either directly or through their firms. The Vice Chairman shall be the Chairman of the Trading Advisory Committee and shall recommend to the board who the other committee members should be.

Compensation of Executive Officers and Directors

        CBOE Holdings has not yet paid any compensation to its directors or executive officers. Prior to the restructuring transaction, CBOE Holdings had no separate operating history, and all directors, executive officers and other employees were compensated by CBOE. Going forward, CBOE Holdings currently plans to cause CBOE to continue the compensation programs and benefits plans for its directors and executive officers that are currently in place at CBOE and are described in this section. The form and amount of the compensation to be paid to each of CBOE Holdings' directors and executive officers will be determined by the CBOE Holdings board of directors as soon as practicable prior to or following the completion of the restructuring transaction.

Director Compensation

        CBOE directors currently receive an annual retainer of $25,000, a fee of $2,500 for each meeting of the board that they attend and reimbursement of expenses for travel to meetings. For board committee service, each director receives $2,500 for each committee meeting they attend. Each committee chair receives an additional annual retainer of $10,000, and the lead director of the board receives an additional $25,000 annual retainer. In addition to the fees set forth above, it is anticipated that, effective on the date of restructuring transaction, each of the 18 non-employee directors of CBOE Holdings will receive a restricted stock grant pursuant to our long-term incentive plan of 7,547 shares of CBOE Holdings unrestricted common stock which will be subject to a four-year graded vesting schedule in which 25% of the shares granted will vest each year on the anniversary of the grant date. Vesting will accelerate upon the occurrence of change in control of CBOE Holdings. Unvested portions of the restricted stock grants will be forfeited if the director terminates service on the board prior to the applicable vesting date, unless the CBOE Holdings Compensation Committee uses its discretion to waive the forfeiture provisions. For more information on our long-term incentive plan, please see "—Elements of Compensation—Long-Term Incentive Program" and "Long-Term Incentive Plan" below. The Compensation Committee of CBOE Holdings has adopted stock ownership requirements mandating specified levels of stock ownership that each director must maintain while he or she is serving on the CBOE and/or CBOE Holdings board of directors, which are set forth below under "—Stock Ownership Requirements."

        Bradley G. Griffith served as the Vice Chairman of the CBOE until his leave of absence in July 2009. Prior to his leave of absence as Vice Chairman of the board, Mr. Griffith was being paid a base annual compensation for 2009 of $450,000. Mr. Griffith took his leave of absence from his position as Vice Chairman in order to avoid any perceived business conflicts between his role as Vice Chairman and his interests in Edge Specialists, L.L.C. and Edge Capture, L.L.C. (collectively, "Edge"), which are providers of quoting software for options traders at the CBOE and other exchanges. During this leave of absence, the CBOE paid Mr. Griffith $37,500 per month. Mr. Griffith was paid a bonus for 2009 of $256,520. In addition, once the restructuring transaction occurs, the CBOE's board of directors has agreed to recommend to the CBOE Holdings board of directors that, if the restructuring transaction occurs during the first six months of 2010, Mr. Griffith should receive a cash award equal to the lesser of (i) 150% of the value of the equity awards granted to directors in connection with the restructuring transaction and (ii) $300,000. If the restructuring transaction occurs in the third or fourth quarter of 2010, that cash award would be reduced to 50% and 25%, respectively, of the amount determined pursuant to the formula above. Mr. Griffith would forfeit any potential bonus and the potential cash award described above relating to the restructuring transaction if, at the time any such award or payment is made, or would have been made, Edge has filed a lawsuit relating to its patents against any member of the CBOE other than those that Edge had sued prior to July 23, 2009.

        We currently anticipate that directors of CBOE Holdings and CBOE will be compensated in a manner that is largely consistent with their current terms and conditions. We do not expect that directors who currently serve on the board of both CBOE and CBOE Holdings will receive any additional compensation for service on both the CBOE and CBOE Holdings boards, except that when such meetings do not coincide with meetings of CBOE Holdings all directors will receive meeting fees and the reimbursement of expenses for travel to those meetings of the CBOE.

Compensation Discussion and Analysis

  Overview

        This section provides information regarding the total compensation of CBOE's "named executive officers," which consist of those executive officers who appear on the CBOE's Summary Compensation table and include the CBOE's Chairman and Chief Executive Officer; President and Chief Operating Officer; Executive Vice Chairman; Executive Vice President; and Chief Financial Officer.

        CBOE's executive compensation program is intended to attract and retain the most talented and dedicated executives possible and to motivate CBOE's executives and other key employees to achieve corporate goals that are aligned with creating value for CBOE's owners, and in the future, for its stockholders. To meet these objectives, CBOE has designed and implemented an executive compensation program which gives CBOE's Compensation Committee discretion to pay a substantial portion of executive compensation based on corporate and individual performance. We believe that compensation plays a vital role in contributing to the achievement of key strategic business objectives that ultimately drive long-term business success. Accordingly, our executive compensation program, much like CBOE's, will be designed to focus our executives on achieving the critical corporate goals, while taking steps to position the business for sustained financial performance over time.

        The following table summarizes the various elements included in the total compensation pay mix for CBOE's executive officers and we expect that CBOE Holdings compensation pay structure will be very similar, if not identical. Additional details regarding the pay components are provided in later sections.

Total Compensation Component	Purpose
Base salary	Provides a defined amount to reflect the market value of the position.
Annual incentive	Provides variable discretionary payments designed to reward executives for their contribution towards achieving CBOE's annual financial and operational results.
Long-term incentive program	Aligns interests of our executives with stockholders and motivates contributions focused on the long-term value of CBOE Holdings.
Benefits—retirement, medical, life & disability	Protects our executives in the event of a catastrophic event or the incurrence of certain expenses (such as medical or disability) and provides income during retirement.
Severance	Encourages retention of our executives in the event of a merger or acquisition and provides income in the case of an involuntary termination without cause or with good reason.

  2009 Highlights

        In early 2009, the board approved setting the aggregate annual incentive pool from which annual incentive payments to employees are made at 7.5% of CBOE's pre-tax income, adjusted for revenues and expenses related to the Settlement Agreement and bonus accruals. As a result of this decision and because of the decrease in operating income in 2009 as compared to 2008, annual incentives for 2009 were approximately 20% lower than payments made for 2008. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations," for an analysis of CBOE's financial results.

        In line with its emphasis on responsible governance, CBOE's Compensation Committee conducts annual reviews of executive employment agreements. After the 2009 review, the Compensation Committee recommended to the CBOE board, and the board approved, terminating the payment of various perquisites (e.g. club memberships, parking, financial counseling) and tax gross-ups related to such perquisites previously paid to various executive officers, effective January 1, 2010. In addition, during 2009 there were no increases to base salaries of the executive officers. Each of these actions is also consistent with CBOE's organizational priority of carefully managing expenses.

        In an effort to better align the interests of management with the interests of CBOE's owners, and in the future, the stockholders of CBOE Holdings, in 2009, the CBOE board approved the Long-Term Incentive Plan to be implemented following the restructuring of CBOE to a stock-based corporation, owned by its stockholders. The award agreements approved with respect to the grants of restricted stock to be made pursuant to the Long-Term Incentive Plan to executives in connection with the restructuring transaction include a four-year, graded vesting schedule in which 25% of the total grant will vest each year. This is designed to retain executives and to encourage them to focus on the long-term success of CBOE and, therefore, CBOE Holdings. The Long-Term Incentive Plan includes a provision that allows the Compensation Committee to reduce, cancel, or recoup an award upon the occurrence of specified events such as termination for cause or upon the breach of a non-compete, non-solicitation, or other restrictive covenants.

        In addition, as set forth under "—Stock Ownership Requirements" below, the CBOE Compensation Committee adopted stock ownership requirements mandating specified levels of stock ownership that each executive officer must maintain while he or she is employed by CBOE or CBOE Holdings or any of its affiliates.

  Role of Compensation Committee

        The Compensation Committee of the board of directors of CBOE currently oversees CBOE's executive compensation program. The Compensation Committee is responsible for reviewing the various components of the total compensation program for all executives. For 2009, the Compensation Committee reviewed the individual performance of the Chairman and Chief Executive Officer, Executive Vice Chairman, and the President and Chief Operating Officer and made recommendations to the board in respect to their compensation. In addition, the CBOE Compensation Committee reviewed the performance of the other named executive officers, but delegated to Messrs. Brodsky and Joyce the task of determining the annual incentive payments for such other named executive officers. In 2009, the Compensation Committee was also responsible for:

  •
  Reviewing and approving any new or revised employment contracts for senior management;

  •
  Providing recommendations regarding changes to the organizational structure of senior management;

  •
  Recommending any officer appointments;

  •
  Establishing the Long-Term Incentive Plan; and

  •
  Establishing the annual incentive pool for all staff, including officers, from which annual incentive payments may be made.

        The Compensation Committee meets at least three times per year. During 2009, the Compensation Committee was comprised of six directors. In addition, an outside compensation consultant (currently McLagan, a division of Aon Consulting) (the "outside compensation consultant"), the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer and the Vice President of Human Resources generally attend the meetings to provide information and assistance to the Compensation Committee. The outside compensation consultant reviews the executive compensation program and advises the Compensation Committee of best practices or plan designs that may improve effectiveness. The outside compensation consultant recommends the peer group, provides comparative data and assists the Compensation Committee in monitoring the competitive positioning of the various components of the executive compensation program. At most meetings, the outside compensation consultant meets with the Compensation Committee in executive sessions, which exclude CBOE management. The outside compensation consultant also has, as necessary, direct communication with members of the Compensation Committee and the board at large.

        After completion of the restructuring transaction and this offering, the Compensation Committee of CBOE Holdings will be responsible for reviewing and approving the compensation of our executive officers. The CBOE Holdings Compensation Committee will consist of seven directors, all of whom will be independent under the independence criteria adopted by the CBOE Holdings board of directors and will be "outside directors" as defined by Section 162(m) of the Internal Revenue Code.

  Comparative Data

        To ensure that our compensation is competitive, the Compensation Committee periodically reviews comparative data that includes the aggregate level of executive compensation, as well as its various components. In 2009, the outside compensation consultant conducted an in-depth analysis to identify and recommend to the board a peer group based upon CBOE's business mix and size. The Compensation Committee used the comparative data as a point of reference, rather than as the determining factor in setting compensation for its executive officers. The peer group includes financial services firms with a heavy focus on technology and an environment similar to CBOE. The most recent compensation review included data from the following peer group:

BGC Partners, Inc.	MF Global Holdings Ltd.
CME Group, Inc.	NASDAQ OMX Group, Inc.
GFI Group, Inc.	NYFIX, Inc.
Intercontinental Exchange, Inc.	NYSE Euronext, Inc.
Investment Technology Group	optionsXpress Holdings Inc.
Knight Capital Group, Inc.	Tradestation Group, Inc.
Market Axess Holdings, Inc.	TSX Group, Inc.

  Elements of Compensation

        Base Salary.    Base salaries for our executives are established by the Compensation Committee based on the scope of their responsibilities, taking into account competitive market compensation paid by other peer group companies, as described above, for similar positions, and similar industry experience. The Compensation Committee generally believes that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities and experience at comparable companies. Base salaries are reviewed annually by the

Compensation Committee and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience and compensation mix. Historically, the Compensation Committee has delegated to Messrs. Brodsky and Joyce the responsibility of recommending to it the base salaries for CBOE's other executive officers. The named executive officers did not receive an increase in their base salaries during 2009. Based on our most recent review of peer group companies, the 2009 base salaries for Messrs. Brodsky, Joyce, Tilly and Dean were on average at the 84th percentile of the peer group. This is primarily due to pay mix, as total compensation is on average at the 32nd percentile. Mr. DuFour's position could not be matched to a similar position within the peer group.

        Annual Incentive.    The annual incentive component of the executive compensation program is intended to compensate executives for the achievement of corporate financial and operational goals as well as individual annual performance objectives. In early 2009, the board approved setting the aggregate incentive pool from which payments may be made to employees at 7.5% of CBOE's pre-tax income adjusted for revenues and expenses related to the Settlement Agreement and bonus accruals. As a result of this decision, and because of the decrease in operating income in 2009 as compared to 2008, annual incentive payments for 2009 were approximately 20% lower than payments made for 2008.

        At the beginning of each year, the Compensation Committee reviews corporate and individual performance and makes recommendations to the board of directors for annual incentives to be paid to the named executive officers and other employees. The board of directors may approve, disapprove or modify the recommendations of the Compensation Committee. The outside compensation consultant provides the Compensation Committee with competitive pay and performance data of the peer group to assist in its recommendations. The Compensation Committee reviewed the individual performance of Messrs. Brodsky, Joyce and Tilly in 2009 and, based on this review as further discussed below, established its recommendations for annual incentive payments to be paid to each of them. These recommendations were approved by the board of directors. Additionally, as previously discussed, in 2009, the Compensation Committee delegated to Messrs. Brodsky and Joyce the task of reviewing the individual performance of Messrs. DuFour and Dean and, based on such review, establishing, the annual incentive to be paid to such executive officers. Going forward, the annual incentives for all our executive officers will be approved by the CBOE Holdings Compensation Committee. The specific annual incentives for the named executive officers in 2009 are reflected in the Summary Compensation table under the "Bonus" column.

        The key driver in determining annual incentive compensation in 2009 was CBOE's financial performance. The Compensation Committee also compared CBOE to our peer group of companies in the areas of year-over-year changes in gross revenue, net income, employee costs, and number of employees. In addition, the Compensation Committee considered CBOE's performance in 2009 regarding overall trading volume, market share, success in litigation, and leadership in regulatory reform. Finally, the Compensation Committee also subjectively reviewed the performance of Messrs. Brodsky, Joyce and Tilly in the following areas: development and implementation of strategic goals, communication of CBOE direction and vision, decision making, expense control, and communication with stakeholders. Each of these corporate and individual performance measures was considered by the Compensation Committee in determining its recommendation for annual incentive compensation. In addition to these performance factors the Compensation Committee considered compensation data for officers in similar positions at our peer group companies as well as performance data relating to such companies in order to assess the reasonableness of the annual incentives in relation to prior year awards.

        Long-Term Incentive Program.    We strongly believe that an ownership culture will enhance the long-term success of CBOE Holdings. With the help of our outside compensation consultant, the Compensation Committee prepared a long-term incentive plan to be implemented at the time of the restructuring transaction. The Compensation Committee recommended to CBOE Holdings that it adopt the Long-Term Incentive Plan and grant, effective at the time of the restructuring transaction, an initial award of restricted stock to our directors, executive officers and other employees. These grants would assist in meeting the following goals:

  •
  Align the financial interests of CBOE Holdings' board members and employees with the interests of CBOE Holdings' stockholders;

  •
  Align CBOE Holdings' board and executive compensation with that of our peer group; and

  •
  Provide competitive compensation to assist in retaining highly skilled and qualified board members and executives.

        The Long-Term Incentive Plan provides for the issuance of restricted stock, restricted stock units or non-qualified stock options. Under the Long-Term Incentive Plan, 2,489,039 shares of CBOE Holdings unrestricted common stock will be available for issuance to directors of CBOE Holdings, executives and other employees of CBOE Holdings and the CBOE upon the vesting or exercise of the awards granted thereunder. On January 13, 2010, the Compensation Committee of the board of directors of CBOE Holdings approved an amended Long-Term Incentive Plan, which is described below under "—Long-Term Incentive Plan." The initial grants of restricted stock to be made to executive officers and other employees in connection with the restructuring transaction will have a four-year graded vesting schedule in which 25% of the shares granted will vest each year on the anniversary of the grant date. Vesting will accelerate upon the occurrence of change in control of CBOE Holdings. Unvested portions of the restricted stock grants will be forfeited if the employee or executive officer terminates employment with us prior to the applicable vesting date. These restricted stock grants to named executive officers are subject to non-compete, non-solicitation and confidentiality covenants.

        The number of shares of restricted stock to be granted to each of the named executive officers under the Long-Term Incentive Plan in connection with the restructuring transaction can be found in "Principal and Selling Stockholders."

        Stock Ownership Requirements.    The Compensation Committee of CBOE Holdings has adopted stock ownership requirements mandating the following levels of stock ownership that each named executive officer and non-employee directors must maintain while employed by CBOE, CBOE Holdings or any of their affiliates or during their directorships:

Name/Group	Holding Requirement
William J. Brodsky	Five (5) times base salary
Edward J. Joyce	Four (4) times base salary
Edward T. Tilly	Three (3) times base salary
Alan J. Dean	Two (2) times base salary
Richard G. DuFour	Two (2) times base salary
Non-employee Directors	Three (3) times annual retainer

        Although the value of each share of CBOE stock cannot be determined at this time, it is anticipated that the initial restricted stock awards under the Long Term Incentive Plan will allow each of the named executive officers and non-employee directors to meet or exceed these holdings requirements.

        Employee Benefit Plans, Severance, Change in Control and Employment-Related Agreements.    We provide retirement, medical, life and disability plans for our executives in order to provide a level of protection and income during retirement. For more information on our employee benefit plans, see "Employee Benefit Plans" below. In addition, we have entered into employment agreements with certain of our executive officers. These employment agreements contain severance and change in control provisions and are described more fully below under "Severance, Change in Control and Employment-Related Agreements."

        As a result of its 2009 review of our employment agreements, the CBOE Compensation Committee recommended, and the board approved, terminating contractual arrangements to pay perquisites (e.g. club memberships, parking, financial counseling) and tax gross-ups related to the perquisites for Messrs. Brodsky, Joyce and Tilly effective January 1, 2010. The amounts paid to each of the named executive officers are included in the "All Other Compensation" column of the Summary Compensation table below. The Compensation Committee also determined after the close of 2009 to no longer pay any tax gross-ups relating to perquisites for Messrs. DuFour and Dean or any other executive officer. The CBOE Compensation Committee also decided to only extend formal contractual employment agreements for Messrs. Brodsky, Joyce and Tilly through their current term. All other employment agreements with executive officers will be terminated on December 31, 2010. See "Severance, Change in Control and Employment-Related Agreements."

  Summary Compensation

        CBOE Holdings was formed in 2006 for the purpose of facilitating the restructuring transaction and this offering. Before the completion of the restructuring transaction and this offering, CBOE Holdings conducted no significant business and, accordingly, in fiscal 2009 paid no compensation to our executive officers. To provide you with a complete picture of the compensation paid to our executive officers for fiscal 2009, the following table and the related notes set forth information relating to the compensation paid to each of the named executive officers of the CBOE, consisting of the CBOE's Chief Executive Officer and Chief Financial Officer and each of the next three most highly compensated of the CBOE's executive officers, serving as of December 31, 2009.

Name and Principal Position	Year	Salary	Bonus(1)(2)	All Other Compensation(3)(4)	Total
William J. Brodsky	2009	$1,400,000	$1,200,000	$808,967	$3,408,967
Chairman and Chief Executive	2008	$1,400,000	$1,500,000	$663,007	$3,563,007
Officer	2007	$1,400,000	$1,200,000	$694,111	$3,294,111
Edward J. Joyce	2009	$750,000	$640,000	$479,100	$1,869,100
President and Chief Operating	2008	$750,000	$800,000	$351,555	$1,901,555
Officer	2007	$750,000	$700,000	$359,955	$1,809,955
Edward T. Tilly	2009	$600,000	$560,000	$324,563	$1,484,563
Executive Vice Chairman	2008	$600,000	$700,000	$204,564	$1,504,564
	2007	$600,000	$600,000	$169,266	$1,369,266
Richard G. DuFour	2009	$536,526	$425,000	$143,524	$1,105,050
Executive Vice President	2008	$526,705	$433,500	$176,674	$1,136,879
	2007	$507,904	$400,000	$249,675	$1,157,579
Alan J. Dean	2009	$413,854	$350,000	$157,336	$921,190
Executive Vice President and Chief	2008	$406,279	$418,200	$148,200	$972,679
Financial Officer	2007	$391,776	$330,000	$149,230	$871,006

(1)
The amounts shown reflect the total cash incentive paid to the individual under the CBOE's annual incentive program. For a discussion of the CBOE's annual incentive program, please see "Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive" above.

(2)
Annual incentive payments for services performed in 2009, 2008 and 2007 by named executive officers were paid in early 2010, 2009 and 2008, respectively.

(3)
The amounts shown represent benefits which were from time to time made available to the executives of CBOE, including life insurance, club memberships, financial services, parking, certain other perquisites and tax gross-ups thereon, including payment of health care expenses not covered by insurance. For more information on the amounts shown in this column, please see the table below under the heading "All Other Compensation Detail." Effective January 1, 2010, executives no longer receive perquisites or tax gross-ups on perquisites.

(4)
CBOE executives are entitled to participate in all employee benefit plans. The amount shown above includes CBOE's matching contribution to its qualified 401(k) plan on behalf of each of the officers listed above, as well as CBOE's matching contribution to its non-qualified defined contribution plans, each of which are described below under "Employee Benefit Plans."

  All Other Compensation Detail

Name	Year	Qualified Defined Contributions	Non-Qualified Defined Contributions(1)	Insurance	Club Memberships	Financial Services	Parking	Tax Gross Ups	Other(2)	Total
William J. Brodsky	2009	$19,600	$354,667	$10,569	$25,980	$14,748	$5,922	$17,187	$360,294	$808,967
	2008	$18,400	$312,162	$27,772	$24,843	$27,231	$5,460	$15,925	$231,214	$663,007
	2007	$18,000	$356,780	$29,941	$22,690	$15,243	$5,460	$14,783	$231,214	$694,111
Edward J. Joyce	2009	$19,600	$305,100	$1,806	$11,860	$8,500	$6,910	$10,985	$114,339	$479,100
	2008	$18,400	$300,040	$1,806	$10,178	$4,700	$4,800	$6,631	$5,000	$351,555
	2007	$18,000	$300,334	$1,806	$8,386	$4,650	$4,800	$11,979	$10,000	$359,955
Edward T. Tilly	2009	$19,600	$181,600	$630	$11,125	$2,465	$1,346	$7,248	$100,549	$324,563
	2008	$18,400	$156,779	$630	$10,565	$2,485	$564	$10,141	$5,000	$204,564
	2007	$—	$136,759	$420	$8,220	$9,523	$731	$8,613	$5,000	$169,266
Richard G. DuFour(3)	2009	$19,600	$118,590	$5,334	$—	$—	$—	$—	$—	$143,524
	2008	$18,400	$149,682	$5,334	$—	$—	$—	$3,258	$—	$176,674
	2007	$18,000	$215,645	$2,772	$—	$—	$—	$3,258	$10,000	$249,675
Alan J. Dean(3)	2009	$19,600	$135,930	$1,806	$—	$—	$—	$—	$—	$157,336
	2008	$18,400	$125,576	$966	$—	$—	$—	$3,258	$—	$148,200
	2007	$17,946	$127,060	$966	$—	$—	$—	$3,258	$—	$149,230

(1)
The amounts shown include CBOE's matching contributions to its non-qualified defined contribution plans on behalf of each executive officer, including contributions made to the Supplemental Executive Retirement Plan, Executive Retirement Plan and Deferred Compensation Plan. For a description of these plans, please see "Employee Benefit Plans—CBOE Non-Qualified Defined Contribution Plans" below.

(2)
The amount shown for Mr. Brodsky includes $231,214 paid in 2009 and 2008 and $222,956 paid in 2007, which each represent a payment of 10% of his base salary for each respective year, grossed up for taxes, pursuant to his employment agreement. Effective December 31, 2009, Mr. Brodsky no longer receives the 10% payment.

(3)
The aggregate perquisites paid to Messrs. DuFour and Dean for 2009 and 2008 and to Mr. Dean for 2007 did not exceed $10,000. As such, no amounts are included for perquisites in the table above for these years.

  Non-Qualified Deferred Compensation

Name		Executive Contributions In Last FY(1)	Registrant Contributions In Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
William J. Brodsky	Suppl Ret	$322,833	$198,667	$547,361	—	$2,235,086
	Exec Ret	—	$156,000	$347,596	—	$768,481
Edward J. Joyce	Suppl Ret	$156,975	$96,600	$199,187	—	$1,057,028
	Exec Ret	—	$208,500	$255,952	—	$852,717
Edward T. Tilly	Suppl Ret	$38,600	$77,200	$3,515	—	$268,860
	Exec Ret	—	$104,400	$139,383	—	$330,386
Richard G. DuFour	Suppl Ret	$30,449	$60,899	$69,427	—	$344,794
	Exec Ret	—	$57,692	$181,919	—	$543,408
	Def Comp	—	—	$109,714	—	$577,516
Alan J. Dean	Suppl Ret	$33,201	$44,267	$67,843	—	$260,152
	Exec Ret	—	$91,663	$155,761	—	$395,191

(1)
The amount of executive contributions made by each named executive officer and reported in this column is included in each named executive officer's compensation reported on the Summary Compensation table under the column labeled "Salary."

(2)
The amount of Company contributions reported in this column for each named executive officer is also included in each named executive officer's compensation reported on the Summary Compensation table under the column labeled "All Other Compensation."

(3)
No amounts reported in these columns were or have been included in the Summary Compensation table.

Non-Qualified defined contribution income consists of 401(k) excess payments made by the CBOE to compensate the executive officer as a result of compensation and contribution limitations imposed under federal law on CBOE's 401(k) plan and payments made under other non-qualified plan provisions that are described more fully below.

  Employee Benefit Plans

  401(k) Plan

        CBOE Holdings and its subsidiaries will maintain the 401(k) plan currently sponsored by CBOE, which is a defined contribution retirement plan qualified under Section 401(k) of the Internal Revenue Code. Employees of CBOE Holdings and its subsidiaries are eligible to participate in this plan upon hire. CBOE's matching contributions, which are described in the table below, do not begin until the employee has completed one year of service. CBOE does not, and CBOE Holdings does not intend to, provide any form of defined benefit retirement plan to its employees.

        The following table describes the elective employee and matching employer contributions as defined under this plan. The table also describes vesting of employer contributions.

Employee Contributions*	Employer Contributions
Pre- or After Tax 1 - 4% of compensation	200% matching up to 4% of employee contributions
Pre- or After Tax 5 - 13% of compensation	None
Vesting of Employer Contributions	20% each year. Employer contributions become fully vested after the employee completes five years of continuous service.

*
Subject to statutory annual limits

  CBOE Non-Qualified Defined Contribution Plans

        CBOE Holdings and its subsidiaries will maintain the non-qualified defined contribution plans currently in place at CBOE. CBOE currently has three non-qualified defined contribution plans: (i) the Supplemental Executive Retirement Plan (SERP), (ii) the Executive Retirement Plan and (iii) the Deferred Compensation Plan.

        The SERP is designed for employees of CBOE whose level of compensation exceeds the IRS defined annual compensation limit ($245,000 for 2009). The SERP provides CBOE matching contributions on deferral contributions made by executives under the SERP with respect to compensation in excess of the IRS compensation limit. These contributions mirror those under the 401(k) plan, as shown in the table above.

        All named executive officers are eligible to participate in the Executive Retirement Plan. Effective March 22, 2007, the board of directors of CBOE approved a new method for calculating the CBOE's annual contribution for each eligible participant, which aligned the contribution with the value of a CBOE Seat. In lieu of a CBOE contribution based upon a percentage of base salary, for fiscal years ending 2006, 2007 and 2008, CBOE's aggregate contribution to the plan in each of those years was made in phantom shares equal to one-third of the value of a CBOE Seat based on the discounted average of the last three CBOE Seat sales in the month following the end of the relevant fiscal year. The number of phantom shares that each participant received was proportional to that individual's total cash compensation for the year relative to the other participants. Additional phantom shares were not awarded for 2009. The 2009 CBOE contribution to the Executive Retirement Plan was six percent of each participant's base salary and annual incentive, and, in the future, CBOE expects to make further contributions consistent with this formula.

        Messrs. Joyce, Tilly, Dean and DuFour also are eligible to participate in the age-based component of the Executive Retirement Plan. In addition to the contribution to the Executive Retirement Plan described in the preceding paragraph, under the age-based component, CBOE makes a contribution to each eligible employee's account in an amount equal to a percentage of the employee's base salary and cash incentive, based on such employee's age, as set forth in the table below. Mr. Brodsky is not eligible to participate in the age-based component of this plan. Instead, under the terms of his employment agreement, Mr. Brodsky previously received an annual retirement payment equal to 10%

of his base pay, grossed-up for tax effects, at the end of each fiscal year. As of December 31, 2009, this provision was eliminated from Mr. Brodsky's contract.

Age of Participant	Contribution Percentage
Under 45	1%
45 to 49	3%
50 to 54	6%
55 to 59	9%
60 to 64	11%
65 and over	None

        All CBOE named executive officers are eligible to participate in the CBOE's Deferred Compensation Plan. The plan allows the named executive officers to annually defer up to 20% of their base compensation and annual incentives. CBOE does not contribute or match any contributions made to this plan. The plan allows for the tax free build-up of deferred compensation for executive officers participating in this plan.

        All CBOE contributions to non-qualified defined contribution plans vest 20% for each year of continuous service, identical to the qualified 401(k) plan.

  Severance, Change in Control and Employment-Related Agreements

        CBOE entered into an employment contract with William J. Brodsky, our Chairman and Chief Executive Officer. Mr. Brodsky's employment agreement is currently scheduled to end on December 31, 2011. His employment agreement includes an automatic renewal of a one-year term unless notice not to renew is given by either party at least one year in advance of the beginning of the new term. His base salary for 2009 of $1,400,000 did not change from 2008. Mr. Brodsky's employment agreement provides for a base salary of $1,500,000 effective January 1, 2010. As mentioned earlier, Mr. Brodsky's employment agreement had previously provided for an annual retirement payment equal to 10% of Mr. Brodsky's salary grossed up for tax effects. This provision was eliminated effective December 31, 2009 in exchange for the increase in his base salary. Mr. Brodsky is eligible to receive a cash incentive each fiscal year at the sole discretion of the board of directors. He is entitled to participate in all CBOE employee benefit plans that are generally available to senior management, except for the age-based portion of the Executive Retirement Plans, described above under "CBOE Non-Qualified Defined Contribution Plans". Mr. Brodsky's employment agreement includes payment of medical insurance for him and his spouse for life, subject to reductions for new employer benefits and Medicare.

        Mr. Brodsky's employment agreement may be terminated for cause. If the agreement is terminated without cause by the CBOE, for good reason by Mr. Brodsky, or due to death or disability, the CBOE will pay Mr. Brodsky a severance payment equal to the greater of (1) his then-current annual base salary plus the annual target cash incentive or (2) a prorated base salary and target cash incentive for the remainder of his contract term. If this agreement is terminated by the CBOE or a successor as a result of a change in control, the CBOE will pay Mr. Brodsky a severance payment equal to two times his then-current annual base salary plus two times the annual target cash incentive. The CBOE will provide a gross-up payment to Mr. Brodsky to cover any excise and related income tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit arising under the agreement. In the event of a termination without cause or a change in control, Mr. Brodsky would also receive contributions under CBOE's retirement plans in an amount equal to the aggregate contributions that would have been made during the period of one year or the remaining terms of the agreement, whichever is greater. Pursuant to the agreement, Mr. Brodsky has agreed to certain non-compete provisions during the employment term and for two years thereafter.

        We also have an employment agreement with each of the following:

  •
  Edward J. Joyce, our President and Chief Operating Officer. Mr. Joyce's contract is currently scheduled to end on December 31, 2011. This agreement will automatically renew for successive one-year terms unless either CBOE or Mr. Joyce gives 180-days notice not to renew. The agreement provides for a base salary of $750,000 through December 31, 2011. Mr. Joyce is eligible to receive a cash incentive each fiscal year in the sole discretion of the board of directors. The agreement provides that Mr. Joyce is entitled to participate in all of our employee benefit plans that are generally available to senior management. Mr. Joyce's agreement includes payment of medical insurance for him and his spouse for life, subject to reductions for new employer benefits and Medicare. Pursuant to the agreement, Mr. Joyce has agreed to certain non-compete provisions during the employment term and for two years thereafter. This employment agreement may be terminated for cause. If the agreement is terminated without cause by CBOE, for good reason by Mr. Joyce, or due to disability or death, CBOE will pay Mr. Joyce a severance payment equal to two times his then-current annual base salary, two times his annual target cash incentive and all retirement plan contributions. If this agreement is terminated by CBOE as a result of a change in control, CBOE will pay Mr. Joyce a severance payment equal to three times his then-current annual base salary, three times his annual target cash incentive and all retirement plan contributions. CBOE will provide a gross-up payment to Mr. Joyce to cover any excise and related income tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit arising under the agreement.

  •
  Edward T. Tilly, our Executive Vice Chairman. Mr. Tilly's contract is currently scheduled to end on December 31, 2010. This agreement will automatically renew for successive one-year terms unless either the CBOE or Mr. Tilly gives 180-days notice not to renew. The agreement provides for a base salary of $600,000. Mr. Tilly is eligible to receive a cash incentive each fiscal year in the sole discretion of the board of directors. The agreement provides that Mr. Tilly is entitled to participate in all of our employee benefit plans that are generally available to senior management. Pursuant to the agreement, Mr. Tilly has agreed to certain non-compete provisions during the employment term and for two years thereafter. This employment agreement may be terminated for cause. If the agreement is terminated without cause by CBOE, for good reason by Mr. Tilly, or due to death or disability, CBOE will pay Mr. Tilly a severance payment equal to two times his then-current annual base salary plus two times his annual target cash incentive and all retirement plan contributions. If this agreement is terminated by CBOE as a result of a change in control, CBOE will pay Mr. Tilly a severance payment equal to three times his then-current annual base salary, three times his annual target cash incentive and all retirement plan contributions. CBOE will provide a gross-up payment to Mr. Tilly to cover any excise and related income tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit arising under the agreement.

  •
  Richard G. DuFour, our Executive Vice President, Corporate Planning and Development. Mr. DuFour's contract will be terminated on December 31, 2010. The agreement provides for a base salary of $536,526. Mr. DuFour is eligible to receive a cash incentive each fiscal year in the sole discretion of the board of directors. The agreement provides that Mr. DuFour is entitled to participate in all of our employee benefit plans that are generally available to senior management. Pursuant to the agreement, Mr. DuFour agreed to certain non-compete provisions during the term of his employment and for two years thereafter. The employment agreement may be terminated for cause. If employment is terminated without cause by CBOE, for good reason by Mr. DuFour, due to disability or death, or change in control, CBOE will pay a severance payment to Mr. DuFour equal to two times his then-current annual base salary, two times his annual target cash incentive and retirement plan contributions.

        CBOE has also entered into a Letter of Agreement with Alan J. Dean, our Executive Vice President and Chief Financial Officer. Mr. Dean's agreement will be terminated on December 31, 2010. The Letter of Agreement stipulates that CBOE will pay a severance payment equal to two times his then-current annual base salary and two times his annual target cash incentive if he is terminated without cause by CBOE, due to change in control or if Mr. Dean terminates his employment for good reason.

        The following table shows the potential payment to each officer pursuant to each executive's agreement discussed above upon the termination of the executive's employment either without cause by CBOE or for good reason by the executive or the termination of the executive's employment by CBOE upon a change in control of CBOE:

Name		Salary	Cash Incentive	Other(3)	Total
William J. Brodsky	(1)	$1,400,000	$560,000	$407,835	$2,367,835
	(2)	$2,800,000	$1,120,000	$795,915	$4,715,915
Edward J. Joyce	(1)	$1,500,000	$562,500	$381,585	$2,444,085
	(2)	$2,250,000	$843,750	$556,898	$3,650,648
Edward T. Tilly	(1)	$1,200,000	$450,000	$187,633	$1,837,633
	(2)	$1,800,000	$675,000	$278,383	$2,753,383
Richard G. DuFour	(1)(2)	$1,073,052	$375,568	$135,644	$1,584,264
Alan J. Dean	(1)(2)	$827,708	$289,698	$187,397	$1,304,803

(1)
Represents amounts to be paid in connection with a termination of the executive's employment by the CBOE without cause or a termination of employment by the executive for good reason. For purposes of these calculations, we have assumed that such termination occurred on December 31, 2009.

(2)
Represents amounts to be paid in connection with a termination of the executive's employment upon a change in control. For purposes of these calculations, we have assumed that change in control occurred on December 31, 2009.

(3)
The amounts shown represent amounts contributed on behalf of the executive under CBOE's qualified and non-qualified defined contribution plans in connection with such executive's termination. It also includes estimated medical insurance cost (based upon total monthly premiums as of December 31, 2009) for the severance period and outplacement cost. The amount included for future medical insurance costs is equal to the actuarial valuation associated with the lifetime continuation of medical insurance for Mr. Brodsky and Mr. Joyce and is reported as an aggregate liability in our financial statements.

  Pension Benefits

        CBOE does not currently have any defined benefit retirement plans.

  Risk Assessment

        During early 2010, with assistance from the Compensation Committee's outside compensation consultant, we conducted a risk assessment of the Exchange's compensation policies and practices for all employees, including non-executive officers. We concluded that the compensation policies and practices do not motivate imprudent risk taking. Consequently, we believe that any potential risk arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Exchange.

  Compensation Committee Interlocks and Insider Participation

        None of the members of CBOE Holdings' or CBOE's Compensation Committee is an executive officer or employee of the CBOE or any of its affiliates, including CBOE Holdings. None of CBOE Holdings' or CBOE's executive officers serves as a member of a Compensation Committee of any entity that has one or more executive officers serving on the CBOE Holdings' or CBOE's Compensation Committee. This will continue to be true of CBOE Holdings immediately following the restructuring transaction.

  Long-Term Incentive Plan

        The following is a description of the material terms of the Long-Term Incentive Plan, which is qualified in its entirety by reference to the Long-Term Incentive Plan that has been filed as an exhibit to, and incorporated by reference into, the registration statement of which this prospectus is a part.

        Award Types and Grantees.    The Long-Term Incentive Plan provides for equity compensation awards in the form of non-qualified stock options, restricted stock and restricted stock units (collectively, "Awards") to our eligible employees, consultants and directors, or other individuals who will provide services to us, each as determined by the Compensation Committee (the "Committee"). Each Award will be evidenced by an award agreement, which will govern that Award's terms and conditions as determined by the Compensation Committee.

        Duration.    The Long-Term Incentive Plan will terminate, and no additional Awards will be granted after the tenth anniversary of its effective date (unless earlier terminated by the board). The termination of the Long-Term Incentive Plan will not affect previously granted Awards.

        Administration.    The Long-Term Incentive Plan will be administered by the Compensation Committee, or any successor committee, or another committee of our board appointed or designated by the board. The Compensation Committee may delegate its powers to a subcommittee or any person who is not a member of the Compensation Committee or to any administrative group. Any such delegation will be made with consideration of Section 162(m) of the Internal Revenue Code, Rule 16b-3 of the Exchange Act and other applicable laws.

        The Compensation Committee has broad authority to administer and interpret the plan, including the authority to select individuals to whom Awards are granted, determine the types of Awards and number of shares of unrestricted common stock covered, and determine the terms and conditions of Awards, including the applicable vesting schedule and conditions and whether the Award will be settled in cash, stocks, other Awards, other property or a combination of the foregoing. The Compensation Committee may amend any outstanding Award, including, without limitation, by amendment which would accelerate the time or times at which the Award becomes unrestricted or may be exercised, or waive or amend any goals, restrictions or conditions on the Award. All decisions of the Compensation Committee are binding on all persons.

        Stock Reserved for Issuance.    Subject to adjustment, the Long-Term Incentive Plan authorizes up to 2,489,039 shares of unrestricted common stock to be issued in connection with grants of Awards. To the extent any Award based on our unrestricted common stock expires or terminates without having been exercised in full, is forfeited or is settled in cash or property other than our shares of unrestricted common stock, and to the extent shares of our unrestricted common stock under an Award are not issued due to payment or withholding obligations, those shares will be available for other Awards. Any stock subject to Awards that we grant through the assumption or substitution of Awards previously granted by an acquired entity will not be counted against the shares of unrestricted common stock reserved under the Long-Term Incentive Plan. Upon completion of the restructuring transaction, 2,217,911 shares of restricted stock will be granted as Awards under the Long-Term Incentive Plan to our directors, management and employees.

        Adjustment and Substitution of Shares.    If a dividend or other distribution is declared and is payable in unrestricted common stock, the number of shares of unrestricted common stock then subject to any outstanding Award and the number of shares of unrestricted common stock that may be issued under the Long-Term Incentive Plan will be adjusted by adding the number of shares that would have been distributable if such shares of unrestricted common stock were outstanding on the date fixed for determining the stockholders entitled to receive the dividend or distribution. In the event that outstanding shares of unrestricted common stock are changed into or exchangeable for a different number or kind of shares of unrestricted common stock or other securities of CBOE Holdings or another corporation, whether through reorganization, recapitalization, reclassification, stock split-up, combination of shares, merger or consolidation, the Compensation Committee will substitute for each share of unrestricted common stock subject to a then-outstanding Award and for each share of unrestricted common stock that may be issued or delivered under the Long-Term Incentive Plan, but is not then subject to an outstanding Award, the number and kind of shares of unrestricted common stock or other securities into which each outstanding share of unrestricted common stock is so changed or exchangeable. The aggregate exercise price for all shares of unrestricted common stock subject to each then-outstanding stock option prior to the adjustment or substitution will be the aggregate exercise price for all shares of unrestricted common stock or other securities to which such shares will have been adjusted or substituted.

        Stock Options.    The Long-Term Incentive Plan provides for grants of non-qualified stock options. Options entitle the grantee to purchase our unrestricted common stock at the exercise price specified by the Compensation Committee in the grantee's award agreement. The exercise price of an option may not be less than the fair market value of a share of unrestricted common stock on the date of grant, and each option will have a term to be determined by the Compensation Committee not to exceed ten years. Options will become vested and exercisable as and when specified in the grantee's award agreement. Outstanding and exercisable options may be exercised as determined by the Compensation Committee. Other than in connection with an event described above under "—Adjustment and Substitution of Shares", any reduction in the exercise or reference price of outstanding stock options will require the approval of our stockholders.

        Restricted Stock.    The Long-Term Incentive Plan provides for Awards of restricted stock. A restricted stock is an unrestricted common stock that is registered in the grantee's name, but that is subject to certain transfer and/or forfeiture restrictions for a period of time as specified in the grantee's award agreement. The recipient of restricted stock will have the rights of a stockholder (including the right to vote the stocks and to receive all dividends and other distributions with respect to such shares), subject to any restrictions and conditions specified by the Compensation Committee in the grantee's award agreement; provided, however, all dividends or other distributions of stocks or other property paid upon any restricted stock prior to its vesting will be subject to the same restrictions as the restricted stock to which it relates.

        Restricted Stock Units.    The Long-Term Incentive Plan provides for Awards of restricted stock units. A restricted stock unit is an unfunded, unsecured right to receive one share of unrestricted common stock (or at the Compensation Committee's discretion, cash or other securities or property) at a future date upon satisfaction of the conditions specified by the Compensation Committee in the grantee's award agreement. Awards of restricted stock units will contain such restrictions, terms and conditions as specified in the grantee's award agreement.

        Effect of a Termination of Employment.    In the event of a termination of employment for any reason other than cause (as such term is defined in the Long-Term Incentive Plan), all stock options must be exercised within 90 days from the date of termination and all shares of restricted stock or restricted stock units that remain subject to vesting conditions will be forfeited unless the

Compensation Committee determines otherwise. All Awards will be cancelled and forfeited immediately upon a participant's termination for cause.

        Change in Control.    Unless the Compensation Committee determines otherwise in an award agreement, in the event of a "Change in Control" (as such term is defined in the Long-Term Incentive Plan), each option will accelerate and be deemed fully vested and exercisable and all vesting conditions on each share of restricted stock or restricted stock units will lapse. The full vesting of all such outstanding Awards will be immediate unless CBOE Holdings is the surviving entity and any adjustments necessary to preserve the value of the outstanding Awards have been made or CBOE Holdings' successor at the time of the Change in Control irrevocably assumes CBOE Holdings' obligations under the Long-Term Incentive Plan or replaces each outstanding Award with an award of equal or greater value and having terms and conditions no less favorable to each participant than those applicable immediately prior to the Change in Control. If, as a result of a merger or consolidation in which CBOE Holdings is not the surviving corporation or that results in the acquisition of substantially all CBOE Holdings' outstanding common stock by a single person or group, the Compensation Committee may terminate all outstanding stock options as of the date of the merger or consolidation within twenty days of the later of the date on which the Award became fully exercisable or the date on which the participant received written notice of the merger or consolidation.

        Non-Transferability.    Awards granted under the Long-Term Incentive Plan are generally non-transferable and, in the case of options, may be exercised, during a grantee's lifetime, only by the grantee or the grantee's legal representative.

        Deferral of Awards.    The Compensation Committee may establish procedures to provide that cash, stocks, other securities, other Awards under the Long-Term Incentive Plan, other property, and other amounts payable with respect to an Award under the Long-Term Incentive Plan will be deferred either automatically, or at the election of the grantee or the Compensation Committee in compliance with Internal Revenue Code 409A.

        No Rights as Stockholders.    Grantees of non-qualified stock options and restricted stock units generally have no rights as stockholders until our unrestricted common stock has been delivered in respect of vested Awards.

        Amendment, Modification, Termination.    The Board may from time to time alter and amend the Long-Term Incentive Plan and may revoke, terminate, or suspend the Long-Term Incentive Plan, provided that no such action will terminate any outstanding Awards granted under the Long-Term Incentive Plan unless there is a liquidation or dissolution. The Board may not, without stockholder approval, increase the total number of shares that may be issued or delivered under the Long-Term Incentive Plan, make any changes in the class of eligible individuals, extend the period during which Awards may be granted or make any other change where stockholder approval is required by any applicable law, rule or regulation of the stock exchange on which shares of our unrestricted common stock are traded, and other than actions taken for certain federal tax and accounting purposes, no such action will materially adversely affect the rights of a holder of an outstanding Award under the Long-Term Incentive Plan without the holder's consent.

 RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Currently, 10 of the 21 CBOE directors are individuals who are members of the CBOE or are officers, directors or employees of or are affiliated with organizations that are members of the CBOE. As a result, approximately 10 directors are individuals who either will become Trading Permit Holders in the CBOE or will be officers, directors, employees or affiliates of organizations that will become Trading Permit Holders in the CBOE. These individuals and organizations that are currently members of the CBOE (and who will become Trading Permit Holders in the CBOE) derive a substantial portion of their income from their trading or clearing activities on or through the CBOE. The amount of income that a current member and a future Trading Permit Holder may derive from its trading or clearing activities at the CBOE is, in part, dependent on the fees these individuals or organizations are charged to trade, clear and access our markets and the rules and structure of our markets. Current members and future Trading Permit Holders, many of whom act or will act as brokers and traders, benefit or will benefit from trading rules, privileges and discounts that enhance their trading opportunities and profits. Current members pay fees (and future Trading Permit Holders will pay fees), either directly or indirectly, to the CBOE in connection with the services we provide, which in many cases could be substantial to the member (or future Trading Permit Holder). The payments made by our directors that are currently members of the CBOE or affiliated with members of the CBOE (and who will become Trading Permit Holders or affiliated with Trading Permit Holders) are on terms no more favorable than terms given to unaffiliated persons.

        CBOE also administers a marketing fee program through which market makers, eDPMs and DPMs are assessed a per contract fee on transactions resulting from customer orders from payment accepting firms and customer orders that have designated a preferred market-maker. CBOE makes the funds generated by the marketing fee available to the DPM in the option class in which the fee was assessed or, if applicable, the preferred market-maker, to be used to attract order flow to CBOE. In providing administrative support to the marketing fee program, CBOE does not determine which payment accepting firms are paid these funds or the amount of any such payments. Rather, CBOE provides administrative support in such matters as maintaining the funds, keeping track of the number of qualified orders each firm directs to CBOE, and making the necessary debits and credits to reflect the payments that are made at the direction of DPMs and preferred market-makers. Funds that are not paid out are either maintained in an excess pool for later payment or rebated to the market participants who paid the fees. CBOE notes that certain of its directors are affiliated with firms that receive marketing fee funds.

        In 2009 and 2010, CBOE entered into order routing service agreements with certain CBOE member firms in connection with the new linkage plan, which is described under "Regulatory Environment and Compliance—Options Intermarket Linkage Plan." As part of these agreements, CBOE has agreed to pay those CBOE member firms a per contract amount for each order routed to another exchange, and reimburse the firms the away-market transaction fees and OCC clearing fees that are assessed when routing orders to such other exchanges pursuant to the agreements. One of our former directors, Jonathan B. Werts, is a managing director of Merrill Lynch, Pierce, Fenner & Smith Incorporated, a firm with whom CBOE has an order routing services agreement. Amounts paid pursuant to this agreement in 2009 were $2,210,470.

        CBOE historically had autoquote services agreements with some CBOE member firms to provide autoquote services in certain index option classes, including SPX, OEX and XEO. As part of the agreements, these firms agreed to provide continuous electronic quotes in these option classes during an expiration cycle. Paul Kepes, a CBOE Holdings and CBOE director and a senior partner and managing director of Chicago Trading Company ("CTC"), and Kevin L. Murphy, a CBOE director and a managing director at Citigroup, are affiliated with entities that provided quotes under these autoquote services agreements. The autoquote service agreements were terminated as of December 31, 2008. Payments made in 2009 relate to services provided in 2008. Amounts paid by CBOE during 2007,

2008 and 2009 for autoquote services to CTC were $626,000, $398,750 and $300,000, respectively, and to Citigroup were $613,000, $1,183,750 and $30,000, respectively.

        Bradley G. Griffith served as the Vice Chairman of the CBOE until his leave of absence in July 2009. Prior to his leave of absence as Vice Chairman of the board, Mr. Griffith was being paid a base annual compensation for 2009 of $450,000. Mr. Griffith took his leave of absence from his position as Vice Chairman in order to avoid any perceived business conflicts between his role as Vice Chairman and his interests in Edge, which is a provider of quoting software for options traders at the CBOE and other exchanges. During this leave of absence, the CBOE paid Mr. Griffith $37,500 per month. Mr. Griffith was paid a bonus for 2009 equal to $256,520. In addition, once the restructuring transaction occurs, the CBOE's board of directors has agreed to recommend to the CBOE Holdings board of directors that, if the restructuring transaction occurs during the first six months of 2010, Mr. Griffith should receive a cash award equal to the lesser of (i) 150% of the value of the equity awards granted to directors in connection with the restructuring transaction and (ii) $300,000. If the restructuring transaction occurs in the third or fourth quarter of 2010, that cash award would be reduced to 50% and 25%, respectively, of the amount determined pursuant to the formula above. Mr. Griffith would forfeit any potential bonus and the potential cash award described above relating to the restructuring transaction if, at the time any such award or payment is made, or would have been made, Edge has filed a lawsuit relating to its patents against any member of the CBOE other than those that Edge had sued prior to July 23, 2009.

        The CBOE entered into a one-year consulting arrangement, commencing on January 1, 2007, with Mark F. Duffy, one of its directors, under which Mr. Duffy agreed to advise the CBOE on various matters related to the restructuring and other business initiatives. Mr. Duffy was paid for services actually provided at an hourly rate, subject to a minimum for the year of $200,000. Mr. Duffy received $200,000 under the arrangement in 2009. The arrangement was terminated effective as of December 31, 2009, at which time Mr. Duffy began his current term as Vice Chairman of CBOE. Mr. Duffy will be paid a base annual compensation of $450,000 for 2010 and is eligible to receive an annual incentive compensation award for 2010, which would be paid in early 2011.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information regarding beneficial ownership of voting common stock of CBOE Holdings, giving effect to (i) the issuance of shares of unrestricted common stock as awards of restricted stock under the Long-Term Incentive Plan, (ii) the issuance of the Class A and Class B common stock in the restructuring transaction and pursuant to the Settlement Agreement, respectively, (iii) the conversion of certain shares of such stock into unrestricted common stock for purposes of being sold in this offering, and (iv) the conversion of the remaining shares into shares of Class A-1 and Class A-2 common stock upon the closing of this offering, by:

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all directors and executive officers as a group;

  •
  each selling stockholder; and

  •
  all selling stockholders as a group.

        Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. We believe that no person beneficially owns more than 5% of any class of common stock. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Barclays Capital, Inc., Citigroup Global Markets Inc., UBS Securities LLC and Raymond James & Associates, Inc., which are serving as underwriters in this offering, are selling stockholders. The other selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

					Shares of Common Stock Beneficially Owned After This Offering
				# of Shares of Unrestricted Common Stock Offered Hereby				Aggregate # of Shares of All Classes of Voting Common Stock
	Shares of Common Stock Beneficially Owned Prior to This Offering (1)
Beneficial Owner	# of Shares	Class	% of Class		# of Shares	Class	% of Class	# of Shares	% of Shares
Directors and Named Executive Officers (23 persons)
William J. Brodsky	233,138	Unrestricted	10.51%	—	233,138	Unrestricted	*	233,138	*
Edward J. Joyce	174,853	Unrestricted	7.88%	—	174,853	Unrestricted	*	174,853	*
Edward T. Tilly	131,140	Unrestricted	5.91%	—	131,140	Unrestricted	*	131,140	*
Alan J. Dean	77,650	Unrestricted	3.50%	—	77,650	Unrestricted	*	77,650	*
Richard G. DuFour	77,650	Unrestricted	3.50%	—	77,650	Unrestricted	*	77,650	*
Robert J. Birnbaum	7,547	Unrestricted	*	—	7,547	Unrestricted	*	7,547	*
James R. Boris	7,547	Unrestricted	*	—	7,547	Unrestricted	*	7,547	*
Mark F. Duffy(2)	7,547	Unrestricted	*	—	7,547	Unrestricted	*	—	—
	320,000	Class A**	*	—	160,000	Class A-1	*	—	—
					160,000	Class A-2	*	—	—
								327,547	*
David A. Fisher(3)	7,547	Unrestricted	*	—	7,547	Unrestricted	*	—	—
	80,000	Class A**	*	—	40,000	Class A-1	*	—	—
					40,000	Class A-2	*	—	—
								87,547	*
Janet P. Froetscher	7,547	Unrestricted	*	—	7,547	Unrestricted	*	7,547	*
Bradley G. Griffith(4)	7,547	Unrestricted	*	—	7,547	Unrestricted	*	—	—
	80,000	Class A**	*	—	40,000	Class A-1	*	—	—
					40,000	Class A-2	*	—	—
								87,547	*
Paul Kepes(5)	7,547	Unrestricted	*	—	7,547	Unrestricted	*	—	—
	240,000	Class A**	*	—	120,000	A-1	*	—	—
					120,000	A-2	*	—	—

					Shares of Common Stock Beneficially Owned After This Offering
				# of Shares of Unrestricted Common Stock Offered Hereby				Aggregate # of Shares of All Classes of Voting Common Stock
	Shares of Common Stock Beneficially Owned Prior to This Offering (1)
Beneficial Owner	# of Shares	Class	% of Class		# of Shares	Class	% of Class	# of Shares	% of Shares
								247,547	*
Stuart J. Kipnes(6)	7,547	Unrestricted	*	—	7,547	Unrestricted	*	—	—
	80,000	Class A**	*	—	40,000	A-1	*	—	—
					40,000	A-2	*	—	—
								87,547	*
Duane R. Kullberg	7,547	Unrestricted	*	—	7,547	Unrestricted	*	7,547	*
Benjamin R. Londergan(7)	7,547	Unrestricted	*	—	7,547	Unrestricted	*	—	—
	80,000	Class A**	*	20,000	30,000	A-1	*	—	—
					30,000	A-2	*	—	—
								67,547	*
R. Eden Martin	7,547	Unrestricted	*	—	7,547	Unrestricted	*	7,547	*
Roderick A. Palmore	7,547	Unrestricted	*	—	7,547	Unrestricted	*	7,547	*
Susan M. Phillips	7,547	Unrestricted	*	—	7,547	Unrestricted	*	7,547	*
William R. Power(4)	7,547	Unrestricted	*	—	7,547	Unrestricted	*	—	—
	160,000	Class A**	*	—	80,000	A-1	*	—	—
					80,000	A-2	*	—	—
								167,547	*
Samuel K. Skinner	7,547	Unrestricted	*	—	7,547	Unrestricted	*	7,547	*
Carole E. Stone	7,547	Unrestricted	*	—	7,547	Unrestricted	*	7,547	*
Howard L. Stone	7,547	Unrestricted	*	—	7,547	Unrestricted	*	7,547	*
Eugene S. Sunshine	7,547	Unrestricted	*	—	7,547	Unrestricted	*	7,547	*
Directors and Executive Officers as a Group (29 persons)	1,184,273	Unrestricted	53.40%	—	1,184,273	Unrestricted	8.51%	—	—
	1,040,000	Class A**	1.40%	20,000	510,000	Class A-1	1.15%	—	—
					510,000	Class A-2	1.15%	—	—
								2,204,273	2.15%
Selling Stockholders (50 persons)
Barclays Capital, Inc.(8)	1,040,000	Class A**	1.40%	260,000	390,000	Class A-1	*	—	—
					390,000	Class A-2	*	—	—
								780,000	*
William Berg	80,000	Class A**	*	8,000	36,000	Class A-1	*	—	—
					36,000	Class A-2	*	—	—
								72,000	*
Caldwell Chicago LP I(9)(10)	880,000	Class A**	1.18%	220,000	330,000	Class A-1	*	—	—
					330,000	Class A-2	*	—	—
								660,000	*
Caldwell Chicago LP III(9)(11)	480,000	Class A**	*	120,000	180,000	Class A-1	*	—	—
					180,000	Class A-2	*	—	—
								360,000	*
Caldwell Chicago LP V(9)(12)	80,000	Class A**	*	20,000	30,000	Class A-1	*	—	—
					30,000	Class A-2	*	—	—
								60,000	*
Canadian Imperial Bank of Commerce(13)	18,774	Class B***	*	5,000	6,887	Class A-1	*	—	—
					6,887	Class A-2	*	—	—
								13,774	*
Charles Carey	18,774	Class B***	*	5,000	6,887	Class A-1	*	—	—
					6,887	Class A-2	*	—	—
								13,774	*
Estate of Mary Lou Cashman	37,548	Class B***	*	10,000	13,774	Class A-1	*	—	—
					13,774	Class A-2	*	—	—
								27,548	*
Charles Schwab & Co., Inc. (14)	80,000	Class A**	*	20,000	30,000	Class A-1	*	—	—
					30,000	Class A-2	*	—	—
								60,000	*
Robert I. Chukerman	80,000	Class A**	*	8,000	36,000	Class A-1	*	—	—
					36,000	Class A-2	*	—	—
								72,000	*
CIBC World Markets Corp. (15)	240,000	Class A**	*	60,000	90,000	Class A-1	*	—	—
					90,000	Class A-2	*	—	—
								180,000	*
Citigroup Derivative Markets, Inc. (16)	1,040,000	Class A**	1.40%	260,000	396,887	Class A-1	*	—	—
	18,774	Class B***	*	5,000	396,887	Class A-2	*	—	—
								793,774	*
Citigroup Global Markets Inc. (16)	240,000	Class A**	*	60,000	138,209	Class A-1	*	—	—
	131,418	Class B***	*	35,000	138,209	Class A-2	*	—	—
								276,418	*

Shares of Common Stock Beneficially Owned After This Offering
				# of Shares of Unrestricted Common Stock Offered Hereby				Aggregate # of Shares of All Classes of Voting Common Stock
Shares of Common Stock Beneficially Owned Prior to This Offering (1)
Beneficial Owner	# of Shares	Class	% of Class		# of Shares	Class	% of Class	# of Shares	% of Shares
Credit Suisse Securities (USA), LLC (17)	240,000	Class A**	*	60,000	90,000	Class A-1	*	—	—
					90,000	Class A-2	*	—	—
								180,000	*
Crowell, Weedon & Co. (18)	80,000	Class A**	*	20,000	30,000	Class A-1	*	—	—
					30,000	Class A-2	*	—	—
								60,000	*
Daiwa Capital Markets America Inc. (19)	18,774	Class B***	*	5,000	6,887	Class A-1	*	—	—
					6,887	Class A-2	*	—	—
								13,774	*
Joseph S. Doherty	80,000	Class A**	*	20,000	30,000	Class A-1	*	—	—
					30,000	Class A-2	*	—	—
								60,000	*
EWT, LLC (20)	18,774	Class B***	*	5,000	6,887	Class A-1	*	—	—
					6,887	Class A-2	*	—	—
								13,774	*
First Clearing, LLC (21)	160,000	Class A**	*	40,000	60,000	Class A-1	*	—	—
					60,000	Class A-2	*	—	—
								120,000	*
Estate of William J. Forster	18,774	Class B***	*	5,000	6,887	Class A-1	*	—	—
					6,887	Class A-2	*	—	—
								13,774	*
David J. M. Fox	18,774	Class B***	*	4,000	7,387	Class A-1	*	—	—
					7,387	Class A-2	*	—	—
								14,774	*
Doron Gahtan	320,000	Class A**	*	80,000	120,000	Class A-1	*	—	—
					120,000	Class A-2	*	—	—
								240,000	*
General Mills Operations, LLC (22)	18,774	Class B***	*	5,000	6,887	Class A-1	*	—	—
					6,887	Class A-2	*	—	—
								13,774	*
GETCO, LLC (23)	75,096	Class B***	*	20,000	27,548	Class A-1	*	—	—
					27,548	Class A-2	*	—	—
								55,096	*
Group One Trading, LP (24)	80,000	Class A**	*	20,000	30,000	Class A-1	*	—	—
					30,000	Class A-2	*	—	—
								60,000	*
Thomas Michael Harris	18,774	Class B***	*	2,774	8,000	Class A-1	*	—	—
					8,000	Class A-2	*	—	—
								16,000	*
JJB Hilliard WL Lyons LLC (25)	80,000	Class A**	*	20,000	30,000	Class A-1	*	—	—
					30,000	Class A-2	*	—	—
								60,000	*
Marcia P. Johnson	80,000	Class A**	*	20,000	30,000	Class A-1	*	—	—
					30,000	Class A-2	*	—	—
								60,000	*
Kottke Associates, LLC (26)	37,548	Class B***	*	10,000	13,774	Class A-1	*	—	—
					13,774	Class A-2	*	—	—
								27,548	*
Neal Erwin Kottke (26)	18,774	Class B***	*	5,000	6,887	Class A-1	*	—	—
					6,887	Class A-2	*	—	—
								13,774	*
Lloyd Miller	18,774	Class B***	*	5,000	6,887	Class A-1	*	—	—
					6,887	Class A-2	*	—	—
								13,774	*
Mitsubishi UFJ Trust and Banking Corporation (27)	18,774	Class B***	*	5,000	6,887	Class A-1	*	—	—
					6,887	Class A-2	*	—	—
								13,774	*
Morgan Keegan & Co., Inc. (28)	80,000	Class A**	*	20,000	30,000	Class A-1	*	—	—
					30,000	Class A-2	*	—	—
								60,000	*
Estate of Paul E. Murin	18,774	Class B***	*	5,000	6,887	Class A-1	*	—	—
					6,887	Class A-2	*	—	—
								13,774	*
Nickolas J. Neubauer	18,774	Class B***	*	3,000	7,887	Class A-1	*	—	—
					7,887	Class A-2	*	—	—

					Shares of Common Stock Beneficially Owned After This Offering
				# of Shares of Unrestricted Common Stock Offered Hereby				Aggregate # of Shares of All Classes of Voting Common Stock
	Shares of Common Stock Beneficially Owned Prior to This Offering (1)
Beneficial Owner	# of Shares	Class	% of Class		# of Shares	Class	% of Class	# of Shares	% of Shares
								15,774	*
Joseph Niciforo	18,774	Class B***	*	5,000	6,887	Class A-1	*	—	—
					6,887	Class A-2	*	—	—
								13,774	*
Oppenheimer & Co. Inc. (29)	80,000	Class A**	*	20,000	30,000	Class A-1	*	—	—
					30,000	Class A-2	*	—	—
								60,000	*
Henry A. Proesel, II	18,774	Class B***	*	3,000	7,887	Class A-1	*	—	—
					7,887	Class A-2	*	—	—
								15,774	*
Rand Financial Services, Inc. (30)	18,774	Class B***	*	5,000	6,887	Class A-1	*	—	—
					6,887	Class A-2	*	—	—
								13,774	*
Raymond James & Associates, Inc. (31)	80,000	Class A**	*	20,000	30,000	Class A-1	*	—	—
					30,000	Class A-2	*	—	—
								60,000	*
RBS Securities, Inc. (32)	80,000	Class A**	*	20,000	43,774	Class A-1	*	—	—
	37,548	Class B***	*	10,000	43,774	Class A-2	*	—	—
								87,548	*
Dr. Gerald M. Reed & Carol A. Reed Family Limited Partnership	80,000	Class A**	*	15,000	32,500	Class A-1	*	—	—
					32,500	Class A-2	*	—	—
								65,000	*
Jeffrey H. Rubin	80,000	Class A**	*	20,000	30,000	Class A-1	*	—	—
					30,000	Class A-2	*	—	—
								60,000	*
Revocable Living Trust of Maynard J. Seidmon UA DTD 5/30/96	80,000	Class A**	*	12,000	34,000	Class A-1	*	—	—
					34,000	Class A-2	*	—	—
								68,000	*
Stephen Silberman (33)	80,000	Class A**	*	10,000	35,000	Class A-1	*	—	—
					35,000	Class A-2	*	—	—
								70,000	*
UBS AG (34)	18,774	Class B***	*	5,000	6,887	Class A-1	*	—	—
					6,887	Class A-2	*	—	—
								13,774	*
UBS Financial Services Inc. (34)	800,000	Class A**	1.08%	—	413,774	Class A-1	*	—	—
	37,548	Class B***	*	10,000	413,774	Class A-2	*	—	—
								827,548	*
UBS Securities LLC (34)	560,000	Class A**	*	—	569,254	Class A-1	1.28%	—	—
	788,508	Class B***	4.83%	210,000	569,254	Class A-2	1.28%	—	—
								1,138,508	1.11%
Urbana Corporation (9)	2,000,000	Class A**	2.69%	240,000	880,000	Class A-1	1.99%	—	—
					880,000	Class A-2	1.99%	—	—
								1,760,000	1.72%
James E. Zechman	80,000	Class A**	*	5,000	37,500	Class A-1	*	—	—
					37,500	Class A-2	*	—	—
								75,000	*
Selling Stockholders as a Group (50 persons)	9,440,000	Class A**	12.69%	1,698,000	4,418,686	Class A-1	9.97%	—	—
	1,483,146	Class B***	9.08%	387,774	4,418,686	Class A-2	9.97%	—	—
								8,837,372	8.62%

*
Less than 1%.

**
Shares of Class A common stock to be sold in this offering will be converted into shares of unrestricted common stock in connection with the sale of such shares by the selling stockholders in this offering. Each share of Class A common stock not sold in this offering will convert into one-half of one share of Class A-1 common stock and one-half of one share of Class A-2 common stock upon completion of this offering.

***
Shares of Class B common stock to be sold in this offering will be converted into shares of unrestricted common stock in connection with the sale of such shares by the selling stockholders in this offering. Each share of Class B common stock not sold in this offering will convert into one-half of one share of Class A-1 common stock and one-half of one share of Class A-2 common stock upon completion of this offering.

(1)
Amounts include the following shares of unrestricted common stock awarded to each officer as grants of restricted stock pursuant to the Long-Term Incentive Plan to be issued in connection with the restructuring transaction: Mr. Brodsky, 233,138 shares; Mr. Joyce, 174,853 shares; Mr. Tilly, 131,140 shares; Mr. Dean, 77,650 shares; and Mr. DuFour, 77,650 shares. Amounts for each director include 7,547 shares of unrestricted common stock granted to such director as restricted stock pursuant to the Long-Term Incentive Plan.

(2)
Reflects 320,000 shares of Class A issued to Fugue, General Partnership. Mr. Duffy is the trustee of the Mark F. Duffy Trust, which is a general partner of Fugue and owns 50% of the partnership interests of Fugue. Mr. Duffy may be deemed to beneficially own all of the shares of CBOE Holdings common stock issued to Fugue. Mr. Duffy disclaims beneficial ownership of those shares in which he does not have a pecuniary interest.

(3)
Reflects 80,000 shares of Class A common stock issued to optionsexpress, Inc., a wholly-owned subsidiary of optionsXpress Holdings, Inc. Mr. Fisher is chief executive officer of optionsXpress Holdings, Inc. Mr. Fisher disclaims beneficial ownership of those shares in which he does not have a pecuniary interest.

(4)
Reflects the following amounts of Class A common stock issued to the individuals specified: Mr. Griffith, 80,000 Class A shares and Mr. Power, 160,000 Class A shares.

(5)
Reflects 240,000 shares of Class A common stock issued to CTC, L.L.C. CTC Holdings, L.P. is the sole member of CTC, LLC. Mr. Kepes serves as a member of CTC General Partner, L.L.C., the sole general partner of CTC Holdings, L.P., and as a limited partner to CTC Holdings, L.P. Mr. Kepes disclaims beneficial ownership of those shares in which he does not have a pecuniary interest.

(6)
Reflects 80,000 shares of Class A common stock issued to Associated Options, Inc. Mr. Kipnes is the president and sole owner of Associated Options, Inc.

(7)
Reflects 80,000 shares of Class A common stock issued to Group One Trading, L.P. Mr. Londergan is chief executive officer of Group One Trading, L.P. Mr. Londergan disclaims beneficial ownership of those shares in which he does not have a pecuniary interest.

(8)
The selling stockholder is a broker-dealer and is participating in this offering as an underwriter. The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Joseph Corcoran.

(9)
The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Thomas Caldwell. Mr. Caldwell may be deemed to beneficially own all shares held by Caldwell Chicago LP I, Caldwell Chicago LP III, Caldwell Chicago LP V and Urbana Corporation. Accordingly, he may be deemed to own 3,440,000 shares of Class A common stock prior to this offering, to be offering 600,000 shares of unrestricted common stock in this offering and to own 1,420,000 shares of each of the Class A-1 common stock and Class A-2 common stock after this offering. This represents 3.20% of each of the Class A-1 common stock and Class A-2 common stock and 2.77% of all voting common stock outstanding after this offering.

(10)
The selling stockholder has advised us that these shares are beneficially owned by Caldwell Growth Opportunities Trust.

(11)
The selling stockholder has advised us that these shares are beneficially owned by the Charles Rosner Bronfman Trust.

(12)
The selling stockholder has advised us that these shares are beneficially owned by Caldwell Exchange Fund.

(13)
The selling stockholder is an affiliate of CIBC World Markets Corp., a broker-dealer. The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Gary W. Brown, Richard Nesbitt and Kathryn G. Casparian. The selling stockholder may be deemed to beneficially own shares held by CIBC World Markets Corp. Accordingly, the selling stockholder may be deemed to also own 240,000 shares of Class A common stock prior to this offering, to be offering 65,000 shares of unrestricted common stock in this offering and to own 96,887 shares of each of the Class A-1 common stock and Class A-2 common stock after this offering.

(14)
The selling stockholder is a broker-dealer. The selling stockholders has advised us that voting power and investment control with respect to these shares are exercised by Joseph R. Martinetto.

(15)
The selling stockholder is a broker-dealer. The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Gary W. Brown, Richard Nesbitt and Kathryn G. Casparian.

(16)
The selling stockholders are broker-dealers. Citigroup Global Markets Inc. is an underwriter in the offering. Citigroup Financial Products Inc. is the parent of Citigroup Derivative Markets, Inc. and Citigroup Global Markets Inc. and may be deemed to beneficially own all shares held by Citigroup Derivative Markets, Inc. and Citigroup Global Markets Inc. Accordingly, Citigroup Financial Products Inc. may be deemed to own 1,280,000 shares of Class A common stock and 150,192 shares of Class B common stock prior to this offering, to be offering 360,000 shares of unrestricted common stock in this offering and to own 535,096 shares of each of the Class A-1 common stock and Class A-2 common stock after this offering. This represents 1.21% of each of the Class A-1 common stock and Class A-2 common stock and 1.04% of all voting common stock outstanding after this offering. Kevin L. Murphy, a managing director of Citigroup Global Markets Inc., is a member of the board of directors of CBOE. The selling stockholders have advised us that voting power and investment control with respect to these shares are exercised by Charles Mogilevsky.

(17)
The selling stockholder is a broker-dealer and is participating in this offering as an underwriter. The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Todd Sandoz.

(18)
The selling stockholder is a broker-dealer. The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Andrew E. Crowell.

(19)
The selling stockholder is a broker-dealer. The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Hironori Oka, Richard Beggs and H. Lake Wise.

(20)
The selling stockholder is a broker-dealer. The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Michael Gould, Peter Kovac and Rodney Faragalla.

(21)
The selling stockholder is a broker-dealer. The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Scott D. Spears.

(22)
The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Ronald D. Olson. Roderick A. Palmore, an officer of the selling stockholder's ultimate parent, is a director of CBOE Holdings, Inc. and CBOE.

(23)
The selling stockholder is an affiliate of OCTEG, LLC, a broker-dealer. The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Daniel V. Tierney and Stephen Schuler. The selling stockholder has advised us that these shares are beneficially owned by GETCO Holding Company, LLC

(24)
The selling stockholder is a broker-dealer. Benjamin R. Londergan, co-CEO of the selling stockholder, is a director of CBOE Holdings, Inc. and CBOE. The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Steven Robinson, Gary Sparks, William Grebitus, John Gilmartin and Benjamin R. Londergan.

(25)
The selling stockholder is a broker-dealer. The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by James R. Allen, James M. Rogers and Carmella R. Miller.

(26)
Kottke Associates, LLC has advised us that voting power and investment control with respect to itsshares are exercised by Neal Erwin Kottke. Mr. Kottke may be deemed to beneficially own all shares held by Kottke Associates, LLC. Accordingly, Mr. Kottke may be deemed to beneficially own 56,322 shares of Class B common stock prior to this offering, to be offering 15,000 shares of unrestricted common stock in this offering and to own 20,661 shares of each of the Class A-1 common stock and Class A-2 common stock after this offering.

(27)
The selling stockholder is an affiliate of Mitsubishi UFJ Securities (USA), Inc., a broker-dealer. The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Keiichiro Takeda.

(28)
The selling stockholder is a broker-dealer. The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Charles D. Maxwell.

(29)
The selling stockholder is a broker-dealer and is participating in this offering as an underwriter. The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Albert G. Lowenthal.

(30)
The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Joni C. Malpede.

(31)
The selling stockholder is a broker-dealer and is participating in this offering as an underwriter. The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Thomas A. James.

(32)
The selling stockholder is a broker-dealer. The selling stockholder has advised us that voting power and investment control with respect to these shares are exercised by Christopher M. G. DeWinter.

(33)
The selling stockholder is a broker-dealer.

(34)
UBS Financial Services Inc. and UBS Securities LLC are broker-dealers and wholly-owned subsidiaries of UBS AG. UBS Securities LLC is participating in this offering as an underwriter. UBS Financial Services Inc. has advised us that voting power and investment control with respect to its shares are exercised by David Stack and Geoff Limroth. UBS AG and UBS Securities LLC have advised us that voting power and investment control with respect to their shares are exercised by Jeffrey Hersch and Barry Gill. UBS AG may be deemed to beneficially own all shares held by UBS Financial Services Inc. and UBS Securities LLC. Accordingly, UBS AG may be deemed to own 1,360,000 shares of Class A common stock and 844,830 shares of Class B common stock prior to this offering, to be offering 225,000 shares of unrestricted common stock in this offering and to own 989,915 shares of each of the Class A-1 common stock and Class A-2 common stock after this offering. This represents 2.23% of each of the Class A-1 common stock and Class A-2 common stock and 1.93% of all voting common stock outstanding after this offering.

DESCRIPTION OF CAPITAL STOCK

        The following summary is a description of the material terms of CBOE Holdings' capital stock as of the closing of the offering and is not complete. You should also refer to the CBOE Holdings amended and restated certificate of incorporation and the CBOE Holdings amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of the Delaware General Corporation Law.

        CBOE Holdings is authorized to issue up to (i) 325,000,000 shares of unrestricted common stock, par value $0.01 per share, (ii) 74,400,000 shares of Class A common stock, $0.01 par value per share, (iii) 45,366,690 shares of Class A-1 common stock, $0.01 par value per share, (iv) 45,366,690 shares of Class A-2 common stock, $0.01 par value per share, (v) 16,333,380 shares of Class B non-voting common stock, $0.01 par value per share, and (vi) 20,000,000 shares of preferred stock, $0.01 par value per share. Upon completion of this offering, there will be 44,323,803 shares of Class A-1 common stock, 44,323,803 shares of Class A-2 common stock, 13,917,911 shares of unrestricted common stock (including 2,217,911 shares of unrestricted common stock issued as awards of restricted stock under the Long-Term Incentive Plan) and no shares of preferred stock outstanding. All shares of Class A and Class B common stock, which will be issued in the restructuring transaction and pursuant to the Settlement Agreement, respectively, as described in "Our Structure," and not converted into unrestricted common stock for purposes of being sold in this offering, will be converted into shares of Class A-1 and Class A-2 common stock upon completion of this offering, and no shares of Class A and Class B common stock will remain outstanding or available for further issuance. In addition, to the extent the outstanding shares of Class A-1 and Class A-2 common stock convert into unrestricted common stock upon expiration of the applicable transfer restrictions described below, the number of authorized and unissued shares of unrestricted common stock will be reduced. Upon repurchase or conversion, the Class A-1 common stock and Class A-2 common stock will be retired and no longer available for issuance. When used in this section, the term "common stock" means the Class A-1, Class A-2 and unrestricted common stock of CBOE Holdings, unless otherwise specified.

Common Stock

        All common stock, regardless of class, will have the same rights and privileges, except that the Class A-1 and Class A-2 common stock will be subject to the transfer restrictions set forth herein. CBOE Holdings will have the ability to issue additional shares of unrestricted common stock in future offerings.

  Voting

        Each holder of CBOE Holdings common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast, except in the case of any election of directors, which will be decided by a plurality of votes cast. Cumulative voting for the election of directors is not provided for in the CBOE Holdings amended and restated certificate of incorporation.

  Dividends

        Holders of CBOE Holdings common stock are entitled to receive dividends when, as and if declared by the CBOE Holdings board of directors out of funds legally available for payment, subject to the rights of holders, if any, of CBOE Holdings preferred stock. Any decision to pay dividends on CBOE Holdings common stock will be at the discretion of the CBOE Holdings board of directors. The CBOE Holdings board of directors may or may not determine to declare dividends in the future. See "Dividend Policy." The board's determination to issue dividends will depend upon the profitability and financial condition of CBOE Holdings and its subsidiaries, contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that the CBOE Holdings board of directors deems relevant.

  Liquidation Rights

        In the event of a voluntary or involuntary liquidation, dissolution or winding up of CBOE Holdings, the holders of CBOE Holdings common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after CBOE Holdings has paid in full all of its debts and after the holders of all outstanding series of CBOE Holdings preferred stock, if any, have received their liquidation preferences in full.

  Conversion of Class A Common Stock and Class B Common Stock into Class A-1 and Class A-2 Common Stock

        Concurrently with the closing of this offering, all outstanding shares of Class A common stock and Class B common stock not converted into unrestricted common stock for purposes of being sold in this offering will automatically convert into shares of Class A-1 and Class A-2 common stock as follows:

            (i)  each share of Class A common stock shall automatically convert into (x) one-half of one share of Class A-1 common stock and (y) one-half of one share of Class A-2 common stock; and

           (ii)  each share of Class B common stock shall automatically convert into (x) one-half of one share of Class A-1 common stock and (y) one-half of one share of Class A-2 common stock.

Each share of Class A-1 and Class A-2 common stock issued in the conversion of the Class A common stock and Class B common stock shall have all the same rights and privileges as the Class A common stock and will be subject to the lock-up restrictions applicable to its class. For a description of the lock-up restrictions, please see "Transfer Restrictions" below.

  Conversion of Class A-1 Common Stock and Class A-2 Common Stock into Unrestricted Common Stock

        The Class A-1 common stock and Class A-2 common stock, into which outstanding Class A and Class B common stock will convert when this offering is completed, will convert into unrestricted common stock, subject to CBOE Holdings' right to conduct an organized sale, and to thereby delay the scheduled dates of such conversion, as follows:

            (i)  each issued and outstanding share of Class A-1 common stock shall automatically convert (without any action by the holder) into one share of unrestricted common stock, and all transfer restrictions applicable to the Class A-1 common stock shall expire, on the one hundred eightieth (180th) day following the date that shares of CBOE Holdings unrestricted common stock are issued in this offering; and

           (ii)  each issued and outstanding share of Class A-2 common stock shall automatically convert (without any action by the holder) into one share of unrestricted common stock, and all transfer restrictions applicable to the Class A-2 common stock shall expire, on the three hundred sixtieth (360th) day following the date that shares of CBOE Holdings unrestricted common stock are issued in this offering.

Following the conversion of the shares of Class A-1 common stock and Class A-2 common stock into unrestricted common stock, all such shares of Class A-1 common stock and Class A-2 common stock shall be retired and shall not be reissued.

  Other

        The issued and outstanding shares of CBOE Holdings common stock will be fully paid and nonassessable. Holders of shares of CBOE Holdings common stock will not be entitled to preemptive rights. Shares of CBOE Holdings unrestricted common stock will not be convertible into shares of any other class of capital stock, nor will they be subject to any redemption.

Preferred Stock

        CBOE Holdings is authorized to issue up to 20,000,000 shares of preferred stock. The amended and restated certificate of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. The board of directors of CBOE Holdings could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding common stock.

        Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our board of directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote on the matter, voting together as a single class.

Transfer Restrictions

        The CBOE Holdings amended and restated certificate of incorporation subjects the Class A common stock of CBOE Holdings to be issued to CBOE members in the restructuring transaction and the Class B common stock to be issued to the Participating Group A Settlement Class Members pursuant to the Settlement Agreement, as well as the Class A-1 and Class A-2 common stock into which the Class A and Class B common stock not converted into unrestricted common stock for purposes of being sold in this offering will convert upon the closing of this offering, to certain transfer restrictions. The board of directors of CBOE Holdings has determined to engage in this offering of its unrestricted common stock concurrently with the completion of the restructuring transaction. As a result, all shares of Class A and Class B common stock not converted into unrestricted common stock for purposes of being sold in this offering will convert into shares of Class A-1 and Class A-2 common stock shortly following their issuance and, thereafter, no shares of Class A or Class B common stock will be issued and outstanding or available for further issuance.

        The Class A-1 and Class A-2 common stock will be subject to the transfer restrictions or "lock-up restrictions" under CBOE Holdings' amended and restated certificate of incorporation. These lock-up restrictions will expire on the Class A-1 and Class A-2 common stock as of the 180th and 360th day, respectively, following the closing date of this offering. During any applicable lock-up period, the shares of Class A-1 and Class A-2 common stock of CBOE Holdings may not be directly or indirectly assigned, offered for sale, sold, transferred or otherwise disposed of, except pursuant to limited exceptions set forth in the CBOE Holdings amended and restated certificate of incorporation, which provides for certain permitted transfers to affiliates, family members, qualified trusts and estates, as well as certain pledges and the potential transfer upon a bona fide foreclosure resulting therefrom. Subject to possible extension in the event of an organized sale, as set forth more fully in this prospectus, upon the expiration of the applicable lock-up period with respect to each of the Class A-1 and Class A-2 common stock, the shares of the Class A-1 and Class A-2 common stock will automatically convert from Class A-1 and Class A-2 common stock into unrestricted common stock that will be freely transferable.

        In addition to the restrictions described above, all shares of Class A-1 and Class A-2 common stock must be registered in the name of the owner and may not be registered in the name of any nominee or broker.

Removal of Transfer Restrictions and Permitted Transfers

        The CBOE Holdings board of directors may, at its discretion, remove the transfer restrictions applicable to any number of shares of CBOE Holdings common stock on terms and conditions and in ratios and numbers that it may fix in its sole discretion. CBOE Holdings, however, has agreed as part of the underwriting agreement not to permit any reduction in the duration of, or removal, in whole or in part, of the transfer restrictions applicable to the shares of Class A-1 and Class A-2 common stock for at least 180 days and 360 days, respectively, following the closing of this offering without the prior written consent of Goldman, Sachs & Co. Pursuant to Article Fifth(d)(i) of CBOE Holdings' Certificate of Incorporation, the board of directors of CBOE Holdings will remove the transfer restrictions associated with any shares of Class A or Class B stock to be sold by owners of CBOE Seats and Participating Group A Settlement Class Members in the offering and convert such shares into shares of CBOE Holdings' unrestricted common stock. In addition, the board of directors of CBOE Holdings will remove the transfer restrictions associated with any shares of Class A-1 and Class A-2 common stock to be purchased by CBOE Holdings in the proposed tender offers.

        Prior to the removal of the transfer restrictions from any such share of Class A-1 or Class A-2 common stock, neither any record owner nor any beneficial owner of such share may, directly or indirectly, assign, sell, transfer or otherwise dispose of such share, except pursuant to one of the following limited exceptions set forth in the CBOE Holdings amended and restated certificate of incorporation:

  •
  if the owner of such share is an entity (including a corporation, partnership, limited liability company or limited liability partnership), such owner may transfer the share to:

  •
  any person of which such owner directly or indirectly owns all of the common voting and equity interest;

  •
  any person that directly or indirectly owns all of the common voting and equity interest of such owner;

  •
  any other entity if a person directly or indirectly owns all of the common voting and equity interest of both such owner and such other entity;

  •
  the equity holders of such owner upon a bona fide liquidation or dissolution of such owner; and

  •
  a trustee of the bankruptcy estate of such owner if such owner has become bankrupt or insolvent;

  •
  the owner may pledge or hypothecate, or grant a security interest in, such share, and may transfer such share as a result of any bona fide foreclosure resulting therefrom;

  •
  if the owner of such share is a natural person, such owner may transfer the share to:

  •
  any family member of such owner (including such owner's spouse, domestic partner, children, stepchildren, grandchildren, parents, parents-in-law, grandparents, brothers, sisters, uncles, aunts, cousins, nephews and nieces);

  •
  any trust or foundation solely for the benefit of such owner and/or such owner's family members (which we refer to as a "qualified trust"); and

  •
  a trustee of the bankruptcy estate of such owner if such owner has become bankrupt or insolvent;

  •
  if the owner is a qualified trust, the owner may transfer the share to any beneficiary of such qualified trust (including a trust for the benefit of such beneficiary) or transfer the share in exchange for cash necessary to pay taxes, debts or other obligations payable by reason of the death of the grantor of such qualified trust or any one or more of such beneficiaries, in each case in accordance with the terms of the trust instrument; or

  •
  if the owner is a fiduciary of the estate of a deceased former member of the CBOE, such owner may transfer such share to the beneficiaries of such estate or in exchange for cash necessary to pay taxes, debts or other obligations payable by reason of the death of the deceased person.

CBOE Holdings will establish processes and procedures with its transfer agent that stockholders must follow in order to request the transfer of such stockholders' shares of Class A-1 or Class A-2 common stock pursuant to one of the transfer restrictions enumerated above. These procedures will include, at a minimum, (i) the delivery by the stockholder requesting such transfer of a written notice to the transfer agent identifying the applicable exception, (ii) the delivery of written evidence supporting the availability of the exception, and (iii) the certification by the stockholder to the Company and transfer agent that such transfer complies with the applicable exception and that such transfer is not being made pursuant to any agreement, arrangement or understanding, whether or not in writing, entered into prior to the date of the restructuring transaction. No requests for any such transfer may be submitted to the transfer agent or CBOE Holdings prior to the third business day following the completion of the restructuring transaction. The transfer agent will not be required to record any requested transfer sooner than the fifth business day following the transfer agent's receipt of approval by the Company of a completed transfer request.

        In addition to the rules with respect to the transfers described above, any Class A-1 or Class A-2 common stock that is transferred pursuant to the exceptions above will remain subject to the transfer restrictions and other terms of the amended and restated certificate of incorporation.

        The CBOE Holdings board of directors may, as and if it determines appropriate, provide holders of the Class A-1 or Class A-2 common stock of CBOE Holdings with opportunities, from time to time, to sell such stock pursuant to registered offerings. If the board of directors determines to do so, it will remove the transfer restrictions from the shares of our Class A-1 or Class A-2 common stock that are sold in these offerings. The CBOE Holdings board of directors expects to determine whether to conduct any future offerings, the number of such offerings (if any), the maximum number of shares of our Class A-1 or Class A-2 common stock eligible to be sold in any offering and the timing of these offerings based upon its view at the time of the market's ability to absorb the newly unrestricted shares to be sold in the offering without an adverse impact on the market price of shares of our common stock, should such a market develop. See "—Organized Sales" below.

        These provisions of the CBOE Holdings amended and restated certificate of incorporation could delay or deter a change of control of CBOE Holdings, which could adversely affect the price of CBOE Holdings common stock.

Ownership and Voting Limits on CBOE Holdings Common Stock

        The CBOE Holdings amended and restated certificate of incorporation places certain ownership and voting limits on the holders of CBOE Holdings common stock:

  •
  No person (either alone or together with its related persons) may beneficially own directly or indirectly shares of our stock representing in the aggregate more than 20% of the total outstanding shares of CBOE Holdings voting stock; and

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  No person (either alone or together with its related persons) shall be entitled to vote or cause the voting of shares of our stock beneficially owned directly or indirectly by that person or those related persons to the extent that those shares would represent in the aggregate more than 20%

    of the total number of votes entitled to be cast on any matter, and no person (either alone or together with its related persons) shall be entitled to vote more than 20% of the total number of votes entitled to be cast on any matter by virtue of agreements entered into by that person or those related persons with other persons not to vote shares of our outstanding capital stock.

        The term "related persons" means, with respect to any person:

  •
  any "affiliate" of such person (as such term is defined in Rule 12b-2 under the Exchange Act);

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  any other person with which such first person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of our stock;

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  in the case of a person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such person and, in the case of a person that is a partnership or a limited liability company, any general partner, managing member or manager of such person, as applicable;

  •
  in the case of a person that is a "member organization" (as defined in the Rules of the CBOE, as such Rules may be in effect from time to time), any "member" (as defined in the Rules of the CBOE, as such Rules may be in effect from time to time) that is associated with such person (as determined using the definition of "person associated with a member" as defined under Section 3(a)(21) of the Exchange Act);

  •
  in the case of a person that is a natural person, any relative or spouse of such natural person, or any relative of such spouse who has the same home as such natural person or who is a director or officer of CBOE Holdings or any of our parents or subsidiaries;

  •
  in the case of a person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; or

  •
  in the case of a person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable.

        In the event that a person, either alone or together with its related persons, beneficially owns shares of our stock representing more than 20% of the outstanding shares of stock, such person and its related persons shall be obligated to sell promptly, and CBOE Holdings will be obligated to purchase promptly, at a price equal to the par value of such shares of stock and to the extent that funds are legally available for such purchase, that number of shares of our stock necessary so that such person, together with its related persons, shall beneficially own shares of our stock representing in the aggregate no more than 20% of the outstanding shares of stock, after taking into account that such repurchased shares shall become treasury shares and shall no longer be deemed to be outstanding.

        In the event that a person, either alone or together with its related persons, is entitled to vote or cause the voting of shares representing in the aggregate more than 20% of the total number of votes entitled to be cast on any matter (including if it and its related persons possess this voting power by virtue of agreements entered into with other persons not to vote shares of our capital stock), then such person, either alone or together with its related persons, will not be entitled to vote or cause the voting of these shares of our capital stock to the extent that such shares represent in the aggregate more than 20% of the total number of votes entitled to be cast on any matter, and we shall disregard any such votes purported to be cast in excess of this percentage.

        The CBOE Holdings board of directors may waive the provisions regarding ownership and voting limits by a resolution expressly permitting this ownership or voting (which resolution must be filed with and approved by the SEC prior to being effective), subject to a determination of the board that:

  •
  the acquisition of beneficial ownership in excess of the ownership limits or exercise of voting rights in excess of the voting limits will not impair the ability of CBOE Holdings or the CBOE to discharge its responsibilities under the Exchange Act and the rules and regulations under the Exchange Act and is otherwise in the best interests of CBOE Holdings and its stockholders and the CBOE;

  •
  the acquisition of beneficial ownership in excess of the ownership limits or exercise of voting rights in excess of the voting limits will not impair the SEC's ability to enforce the Exchange Act;

  •
  neither the person obtaining the waiver nor any of its related persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) if such person is seeking to obtain a waiver above the applicable ownership or voting percentage level; and

  •
  for so long as CBOE Holdings directly or indirectly controls a regulated securities exchange subsidiary, neither the person obtaining the waiver nor any of its related persons is a Trading Permit Holder of a regulated securities exchange subsidiary.

        In making these determinations, our board of directors may impose conditions and restrictions on the relevant stockholder or its related persons that it deems necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act and the governance of CBOE Holdings.

        The voting limitation does not apply to a solicitation of a revocable proxy by us or by our directors or officers on our behalf or to a solicitation of a revocable proxy by a stockholder in accordance with Regulation 14A under the Exchange Act. This exception, however, does not apply to a solicitation by a stockholder pursuant to Rule 14a-2(b)(2) under the Exchange Act, which permits a solicitation made otherwise than on behalf of CBOE Holdings where the total number of persons solicited is not more than 10.

        The CBOE Holdings amended and restated certificate of incorporation also provides that the CBOE Holdings board of directors has the right to require any person and its related persons that our board of directors reasonably believes to be subject to the voting or ownership restrictions summarized above, and any stockholder (including related persons) that at any time beneficially owns 5% or more of our then outstanding capital stock entitled to vote on any matter (and has not reported that ownership to us), to provide to us complete information as to all shares of our capital stock that such stockholder beneficially owns, as well as any other information relating to the applicability to such stockholder of the voting and ownership requirements outlined above as may reasonably be requested.

Organized Sales

        After the completion of this offering, CBOE Holdings will have the right to conduct organized sales of the Class A-1 and Class A-2 common stock of CBOE Holdings issued in the restructuring transaction in connection with the scheduled expiration of the transfer restrictions applicable to the Class A-1 and A-2 common stock of CBOE Holdings. The purpose of this right is to enable CBOE Holdings to facilitate a more orderly distribution of its common stock into the public market. If CBOE Holdings elects to conduct an organized sale, no shares of the Class A-1 and A-2 common stock of CBOE Holdings for which transfer restrictions are scheduled to lapse may be sold during the applicable transfer restriction period (which transfer restriction period may be extended, as described below), except as part of the organized sale or in a permitted transfer.

        In the event CBOE Holdings elects to conduct an organized sale, it will provide the holders of Class A-1 and Class A-2 common stock of CBOE Holdings with a written notice of election to conduct an organized sale of the Class A-1 or A-2 common stock of CBOE Holdings at least 60 days prior to the next scheduled expiration of an applicable transfer restriction period. Holders of Class A-1 or A-2 common stock of CBOE Holdings will have 20 days following the date of mailing of that notice to provide CBOE Holdings with written notice of their intent to participate in the organized sale with respect to the class whose restrictions are scheduled to expire, any other class that remains subject to transfer restrictions and any unrestricted common stock of CBOE Holdings. The written notice must specify the number of shares of Class A-1, Class A-2 or unrestricted common stock of CBOE Holdings that the holder has elected to include in the applicable organized sale. If such holders do not provide written notice to CBOE Holdings during that 20-day period, they will be deemed to have elected not to include any shares in the organized sale.

        The actual number of shares that may be sold in an organized sale will depend on, among other things, the number of primary shares the board of directors of CBOE Holdings determines that CBOE Holdings will offer for its own account, market conditions, investor demand and the requirements of any underwriters or placement agents and may be fewer than the aggregate number requested by stockholders to be included in the organized sale. In such event, there will be a reduction in the number of shares that each individual holder may sell based on a cut-back formula to be adopted by the board of directors of CBOE Holdings. In the event of a "cut-back," priority will be given first to shares of the class next scheduled to be released, second to shares of a class scheduled to be released from transfer restrictions at a later date and finally to unrestricted common stock of CBOE Holdings. The organized sale may take the form of an underwritten secondary offering, a private placement of unrestricted common stock to one or more purchasers or a similar process selected by the board of directors of CBOE Holdings. The stockholders' right to participate in an organized sale will be contingent upon the execution of all agreements, documents and instruments required to effect such sale, including, if applicable, an underwriting agreement and payment of their share of the fees, expenses, commission and other related costs.

        CBOE Holdings may proceed with the sale of fewer than all of the shares that have been requested to be included in an organized sale, including less than all of the shares of the class scheduled for release at the expiration of the related transfer restriction period. Additionally, CBOE Holdings will be under no obligation to complete the organized sale.

        If CBOE Holdings completes an organized sale in connection with the conversion of either the Class A-1 or Class A-2 common stock prior to the deadline applicable to each class (as described below), the transfer restrictions associated with such class of common stock will be extended until the later of (i) the 90th day following the date on which the Class A-1 common stock and Class A-2 common stock was originally scheduled to convert into unrestricted common stock and (ii) the 90th day following the completion of the organized sale. If less than all of the shares of the Class A-1 or Class A-2 common stock that a stockholder requests be sold in the related organized sale are sold in such organized sale or the stockholder elects not to include all of the shares of the class scheduled for release in the applicable organized sale, the stockholder will be able to sell, on the 91st day after the later of the expiration of the related transfer restriction period and the completion of the organized sale, any of those shares that were not sold or included (i.e., such shares will automatically convert into unrestricted shares of common stock of CBOE Holdings on such date).

        If CBOE Holdings elects to conduct an organized sale in connection with the conversion of the Class A-1 common stock and does not complete such organized sale before 60 days after the expiration date with respect to the transfer restrictions on the Class A-1 common stock, the shares of the Class A-1 common stock will convert into unrestricted common stock of CBOE Holdings on the 61st day after the original expiration date for such class.

        However, if CBOE Holdings elects to conduct an organized sale undertaken in conjunction with the scheduled expiration of transfer restrictions applicable to the Class A-2 common stock of CBOE Holdings and CBOE Holdings does not complete such organized sale before the 360th day following this offering, the Class A-2 common stock shall automatically convert into unrestricted common stock of CBOE Holdings on the 361st day following this offering.

        If CBOE Holdings does not elect to conduct an organized sale at the time of any scheduled expiration of transfer restrictions applicable to the Class A-1 or Class A-2 common stock of CBOE Holdings, the shares of that class for which transfer restrictions are scheduled to expire will automatically convert into unrestricted common stock of CBOE Holdings at the expiration of the applicable transfer restriction period and be freely transferable at that time.

Other Certificate of Incorporation and Bylaw Provisions

        CBOE Holdings' amended and restated certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

          Advance Notice Requirements.     Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary prior to the anniversary date of the immediately preceding annual meeting of stockholders. Generally, to be timely, notice must be received at our principal executive offices not fewer than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

          Special Meetings of Stockholders.     Our certificate of incorporation and bylaws provides that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Special meetings may not be called by any other person or persons.

          No Written Consent of Stockholders.     Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

          Amendment of Bylaws.    Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

          Preferred Stock.     Our amended certificate of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See "Preferred Stock" above.

Delaware Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law (the "DGCL"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" (as defined below) with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 of the DGCL defines generally "business combination" to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitations on Liability and Indemnification of Officers and Directors

        Our amended and restated certificate of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Delaware General Corporation Law. We expect to obtain additional directors' and officers' liability insurance coverage prior to the completion of this offering.

Listing

        We have applied to list our unrestricted common stock on the NASDAQ Global Select Market under the symbol "CBOE".

Transfer Agent

        The transfer agent for our unrestricted common stock is Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services).

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of substantial amounts of unrestricted common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of unrestricted common stock that may be sold in the future.

        Upon the completion of this offering, we will have outstanding 13,917,911 shares of unrestricted common stock, 44,323,803 shares of Class A-1 common stock and 44,323,803 shares of Class A-2 common stock. The amount of shares outstanding upon completion of this offering assumes no exercise of the underwriters' option to purchase additional shares and includes the grant, immediately prior to completion of this offering, of 2,217,911 shares of unrestricted common stock to certain officers, directors and employees of CBOE Holdings as awards of restricted stock pursuant to the Long-Term Incentive Plan, which are subject to vesting under the terms of such plan. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

        We and our executive officers and directors have agreed with the underwriters not to offer, sell, dispose of or hedge any shares of our common stock, subject to specified limited exceptions and extensions described elsewhere in this prospectus, during the period continuing through the date that is 180 days (subject to extension) after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co., on behalf of the underwriters. Goldman, Sachs & Co., in its sole discretion on behalf of the underwriters, may release any of the securities subject to these lock-up agreements at any time without notice. The lock-up period may be extended in the circumstances described under "Underwriting."

Transfer Restrictions

        Although the issued and outstanding Class A-1 and Class A-2 common stock will have the status of unrestricted securities under the Securities Act, these shares are subject to significant transfer restrictions under the amended and restated certificate of incorporation of CBOE Holdings. Subject to the completion of an organized sale, as described in "Description of Capital Stock—Organized Sales," the transfer restriction periods will expire:

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  180 days after the close of this offering in the case of Class A-1 common stock; and

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  360 days after the close of this offering in the case of Class A-2 common stock.

        None of the shares of unrestricted common stock sold in this offering will be subject to the transfer restrictions under the amended and restated certificate of incorporation of CBOE Holdings.

Rule 144

        Shares of unrestricted common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, beginning July 26, 2010, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

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  1% of the number of shares of unrestricted common stock then outstanding, which will equal about 139,400 shares immediately after this offering; or

  •
  the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

        Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Stock Plan

        We intend to file a registration statement on Form S-8 under the Securities Act, which will register 2,489,039 shares of unrestricted common stock underlying stock options or restricted stock awards for issuance under the Long-Term Incentive Plan. Of these shares, 2,217,911 will be granted to directors, officer and employees upon completion of the restructuring transaction in the form of restricted stock, and 271,128 shares will be available for future grants. Subject to the vesting requirements described in "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Plan" above, these shares registered on Form S-8 will be eligible for resale in the public markets without restriction, subject to Rule 144 limitations applicable to affiliates.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-UNITED STATES HOLDERS

        The following is a general discussion of the material United States federal income tax consequences of the ownership and disposition of our unrestricted common stock to a non-United States holder. This discussion assumes that non-United States holders will hold our unrestricted common stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant in light of a non-United States holder's special tax status or special tax situations. For example, United States expatriates, life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, pass-through entities, trusts, estates and investors that hold unrestricted common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. In addition, this discussion does not address tax consequences to a holder of the use of a functional currency other than the United States dollar. This discussion does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction or any taxes other than income taxes. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, legislative history and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, we urge each non-United States Holder to consult a tax advisor regarding the United States federal, state, local and non-United States income and other tax consequences of acquiring, holding and disposing of shares of our unrestricted common stock.

        For the purpose of this discussion, a non-United States holder is any individual, corporation, estate or trust that is a beneficial holder of our unrestricted common stock and that for United States federal income tax purposes is not a United States person. For purposes of this discussion, the term United States person means:

  •
  an individual citizen or resident of the United States;

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  a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

  •
  an estate whose income is subject to United States federal income tax regardless of its source; or

  •
  a trust (i) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (ii) which has made an election to be treated as a United States person.

        If a partnership (or an entity treated as a partnership for United States federal income tax purposes) holds our unrestricted common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships which hold our unrestricted common stock and partners in such partnerships to consult their tax advisors.

        Investors considering the purchase of our unrestricted common stock should consult their tax advisors regarding the application of the United States federal income tax laws to their particular situations and the consequences of United States federal estate and gift tax laws, foreign, state and local laws, and tax treaties.

Dividends

        Distributions on our unrestricted common stock, if any, generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted tax basis in the unrestricted common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of the unrestricted common stock.

        Amounts treated as dividends paid to a non-United States holder of unrestricted common stock generally will be subject to United States withholding at a rate of 30% of the gross amount of the dividend, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-United States holder properly claims the benefit of that treaty by providing a valid IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for the reduced rate, or (b) the dividend is effectively connected with the non-United States holder's conduct of a trade or business in the United States and the non-United States holder provides an appropriate statement to that effect on a valid IRS Form W-8ECI (or suitable successor form).

        Dividends received by a non-United States holder that are effectively connected with a United States trade or business conducted by the non-United States holder are generally taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In that case, the 30% withholding tax described above will not apply, provided the appropriate statement is provided to us. If a non-United States holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any dividend income that is effectively connected with a United States trade or business will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-United States holder in the United States and the non-United States holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, dividends received by a corporate non-United States holder that are effectively connected with a United States trade or business of the corporate non-United States holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

        A non-United States holder may obtain a refund from the IRS to the extent that the amounts withheld as described above exceed that holder's tax liability if an appropriate claim for refund is timely filed with the IRS.

        If a non-United States holder holds our unrestricted common stock through a foreign partnership or other passthrough entity or a foreign intermediary, the foreign partnership or passthrough entity or foreign intermediary may also be required to comply with additional certification requirements.

Gain on Disposition of Unrestricted Common Stock

        A non-United States holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our unrestricted common stock unless:

  •
  the non-United States holder is an individual who holds his or her unrestricted common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

  •
  the gain is effectively connected with a United States trade or business of the non-United States holder; or

  •
  our unrestricted common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation," a USRPHC, for United States federal income tax purposes and the non-United States holder held, directly or indirectly, at any time during the five-year period preceding the disposition more than 5% of our unrestricted common stock and the holder is not eligible for a treaty exemption. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and foreign real property interests.

        We believe that we are not currently, and that we will not become, a USRPHC for United States federal income tax purposes.

        If the first of these exceptions applies, the non-United States holder generally will be subject to tax at a rate of 30% on the amount by which the United States-source capital gains exceed capital losses allocable to United States sources.

        If the second exception applies, generally the non-United States holder will be required to pay United States federal income tax on the net gain derived from the sale in the same manner as a United States person. If a non-United States Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-United States holder in the United States and the non-United States holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN (or suitable successor form). Additionally, non-United States holders that are treated for United States federal income tax purposes as corporations and that are engaged in a trade or business or have a permanent establishment in the United States could be subject to a branch profits tax on such income at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. Subject to certain exceptions, a similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

        Payments of dividends or of proceeds on the disposition of stock made to a non-United States holder may be subject to backup withholding unless the non-United States holder establishes an exemption, for example, by properly certifying its non-United States status on a valid IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person.

        Additional information reporting and backup withholding may apply in the case of dispositions of our unrestricted common stock by non-United States brokers effected through certain brokers or a United States office of a broker. The backup withholding rate currently is 28%.

        Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

UNDERWRITING

        CBOE Holdings, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares of unrestricted common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase, and we and the selling stockholders agreed to sell to them, severally, the number of shares indicated in the following table. Goldman, Sachs & Co. is acting as the sole global coordinator of this offering and is acting as the representative of the underwriters. In addition, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citadel Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and UBS Securities LLC are acting as the joint book running managers of this offering.

Underwriters	Number of Shares of Unrestricted Common Stock
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Citadel Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
UBS Securities LLC
BMO Capital Markets Corp.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
Oppenheimer & Co. Inc.
Raymond James & Associates, Inc.
Cabrera Capital Markets, LLC
Keefe, Bruyette & Woods, Inc.
Loop Capital Markets, Inc.
Macquarie Capital (USA) Inc.
Rosenblatt Securities Inc.
Sander O'Neill & Partners, L.P.
Total

        The underwriters are committed to take and pay for all of the shares being offered by us and the selling stockholders, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,755,000 shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by CBOE Holdings and the selling stockholders. Such amounts are shown for CBOE Holdings assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

Paid by CBOE Holdings
Paid by the Selling Stockholders
Full Exercise
No Exercise
Per Share	$		$
Total	$		$

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        CBOE Holdings, its officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock (other than to CBOE Holdings) during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans and is subject to certain exceptions. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period CBOE Holdings issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, CBOE Holdings announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

        Prior to this offering, there has been no public market for the unrestricted common stock. The initial public offering price will be negotiated among CBOE Holdings and the representative. Among the factors to be considered in determining the initial public offering price of the unrestricted common stock, in addition to prevailing market conditions, will be CBOE's historical performance, estimates of the business potential and earnings prospects of CBOE Holdings, an assessment of CBOE Holdings' management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        CBOE Holdings will apply to list the unrestricted common stock on the NASDAQ Global Select Market under the symbol "CBOE". In order to meet one of the requirements for listing the unrestricted common stock on the NASDAQ Global Select Market, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 450 U.S. beneficial holders.

        In connection with this offering, the underwriters may purchase and sell shares of unrestricted common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from CBOE Holdings in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the unrestricted common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of unrestricted common stock made by the underwriters in the open market prior to the completion of this offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the unrestricted common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the unrestricted common stock. As a result, the price of the unrestricted common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

        The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

        CBOE Holdings estimates that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1.4 million.

        CBOE Holdings and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for CBOE Holdings and its affiliates, for which they received or will receive customary fees and expenses.

        Certain of the underwriters and their affiliates have engaged, and may in the future engage, in trading activities on CBOE. Prior to the completion of the restructuring transaction, these underwriters owned or leased, directly or through affiliates, one or more CBOE Seats and, following the completion of the restructuring transaction, will be Trading Permit Holders and, to the extent CBOE Seats are owned, holders of shares of Class A common stock. In addition, certain of the underwriters and their affiliates are Participating Group A Settlement Class Members and will receive shares of Class B common stock. CBOE receives transaction fees from market participants who trade on CBOE and, under certain circumstances, pays market participants payments for providing order flow. Certain of the underwriters and their affiliates may in the future engage in trading activities on C2. In addition, upon consummation of the restructuring transaction, which will occur immediately prior to the closing of this offering, the CBOE will pay Goldman, Sachs & Co. a fee of $4,000,000 as compensation for advice and services rendered in respect of assisting the CBOE with its analysis and consideration of various financial alternatives, including the restructuring transaction. Payments to and from the underwriters are made, in the opinion of our management, at prevailing market rates, terms and conditions, which are available generally to all as other market participants.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of CBOE Holdings.

        At our request, the underwriters have reserved up to 292,500 shares of unrestricted common stock for sale to our employees, directors, CBOE seat owners and Participating Group A Settlement Class Members at the initial public offering price. However, we may not be able to allocate to each of these persons all of the shares that they express an interest in purchasing, particularly if these persons indicate an interest in purchasing an aggregate number of shares of unrestricted common stock greater than the number of reserved shares. The number of shares of unrestricted common stock available for sale to the general public in the public offering will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not so purchased will be offered by the underwriters to the general public on the same basis as all other shares offered hereby.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not, if the issuer was not an authorised person, apply to the issuer; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Switzerland

        We have not and will not register with the Swiss Financial Market Supervisory Authority (FINMA) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (CISA), and accordingly the shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (CISO), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Dubai International Financial Centre

        This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

 VALIDITY OF UNRESTRICTED COMMON STOCK

        The validity of the securities offered hereby will be passed upon for CBOE Holdings by Schiff Hardin LLP, Chicago, Illinois and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of unrestricted common stock being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the unrestricted common stock offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy any document that CBOE Holdings files at the SEC's public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC's website at www.sec.gov. Copies of documents filed by CBOE Holdings with the SEC are also available on the CBOE website, www.CBOE.com, and at the offices of Chicago Board Options Exchange, Incorporated, 400 South LaSalle Street, Chicago, Illinois 60605, (312) 786-5600 Attn: Jaime Galvan, Office of the Secretary.

        We are subject to the reporting and information requirements of the Exchange Act and, as a result, file periodic and current reports, proxy statements and other information with the SEC. We expect to make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above.

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED
AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS*

*
Prior to the completion of the restructuring transaction, CBOE Holdings had not conducted any business as a separate entity and had no assets and, therefore, does not have its own set of financial statements. As a result, the financial statements included are those of CBOE, which will continue to operate the Exchange after the restructuring transaction as a wholly-owned subsidiary of CBOE Holdings.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
Chicago Board Options Exchange, Incorporated and Subsidiaries
Chicago, Illinois

We have audited the accompanying consolidated balance sheets of Chicago Board Options Exchange, Incorporated and Subsidiaries (the "Exchange") as of December 31, 2009 and 2008, and the related consolidated statements of income, members' equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Exchange's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Exchange is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Exchange's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Exchange as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 11, 2010 (April 16, 2010 as to the subsequent events as discussed in Note 16)

Chicago Board Options Exchange, Incorporated and Subsidiaries
Consolidated Statements of Income
Years Ended December 31, 2009, 2008 and 2007

(in thousands)	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Operating Revenues:
Transaction fees	$314,506	$343,779	$272,716
Access fees	45,084	5,695	3,527
Exchange services and other fees	22,647	24,479	22,941
Market data fees	20,506	21,082	20,379
Regulatory fees	15,155	11,000	14,346
Other revenue	8,184	10,748	10,361

Total Operating Revenues	426,082	416,783	344,270

Operating Expenses:
Employee costs	84,481	83,140	83,538
Depreciation and amortization	27,512	25,633	25,338
Data processing	20,475	20,556	19,612
Outside services	30,726	27,370	23,374
Royalty fees	33,079	35,243	28,956
Trading volume incentives	28,631	15,437	5,108
Travel and promotional expenses	10,249	10,483	9,640
Facilities costs	5,624	4,730	4,844
Exercise Right appeal settlement	2,086	—	—
Other expenses	5,634	6,881	7,394

Total Operating Expenses	248,497	229,473	207,804

Operating Income	177,585	187,310	136,466

Other Income/(Expense):
Investment income	1,607	6,998	8,031
Net loss from investment in affiliates	(1,087)	(882)	(939)
Loss on sale of investment in affiliates	—	—	(3,607)
Interest and other borrowing costs	(875)	(19)

Total Other Income/(Expense)	(355)	6,097	3,485

Income Before Income Taxes	177,230	193,407	139,951
Income tax provision	70,779	78,119	56,783

Net Income	$106,451	$115,288	$83,168

Pro forma net income per common share (Unaudited)
Basic	$1.17	$1.27	$0.92
Diluted	1.15	1.24	0.89
Weighted average shares used in computing pro forma income per share
Basic	90,733	90,733	90,733
Diluted	92,951	92,951	92,951

See notes to consolidated financial statements

Chicago Board Options Exchange, Incorporated and Subsidiaries
Consolidated Balance Sheets
December 31, 2009 and 2008

(in thousands)	Year Ended December 31, 2009	Year Ended December 31, 2008	Pro Forma reflecting Special Dividend (Note 16) Year Ended December 31, 2009
			(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$383,730	$281,423
Cash equivalents—restricted funds	—	26,157
Accounts receivable—net allowances of $87 and $43	30,437	29,478
Marketing fee receivable	8,971	7,903
Income taxes receivable	1,583	9,447
Prepaid medical benefits	2,085	2,367
Other prepaid expenses	3,719	3,899
Other receivable	2,086	—
Other current assets	452	551

Total Current Assets	433,063	361,225

Investments in Affiliates	3,090	5,699

Land	4,914	4,914

Property and Equipment:
Construction in progress	20,704	19,394
Building	60,837	58,980
Furniture and equipment	213,375	195,855
Less accumulated depreciation and amortization	(203,665)	(189,295)

Total Property and Equipment—Net	91,251	84,934

Other Assets:
Software development work in progress	6,952	14,926
Data processing software and other assets (less accumulated amortization—2009, $95,500; 2008, $85,100)	32,678	24,441

Total Other Assets—Net	39,630	39,367

Total	$571,948	$496,139

Liabilities and Members' Equity
Current Liabilities:
Accounts payable and accrued expenses	$42,958	$55,137
Marketing fee payable	9,786	9,326
Deferred revenue	207	26,379
Post-retirement medical benefits	96	86
Dividends payable (Note 16)	—	—	113,417
Settlements payable	305,688	—

Total Current Liabilities	358,735	90,928	472,152

Long-term Liabilities:
Post-retirement medical benefits	1,444	1,316
Income taxes payable	2,815	3,055
Other long-term liabilities	244	—
Deferred income taxes	20,576	19,180

Total Long-term Liabilities	25,079	23,551

Commitments and Contingencies

Total Liabilities	383,814	114,479	497,231

Members' Equity:
Memberships	19,574	19,574
Additional paid-in-capital	2,592	2,592
Retained earnings	166,769	360,318	53,352
Accumulated other comprehensive loss	(801)	(824)

Total Members' Equity	188,134	381,660	74,717

Total	$571,948	$496,139

See notes to consolidated financial statements

Chicago Board Options Exchange, Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2009, 2008 and 2007

(in thousands)	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Cash Flows from Operating Activities:
Net Income	$106,451	$115,288	$83,168
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	27,512	25,633	25,338
Other amortization	213	23	(422)
Provision for deferred income taxes	1,367	(206)	(941)
Interest expense on post-retirement benefit obligation	85	86	74
Equity in loss of affiliates	899	882	939
Impairment of investment in affiliates and other assets	188	—	—
Loss on sale of HedgeStreet Inc.	—	—	3,607
Loss (gain) on disposition of property	—	195	(203)
Changes in assets and liabilities:
Accounts receivable	(959)	(676)	(964)
Marketing fee receivable	(1,068)	353	(757)
Income taxes receivable	7,864	(9,447)	763
Prepaid expenses	462	(969)	659
Other receivable	(2,086)	—	—
Other current assets	99	4	240
Accounts payable and accrued expenses	(8,155)	14,226	(1,422)
Marketing fee payable	460	(146)	1,481
Deferred revenue	(25,928)	17,365	4,790
Post-retirement benefit obligations	(86)	(88)	(38)
Income taxes payable	(240)	2,422	633
Settlement with appellants	3,000	—	—
Access fees subject to fee-based payment	2,688	—	—
Membership transfer and other deposits	—	—	(1,750)

Net Cash Flows from Operating Activities	112,766	164,945	115,195

Cash Flows from Investing Activities:
Sales of investments available for sale	—	—	20,000
Restricted funds—temporary access fees	26,157	(21,908)	(4,249)
Capital and other assets expenditures	(37,997)	(43,816)	(32,095)
Proceeds from disposition of property	—	105	—
Sale of NSX certificates of proprietary membership	1,500	1,500	—
Investment in affiliates	—	—	(13)
HedgeStreet Inc. investment recovery	—	—	193

Net Cash Flows from Investing Activities	(10,340)	(64,119)	(16,164)

Cash Flows from Financing Activities:
Payments for debt issuance costs	(119)	(828)	—
Chicago Board of Trade exercise right purchases	—	—	(126)

Net Cash Flows from Financing Activities	(119)	(828)	(126)

Net Increase in Cash and Cash Equivalents	102,307	99,998	98,905
Cash and Cash Equivalents at Beginning of Period	281,423	181,425	82,520

Cash and Cash Equivalents at End of Period	$383,730	$281,423	$181,425

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$61,495	$85,345	$56,328
Non-cash activities:
Change in post-retirement benefit obligation	(51)	(8)	106
Unpaid liability to acquire equipment and software	2,313	6,285	841
Exercise Right privilege payable	300,000

See notes to consolidated financial statements

Chicago Board Options Exchange, Incorporated and Subsidiaries
Consolidated Statements of Members' Equity
Years ended December 31, 2009, 2008 and 2007

(in thousands)	Members' Equity	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Members' Equity
Balance—December 31, 2006	$19,574	$2,592	$161,988	$(765)	$183,389

Net income			83,168		83,168
Post-retirement benefit obligation adjustment—net of tax benefits of $42				(64)	(64)

Comprehensive income					83,104
CBOT exercise right purchased			(126)		(126)

Balance—December 31, 2007	19,574	2,592	245,030	(829)	266,367

Net income			115,288		115,288
Post-retirement benefit obligation adjustment—net of tax of $3				5	5

Comprehensive income					115,293

Balance—December 31, 2008	19,574	2,592	360,318	(824)	381,660

Net income			106,451		106,451
Post-retirement benefit obligation adjustment—net of tax expense of $28				23	23

Comprehensive income					106,474
Exercise Right privilege payable			(300,000)		(300,000)

Balance—December 31, 2009	$19,574	$2,592	$166,769	$(801)	$188,134

See notes to consolidated financial statements

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the years ended December 31, 2009, 2008 and 2007

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Business—The Chicago Board Options Exchange, Incorporated ("CBOE" or the "Company") is a registered securities exchange, subject to oversight by the Securities and Exchange Commission (the "SEC"). CBOE's principal business is providing a marketplace for the trading of options on individual equities, exchange-traded funds and various indexes.

        Basis of Presentation—The consolidated financial statements include the accounts and results of operations of CBOE and its wholly-owned subsidiaries, Chicago Options Exchange Building Corporation, CBOE, LLC, CBOE II, LLC ("CBOE II"), C2 Options Exchange, Incorporated ("C2"), Market Data Express, LLC and CBOE Futures Exchange, LLC ("CFE"). Inter-company balances and transactions have been eliminated in consolidation.

        Concentrations of Credit Risk—The Company's financial instruments, consisting primarily of cash and cash equivalents and account receivables, are exposed to concentrations of credit risk. The Company places its cash and cash equivalents with highly-rated financial institutions, limits the amount of credit exposure with any one financial institution and conducts ongoing evaluations of the credit worthiness of the financial institutions with which it does business. Accounts receivable for transaction fees and marketing fees are collected through The Options Clearing Corporation (the "OCC") and are with large, highly-rated clearing firms; therefore, concentrations of credit risk are limited.

        Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and reported amounts of revenues and expenses. On an ongoing basis, management evaluates its estimates based upon historical experience, observance of trends, information available from outside sources and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different conditions or assumptions.

        Prior Year Reclassifications:    Certain reclassifications have been made to prior period amounts to conform to current period presentation. The following reclassifications have been made to present a classified Consolidated Statement of Income similar to other public registrants:

  •
  CBOE reclassified from other revenue to transaction fees $1.3 million and $1.8 million for the years ended 2008 and 2007, respectively. The reclassifications had no impact on total operating revenues for the years presented.

  •
  Other member fees were segregated into access fees and exchange services and other fees. CBOE reclassified from access fees to exchange services and other fees $24.5 million and $22.9 million for the years ended 2008 and 2007, respectively. The reclassifications had no impact on total operating revenues for the years presented.

  •
  In the 2008 presentation of the Consolidated Statement of Income, CBOE reclassified $2.6 million from other revenue to access fees. The reclassification had no impact on total operating revenues for 2008.

  •
  The Options Price Reporting Authority ("OPRA") income was renamed market data fees. CBOE reclassified from other revenue $1.1 million and $1.5 million for the years ended 2008

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    and 2007, respectively, to market data fees. The reclassifications had no impact on total operating revenues for the years presented.

  •
  CBOE reclassified from other expenses to facilities costs $0.7 million and $0.5 million for the years ended 2008 and 2007, respectively. The reclassifications had no impact on total operating expenses for the years presented.

  •
  Investment income and net loss from investment in affiliates were reclassified to other income/(expense). The reclassifications totaled $7.0 million and $8.0 of investment income and $0.9 million and $0.9 million of net loss from investment in affiliates for the years ended 2008 and 2007, respectively. The reclassifications of investment income reduced operating revenues, and net loss from investment in affiliates decreased operating expenses by the amounts reflected above, respectively. The impact on operating income due to the reclassifications was a decrease of $6.1 million and $7.1 million for the years ended 2008 and 2007, respectively. The reclassification had no impact on income before income taxes.

  •
  In the 2007 presentation of the Consolidated Statement of Income, CBOE reclassified $3.6 million from other expenses to loss on sale of investment in affiliate. The reclassification of loss on sale of investment in affiliate decreased operating expenses and increased operating income by the amount reflected above. The reclassification had no impact on income before income taxes.

  •
  In the 2008 presentation of the Consolidated Statement of Income, CBOE reclassified from other expenses less than $0.1 million of expense related to its $150 million senior revolving credit facility to interest and other borrowing costs. The reclassification of borrowing costs decreased operating expenses and increased operating income by the amount reflected above. The reclassification had no impact on income before income taxes.

        FASB Accounting Standards Codification—In June 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Codification ("ASC") 105, Generally Accepted Accounting Principles ("ASC 105"). The standard establishes the ASC as the source of authoritative U.S. generally accepted accounting principles recognized by the FASB to be applied to non-governmental entities. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009; therefore, CBOE has updated references to GAAP in the notes to the consolidated financial statements for the fiscal year ended December 31, 2009. The adoption of ASC 105 had no material impact CBOE's financial position or results of operations.

        Revenue Recognition—CBOE's revenue recognition policies comply with ASC 605, Revenue Recognition ("ASC 605"). On occasion, customers will pay for services in a lump sum payment. When these circumstances occur, revenue is recognized as services are provided. Deferred revenue typically represents amounts received by CBOE for which services have not been provided or the service has been provided but recognition is deferred due to pending litigation (See Note 7).

        Revenue recognition policies for specific sources of revenue are discussed below.

        Transaction Fees:    Transaction fee revenue is considered earned upon the execution of a trade and is recognized on a trade date basis. Transaction fee revenue is presented net of applicable volume discounts. In the event liquidity providers prepay for transaction fees, revenue is recognized based on

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the attainment of volume thresholds resulting in the amortization of the prepayment over the calendar year.

        Access Fees:    Access fee revenue is recognized during the period the service is provided and assurance of collectability is provided. Access fees include member dues, interim trading permit revenue and temporary member access revenue.

        Exchange Services and Other Fees:    Exchange services and other fees are recognized during the period the service is provided. Exchange services and other fees include system services, trading floor charges and application revenue.

        Market Data Fees:    Market data fee revenue includes OPRA income and CBOE market data services. OPRA is a limited liability company consisting of representatives of the member exchanges and is authorized by the SEC to provide consolidated options information. OPRA income is allocated based upon the individual exchanges relative volume of total transactions. CBOE receives estimates of OPRA's distributable revenue which is accrued on a monthly basis (See Note 4). CBOE market data service fees represent fees charged for current and historical market data. Market data services are recognized in the period the data is provided.

        Regulatory Fees:    Regulatory fees are assessed based upon customer contracts cleared and are recognized during the period the service is provided.

        Concentration of Revenue:    At December 31, 2009, there were approximately 90 clearing firms, two of which cleared a combined 68% of our trades in 2009. No one customer of either of these clearing firms represented more than 10% of transaction fees revenue in 2009 or 2008. Should a clearing firm withdraw from the Exchange, management believes the customer portion of that firm's trading activity would likely transfer to another clearing firm. Therefore, management does not believe the Company is exposed to a significant risk from the loss of revenue received from a particular clearing firm.

        Cash and Cash Equivalents—Cash and cash equivalents, excluding cash equivalents-restricted funds, include highly liquid investments with maturities of three months or less from the date of purchase.

        Cash equivalents-restricted funds—Cash equivalents-restricted funds represent temporary membership access fees held in an escrow account, pending the final outcome of certain legal matters (See Note 11). Cash equivalents-restricted funds include highly liquid investments with maturities of three months or less and are not included as cash and cash equivalents in the Consolidated Statements of Cash Flows.

        Accounts Receivable—Accounts receivable consists primarily of transaction and regulatory fees from the OCC and CBOE's share of distributable revenue receivable from OPRA.

        Prepaid expenses—Prepaid expenses primarily consist of prepaid software maintenance and licensing expenses.

        Investments in Affiliates—Investments in affiliates represent investments in The Options Clearing Corporation ("OCC"), NSX Holdings, Inc. ("NSX"), the parent corporation of The National Stock Exchange, OneChicago, LLC ("OneChicago") and CBOE Stock Exchange, LLC ("CBSX").

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The investment in the OCC (20% of its outstanding stock) and the investment in NSX (4.6% of the total outstanding of NSX as of December 31, 2009) are carried at cost because of CBOE's inability to exercise significant influence.

        CBOE accounts for the investment in OneChicago (23.7% of its outstanding stock as of December 31, 2009) under the equity method due to CBOE's lack of effective control over OneChicago's operating and financing activities.

        CBOE accounts for the investment in CBSX under the equity method due to CBOE's lack of effective control over CBSX's operating and financing activities. CBOE received a 50% share in CBSX in return for non-cash property contributions. CBOE currently holds a 49.96% equity interest in CBSX.

        Investments in affiliates are reviewed to determine whether any events or changes in circumstances indicate that the investments may be other than temporarily impaired. In the event of impairment, CBOE would recognize a loss for the difference between the carrying amount and the estimated fair value of the equity method investment.

        Property and Equipment—Property and equipment are carried at cost, net of accumulated depreciation. Depreciation on building, furniture and equipment is provided on the straight-line method. Estimated useful lives are 40 years for the building and five to ten years for furniture and equipment. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining term of the applicable leases.

        Long-lived assets to be held and used are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The CBOE bases the evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present that would indicate that the carrying amount of the asset may not be recoverable, the CBOE determines whether an impairment has occurred through the use of an undiscounted cash flow analysis of assets at the lowest level for which identifiable cash flows exist. In the event of impairment, the CBOE recognizes a loss for the difference between the carrying amount and the estimated value of the asset as measured using quoted market prices or, in the absence of quoted market prices, a discounted cash flow analysis.

        Property and equipment—construction in progress is capitalized and carried at cost in accordance with ASC 360. Projects are monitored during the development stage to ensure compliance with ASC 360 and accordance with project initiatives. Upon completion, the projects are placed in service and amortized over the appropriate useful lives, using the straight-line method commencing with the date the asset is placed in service.

        Software Development Work in Progress and Data Processing Software and Other Assets—CBOE accounts for software development costs under ASC 350, Intangibles—Goodwill and Other (ASC 350). CBOE expenses software development costs as incurred during the preliminary project stage, while capitalizing costs incurred during the application development stage, which includes design, coding, installation and testing activities.

        Deferred financing fees—Costs associated with the Company's senior revolving credit facility were capitalized. The deferred financing fees are being amortized to interest expense on a straight-line basis

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

over three years to match the terms of the facility. Deferred financing fees were $0.6 million and $0.9 million at December 31, 2009 and 2008, respectively.

        Income Taxes—Deferred income taxes are determined in accordance with ASC 740, Income Taxes ("ASC 740"), and arise from temporary differences between the tax basis and book basis of assets and liabilities. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be reversed. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date. CBOE files tax returns for federal, state and local income tax purposes. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset may not be realized.

        Upon adoption of ASC 740, effective January 1, 2007, the Company changed its policy related to the accounting for income tax uncertainties. If the Company considers that a tax position is "more-likely-than-not" of being sustained upon audit, based solely on the technical merits of the position, it recognizes the tax benefit. The Company measures the tax benefit by determining the largest amount that is greater than 50% likely of being realized upon settlement, presuming that the tax position is examined by the appropriate taxing authority that has full knowledge of all relevant information. These assessments can be complex, and the Company often obtains assistance from external advisors. To the extent that the Company's estimates change or the final tax outcome of these matters is different than the amounts recorded, such differences will impact the income tax provision in the period in which such determinations are made. Uncertain tax positions are classified as current only when the Company expects to pay cash within the next twelve months. Interest and penalties, if any, are recorded within the provision for income taxes in the Company's consolidated statements of income and are classified on the consolidated balance sheets with the related liability for unrecognized tax benefits.

        See Note 10 for further discussion of the Company's income taxes and the adoption of ASC 740.

        Employee Benefit Plans—ASC 715, Compensation—Retirement Benefits ("ASC 715"), requires that the funded status of a defined benefit postretirement plan be recognized in the Consolidated Balance Sheet and changes in that funded status be recognized in the year of change in other comprehensive income (loss). ASC 715 also requires that plan assets and obligations be measured at year end. CBOE recognizes future changes in actuarial gains and losses and prior service costs in the year in which the changes occur through accumulated other comprehensive loss.

        Insurance Proceeds—Insurance proceeds for reimbursement of costs incurred as a result of legal proceedings pursuant to the Company's director and officer insurance policies are recorded upon receipt and are a reduction of outside services in the statements of operations.

        Evaluation of Subsequent Events—For the period ended December 31, 2009, management has evaluated all subsequent events through the issuance of financial statements.

        Commitments and Contingencies—Litigation—The Company accounts for contingencies in accordance with ASC 450, Contingencies, which requires the Company to accrue loss contingencies

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

when the loss is both probable and estimable. All legal costs incurred in connection with loss contingencies are expensed as service is provided.

        Recent Accounting Pronouncements—In June 2009, the FASB issued ASC 810, Consolidations ("ASC 810"), which alters how a company determines when an entity that is insufficiently capitalized or not controlled through voting should be consolidated. A company has to determine whether it should provide consolidated reporting of an entity based upon the entity's purpose and design and the parent company's ability to direct the entity's actions. ASC 810 is effective for a company's first fiscal year beginning after November 15, 2009 or January 1, 2010 for companies reporting on a calendar-year basis. The adoption of ASC 810 is not expected to have an impact on CBOE's financial position or results of operations.

2. SETTLEMENT AGREEMENT

        On August 23, 2006, CBOE and its directors were sued in the Court of Chancery of the State of Delaware (the "Delaware Court") by the Board of Trade of the City of Chicago, Inc. ("CBOT"), CBOT Holdings Inc., the parent corporation of CBOT ("CBOT Holdings"), and two members of the CBOT who purported to represent a class of individuals ("Exercise Member Claimants") who claimed that they were, or had the right to become, members of CBOE pursuant to the Exercise Right (See Note 13). "Exercise Right" refers to the grant under Paragraph (b) of Article Fifth of the CBOE's Certificate of Incorporation ("Article Fifth(b)") to members of CBOT of the right to be members of CBOE without having to acquire a separate CBOE membership. We refer to this lawsuit as the "Delaware Action."

        In the Delaware Action the plaintiffs sought a judicial declaration that Exercise Member Claimants were entitled to receive the same consideration in any proposed restructuring transaction involving CBOE as all other CBOE members, and the plaintiffs also sought an injunction to bar CBOE and CBOE's directors from issuing any stock to CBOE members as part of a proposed restructuring transaction, unless the Exercise Member Claimants received the same stock and other consideration as other CBOE members.

        On August 20, 2008, CBOE entered into a Stipulation of Settlement (the "Settlement Agreement") with the plaintiffs pursuant to which the plaintiffs agreed to dismiss the Delaware Action, with prejudice, in exchange for the settlement consideration. The Settlement Agreement was preliminarily approved by the Delaware Court on August 22, 2008. The Settlement Agreement was approved by CBOE members on September 17, 2008. On June 3, 2009, the Delaware Court entered an order approving the Settlement Agreement, while reserving ruling on whether certain objectors were eligible to participate in that settlement. After subsequently ruling on those objections, the Delaware Court, on July 29, 2009, entered an order of approval and final judgment approving the Settlement Agreement, resolving all open issues about the settlement and dismissing the Delaware Action. While several appeals from the order of approval were filed, on November 30, 2009, CBOE reached a settlement with the appealing parties under which CBOE agreed to pay approximately $4.2 million. Separately, CME Group Inc. agreed to pay $2.1 million to CBOE in connection with CBOE's payments to the settling appellants. An expense of $2.1 million, representing the aggregate appellate settlement expense of $4.2 million reduced by $2.1 million due from CME Group, is included in the Exercise Right appeal settlement in the Consolidated Statement of Income for the year ended December 31, 2009. The $2.1 million due from CME Group is included in other receivable in the Consolidated

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SETTLEMENT AGREEMENT (Continued)

Balance Sheet at December 31, 2009. On December 2, 2009, the Delaware Supreme Court approved the dismissal of all appeals, and as a result, the Delaware Court's order of approval and final judgment is final and is no longer subject to appeal.

        The Settlement Agreement approved by the Delaware Court includes a non-opt out settlement class, which means that anyone in the settlement class is bound by the Settlement Agreement and does not have the right to pursue separate claims against CBOE. The settlement class consists of two groups: Group A and Group B. Group A is defined as all persons who, prior to August 22, 2008, simultaneously owned or possessed at least one CBOT B-1 membership, at least one Exercise Right Privilege ("ERP") and at least 27,338 shares of CBOT stock or, after the CME acquisition of CBOT, 10,251.75 shares of CME Group stock (collectively, a "Group A Package"). Group B is defined as all persons who owned an ERP as of 5:00 p.m., central time, on October 14, 2008 (excluding Exercise Right Privileges that were used as components of Group A Packages and their transferees and assigns). In order to receive consideration under the Settlement Agreement, the members of Group A and Group B must have met certain other eligibility and procedural criteria contained in the Settlement Agreement and have been approved by the Delaware Court.

        As a final resolution of the claimed ownership interests in CBOE, qualifying members of the settlement class receive a share of the $300 million cash pool that will be paid upon the earlier of the completion of CBOE's restructuring transaction or one year after the order approving the Settlement Agreement became final. Group A members receive $235,327 for each approved Group A Package. Group B members receive $250,000 for each approved Group B Package. In addition, on the completion of the restructuring transaction, the approved members of Group A will collectively receive an equity interest that is equal to 21.9% of the total equity interest issued to the CBOE Seat owners in the conversion of the CBOE Seats in the CBOE restructuring transaction. "CBOE Seat" refers to a regular membership that was made available by the CBOE in accordance with its Rules and which was acquired by a CBOE member.

        Based on the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement, CBOE, in December 2009, recorded a $300 million current liability in settlements payable and a $300 million reduction in retained earnings in the Consolidated Balance Sheet for the year ended December 31, 2009. CBOE considers the payment to be a redemption of claimed ownership interests of CBOE, and thus, the liability for the payment is accounted for as an equity transaction. The $300 million represents the cash payment required to be made by CBOE under the Settlement Agreement.

3. INVESTMENT IN AFFILIATES

        At December 31, 2009 and 2008, the investment in affiliates was comprised of the following (in thousands):

	2009	2008
Investment in OCC	$333	$333
Investment in OneChicago	2,297	3,196
Investment in NSX	460	2,170

Investment in Affiliates	$3,090	$5,699

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENT IN AFFILIATES (Continued)

        OneChicago is a joint venture created to trade single stock futures. OneChicago is a for-profit entity with its own management and board of directors, and is separately organized as a regulated exchange. CBOE made no capital contributions to OneChicago for the 2009, 2008 or 2007 fiscal years. CBOE had a receivable due from OneChicago of $0.4 million and $1.1 million at December 31, 2009 and 2008, respectively.

        On March 18, 2009, CBOE exercised its last put right under the Termination of Rights Agreement with NSX. CBOE surrendered 19,656 shares of Class B common stock resulting in a payment to CBOE of $1.5 million. CBOE no longer owns any Class B common shares in NSX but continues to own 8,424 Class A common shares in NSX. In December 2009, CBOE recorded an impairment of its investment in NSX totaling $0.2 million.

        CBSX trading operations began on March 5, 2007. CBOE holds four of nine seats on the CBSX Board of Directors. CBOE received a 50% share in CBSX in return for non-cash property contributions representing a license to use the CBOEdirect trading engine, a license to use the name CBOE Stock Exchange, LLC and acronym CBSX in connection with the conduct of CBSX business, and a license to use the business plan and operations manual for the conduct of CBSX business, as developed by CBOE, for the term of the company. Since CBOE's investment in CBSX was mainly non-cash assets, CBOE's investment reflected CBOE's share of organizational costs totaling $0.2 million. CBOE's equity in CBSX's loss, incurred in 2007, was recognized in the investment balance until the balance reached zero. As a result, the equity method was suspended during 2007.

        CBOE II invested $3.8 million in HedgeStreet, Inc. during 2006. On December 6, 2007, HedgeStreet, Inc. completed a merger resulting in the transfer of all company assets and operations to IG Group. CBOE II received a total of $0.3 million from the sale of CBOE II's equity investment to IG Group and recognized a loss of $3.6 million in 2007. CBOE II has since been dissolved.

4. RELATED PARTIES

        CBOE collected transaction and other fees of $447.7 million, $493.2 million and $401.1 million in the years ended December 31, 2009, 2008 and 2007, respectively, by drawing on accounts of CBOE's members held at OCC. The amounts collected included $126.2 million, $131.9 million and $125.0 million, respectively, of marketing fees during the years ended December 31, 2009, 2008 and 2007. CBOE had a receivable due from OCC of $32.1 million and $28.3 million at December 31, 2009 and 2008, respectively.

        OPRA is a limited liability company consisting of representatives of the member exchanges and is authorized by the SEC to provide consolidated options information. This information is provided by the exchanges and is sold to outside news services and customers. OPRA's operating income is distributed among the exchanges based on their relative volume of total transactions. Operating income distributed to CBOE was $19.1 million, $20.0 million and $18.9 million during the years ended December 31, 2009, 2008 and 2007, respectively. CBOE had a receivable from OPRA of $4.8 million and $5.2 million at December 31, 2009 and 2008, respectively.

        CBOE incurred re-billable expenses on behalf of CBSX for expenses such as employee costs, computer equipment and software of $3.9 million, $2.3 million and $2.6 million during the years ended December 31, 2009, 2008 and 2007, respectively. These amounts are included as a reduction of the

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. RELATED PARTIES (Continued)

underlying expenses. CBOE had a receivable from CBSX of $0.2 million and $0.1 million at December 31, 2009 and 2008, respectively.

        CBOE incurred immaterial administrative expenses for its affiliate, the Chicago Board Options Exchange Political Action Committee (the "Committee"), during the years ended December 31, 2009, 2008 and 2007. The Committee is organized under the Federal Election Campaign Act as a voluntary, not-for-profit, unincorporated political association. The Committee is empowered to solicit and accept voluntary contributions from members and employees of CBOE and to contribute funds to the election campaigns of candidates for federal offices.

        Options Regulatory Surveillance Authority ("ORSA") is responsible for conducting insider trading investigations related to options on behalf of all options exchanges. In June 2006, the SEC approved a plan entered into by the options exchanges and CBOE was chosen as the Regulatory Services Provider. CBOE incurred re-billable expenses on behalf of ORSA for expenses such as employee costs, occupancy and operating systems of $1.8 million, $1.8 million and $1.5 million, during the years ended December 31, 2009, 2008 and 2007, respectively. These amounts are included as a reduction of the underlying expenses. CBOE had a receivable due from ORSA of $0.5 million at December 31, 2009 and 2008.

5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

        At December 31, 2009 and 2008, accounts payable and accrued liabilities consisted of the following (in thousands):

	2009	2008
Compensation and benefit-related liabilities	$16,008	$18,227
Royalties	8,386	8,560
Data processing related liabilities	2,887	7,736
Linkage	2,211	—
Other	13,466	20,614

Total	$42,958	$55,137

6. MARKETING FEE

        CBOE facilitates the collection and payment of marketing fees assessed on certain trades taking place at CBOE. Funds resulting from the marketing fees are made available to Designated Primary Market Makers and Preferred Market Makers as an economic inducement to route orders to CBOE. Pursuant to ASC 605-45, Revenue Recognition—Principal Agent Considerations, the Company reflects the assessments and payments on a net basis, with no impact on revenues or expenses.

        As of December 31, 2009 and 2008, amounts assessed by CBOE on behalf of others included in current assets totaled $9.0 million and $7.9 million, respectively, and payments due to others included in current liabilities totaled $9.8 million and $9.3 million, respectively.

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. DEFERRED REVENUE

        Through a rule interpretation that became operative when CME Holdings completed its acquisition of CBOT before final SEC action on CBOE rule filing SR-CBOE-2006-106 (SR-CBOE-2006-106 was approved by the SEC on January 15, 2008), CBOE temporarily extended the membership status of persons who were CBOE members pursuant to the Exercise Right at specified times just before that acquisition. Initially, the monthly access fee was based on recent CBOT lease rates and became effective September 1, 2007. Beginning in February 2008, the monthly access fee was based on recent CBOE lease rates rather than CBOT lease rates. The monthly access fee revenue was deferred and the funds were held in an interest-bearing escrow account maintained by CBOE, pending the final outcome of legal matters.

        On December 2, 2009, the Delaware Supreme Court approved the dismissal of all appeals to the Delaware Action, and as a result, the Delaware Court's order of approval and final judgment is final and is no longer subject to appeal (See Note 2). The resolution of the Delaware Action pursuant to the Settlement Agreement in 2009 resulted in CBOE recognizing as revenue the fees assessed to temporary members not subject to the fee-based payments under the Settlement Agreement. The recognition of fees not subject to the fee-based payments is reflected in the decrease in deferred revenue from the year ended December 31, 2008.

        The following tables summarize the activity in deferred revenue for the years ended December 31, 2009 and 2008.

(in thousands)	Balance at December 31, 2008	Cash Additions	Revenue Recognition	Reclassification to Settlements Payable(1)	Balance at December 31, 2009
Deferred access revenue	$24,086	$14,215	$(38,301)	$—	$—
Access fees subject to fee-based payment	1,670	1,018	—	(2,688)	—
Deferred interest income earned on escrow	401	98	(499)	—	—
Liquidity provider sliding scale	—	40,384	(40,384)	—	—
Other, net	222	—	(15)	—	207

Total deferred revenue	$26,379	$55,715	$(79,199)	$(2,688)	$207

(in thousands)	Balance at December 31, 2007	Cash Additions	Revenue Recognition	Reclassification to Accounts Payable and Accrued Expenses	Balance at December 31, 2008
Deferred access revenue	$3,929	$20,157	$—	$—	$24,086
Access fees subject to fee-based payment	282	1,388	—	—	1,670
Deferred interest income earned on escrow	38	363	—	—	401
Liquidity provider sliding scale	—	36,100	(35,447)	(653)	—
Advance payment of regulatory fees	4,403	—	(4,403)	—	—
Other, net	362	—	(140)	—	222

Total deferred revenue	$9,014	$58,008	$(39,990)	$(653)	$26,379

(1)
See Note 8.

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. DEFERRED REVENUE (Continued)

        During 2007, a liquidity provider transaction fee sliding scale was implemented, which replaced a fixed fee transaction fee program. Liquidity providers were required to prepay an entire year of transaction fees for the first two levels of the sliding scale in order to be eligible to participate in reduced fees assessed to contract volume above 1.4 million per month (1.2 million and 1.0 million per month for 2008 and 2007, respectively). In 2007, $0.6 million was reclassified to accounts payable and accrued expenses due to a liquidity provider filing for bankruptcy. The prepayment of the 2009 and 2008 transaction fees totaled $40.4 million and $36.1 million, respectively. These amounts are amortized and recorded as transaction fees over the respective year.

        Prior to 2009, regulatory fees were collected in advance and amortized over the period in which regulatory services were rendered. Effective January 2009, CBOE replaced its registered representative regulatory fee with an options regulatory transaction fee, which is collected monthly.

8. SETTLEMENTS PAYABLE

        The following table summarizes the remaining cash liabilities resulting from the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement and the settlement with the appellants as of December 31, 2009 (See Note 2) (in thousands):

Balance at December 31, 2009
Exercise Right privilege payable	$300,000
Settlement with appellants	3,000
Access fees subject to fee-based payments	2,688

Total settlements payable	$305,688

The cash payments will be made based upon agreed terms or at the earlier of the completion of CBOE's restructuring transaction or one year after the order approving the Settlement Agreement became final.

9. EMPLOYEE BENEFITS

        Employees are eligible to participate in the Chicago Board Options Exchange SMART Plan ("SMART Plan"). The SMART Plan is a defined contribution plan, which is qualified under Internal Revenue Code Section 401(k). CBOE contributed $3.5 million, $4.1 million, $4.3 million to the SMART Plan for each of the years ended December 31, 2009, 2008 and 2007, respectively.

        Eligible employees may participate in the Supplemental Employee Retirement Plan ("SERP"), and Deferred Compensation Plan. The SERP and Deferred Compensation Plan are defined contribution plans that are nonqualified by Internal Revenue Code regulations. CBOE contributed $1.8 million, $1.9 million and $2.2 million to the SERP for the years ended December 31, 2009, 2008 and 2007, respectively.

        CBOE also has a Voluntary Employees' Beneficiary Association ("VEBA"). The VEBA is a trust, qualifying under Internal Revenue Code Section 501(c)(9), created to provide certain medical, dental, severance and short-term disability benefits to employees of CBOE. Contributions to the trust are based on reserve levels established by Section 419(a) of the Internal Revenue Code. CBOE contributed $5.6 million, $5.1 million and $5.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. EMPLOYEE BENEFITS (Continued)

        CBOE has a postretirement medical plan for certain current and former members of senior management. CBOE recorded immaterial postretirement benefits expense for the years ended December 31, 2009 and 2008, resulting from the amortization of accumulated actuarial expense included in accumulated other comprehensive loss at December 31, 2009 and 2008.

10. INCOME TAXES

        A reconciliation of the statutory federal income tax rate to the effective income tax rate for the years ended December 31, 2009, 2008 and 2007 is as follows:

	2009	2008	2007
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income tax rate, net of federal income tax effect	4.4	4.0	4.8
Other permanent differences, net	0.5	1.4	0.8

Effective income tax rate	39.9%	40.4%	40.6%

        The components of income tax expense for the years ended December 31, 2009, 2008 and 2007 are as follows (in thousands):

	2009	2008	2007
Current:
Federal	$57,660	$63,296	$47,192
State	11,751	15,029	10,532

Total current	69,411	78,325	57,724

Deferred:
Federal	1,862	(205)	(828)
State	(495)	(1)	(113)

Total deferred	1,367	(206)	(941)

Total	$70,778	$78,119	$56,783

        At December 31, 2009 and 2008, the net deferred income tax liability approximated (in thousands):

	December 31, 2009	December 31, 2008
Deferred tax assets	$12,539	$11,943
Deferred tax liabilities	(33,115)	(31,123)

Net deferred income tax liability	$(20,576)	$(19,180)

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. INCOME TAXES (Continued)

        The tax effect of temporary differences giving rise to significant portions of deferred tax assets and liabilities at December 31, 2009 and 2008 are presented below (in thousands):

	2009	2008
Deferred tax assets:
Intangibles	$1,811	$2,491
Accrued compensation and benefits	4,071	4,210
Capital loss carry forward	295	1,438
Investment in affiliates	4,473	2,435
Other	1,889	1,369

Total deferred tax assets	12,539	11,943

Deferred tax liabilities:
Property, equipment and technology, net	(30,124)	(27,317)
Investment in affiliates	(1,799)	(2,409)
Prepaid	(514)	(613)
VEBA	(667)	(773)
Other	(11)	(11)

Total deferred tax liabilities	(33,115)	(31,123)

Net deferred tax liabilities	$(20,576)	$(19,180)

        The net deferred tax liabilities are classified as long-term liabilities in the Consolidated Balance Sheets at December 31, 2009 and 2008.

        CBOE adopted the provisions of ASC 740 on January 1, 2007. The adoption ASC 740 in 2007 did not have a significant impact to CBOE.

        A reconciliation of the beginning and ending unrecognized tax benefits, including interest and penalties, is as follows (in thousands):

	2009	2008
Balance as of January 1	$3,055	$—
Gross increases on tax positions in prior period	495	342
Gross decreases on tax positions in prior period	(1,808)	—
Gross increases on tax positions in current period	1,092	2,713
Lapse of statue of limitations	(19)	—

Balance as of December 31	$2,815	$3,055

        As of December 31, 2009, CBOE had gross unrecognized tax benefits of $2.3 million. The recognition of the $2.3 million of unrealized tax benefits would reduce the effective income tax rate if recognized in the future. Interest and penalties related to uncertain tax positions totaled $0.5 million as of December 31, 2009.

        The total amount of unrecognized tax benefits relating to the Company's tax positions is subject to change based on future events including, but not limited to, the settlements of ongoing audits and/or the expiration of applicable statues of limitations. Although the outcomes and timing of such events are highly uncertain, it is reasonably possible that the balance of gross unrecognized tax benefits, including interest and penalties, could potentially be reduced by approximately $0.1 million during the next twelve months.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. INCOME TAXES (Continued)

        CBOE is subject to U.S. federal and Illinois, New Jersey and New York state income taxes, as well as other local jurisdictions, but is not currently the subject of any examinations. CBOE's tax returns have been examined by the Internal Revenue Service through the fiscal year ended June 30, 2002 and the Illinois Department of Revenue through December 31, 2005. For New Jersey and New York the open years are 2006 and forward.

11. SENIOR REVOLVING CREDIT FACILITY

        On December 23, 2008, CBOE entered into a senior revolving credit facility with three financial institutions. The credit agreement is a three-year revolving credit facility of up to $150 million and expires on December 23, 2011. Borrowing under the facility became available upon the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement (See Note 2). As part of the Settlement Agreement, CBOE is required to pay qualifying class members $300 million in cash at the earlier of the completion of CBOE's restructuring transaction or one year after the order approving the Settlement Agreement became final. CBOE secured this line of credit to ensure that it had adequate funds available to meet this obligation. The proceeds can also be used for general corporate purposes. The company may, at its option, so long as no default is continuing, increase the facility an additional $100 million up to $250 million with the consent of the participating financial institutions. As of December 31, 2009 and 2008, there were no borrowings against the credit facility.

        Under the terms of the senior revolving credit facility, there are two financial covenants with which CBOE must comply. The consolidated leverage ratio at any time during any period of four fiscal quarters must not be greater than 1.5 to 1.0 and the consolidated interest coverage ratio as of the end of any fiscal quarter must not be less than 5.0 to 1.0. CBOE is in compliance with all covenants as of December 31, 2009.

        CBOE pays a commitment fee on the unused portion of the facility. The commitment fee rate was 0.375% for the year ended December 31, 2009. The commitment fee and interest rate have two pricing levels based on the company's consolidated leverage ratio. At its option, CBOE may borrow under the facility at either (1) LIBOR plus an applicable margin of 1.5% or 2.0% as determined in accordance with a leverage-based threshold or (2) a base rate, defined as the highest of (a) the Bank of America prime rate, (b) the federal funds rate plus 0.50% or (c) the one-month LIBOR rate plus 0.50%, plus the applicable margin rate. In accordance with the leverage-based threshold, the commitment fee increases to 0.50% if CBOE's consolidated leverage ratio exceeds 1.0.

12. FAIR VALUE MEASUREMENTS

        Fair value is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the Company's own credit risk.

        The three-level hierarchy of fair value measurements is based on whether the inputs to those measurements are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. FAIR VALUE MEASUREMENTS (Continued)

fair-value hierarchy requires the use of observable market data when available and consists of the following levels:

  •
  Level 1—Unadjusted inputs based on quoted markets for identical assets or liabilities.

  •
  Level 2—Observable inputs, either direct or indirect, not including Level 1, corroborated by market data or based upon quoted prices in non-active markets.

  •
  Level 3—Unobservable inputs which reflect management's best assumptions of what market participants would use in valuing the asset or liability.

        All of the Company's financial assets that are measured at fair value on a recurring basis are measured using Level 1 inputs. The Company has not included a tabular disclosure as the Company's only financial assets that are measured at fair value on a recurring basis in the consolidated balance sheet as of December 31, 2009 are money market funds comprising approximately $382.4 million of the cash and cash equivalents balance. The Company holds no financial liabilities that are measured at fair value on a recurring basis.

        On January 1, 2008, the Company adopted ASC Subtopic 825-10 but did not elect the fair value option.

13. COMMITMENTS AND CONTINGENCIES

        CBOE was or is currently a party to the following legal proceedings:

  Litigation with Respect to the Restructuring Transaction

        On August 23, 2006, the Delaware Action was filed. Plaintiffs sought a judicial declaration that an Exercise Member Claimant was entitled to receive the same consideration in the CBOE's restructuring transaction as a CBOE Seat owner, and plaintiffs also sought an injunction to bar CBOE and CBOE's directors from issuing any stock to CBOE Seat owners as part of the restructuring transaction, unless class members each received the same stock and other consideration as a CBOE Seat owner.

        On October 17, 2006, CBOT Holdings and Chicago Mercantile Exchange Holdings, Inc. ("CME Holdings") announced that CME Holdings would acquire the CBOT through a merger of CBOT Holdings into CME Holdings (the "CME/CBOT Transaction"). In response to that announcement, the CBOE determined that the proper interpretation of Article Fifth(b) was that, upon the closing of the CME/CBOT Transaction, no one would qualify as a CBOT "member" for purposes of Article Fifth(b) and therefore no one would be eligible to become or remain an exercise member of the CBOE. The CBOE submitted a rule filing on this interpretation (the "Eligibility Rule Filing") for review and approval by the SEC on December 12, 2006, as required because of the CBOE's status as a national securities exchange, and CBOE amended that submission on January 16, 2007.

        On January 4, 2007, plaintiffs filed an amended complaint that challenged the CBOE's interpretation of Article Fifth(b) contained in the Eligibility Rule Filing. On January 11, 2007, plaintiffs filed a motion for partial summary judgment on their claims. On January 16, 2007, the CBOE and the director defendants moved to dismiss the amended complaint to the extent it challenged the CBOE's interpretation of Article Fifth(b), on the ground that the SEC's jurisdiction to consider such interpretations preempts any state law challenge to that interpretation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. COMMITMENTS AND CONTINGENCIES (Continued)

        On February 22, 2007, CBOE and the other director defendants filed a brief in support of their motion to dismiss (on the ground of federal preemption) any complaint about CBOE's Eligibility Rule Filing and to stay consideration of any other issues in the complaint. On May 30, 2007, the Delaware Court heard argument on defendants' motion to dismiss and plaintiffs' motion for partial summary judgment.

        On July 20, 2007, CBOT and the other plaintiffs filed a motion requesting that the Delaware Court enter a temporary restraining order prohibiting CBOE from implementing or enforcing the CBOE's interpretation of CBOE Rule 3.19, which provided that persons who were exercise members in good standing before the consummation of the CME/CBOT Transaction would temporarily retain their CBOE membership status until the SEC ruled on the Eligibility Rule Filing (the "Interim Access Interpretation"). The Interim Access Interpretation went into effect upon its filing on July 2, 2007. On August 3, 2007, the Delaware Court denied the plaintiffs' motion for a temporary restraining order prohibiting CBOE from implementing or enforcing the Interim Access Interpretation.

        On August 3, 2007, in response to defendants' motion to dismiss or for a stay, the Delaware Court stayed further litigation until the SEC took action on CBOE's Eligibility Rule Filing. The Delaware Court retained jurisdiction over any contract and property claims, and over any "economic rights," that might remain at issue after the SEC's decision.

        On August 23, 2007, following the Delaware Court's denial of the request for injunctive relief with respect to the Interim Access Interpretation, plaintiffs filed a comment letter with the SEC requesting that the SEC abrogate that rule interpretation. CBOE opposed this request. The 60-day abrogation period set forth in Section 19 of the Exchange Act expired on August 31, 2007 without the SEC taking any action to abrogate. As a result, the Interim Access Interpretation remained in effect pending the SEC decision on the Eligibility Rule Filing.

        On September 10, 2007, CBOE filed another interpretation of CBOE Rule 3.19 (the "Continued Membership Interpretation"), which was effective on filing, although it was to become operational only upon the SEC's approval of the Eligibility Rule Filing. Under that interpretation, the temporary membership status of persons whose membership status had been extended under the Interim Access Interpretation would continue in effect after the SEC's approval of the Eligibility Rule Filing. CBOT and others requested that the SEC abrogate the Continued Membership Interpretation, but the 60-day abrogation period set forth in Section 19 of the Exchange Act expired without the SEC taking any action to abrogate. As a result, the Continued Membership Interpretation remained in effect.

        On October 2, 2007, CBOT and the other plaintiffs filed a motion requesting that the Delaware Court lift the stay to allow them to file a third amended complaint and to begin discovery. CBOE filed its opposition to that motion on October 5, 2007. On October 10, 2007, the Delaware Court denied plaintiffs' motion to lift the stay because it found that the future course of the litigation, if any, would likely be influenced in significant part by the action taken by the SEC on the Eligibility Rule Filing.

        On January 15, 2008, the SEC issued an order approving the Eligibility Rule Filing. The SEC recognized that "the actions of the CBOT necessitated CBOE's interpretation of Article Fifth(b) to clarify whether the substantive rights of a former CBOT member would continue to qualify that person as a 'member of [the CBOT]' pursuant to Article Fifth(b) in response to changes in the ownership of the CBOT."

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. COMMITMENTS AND CONTINGENCIES (Continued)

        Plaintiffs filed a third amended complaint on February 6, 2008. Plaintiffs' essential claims remained the same, although plaintiffs alleged in their new complaint that the adoption of the Interim Access Interpretation damaged so-called CBOT full members in their capacity as owners and lessors of such memberships and that CBOE's board of directors was dominated by interested directors when it approved the Eligibility Rule Filing, the Interim Access Interpretation and the Continued Membership Interpretation. On February 7, 2008, CBOE moved for summary judgment in its favor on all counts, based principally on the SEC's approval of the Eligibility Rule Filing. CBOE and the other defendants filed their answer to plaintiffs' third amended complaint on March 11, 2008.

        On March 14, 2008, CBOT and two CBOT members appealed to the United States Court of Appeals for the District of Columbia from the SEC order that approved the Eligibility Rule Filing, and CBOE was granted leave to intervene in that appeal. The Court of Appeals subsequently ruled that further proceedings in that appeal would be held in abeyance pending either the resolution of the issues pending in the Delaware Court or the consummation of the Settlement Agreement.

        On March 19, 2008, plaintiffs submitted a renewed motion for partial summary judgment to the Delaware Court. Plaintiffs requested a declaratory judgment that the CME/CBOT Transaction did not extinguish the Exercise Right eligibility of "Eligible CBOT Full Members" and that "Eligible CBOT Full Members" are entitled to receive the same consideration that would be provided to owners of CBOE Seats in connection with any CBOE restructuring transaction.

        On April 21, 2008, CBOE and the other defendants filed an amended motion for partial summary judgment that excluded plaintiffs' state law claims related to the Interim Access Interpretation and the Continued Membership Interpretation. Among other grounds, CBOE's amended motion argued that, pursuant to the doctrine of federal preemption, the SEC's approval order eliminated the foundation of the state law claims asserted by plaintiffs regarding the Eligibility Rule Filing. Briefing on the cross motions for summary judgment was completed on May 12, 2008, and argument was scheduled on those motions for June 4, 2008.

        On June 2, 2008, two days before the Delaware Court was to hear argument on the cross-motions for summary judgment, the parties entered into an agreement in principle to settle both the Delaware Action and the appeal from the SEC order pending in the Federal Court of Appeals. On August 20, 2008, the parties entered into the Settlement Agreement, and that agreement was preliminarily approved by the Delaware Court on August 22, 2008.

        A number of individuals and entities filed a series of objections to the terms of the Settlement Agreement, and some amendments to the Settlement Agreement were made to address those objections. The objections primarily raised issues concerning (1) the definition of the settlement class, (2) the criteria that must have been satisfied in order for a class member to become a "participating" settlement class member and thereby receive a share of the settlement consideration, (3) the determination by class representatives and class counsel that particular persons did not satisfy those criteria and (4) the conduct of the class representatives and class counsel when they negotiated the Settlement Agreement.

        On December 16, 2008, the Delaware Court conducted a lengthy hearing to consider whether to approve the Settlement Agreement and to consider the objections to that settlement.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. COMMITMENTS AND CONTINGENCIES (Continued)

        On June 3, 2009, the Delaware Court entered an order approving the Settlement Agreement, while reserving ruling on whether certain objectors were eligible to participate in that settlement. After subsequently ruling on those objections, the Delaware Court, on July 29, 2009, entered an order of approval and final judgment approving the Settlement Agreement, resolving all open issues about the settlement and dismissing the Delaware Action. Five appeals from the order of approval and final judgment (brought on behalf of eight appellants) were filed with the Delaware Supreme Court. In addition to the appeals, one individual filed a post-judgment motion with the Delaware Court arguing that he should be classified as a Group A class member, and that motion was granted.

        On November 30, 2009, the CBOE entered into a settlement of all of the appeals from the Delaware Court's order of approval and final judgment approving the Settlement Agreement. Pursuant to that appellate settlement, a stipulation to dismiss all of the appeals was filed on November 30, 2009, and all other parties to the appeals consented to that stipulation. On December 2, 2009, the Delaware Supreme Court entered an order dismissing the appeals. Following the Delaware Supreme Court's order, the Delaware Court's July 29, 2009 order of approval and final judgment became final, and it is no longer subject to appeal.

        On December 4, 2009, CBOT and the two CBOT members that appealed to the United States Court of Appeals for the District of Columbia from the SEC order that approved the Eligibility Rule Filing voluntarily dismissed their appeal. As a result, the SEC's January 15, 2008 order approving the Eligibility Rule Filing is no longer subject to appeal.

  Last Atlantis Litigation

        On November 7, 2005, an amended and consolidated complaint (the "Consolidated Complaint") was filed on behalf of Last Atlantis Capital LLC, Lola L.L.C., Lulu L.L.C., Goodbuddy Society L.L.C., Friendly Trading L.L.C., Speed Trading, LLC, Bryan Rule, Brad Martin and River North Investors LLC in the U.S. District Court for the Northern District of Illinois against the CBOE, three other options exchanges and 35 market maker defendant groups (the "Specialist Defendants"). The Consolidated Complaint combined complaints that had been filed by Bryan Rule and Brad Martin with an amendment of a previously dismissed complaint (the "Original Complaint") that originally had been brought by a number of the other plaintiffs. The Consolidated Complaint raised claims for securities fraud, breach of contract, common law fraud, breach of fiduciary duty, violations of the Illinois Consumer Fraud and Deceptive Trade Practices Act and tortious interference with plaintiffs' business and contracts. The previously dismissed Original Complaint also had brought claims under the antitrust laws, and the dismissal of those claims against CBOE remains subject to appeal.

        With regard to the CBOE, the Consolidated Complaint alleged that the CBOE and the other exchange defendants knowingly allowed the Specialist Defendants to discriminate against the plaintiffs' electronic orders or facilitated such discrimination, failed adequately to investigate complaints about such alleged discrimination, allowed the Specialist Defendants to violate CBOE's Rules and the rules of the SEC, failed to discipline the Specialist Defendants, falsely represented and guaranteed that electronically entered orders would be executed immediately and knowingly or recklessly participated in, assisted and concealed a fraudulent scheme by which the defendants supposedly denied the customers the electronic executions to which they claim they were entitled. Plaintiffs sought unspecified compensatory damages, related injunctive relief, attorneys' fees and other fees and costs.

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. COMMITMENTS AND CONTINGENCIES (Continued)

        On September 13, 2006, the Court dismissed the Consolidated Complaint in its entirety and entered judgment in favor of all defendants. On March 22, 2007, the Court denied plaintiffs' request to reconsider the dismissal of the claims against CBOE and held that the prior dismissal of those claims with prejudice would stand. The Court, however, granted plaintiffs' motion to reconsider the dismissal of the claims against the Specialist Defendants and ordered plaintiffs to file another amended complaint asserting only their claims against the Specialist Defendants.

        Since 2007, the claims against a number of Specialist Defendants have been dismissed. In January 2009, the Court dismissed the claims of plaintiffs Lulu L.L.C., Lola L.L.C., Friendly Trading L.L.C. and Goodbuddy Society L.L.C. with prejudice. The remaining plaintiffs, however, will be able to appeal the dismissal of their claims against CBOE after the Court disposes of all of the claims that remain pending against the remaining Specialist Defendants. In addition, the plaintiffs have announced their intention to seek discovery from CBOE.

  Index Options Litigation

        On November 2, 2006, the ISE and its parent company filed a lawsuit in federal court in the Southern District of New York against The McGraw-Hill Companies, Inc. ("McGraw-Hill") and Dow Jones & Co. ("Dow Jones"), the owners, respectively, of the S&P 500 Index and the DJIA, which are the basis for index options, or "SPX options" and "DJX options," respectively, that the CBOE trades pursuant to exclusive licenses from McGraw-Hill and Dow Jones. The CBOE is not a party in this lawsuit. The ISE seeks a judicial declaration that it may list and trade SPX and DJX options without a license and without regard to the CBOE's exclusive licenses to trade options on those indexes, on the ground that any state-law claims based on the unlicensed listing of SPX and DJX options allegedly would be preempted by the federal Copyright Act and because McGraw-Hill and Dow Jones supposedly cannot state an actionable copyright claim. McGraw-Hill and Dow Jones filed a motion to dismiss this action on December 22, 2006, on the ground that there is no federal jurisdiction over this dispute. This motion has not been decided. Consistent with the jurisdictional position of McGraw-Hill and Dow Jones, those parties joined with the CBOE to file a state court action in the Circuit Court of Cook County, Illinois on November 15, 2006 against the ISE and OCC (the "Illinois action"). In the Illinois action, the CBOE and the other plaintiffs seek a judicial declaration that the ISE may not list, or offer trading of, SPX or DJX options because of both the proprietary rights of McGraw-Hill and Dow Jones in the underlying indexes and the CBOE's exclusive license rights to trade such options. The Illinois action alleges that the ISE's threatened action would misappropriate the proprietary interests of McGraw-Hill and Dow Jones and the exclusive license rights of the CBOE, would interfere with the CBOE's prospective business relationships with its member firms and customers and would constitute unfair competition. On December 12, 2006, the ISE removed the Illinois action to federal court in the Northern District of Illinois. On December 15, 2006, the CBOE and the other plaintiffs in the Illinois action moved to remand the matter to the Illinois state court on the ground that there is no federal jurisdiction over the claims. The federal court granted the motion to remand the Illinois action to state court, where it is now pending. The ISE moved to dismiss or stay the Illinois action on the alternative grounds of inconvenient forum and the prior-pending suit it filed in New York. The CBOE and the other plaintiffs opposed the ISE's motion and on May 15, 2007, the Illinois circuit court denied ISE's motion to dismiss or stay. The ISE appealed the denial of its request for a stay, and the Illinois appellate court denied the ISE's motion for leave to appeal the denial of the ISE's motion to dismiss on the basis that the Illinois court is an inconvenient forum. The federal court in the Southern District

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. COMMITMENTS AND CONTINGENCIES (Continued)

of New York granted a motion by Dow Jones and McGraw-Hill to stay the New York action pending resolution of the Illinois action. The ISE appealed the federal court's stay of the New York action it initiated.

        On June 2, 2008, the Illinois appellate court affirmed the Illinois circuit court's decision denying ISE's motion to dismiss or stay, which was based on ISE's argument that the case should be decided in a prior-pending lawsuit by ISE in New York federal court. ISE's New York federal lawsuit remains stayed. The federal appellate court in New York affirmed the district court's stay on January 8, 2009, after hearing oral arguments on January 5.

        On March 23, 2009, based on an allegation of copyright preemption, ISE filed a motion to dismiss the complaint of CBOE and its co-plaintiffs. On April 14, 2009, the Illinois trial court denied ISE's motion to dismiss. On May 1, 2009, ISE filed a motion in the Illinois Supreme Court for leave to file a writ of prohibition, or alternatively, for a supervisory order directing the Illinois trial court to dismiss the action for an alleged lack of subject matter jurisdiction. CBOE and the other plaintiffs filed an objection in response on May 8, 2009. On June 15, 2009, the Illinois Supreme Court denied ISE's motion.

        Expert discovery concluded on February 12, 2010. On February 26, 2010, both plaintiffs and ISE parties filed cross-motions for summary judgment, seeking a ruling in their favor as a matter of law. Briefing on these motions is scheduled to be completed by April 16, 2010. Oral arguments on the motions are scheduled for May 7, 2010.

  Patent Litigation

        On November 22, 2006, the ISE filed an action in federal court in the Southern District of New York claiming that CBOE's hybrid trading system infringes ISE's U.S. Patent No. 6,618,707 ("the '707 patent") directed towards an automated exchange for trading derivative securities. On January 31, 2007, the CBOE filed an action in federal court in the Northern District of Illinois ("the Chicago action") seeking a declaratory judgment that the ISE patent that is the subject of the action in New York, and two other patents that the ISE had raised in communications with the CBOE, are either not infringed and/or not valid and/or not enforceable against the CBOE.

        On February 5, 2007, the CBOE filed a motion to transfer the matter pending in the Southern District of New York to federal court in the Northern District of Illinois. On May 24, 2007, the magistrate judge for the Southern District of New York recommended that the motion to transfer be granted, and the case was transferred on August 9, 2007 after the district court adopted the magistrate judge's recommendation. On October 16, 2007, CBOE and ISE entered into a stipulated order for the dismissal of any patent infringement claims that ISE may have against CBOE for patent infringement of U.S. Patents Nos. 6,377,940 and/or 6,405,180. ISE has also executed a covenant not to sue CBOE in relation to U.S. Patents Nos. 6,377,940 and 6,405,180. Fact discovery is now closed.

        On May 11, 2007 CBOE filed an Amended Complaint in the Chicago action, alleging that in addition to the defenses of non-infringement and invalidity, the '707 patent was unenforceable by reason of inequitable conduct.

        CBOE advised the Court that it was not pursuing the inequitable conduct claim pleaded in its May 2007 Amended Complaint. Nevertheless, CBOE twice sought to amend its complaint to add allegations

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. COMMITMENTS AND CONTINGENCIES (Continued)

of inequitable conduct based on additional facts uncovered during discovery. These motions were denied by the Court on December 22, 2009 and January 27, 2010. In the Court's January 27th decision, the Court dismissed CBOE's May 2007 inequitable conduct claim with prejudice. The merits of the amended inequitable conduct claim have not been adjudicated by the Court.

        A pretrial hearing (known as a "Markman hearing") was conducted over several days in August 2009, during which the Court examined evidence from the parties on the appropriate meanings of relevant key words used in the patent claims asserted against the CBOE. On January 25, 2010, the judge issued a decision on a final construction of the claims of the '707 patent. This decision is favorable for CBOE's positions on noninfringement on all asserted claims and is also favorable on CBOE's positions on the invalidity of certain asserted claims of the '707 patent. ISE has filed a motion for clarification of the Court's Markman ruling that seeks to vitiate one of the Court's rulings. CBOE opposed ISE's clarification motion. The motion is presently pending.

        As the case currently stands, CBOE's claims and defenses of non-infringement, invalidity and unenforceability based on the defenses of waiver, laches, equitable estoppel, patent misuse and unclean hands related to the asserted claims of the '707 patent remain in the case. The Court has ordered a status conference for April 1, 2010.

        On July 22, 2009, Realtime Data, LLC d/b/a/ IXO ("Realtime") filed a complaint in the Eastern District of Texas (the "Texas action") claiming that CME Group Inc., BATS Trading, Inc., ISE, NASDAQ OMX Group, Inc., NYSE Euronext, Inc. and OPRA infringed four Realtime patents by using, selling or offering for sale data compression products or services allegedly covered by those patents. Although CBOE was not initially named in the Texas action, the allegations in that case created a controversy as to whether CBOE infringed one or more of the four Realtime patents. Accordingly, on July 24, 2009, CBOE filed an action against Realtime in the Northern District of Illinois ("Illinois action") seeking a declaratory judgment that the four patents are not infringed by CBOE and are not valid and/or are not enforceable against CBOE. On July 27, 2009, Realtime filed an amended complaint in the Texas action to add CBOE as a defendant. In that amended complaint, Realtime claims that CBOE, along with the exchanges listed above, directs and controls the activities of OPRA and that OPRA and CBOE, among others, use, sell, or offer for sale data compression products or services allegedly covered by the Realtime patents. The amended complaint in the Texas action seeks declaratory and injunctive relief as well as unspecified damages, attorneys' fees, costs and expenses.

        CBOE responded to the complaint filed by Realtime by filing a motion to dismiss, transfer or stay Realtime's action on the bases that CBOE's first-filed action should take precedence over the Texas action filed by Realtime and that the Eastern District of Texas lacks jurisdiction over CBOE.

        Realtime did not answer CBOE's complaint but did file a motion to dismiss CBOE's complaint claiming the Northern District of Illinois has no jurisdiction over Realtime. The Court granted Realtime's motion and the Illinois action was dismissed January 8, 2010. CBOE appealed the dismissal of the Illinois action on February 5, 2010, and the appeal is presently pending in the U.S. Court of Appeals for the Federal Circuit.

        In light of the Court's decision in the Illinois action, CBOE amended its request for alternative relief in January 2010 by joining the motion filed by all of the other defendants in the action and seeking a transfer of the Texas action to the U.S. District Court for the Southern District of New York.

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. COMMITMENTS AND CONTINGENCIES (Continued)

Meanwhile, CBOE's motion for dismissal for lack of personal jurisdiction is pending in the Texas action while Realtime obtains discovery from CBOE on that issue.

  Other

        As a self-regulatory organization under the jurisdiction of the SEC, and as a designated contract market under the jurisdiction of the Commodity Futures Trading Commission ("CFTC"), CBOE and CFE are subject to routine reviews and inspections by the SEC and the CFTC. CBOE is also currently a party to various other legal proceedings including those already mentioned. Management does not believe that the outcome of any of these reviews, inspections or other legal proceedings will have a material impact on the consolidated financial position, results of operations or cash flows of CBOE; however, litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance.

  Leases and Other Obligations

        CBOE leases facilities with lease terms remaining from 6 months to 44 months as of December 31, 2009. Total rent expense related to these lease obligations, reflected in data processing and facilities costs line items on the Consolidated Statements of Income, for the years ended December 31, 2009, 2008 and 2007, were $3.3 million, $2.1 million and $0.5 million, respectively. In addition, CBOE has contractual obligations related to certain advertising programs and licensing agreements with various licensors. The licensing agreements contain annual minimum fee requirements which total $14.3 million for the next five years and $3.0 million for the five years thereafter. Future minimum payments under these non-cancelable lease and advertising agreements are as follows at December 31, 2009 (in thousands):

Year	Operating Leases	Other Obligations	Total
2010	$2,639	$1,292	$3,931
2011	1,820	1,370	3,190
2012	1,594	1,452	3,046
2013	1,027	—	1,027
2014	—	—	—

Total	$7,080	$4,114	$11,194

14. QUARTERLY DATA (unaudited)

Year ended December 31, 2009 (in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Operating revenues	$98,066	$108,985	$98,198	$120,833	$426,082
Operating expenses	57,746	61,403	65,196	64,152	248,497
Operating income	40,320	47,582	33,002	56,681	177,585

Net income	$24,278	$28,109	$19,160	$34,904	$106,451

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. QUARTERLY DATA (unaudited) (Continued)

Year ended December 31, 2008 (in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Operating revenues	$101,959	$95,805	$116,101	$102,918	$416,783
Operating expenses	51,300	53,508	59,140	65,525	229,473
Operating income	50,659	42,297	56,961	37,393	187,310

Net income	$30,608	$25,403	$36,686	$22,591	$115,288

  •
  In the second quarter of 2009, CBOE recognized as operating revenue $8.3 million of fees assessed to temporary members for the first six months of 2009 that were not subject to the fee-based payments under the Settlement Agreement, of which $4.7 million was assessed and collected in the first quarter of 2009.

  •
  In the fourth quarter of 2009, CBOE recognized as operating revenue $24.1 million of fees assessed to temporary members for 2007 and 2008 that had been deferred pending final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement.

  •
  In the fourth quarter of 2009, CBOE recorded an operating expense of $2.1 million relating to the settlement of the appeals from the Delaware Court's order of approval and final judgment approving the Settlement Agreement.

15. PROPOSED RESTRUCTURING TRANSACTION

        In response to the many changes that have taken place in the U.S. options exchanges and other securities markets in recent years, the Board of Directors of CBOE unanimously concluded that it would be in the best interest of CBOE and its members for CBOE to change its organizational structure from a non-stock corporation owned by its members to become a wholly-owned subsidiary of a new holding company, CBOE Holdings, Inc. ("CBOE Holdings"), organized as a stock corporation owned by its stockholders. This type of organizational restructuring is sometimes referred to as the "restructuring transaction." Having changed its focus to that of a for-profit business beginning in 2006, the board determined that both the Company's corporate and governance structures should be altered to follow suit and be more like that of other for-profit businesses. The Company believes these changes will provide it with greater flexibility to respond to the demands of a rapidly changing regulatory and business environment. In addition, by being structured as a stock corporation, the Company will be able to pursue opportunities to engage in business combinations and joint ventures with other organizations and to access capital markets in ways that are not available to it as a non-stock membership corporation.

        On February 9, 2007, CBOE Holdings filed an S-4 Registration Statement with the SEC setting forth the details of CBOE's proposed restructuring transaction. Amendment No. 1, No. 2, No. 3 and No. 4 to the S-4 were filed on May 11, 2007, May 9, 2008, November 19, 2008 and August 14, 2009, respectively. In the proposed restructuring transaction, memberships in CBOE will be exchanged for shares of common stock of the new holding company. Following the restructuring transaction, CBOE will become a wholly-owned subsidiary of CBOE Holdings, the newly formed holding company.

        CBOE Holdings common stock issued in the restructuring transaction will not provide its holders with physical or electronic access to CBOE's trading facilities. Following the restructuring transaction, physical and electronic access to CBOE's trading facilities, subject to such limitations and requirements

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. PROPOSED RESTRUCTURING TRANSACTION (Continued)

as may be specified in the rules of CBOE, will be available to individuals and organizations that have obtained a trading permit from CBOE. Revenue from access is proposed to be retained by CBOE.

        Completion of the restructuring transaction is subject to a number of conditions, including membership approval.

16. SUBSEQUENT EVENTS

        On February 3, 2010, a complaint was filed on behalf of SFB Market Systems, Inc., or SFB, in the U.S. District Court for the Southern District of New York against the CBOE, six other options exchanges, the OCC and another entity. The complaint raises claims for copyright infringement, breach of contracts, breach of non-disclosure agreements, theft of trade secrets, declaratory judgment and, as to the OCC only, tortious interference with contract, including a contract between SFB and the CBOE. All claims relate to SFB's "Symbol Manager" system and the alleged development of a system to replace Symbol Manager. SFB alleges that defendants no longer are entitled to use Symbol Manager as a result of defendants' alleged breaches of contract. With regard to the CBOE specifically, the complaint alleges breach of a software agreement between SFB and the CBOE entered into on or about January 3, 2006 and also asserts that C2 had agreed to use the alleged replacement system. The complaint seeks declaratory and injunctive relief, including removal of certain software from defendants' systems and return of certain allegedly proprietary or confidential information; unspecified actual or statutory damages and exemplary damages; and attorneys' fees and costs.

        CBOE has not been served with the complaint, and has counter-claims and defenses should it ever be served.

        On March 3, 2010, the CBOE Holdings board of directors appointed a special committee for purposes of declaring a special dividend. The committee has been authorized to declare a dividend of $1.67 per share of Class A common stock and Class B common stock outstanding immediately following the completion of the restructuring transaction and the issuance of Class B common stock pursuant to the Settlement Agreement.

        On April 12, 2010, the CBOE Holdings Executive Committee recommended an increase in the number of shares to be issued for each membership interest, which would effectively reduce the dividend per share to $1.25 per share. The boards of directors of CBOE Holdings and CBOE approved on April 16, 2010 the increase in the number of shares to be issued in the restructuring transaction. The Special Committee may not declare or pay the special dividend unless the restructuring transaction is approved by a majority of the CBOE memberships entitled to vote and the Merger has been completed. The unaudited pro forma balance sheet as of December 31, 2009 reflects the impact of the special dividend as if the offering was consummated on December 31, 2009. In addition, the unaudited pro forma net income per share is calculated by dividing historical net income for each of the periods presented by the weighted average pro forma number of common shares (basic and diluted) as if the restructuring transaction was consummated on January 1, of each respective period.

Chicago Board Options Exchange, Incorporated and Subsidiaries
Consolidated Statements of Income
Three Months Ended March 31, 2010 and 2009

(in thousands)	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
	(unaudited)
Operating Revenues:
Transaction fees	$83,411	$79,889
Access fees	2,204	2,253
Exchange services and other fees	4,361	6,074
Market data fees	5,748	5,275
Regulatory fees	3,829	2,888
Other revenue	1,528	1,688

Total Operating Revenues	101,081	98,067

Operating Expenses:
Employee costs	23,137	20,274
Depreciation and amortization	7,301	6,884
Data processing	5,082	4,517
Outside services	8,123	6,584
Royalty fees	10,898	7,971
Trading volume incentives	3,696	5,704
Travel and promotional expenses	1,986	2,276
Facilities costs	1,384	1,377
Other expenses	745	2,160

Total Operating Expenses	62,352	57,747

Operating Income	38,729	40,320

Other Income/(Expense):
Investment income	100	512
Net loss from investment in affiliates	(205)	(226)
Interest and other borrowing costs	(222)	(217)

Total Other Income/(Expense)	(327)	69

Income Before Income Taxes	38,402	40,389
Income tax provision	15,726	16,111

Net Income	$22,676	$24,278

Pro forma net income per common share:
Basic	$0.23	$0.24
Diluted	0.22	0.24
Weighted average shares used in computing pro forma income per share:
Basic	100,348	100,348
Diluted	102,566	102,566

See notes to consolidated financial statements

Chicago Board Options Exchange, Incorporated and Subsidiaries
Consolidated Balance Sheets
March 31, 2010 and December 31, 2009

(in thousands)	March 31, 2010	December 31, 2009	Pro Forma reflecting Special Dividend (Note 12) March 31, 2010
	(unaudited)	(audited)	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$439,497	$383,730
Accounts receivable—net allowances of $70 and $87	37,252	30,437
Marketing fee receivable	9,028	8,971
Income taxes receivable	295	1,583
Prepaid medical benefits	589	2,085
Other prepaid expenses	6,656	3,719
Other receivable	1,500	2,086
Other current assets	691	452

Total Current Assets	495,508	433,063

Investments in Affiliates	2,885	3,090

Land	4,914	4,914

Property and Equipment:
Construction in progress	20,791	20,704
Building	60,916	60,837
Furniture and equipment	216,332	213,375
Less accumulated depreciation and amortization	(208,048)	(203,665)

Total Property and Equipment—Net	89,991	91,251

Other Assets:
Software development work in progress	7,079	6,952
Data processing software and other assets (less accumulated amortization—2010, $98,447; 2009, $95,500)	32,150	32,678

Total Other Assets—Net	39,229	39,630

Total	$632,527	$571,948

Liabilities and Members' Equity
Current Liabilities:
Accounts payable and accrued expenses	$32,649	$42,958
Marketing fee payable	9,878	9,786
Deferred revenue	32,825	207
Post-retirement medical benefits	72	96
Dividend payable	—	—	113,417
Settlement payable	305,806	305,688
Income tax payable	17,066	—

Total Current Liabilities	398,296	358,735	511,713

Long-term Liabilities:
Post-retirement medical benefits	1,465	1,444
Income taxes payable	3,185	2,815
Other long-term liabilities	206	244
Deferred income taxes	18,551	20,576

Total Long-term Liabilities	23,407	25,079

Commitments and Contingencies
Total Liabilities	421,703	383,814	535,120

Members' Equity:
Memberships	19,574	19,574
Additional paid-in-capital	2,592	2,592
Retained earnings	189,445	166,769	76,028
Accumulated other comprehensive loss	(787)	(801)

Total Members' Equity	210,824	188,134	97,407

Total	$632,527	$571,948

See notes to consolidated financial statements

Chicago Board Options Exchange, Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
Three Months Ended March 31, 2010 and 2009

(in thousands)	Three Months ended March 31, 2010	Three Months Ended March 31, 2009
	(unaudited)
Cash Flows from Operating Activities:
Net Income	$22,676	$24,278
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	7,301	6,884
Other amortization	17	23
Provision for deferred income taxes	(2,028)	(1,128)
Equity in loss of affiliates	205	226
Changes in assets and liabilities:
Accounts receivable	(6,815)	(9,590)
Marketing fee receivable	(57)	(3,774)
Income taxes receivable	1,288	7,725
Prepaid expenses	(1,441)	(908)
Other receivable	586	—
Other current assets	(239)	(30)
Accounts payable and accrued expenses	(9,385)	(22,659)
Marketing fee payable	92	3,830
Deferred revenue	32,580	35,360
Post-retirement benefit obligations	(2)	—
Income taxes payable	17,436	9,483
Access fees subject to fee-based payment	118	—

Net Cash Flows from Operating Activities	62,332	49,720

Cash Flows from Investing Activities:
Restricted funds—temporary access fees	—	(4,980)
Capital and other assets expenditures	(6,562)	(9,830)
Sale of NSX certificates of proprietary membership	—	1,500

Net Cash Flows from Investing Activities	(6,562)	(13,310)

Cash Flows from Financing Activities:
Payments for debt issuance costs	(3)	(79)

Net Cash Flows from Financing Activities	(3)	(79)

Net Increase in Cash and Cash Equivalents	55,767	36,331
Cash and Cash Equivalents at Beginning of Period	383,730	281,423

Cash and Cash Equivalents at End of Period	$439,497	$317,754

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$518	$30
Non-cash activities:
Change in post-retirement benefit obligation	(17)	—
Unpaid liability to acquire equipment and software	1,388	5,094

See notes to consolidated financial statements

Chicago Board Options Exchange, Incorporated and Subsidiaries
Consolidated Statements of Members' Equity

(Unaudited)

(in thousands)	Members' Equity	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Members' Equity
Balance—December 31, 2009	$19,574	$2,592	$166,769	$(801)	$188,134
Net income			22,676		22,676
Post-retirement benefit obligation adjustment—net of tax expense of $4				14	14

Comprehensive income					22,690

Balance—March 31, 2010	$19,574	$2,592	$189,445	$(787)	$210,824

See notes to consolidated financial statements

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the three months ended March 31, 2010 and 2009

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Business—The Chicago Board Options Exchange, Incorporated ("CBOE" or the "Company") is a registered securities exchange, subject to oversight by the Securities and Exchange Commission (the "SEC"). CBOE's principal business is providing a marketplace for the trading of options on individual equities, exchange-traded funds and various indexes.

        Basis of Presentation—The consolidated financial statements include the accounts and results of operations of CBOE and its wholly-owned subsidiaries, Chicago Options Exchange Building Corporation, CBOE, LLC, C2 Options Exchange, Incorporated ("C2"), Market Data Express, LLC and CBOE Futures Exchange, LLC ("CFE"). Inter-company balances and transactions have been eliminated in consolidation.

        Concentrations of Credit Risk—The Company's financial instruments, consisting primarily of cash and cash equivalents and account receivables, are exposed to concentrations of credit risk. The Company places its cash and cash equivalents with highly-rated financial institutions, limits the amount of credit exposure with any one financial institution and conducts ongoing evaluations of the credit worthiness of the financial institutions with which it does business. Accounts receivable for transaction fees and marketing fees are collected through The Options Clearing Corporation (the "OCC") and are with large, highly-rated clearing firms; therefore, concentrations of credit risk are limited.

        Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and reported amounts of revenues and expenses. On an ongoing basis, management evaluates its estimates based upon historical experience, observance of trends, information available from outside sources and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different conditions or assumptions.

        Revenue Recognition—CBOE's revenue recognition policies comply with ASC 605, Revenue Recognition ("ASC 605"). On occasion, customers will pay for services in a lump sum payment. When these circumstances occur, revenue is recognized as services are provided. Deferred revenue typically represents amounts received by CBOE for which services have not been provided. Revenue recognition policies for specific sources of revenue are discussed below.

        Transaction Fees:    Transaction fee revenue is considered earned upon the execution of a trade and is recognized on a trade date basis. Transaction fee revenue is presented net of applicable volume discounts. In the event liquidity providers prepay for transaction fees, revenue is recognized based on the attainment of volume thresholds resulting in the amortization of the prepayment over the calendar year.

        Access Fees:    Access fee revenue is recognized during the period the service is provided and assurance of collectability is provided. Access fees include member dues, interim trading permit revenue and temporary member access revenue.

        Exchange Services and Other Fees:    Exchange services and other fees are recognized during the period the service is provided. Exchange services and other fees include system services, trading floor charges and application revenue.

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Market Data Fees:    Market data fee revenue includes OPRA income and CBOE market data services. OPRA is a limited liability company consisting of representatives of the member exchanges and is authorized by the SEC to provide consolidated options information. OPRA income is allocated based upon the individual exchanges relative volume of total transactions. CBOE receives estimates of OPRA's distributable revenue which is accrued on a monthly basis (See Note 3). CBOE market data service fees represent fees charged for current and historical market data. Market data services are recognized in the period the data is provided.

        Regulatory Fees:    Regulatory fees are assessed based upon customer contracts cleared and are recognized during the period the service is provided.

        Concentration of Revenue:    At March 31, 2010, there were approximately 90 clearing firms, two of which cleared a combined 61% of our trades in the first three months of 2010. No one customer of either of these clearing firms represented more than 10% of transaction fees revenue for the three months ended March 31, 2010 or 2009. Should a clearing firm withdraw from the Exchange, management believes the customer portion of that firm's trading activity would likely transfer to another clearing firm. Therefore, management does not believe the Company is exposed to a significant risk from the loss of revenue received from a particular clearing firm.

        Cash and Cash Equivalents—Cash and cash equivalents, excluding cash equivalents-restricted funds, include highly liquid investments with maturities of three months or less from the date of purchase.

        Accounts Receivable—Accounts receivable consists primarily of transaction and regulatory fees from the OCC and CBOE's share of distributable revenue receivable from OPRA.

        Prepaid expenses—Prepaid expenses primarily consist of prepaid software maintenance and licensing expenses.

        Investments in Affiliates—Investments in affiliates represent investments in The Options Clearing Corporation ("OCC"), NSX Holdings, Inc. ("NSX"), the parent corporation of The National Stock Exchange, OneChicago, LLC ("OneChicago") and CBOE Stock Exchange, LLC ("CBSX").

        The investment in the OCC (20% of its outstanding stock) and the investment in NSX (4.6% of the total outstanding of NSX as of March 31, 2010) are carried at cost because of CBOE's inability to exercise significant influence.

        CBOE accounts for the investment in OneChicago (23.7% of its outstanding stock as of March 31, 2010) under the equity method due to CBOE's lack of effective control over OneChicago's operating and financing activities.

        CBOE accounts for the investment in CBSX under the equity method due to CBOE's lack of effective control over CBSX's operating and financing activities. CBOE received a 50% share in CBSX in return for non-cash property contributions. CBOE currently holds a 49.96% equity interest in CBSX.

        Investments in affiliates are reviewed to determine whether any events or changes in circumstances indicate that the investments may be other than temporarily impaired. In the event of impairment, CBOE would recognize a loss for the difference between the carrying amount and the estimated fair value of the equity method investment.

        Property and Equipment—Property and equipment are carried at cost, net of accumulated depreciation. Depreciation on building, furniture and equipment is provided on the straight-line method. Estimated useful lives are 40 years for the building and five to ten years for furniture and

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

equipment. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining term of the applicable leases.

        Long-lived assets to be held and used are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The CBOE bases the evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present that would indicate that the carrying amount of the asset may not be recoverable, the CBOE determines whether an impairment has occurred through the use of an undiscounted cash flow analysis of assets at the lowest level for which identifiable cash flows exist. In the event of impairment, the CBOE recognizes a loss for the difference between the carrying amount and the estimated value of the asset as measured using quoted market prices or, in the absence of quoted market prices, a discounted cash flow analysis.

        Property and equipment—construction in progress is capitalized and carried at cost in accordance with ASC 360. Projects are monitored during the development stage to ensure compliance with ASC 360 and accordance with project initiatives. Upon completion, the projects are placed in service and amortized over the appropriate useful lives, using the straight-line method commencing with the date the asset is placed in service.

        Software Development Work in Progress and Data Processing Software and Other Assets—CBOE accounts for software development costs under ASC 350, Intangibles—Goodwill and Other (ASC 350). CBOE expenses software development costs as incurred during the preliminary project stage, while capitalizing costs incurred during the application development stage, which includes design, coding, installation and testing activities.

        Deferred financing fees—Costs associated with the Company's senior revolving credit facility were capitalized. The deferred financing fees are being amortized to interest expense on a straight-line basis over three years to match the terms of the facility. Deferred financing fees were $0.2 million for the three months ended March 31, 2010 and 2009.

        Income Taxes—Deferred income taxes are determined in accordance with ASC 740, Income Taxes ("ASC 740"), and arise from temporary differences between the tax basis and book basis of assets and liabilities. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be reversed. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date. CBOE files tax returns for federal, state and local income tax purposes. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset may not be realized.

        Upon adoption of ASC 740, the Company changed its policy related to the accounting for income tax uncertainties. If the Company considers that a tax position is "more-likely-than-not" of being sustained upon audit, based solely on the technical merits of the position, it recognizes the tax benefit. The Company measures the tax benefit by determining the largest amount that is greater than 50% likely of being realized upon settlement, presuming that the tax position is examined by the appropriate taxing authority that has full knowledge of all relevant information. These assessments can be complex, and the Company often obtains assistance from external advisors. To the extent that the Company's

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

estimates change or the final tax outcome of these matters is different than the amounts recorded, such differences will impact the income tax provision in the period in which such determinations are made. Uncertain tax positions are classified as current only when the Company expects to pay cash within the next twelve months. Interest and penalties, if any, are recorded within the provision for income taxes in the Company's consolidated statements of income and are classified on the consolidated balance sheets with the related liability for unrecognized tax benefits.

        See Note 8 for further discussion of the Company's income taxes and the adoption of ASC 740.

        Employee Benefit Plans—ASC 715, Compensation—Retirement Benefits ("ASC 715"), requires that the funded status of a defined benefit postretirement plan be recognized in the Consolidated Balance Sheet and changes in that funded status be recognized in the year of change in other comprehensive income (loss). ASC 715 also requires that plan assets and obligations be measured at year end. CBOE recognizes future changes in actuarial gains and losses and prior service costs in the year in which the changes occur through accumulated other comprehensive loss.

        Insurance Proceeds—Insurance proceeds for reimbursement of costs incurred as a result of legal proceedings pursuant to the Company's director and officer insurance policies are recorded upon receipt and are a reduction of outside services in the statements of operations.

        Evaluation of Subsequent Events—For the period ended March 31, 2010, management has evaluated all subsequent events through the issuance of financial statements.

        Commitments and Contingencies—Litigation—The Company accounts for contingencies in accordance with ASC 450, Contingencies, which requires the Company to accrue loss contingencies when the loss is both probable and estimable. All legal costs incurred in connection with loss contingencies are expensed as service is provided.

        Recent Accounting Pronouncements—In February 2010, the FASB issued an update to clarify the reporting requirements under ASC 855, Subsequent Events ("ASC 855"), and address what some constituents viewed as a conflict between FASB and SEC guidance. An entity that either (a) is an SEC filer or (b) is a conduit bond obligor for conduit debt securities that are traded in a public market is required to evaluate subsequent events through the date that the financial statements are issued. Otherwise, if neither of these criteria are met, an entity should evaluate subsequent events through the date the financial statements are available to be issued. The adoption of the update to ASC 855 did not have a material impact on CBOE's financial position, results of operations or statement of cash flows.

        In January 2010, the FASB issued an update for ASC 820, Fair Value Measurements and Disclosures ("ASC 820"). For each class of assets and liabilities, reporting entities will have to provide additional disclosures describing the reasons for transfers of assets in and out of Levels 1 and 2 of the three-tier fair value hierarchy in accordance with ASC 820. For assets valued with the Level 3 method, the entity will have to separately present purchases, sales, issuances, and settlements in the reconciliation for fair value measurements. The update also states that an entity should provide fair value measurements for each class of asset or liability, and explain the inputs and techniques used in calculating Levels 2 and 3 fair value measurements. The update is effective for interim and annual filings for fiscal years beginning after December 15, 2010. The adoption of update to ASC 820 did not have an impact on the Company's interim financial statements and is not expected to have an impact on CBOE's annual financial position, results of operations or statement of cash flows.

        In June 2009, the FASB issued ASC 810, Consolidations ("ASC 810"), which alters how a company determines when an entity that is insufficiently capitalized or not controlled through voting should be

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

consolidated. A company has to determine whether it should provide consolidated reporting of an entity based upon the entity's purpose and design and the parent company's ability to direct the entity's actions. ASC 810 is effective for a company's first fiscal year beginning after November 15, 2009 or January 1, 2010 for companies reporting on a calendar-year basis. The adoption of ASC 810 did not have an impact on CBOE's financial position, results of operations or statement of cash flows.

2. INVESTMENT IN AFFILIATES

        At March 31, 2010 and December 31, 2009, the investment in affiliates was comprised of the following (in thousands):

	March 31, 2010	December 31, 2009
Investment in OCC	$333	$333
Investment in OneChicago	2,092	2,297
Investment in NSX	460	460

Investment in Affiliates	$2,885	$3,090

        OneChicago is a joint venture created to trade single stock futures. OneChicago is a for-profit entity with its own management and board of directors, and is separately organized as a regulated exchange. CBOE made no capital contributions to OneChicago for the three months ended March 31, 2010, or 2009.

        On March 18, 2009, CBOE exercised its last put right under the Termination of Rights Agreement with NSX. CBOE surrendered 19,656 shares of Class B common stock resulting in a payment to CBOE of $1.5 million. CBOE no longer owns any Class B common shares in NSX but continues to own 8,424 Class A common shares in NSX.

3. RELATED PARTIES

        CBOE collected transaction and other fees of $103.3 million and $100.3 million for the three months ended March 31, 2010 and 2009, respectively, by drawing on accounts of CBOE's members held at OCC. The amounts collected included $25.8 million and $26.3 million, respectively, of marketing fees for the three months ended March 31, 2010 and 2009. CBOE had a receivable due from OCC of $38.2 million and $32.1 million at March 31, 2010 and December 31, 2009, respectively.

        OPRA is a limited liability company consisting of representatives of the member exchanges and is authorized by the SEC to provide consolidated options information. This information is provided by the exchanges and is sold to outside news services and customers. OPRA's operating income is distributed among the exchanges based on their relative volume of total transactions. Operating income distributed to CBOE was $4.5 million and $5.0 million for the three months ended March 31, 2010 and 2009, respectively. CBOE had a receivable from OPRA of $5.1 million and $4.8 million at March 31, 2010 and December 31, 2009, respectively.

        CBOE collects fees for trading system support services provided to OneChicago. The fees totaled $0.3 million for the three months ended March 31, 2010 and 2009. The fees collected from OneChicago are included in exchange services and other fees. CBOE had a receivable due from OneChicago of $0.3 million and $0.4 million at March 31, 2010 and December 31, 2009, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. RELATED PARTIES (Continued)

        CBOE incurred re-billable expenses on behalf of CBSX for expenses such as employee costs, computer equipment and software of $1.3 million and $1.2 million for the three months ended March 31, 2010 and 2009, respectively. These amounts are included as a reduction of the underlying expenses. CBOE had a receivable from CBSX of $0.2 million at March 31, 2010 and December 31, 2009.

        CBOE incurred immaterial administrative expenses for its affiliate, the Chicago Board Options Exchange Political Action Committee (the "Committee"), for the three months ended March 31, 2010 and 2009. The Committee is organized under the Federal Election Campaign Act as a voluntary, not-for-profit, unincorporated political association. The Committee is empowered to solicit and accept voluntary contributions from members and employees of CBOE and to contribute funds to the election campaigns of candidates for federal offices.

        Options Regulatory Surveillance Authority ("ORSA") is responsible for conducting insider trading investigations related to options on behalf of all options exchanges. In June 2006, the SEC approved a plan entered into by the options exchanges and CBOE was chosen as the Regulatory Services Provider. CBOE incurred re-billable expenses on behalf of ORSA for expenses such as employee costs, occupancy and operating systems of $0.5 for the three months ended March 31, 2010 and 2009. These amounts are included as a reduction of the underlying expenses. CBOE had a receivable due from ORSA of $0.8 million and $0.5 million at March 31, 2010 and December 31, 2009, respectively.

4. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

        At March 31, 2010 and December 31, 2009, accounts payable and accrued liabilities consisted of the following (in thousands):

	March 31, 2010	December 31, 2009
Compensation and benefit-related liabilities	$6,450	$16,008
Royalties	10,289	8,386
Data processing related liabilities	2,692	2,887
Linkage	1,609	2,211
Other	11,609	13,466

Total	$32,649	$42,958

5. MARKETING FEE

        CBOE facilitates the collection and payment of marketing fees assessed on certain trades taking place at CBOE. Funds resulting from the marketing fees are made available to Designated Primary Market Makers and Preferred Market Makers as an economic inducement to route orders to CBOE. Pursuant to ASC 605-45, Revenue Recognition—Principal Agent Considerations, the Company reflects the assessments and payments on a net basis, with no impact on revenues or expenses.

        As of March 31, 2010 and December 31, 2009, amounts assessed by CBOE on behalf of others included in current assets totaled $9.0 million and payments due to others included in current liabilities totaled $9.9 million and $9.8 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. SETTLEMENTS PAYABLE

        The following table summarizes the remaining cash liabilities resulting from the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement and the settlement with the appellants as of March 31, 2010 and December 31, 2009 (in thousands):

	March 31, 2010	December 31, 2009
Exercise Right privilege payable	$300,000	$300,000
Settlement with appellants	3,000	3,000
Access fees subject to fee-based payments	2,806	2,688

Total settlements payable	$305,806	$305,688

        The cash payments will be made based upon agreed terms or at the earlier of the completion of CBOE's restructuring transaction or one year after the order approving the Settlement Agreement became final.

7. EMPLOYEE BENEFITS

        Employees are eligible to participate in the Chicago Board Options Exchange SMART Plan ("SMART Plan"). The SMART Plan is a defined contribution plan, which is qualified under Internal Revenue Code Section 401(k). CBOE contributed $1.1 million and $0.9 million to the SMART Plan for the three months ended March 31, 2010 and 2009, respectively.

        Eligible employees may participate in the Supplemental Employee Retirement Plan ("SERP"), and Deferred Compensation Plan. The SERP and Deferred Compensation Plan are defined contribution plans that are nonqualified by Internal Revenue Code regulations. CBOE contributed $0.8 million and $0.3 million to the SERP for the three months ended March 31, 2010 and 2009, respectively.

        CBOE also has a Voluntary Employees' Beneficiary Association ("VEBA"). The VEBA is a trust, qualifying under Internal Revenue Code Section 501(c)(9), created to provide certain medical, dental, severance and short-term disability benefits to employees of CBOE. Contributions to the trust are based on reserve levels established by Section 419(a) of the Internal Revenue Code. No contributions were made for the three months ended March 31, 2010 and 2009.

        CBOE has a postretirement medical plan for certain current and former members of senior management. CBOE recorded immaterial postretirement benefits expense for the three months ended March 31, 2010 and 2009, resulting from the amortization of accumulated actuarial expense included in accumulated other comprehensive loss at March 31, 2010 and 2009.

        On March 23, 2010, the Patient Protection and Affordable Care Act ("PPACA") was signed into law, potentially impacting CBOE's costs to provide healthcare benefits to its retired employees. The PPACA has both short and long-term implications on healthcare benefit plan standards. CBOE is currently analyzing this legislation to determine the full extent of the impact on healthcare plans and the resulting costs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. INCOME TAXES

        A reconciliation of the statutory federal income tax rate to the effective income tax rate for the three months ended March 31, 2010 and 2009 is as follows:

	Three Months Ended March 31
	2010	2009
Statutory federal income tax rate	35.0%	35.0%
State income tax rate, net of federal income tax effect	4.4	4.3
Other permanent differences, net	1.6	0.6

Effective income tax rate	41.0%	39.9%

        The components of income tax expense for the three months ended March 31, 2010 and 2009 are as follows (in thousands):

	Three Months Ended March 31
	2010	2009
Current:
Federal	$14,841	$13,962
State	2,913	3,277

Total current	17,754	17,239

Deferred:
Federal	(2,041)	(711)
State	13	(417)

Total deferred	(2,028)	(1,128)

Total	$15,726	$16,111

        At March 31, 2010 and December 31, 2009, the net deferred income tax liability approximated (in thousands):

	March 31, 2010	December 31, 2009
Deferred tax assets	$13,874	$12,539
Deferred tax liabilities	(32,425)	(33,115)

Net deferred income tax liability	$(18,551)	$(20,576)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. INCOME TAXES (Continued)

        The tax effect of temporary differences giving rise to significant portions of deferred tax assets and liabilities at March 31, 2010 and December 31, 2009 are presented below (in thousands):

	March 31, 2010	December 31, 2009
Deferred tax assets:
Intangibles	$1,643	$1,811
Accrued compensation and benefits	5,051	4,071
Capital loss carry forward	—	295
Investment in affiliates	5,335	4,473
Other	1,845	1,889

Total deferred tax assets	13,874	12,539

Deferred tax liabilities:
Property, equipment and technology, net	(29,610)	(30,124)
Investment in affiliates	(1,793)	(1,799)
Prepaid	(512)	(514)
VEBA	(499)	(667)
Other	(11)	(11)

Total deferred tax liabilities	(32,425)	(33,115)

Net deferred tax liabilities	$(18,551)	$(20,576)

        The net deferred tax liabilities are classified as long-term liabilities in the Consolidated Balance Sheets at March 31, 2010 and December 31, 2009.

        CBOE adopted the provisions of ASC 740 on January 1, 2007. The adoption of ASC 740 in 2007 did not have a significant impact to CBOE.

        A reconciliation of the beginning and ending unrecognized tax benefits, including interest and penalties, is as follows (in thousands):

	2010	2009
Balance as of January 1	$2,815	$3,055
Gross increases on tax positions in prior period	54	2
Gross decreases on tax positions in prior period	—	—
Gross increases on tax positions in current period	316	593
Lapse of statue of limitations	—	—

Balance as of March 31	$3,185	$3,650

        As of March 31, 2010, CBOE had unrecognized tax benefits of $2.6 million. The recognition of the $2.6 million of unrealized tax benefits would reduce the effective income tax rate if recognized in the future. Interest and penalties related to uncertain tax positions totaled $0.6 million as of March 31, 2010.

        The total amount of unrecognized tax benefits relating to the Company's tax positions is subject to change based on future events including, but not limited to, the settlements of ongoing audits and/or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. INCOME TAXES (Continued)

the expiration of applicable statues of limitations. Although the outcomes and timing of such events are highly uncertain, it is reasonably possible that the balance of gross unrecognized tax benefits, including interest and penalties, could potentially be reduced by approximately $0.2 million during the next twelve months.

        CBOE is subject to U.S. federal, Washington, D.C., Illinois, New Jersey and New York state income taxes, as well as other local jurisdictions, but is not currently the subject of any examinations. CBOE's tax returns have been examined by the Internal Revenue Service through the fiscal year ended June 30, 2002 and the Illinois Department of Revenue through December 31, 2005. CBOE's open tax years for all jurisdictions, excluding Washington, D.C., are 2006 and forward.

9. SENIOR REVOLVING CREDIT FACILITY

        On December 23, 2008, CBOE entered into a senior revolving credit facility with three financial institutions. The credit agreement is a three-year revolving credit facility of up to $150 million and expires on December 23, 2011. Borrowing under the facility became available upon the final, non-appealable resolution of the Delaware Action pursuant to the Settlement Agreement. As part of the Settlement Agreement, CBOE is required to pay qualifying class members $300 million in cash at the earlier of the completion of CBOE's restructuring transaction or one year after the order approving the Settlement Agreement became final. CBOE secured this line of credit to ensure that it had adequate funds available to meet this obligation. The proceeds can also be used for general corporate purposes. The company may, at its option, so long as no default is continuing, increase the facility an additional $100 million up to $250 million with the consent of the participating financial institutions. As of March 31, 2010 and December 31, 2009, there were no borrowings against the credit facility.

        Under the terms of the senior revolving credit facility, there are two financial covenants with which CBOE must comply. The consolidated leverage ratio at any time during any period of four fiscal quarters must not be greater than 1.5 to 1.0 and the consolidated interest coverage ratio as of the end of any fiscal quarter must not be less than 5.0 to 1.0. CBOE is in compliance with all covenants as of December 31, 2009 and March 31, 2010.

        CBOE pays a commitment fee on the unused portion of the facility. The commitment fee rate was 0.375% for the three months ended March 31, 2010. The commitment fee and interest rate have two pricing levels based on the company's consolidated leverage ratio. At its option, CBOE may borrow under the facility at either (1) LIBOR plus an applicable margin of 1.5% or 2.0% as determined in accordance with a leverage-based threshold or (2) a base rate, defined as the highest of (a) the Bank of America prime rate, (b) the federal funds rate plus 0.50% or (c) the one-month LIBOR rate plus 0.50%, plus the applicable margin rate. In accordance with the leverage-based threshold, the commitment fee increases to 0.50% if CBOE's consolidated leverage ratio exceeds 1.0.

10. FAIR VALUE MEASUREMENTS

        Fair value is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. FAIR VALUE MEASUREMENTS (Continued)

assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the Company's own credit risk.

        The three-level hierarchy of fair value measurements is based on whether the inputs to those measurements are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. The fair-value hierarchy requires the use of observable market data when available and consists of the following levels:

  •
  Level 1—Unadjusted inputs based on quoted markets for identical assets or liabilities.

  •
  Level 2—Observable inputs, either direct or indirect, not including Level 1, corroborated by market data or based upon quoted prices in non-active markets.

  •
  Level 3—Unobservable inputs which reflect management's best assumptions of what market participants would use in valuing the asset or liability.

        All of the Company's financial assets that are measured at fair value on a recurring basis are measured using Level 1 inputs. The Company has not included a tabular disclosure as the Company's only financial assets that are measured at fair value on a recurring basis in the consolidated balance sheet as of March 31, 2010 are money market funds comprising approximately $439.2 million of the cash and cash equivalents balance. The Company holds no financial liabilities that are measured at fair value on a recurring basis.

        The Company adopted ASC Subtopic 825-10 but did not elect the fair value option.

11. COMMITMENTS AND CONTINGENCIES

        CBOE was or is currently a party to the following legal proceedings:

  Last Atlantis Litigation

        On November 7, 2005, an amended and consolidated complaint (the "Consolidated Complaint") was filed on behalf of Last Atlantis Capital LLC, Lola L.L.C., Lulu L.L.C., Goodbuddy Society L.L.C., Friendly Trading L.L.C., Speed Trading, LLC, Bryan Rule, Brad Martin and River North Investors LLC in the U.S. District Court for the Northern District of Illinois against the CBOE, three other options exchanges and 35 market maker defendant groups (the "Specialist Defendants"). The Consolidated Complaint combined complaints that had been filed by Bryan Rule and Brad Martin with an amendment of a previously dismissed complaint (the "Original Complaint") that originally had been brought by a number of the other plaintiffs. The Consolidated Complaint raised claims for securities fraud, breach of contract, common law fraud, breach of fiduciary duty, violations of the Illinois Consumer Fraud and Deceptive Trade Practices Act and tortious interference with plaintiffs' business and contracts. The previously dismissed Original Complaint also had brought claims under the antitrust laws, and the dismissal of those claims against CBOE remains subject to appeal.

        With regard to the CBOE, the Consolidated Complaint alleged that the CBOE and the other exchange defendants knowingly allowed the Specialist Defendants to discriminate against the plaintiffs' electronic orders or facilitated such discrimination, failed adequately to investigate complaints about such alleged discrimination, allowed the Specialist Defendants to violate CBOE's Rules and the rules of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. COMMITMENTS AND CONTINGENCIES (Continued)

the SEC, failed to discipline the Specialist Defendants, falsely represented and guaranteed that electronically entered orders would be executed immediately and knowingly or recklessly participated in, assisted and concealed a fraudulent scheme by which the defendants supposedly denied the customers the electronic executions to which they claim they were entitled. Plaintiffs sought unspecified compensatory damages, related injunctive relief, attorneys' fees and other fees and costs.

        On September 13, 2006, the Court dismissed the Consolidated Complaint in its entirety and entered judgment in favor of all defendants. On March 22, 2007, the Court denied plaintiffs' request to reconsider the dismissal of the claims against CBOE and held that the prior dismissal of those claims with prejudice would stand. The Court, however, granted plaintiffs' motion to reconsider the dismissal of the claims against the Specialist Defendants and ordered plaintiffs to file another amended complaint asserting only their claims against the Specialist Defendants.

        Since 2007, the claims against a number of Specialist Defendants have been dismissed. In January 2009, the Court dismissed the claims of plaintiffs Lulu L.L.C., Lola L.L.C., Friendly Trading L.L.C. and Goodbuddy Society L.L.C. with prejudice. The remaining plaintiffs, however, will be able to appeal the dismissal of their claims against CBOE after the Court disposes of all of the claims that remain pending against the remaining Specialist Defendants. In addition, in March 2010 the plaintiffs subpoenaed CBOE seeking documents and data. On April 15, 2010, the Court suspended further discovery against CBOE and other exchanges pending resolution of summary judgment motions brought by various defendants.

  Index Options Litigation

        On November 2, 2006, the ISE and its parent company filed a lawsuit in federal court in the Southern District of New York against The McGraw-Hill Companies, Inc. ("McGraw-Hill") and Dow Jones & Co. ("Dow Jones"), the owners, respectively, of the S&P 500 Index and the DJIA, which are the basis for index options, or "SPX options" and "DJX options," respectively, that the CBOE lists pursuant to exclusive licenses from McGraw-Hill and Dow Jones. The CBOE is not a party in this lawsuit. The ISE seeks a judicial declaration that it may list and trade SPX and DJX options without a license and without regard to the CBOE's exclusive licenses to list options on those indexes, on the ground that any state-law claims based on the unlicensed listing of SPX and DJX options allegedly would be preempted by the federal Copyright Act and because McGraw-Hill and Dow Jones supposedly cannot state an actionable copyright claim. McGraw-Hill and Dow Jones filed a motion to dismiss this action on December 22, 2006, on the ground that there is no federal jurisdiction over this dispute. This motion has not been decided. Consistent with the jurisdictional position of McGraw-Hill and Dow Jones, those parties joined with the CBOE to file a state court action in Circuit Court of Cook County, Illinois on November 15, 2006 against the ISE and OCC (the "Illinois action"). In the Illinois action, the CBOE and the other plaintiffs seek a judicial declaration that the ISE may not list, or offer trading of, SPX or DJX options because of both the proprietary rights of McGraw-Hill and Dow Jones in the underlying indexes and the CBOE's exclusive license rights to trade such options. The Illinois action alleges that the ISE's threatened action would misappropriate the proprietary interests of McGraw-Hill and Dow Jones and the exclusive license rights of the CBOE, would interfere with the CBOE's prospective business relationships with its member firms and customers and would constitute unfair competition. On December 12, 2006, the ISE removed the Illinois action to federal court in the Northern District of Illinois. On December 15, 2006, the CBOE and the other plaintiffs in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. COMMITMENTS AND CONTINGENCIES (Continued)

the Illinois action moved to remand the matter to the Illinois state court on the ground that there is no federal jurisdiction over the claims. The federal court granted the motion to remand the Illinois action to state court, where it is now pending. The ISE moved to dismiss or stay the Illinois action on the alternative grounds of inconvenient forum and the prior-pending suit it filed in New York. The CBOE and the other plaintiffs opposed the ISE's motion and on May 15, 2007, the Illinois circuit court denied ISE's motion to dismiss or stay. The ISE appealed the denial of its request for a stay, and the Illinois appellate court denied the ISE's motion for leave to appeal the denial of the ISE's motion to dismiss on the basis that the Illinois court is an inconvenient forum. The federal court in the Southern District of New York granted a motion by Dow Jones and McGraw-Hill to stay the New York action pending resolution of the Illinois action. The ISE appealed the federal court's stay of the New York action it initiated.

        On June 2, 2008, the Illinois appellate court affirmed the Illinois circuit court's decision denying ISE's motion to dismiss or stay, which was based on ISE's argument that the case should be decided in a prior-pending lawsuit by ISE in New York federal court. ISE's New York federal lawsuit remains stayed. The federal appellate court in New York affirmed the district court's stay on January 8, 2009, after hearing oral arguments on January 5.

        On March 23, 2009, based on an allegation of copyright preemption, ISE filed a motion to dismiss the complaint of CBOE and its co-plaintiffs. On April 14, 2009, the Illinois trial court denied ISE's motion to dismiss. On May 1, 2009, ISE filed a motion in the Illinois Supreme Court for leave to file a writ of prohibition, or alternatively, for a supervisory order directing the Illinois trial court to dismiss the action for an alleged lack of subject matter jurisdiction. CBOE and the other plaintiffs filed an objection in response on May 8, 2009. On June 15, 2009, the Illinois Supreme Court denied ISE's motion.

        Expert discovery concluded on February 12, 2010. On February 26, 2010, both plaintiffs and ISE parties filed cross-motions for summary judgment, seeking a ruling in their favor as a matter of law. Briefing on these motions was completed on April 28, 2010. Oral arguments on the motions are scheduled for May 26, 2010.

  Patent Litigation

        On November 22, 2006, the ISE filed an action in federal court in the Southern District of New York claiming that CBOE's hybrid trading system infringes ISE's U.S. Patent No. 6,618,707 ("the '707 patent") directed towards an automated exchange for trading derivative securities. On January 31, 2007, the CBOE filed an action in federal court in the Northern District of Illinois ("the Chicago action") seeking a declaratory judgment that the ISE patent that is the subject of the action in New York, and two other patents that the ISE had raised in communications with the CBOE, are either not infringed and/or not valid and/or not enforceable against the CBOE.

        On February 5, 2007, the CBOE filed a motion to transfer the matter pending in the Southern District of New York to federal court in the Northern District of Illinois. On May 24, 2007, the magistrate judge for the Southern District of New York recommended that the motion to transfer be granted, and the case was transferred on August 9, 2007 after the district court adopted the magistrate judge's recommendation. On October 16, 2007, CBOE and ISE entered into a stipulated order for the dismissal of any patent infringement claims that ISE may have against CBOE for patent infringement

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11. COMMITMENTS AND CONTINGENCIES (Continued)

of U.S. Patents Nos. 6,377,940 and/or 6,405,180. ISE has also executed a covenant not to sue CBOE in relation to U.S. Patents Nos. 6,377,940 and 6,405,180. Fact discovery is now closed.

        On May 11, 2007 CBOE filed an Amended Complaint in the Chicago action, alleging that in addition to the defenses of non-infringement and invalidity, the '707 patent was unenforceable by reason of inequitable conduct.

        CBOE advised the Court that it was not pursuing the inequitable conduct claim pleaded in its May 2007 Amended Complaint. Nevertheless, CBOE twice sought to amend its complaint to add allegations of inequitable conduct based on additional facts uncovered during discovery. These motions were denied by the Court on December 22, 2009 and January 27, 2010. In the Court's January 27th decision, the Court dismissed CBOE's May 2007 inequitable conduct claim with prejudice. The merits of the amended inequitable conduct claim have not been adjudicated by the Court.

        A pretrial hearing (known as a "Markman hearing") was conducted over several days in August 2009, during which the Court examined evidence from the parties on the appropriate meanings of relevant key words used in the patent claims asserted against the CBOE. On January 25, 2010, the judge issued a decision on a final construction of the claims of the '707 patent. This decision is favorable for CBOE's positions on noninfringement on all asserted claims and is also favorable on CBOE's positions on the invalidity of certain asserted claims of the '707 patent. ISE filed a motion for clarification of the Court's Markman ruling that sought to vitiate one of the Court's rulings. CBOE opposed ISE's clarification motion. The Court issued an order that clarified the Markman ruling to further support the positions of CBOE.

        As the case currently stands, CBOE's claims and defenses of non-infringement, invalidity and unenforceability based on the defenses of waiver, laches, equitable estoppel, patent misuse and unclean hands related to the asserted claims of the '707 patent remain in the case. At a status conference on April 1, 2010, the Court granted CBOE's request to file a motion for summary judgment and scheduled briefing on that motion to be concluded by May 21, 2010.

        On July 22, 2009, Realtime Data, LLC d/b/a/ IXO ("Realtime") filed a complaint in the Eastern District of Texas (the "Texas action") claiming that CME Group Inc., BATS Trading, Inc., ISE, NASDAQ OMX Group, Inc., NYSE Euronext and OPRA infringed four Realtime patents by using, selling or offering for sale data compression products or services allegedly covered by those patents. Although CBOE was not initially named in the Texas action, the allegations in that case created a controversy as to whether CBOE infringed one or more of the four Realtime patents. Accordingly, on July 24, 2009, CBOE filed an action against Realtime in the Northern District of Illinois ("Illinois action") seeking a declaratory judgment that the four patents are not infringed by CBOE and are not valid and/or are not enforceable against CBOE. On July 27, 2009, Realtime filed an amended complaint in the Texas action to add CBOE as a defendant. In that amended complaint, Realtime claims that CBOE, along with the exchanges listed above, directs and controls the activities of OPRA and that OPRA and CBOE, among others, use, sell, or offer for sale data compression products or services allegedly covered by the Realtime patents. The amended complaint in the Texas action seeks declaratory and injunctive relief as well as unspecified damages, attorneys' fees, costs and expenses.

        CBOE responded to the complaint filed by Realtime by filing a motion to dismiss, transfer or stay Realtime's action on the bases that CBOE's first-filed action should take precedence over the Texas action filed by Realtime and that the Eastern District of Texas lacks jurisdiction over CBOE.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. COMMITMENTS AND CONTINGENCIES (Continued)

        Realtime did not answer CBOE's complaint but did file a motion to dismiss CBOE's complaint claiming the Northern District of Illinois has no jurisdiction over Realtime. The Court granted Realtime's motion and the Illinois action was dismissed January 8, 2010. CBOE appealed the dismissal of the Illinois action on February 5, 2010, and the appeal is presently pending in the U.S. Court of Appeals for the Federal Circuit.

        In light of the Court's decision in the Illinois action, CBOE amended its request for alternative relief in January 2010 by joining the motion filed by all of the other defendants in the action and seeking a transfer of the Texas action to the U.S. District Court for the Southern District of New York. This motion was denied. Meanwhile, CBOE's motion for dismissal for lack of personal jurisdiction is pending in the Texas action while Realtime obtains discovery from CBOE on that issue.

        Additionally, on May 11, 2010, Realtime filed a complaint in the Eastern District of Texas claiming that CME Group Inc., Board of Trade of the City of Chicago, Inc., New York Mercantile Exchange, Inc., BATS Trading, Inc., ISE, NASDAQ OMX Group, Inc., NYSE Euronext, NYSE Arca, Inc., NYSE AMEX LLC, SIAC, CBOE, Boston Options Exchange Group LLC and OPRA infringe another Realtime patent by using, selling or offering for sale data compression and decompression products or services allegedly covered by that patent. CBOE has not yet responded to the complaint in this action.

  SFB Market Systems Litigation

        On February 3, 2010, a complaint was filed on behalf of SFB Market Systems, Inc., or SFB, in the U.S. District Court for the Southern District of New York against the CBOE, six other options exchanges, the OCC and another entity. The complaint raises claims for copyright infringement, breach of contracts, breach of non-disclosure agreements, theft of trade secrets, declaratory judgment and, as to the OCC only, tortious interference with contract, including a contract between SFB and the CBOE. All claims relate to SFB's "Symbol Manager" system and the alleged development of a system to replace Symbol Manager. SFB alleges that defendants no longer are entitled to use Symbol Manager as a result of defendants' alleged breaches of contract. With regard to the CBOE specifically, the complaint alleges breach of a software agreement between SFB and the CBOE entered into on or about January 3, 2006 and also asserts that C2 had agreed to use the alleged replacement system. The complaint seeks declaratory and injunctive relief, including removal of certain software from defendants' systems and return of certain allegedly proprietary or confidential information; unspecified actual or statutory damages and exemplary damages; and attorneys' fees and costs.

        CBOE has not been served with the complaint, and has counter-claims and defenses should it ever be served.

  Other

        As a self-regulatory organization under the jurisdiction of the SEC, and as a designated contract market under the jurisdiction of the Commodity Futures Trading Commission ("CFTC"), CBOE and CFE are subject to routine reviews and inspections by the SEC and the CFTC. CBOE is also currently a party to various other legal proceedings including those already mentioned. Management does not believe that the outcome of any of these reviews, inspections or other legal proceedings will have a material impact on the consolidated financial position, results of operations or cash flows of CBOE;

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. COMMITMENTS AND CONTINGENCIES (Continued)

however, litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance.

  Leases and Other Obligations

        CBOE leases facilities with lease terms remaining from 3 months to 39 months as of March 31, 2010. Total rent expense related to these lease obligations, reflected in data processing and facilities costs line items on the Consolidated Statements of Income, for the three months ended March 31, 2010 and 2009, were $0.8 million and $0.7 million, respectively. In addition, CBOE has contractual obligations related to certain advertising programs and licensing agreements with various licensors. The licensing agreements contain annual minimum fee requirements which total $13.2 million for the next five years and $2.8 million for the five years thereafter. Future minimum payments under these non-cancelable lease and advertising agreements are as follows at March 31, 2010 (in thousands):

Year	Operating Leases	Other Obligations	Total
2010	$1,842	$—	$1,842
2011	1,820	1,370	3,190
2012	1,594	1,452	3,046
2013	1,027	—	1,027
2014	—	—	—

Total	$6,283	$2,822	$9,105

12. PROPOSED RESTRUCTURING TRANSACTION, INITIAL PUBLIC OFFERING AND SPECIAL DIVIDEND

        On April 26, 2010, CBOE Holdings filed Amendment No. 7 to the Form S-4 Registration Statement with the SEC setting forth the details of CBOE's proposed restructuring transaction. A Special Meeting of the Voting Members of CBOE was held on May 21, 2010 at which the adoption of the Agreement and Plan of Merger was approved. The Agreement and Plan of Merger provides for the restructuring of the CBOE in which the CBOE will convert from a non-stock corporation owned by its members to a stock corporation that will be a wholly-owned subsidiary of CBOE Holdings. In the proposed transaction, each CBOE Seat owned by a CBOE member on the date of the restructuring transaction will be converted into 80,000 shares of Class A common stock of CBOE Holdings. CBOE Seat owners will received a total of 74,400,000 shares of Class A common stock of CBOE Holdings in the restructuring transaction. In addition, certain persons who satisfy the qualification requirements set forth in the Stipulation of Settlement, dated August 20, 2008, among CBOE and other parties to the Delaware Action concerning the Exercise Right litigation, will be issued a total of 16,333,380 shares of Class B common stock of CBOE Holdings. The restructuring transaction is contingent on the concurrent completion by CBOE Holdings of an underwritten initial public offering of its unrestricted common stock. CBOE Holdings currently expects to offer approximately 9,614,226 shares of unrestricted common stock following the requisite approval of the restructuring transaction by CBOE members entitled to vote. The unaudited pro forma net income per share was calculated by dividing historical net income for each of the periods presented by the weighted average number of common

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. PROPOSED RESTRUCTURING TRANSACTION, INITIAL PUBLIC OFFERING AND SPECIAL DIVIDEND (Continued)

shares (basic and diluted) as if the restructuring transaction and initial public offering were consummated on January 1 of each respective period.

        Immediately following the issuance of the Class A and Class B common stock, the board of directors of CBOE Holdings intends to declare and pay a special dividend of $1.25 per outstanding share of Class A and Class B common stock, or $113,416,725 in the aggregate. The unaudited pro forma balance sheet as of March 31, 2010 reflects the impact of the special dividend as if the restructuring transaction was consummated on March 31, 2010.

13. SUBSEQUENT EVENTS

        On May 21, 2010, CBOE held a special meeting of its voting members to vote on the adoption of the Agreement and Plan of Merger (the "Merger Agreement") that will provide for the restructuring of the CBOE in which the CBOE will convert from a non-stock corporation owned by its members to a stock corporation that will be a wholly-owned subsidiary of CBOE Holdings, Inc. The Merger Agreement was approved by the voting members of CBOE by the affirmative vote of 89.6% of the memberships outstanding and entitled to vote at the special meeting.

        On May 27, 2010, CBOE and Standard & Poor's Financial Services LLC ("S&P") reached an agreement that establishes certain understandings of CBOE and S&P with respect to options that: (i) use the S&P 500 Index as their underlying interest, (ii) were subject to regulation as securities, and not as futures or options on futures, as of December 1, 1990, and (iii) are traded over-the-counter and reported to a clearing agency for the performance of clearing services. The agreement provides that, during the term of the agreement, S&P may license one or more clearing agencies to perform clearing services with respect to these options and CBOE will be compensated by S&P based on the notional value of these options.

        In May 2010, CBOE and S&P reached an understanding under which CBOE has agreed to reimburse S&P approximately $2.0 million for costs incurred by S&P in defending its proprietary rights in the S&P 500 Index, which CBOE has an exclusive license to use as the underlying interest for index options.

        On May 26, 2010, CBOE entered into an agreement with FlexTrade Systems Inc. ("FlexTrade") pursuant to which CBOE purchased a 50% interest in a newly-formed entity named Signal Trading Systems, LLC (STS). The initial business purpose of STS is to develop and market a multi-asset front-end order entry system, known as "Pulse", with particular emphasis on options trading.

11,700,000 Shares

CBOE Holdings, Inc.

Unrestricted Common Stock

Goldman, Sachs & Co.

BofA Merrill Lynch
Barclays Capital
Citadel Securities
Citi
J.P. Morgan
UBS Investment Bank

BMO Capital Markets
Credit Suisse
Morgan Stanley
Oppenheimer & Co.
Raymond James
Cabrera Capital Markets, LLC
Keefe, Bruyette & Woods
Loop Capital Markets
Macquarie Capital
Rosenblatt Securities Inc.
Sandler O'Neill+Partners, L.P.

        Through and including                        , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of CBOE Holdings, Inc. (the "Registrant") which are registered under this Registration Statement on Form S-1 (this "Registration Statement"), other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

        The following expenses will be borne solely by the Registrant.

Amount to be Paid
Registration fee	$27,821
Financial Industry Regulatory Authority, Inc. filing fee	39,520
Exchange listing fees	250,000
Printing and engraving expenses	182,000
Legal fees and expenses	700,000
Accounting fees and expenses	120,000
Transfer Agent's fees	39,200
Miscellaneous	11,700

Total	$1,370,241

*
To be filed by amendment

Item 14.    Indemnification of Directors and Officers.

        Pursuant to Section 145 of the Delaware General Corporation Law (the "DGCL"), a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, a corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred in connection therewith. Expenses (including attorneys' fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon, in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

        The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors' vote, stockholders' vote and agreement or otherwise.

        Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors' fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant's amended and restated certificate of incorporation provides for such limitations on liability for its directors.

        The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. The Registrant currently maintains liability insurance for its directors and officers. In connection with this offering, the Registrant will obtain additional liability insurance for its directors and officers. Such insurance would be available to its directors and officers in accordance with its terms.

        The Registrant's amended and restated certificate of incorporation in requires the Registrant to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "covered person") who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he or she is or was a director, officer or member of a committee of the Registrant, or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a proceeding. Notwithstanding the foregoing, the Registrant shall be required to indemnify a covered person by this indemnity in connection with a proceeding (or part thereof) commenced by such covered person only if the commencement of such proceeding (or part thereof) by such covered person was authorized in the specific case by the board of directors of the Registrant.

        In addition, under the Registrant's amended and restated certificate of incorporation, the Registrant shall pay the expenses (including attorneys' fees) incurred by a covered person in defending a proceeding in advance of the final disposition of such proceeding; provided, however, that the Registrant shall not be required to advance any expenses to a person against whom the Registrant directly brings an action, suit or proceeding alleging that such person (1) committed an act or omission not in good faith or (2) committed an act of intentional misconduct or a knowing violation of law. Additionally, an advancement of expenses incurred by a covered person shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such covered person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that such covered person is not entitled to be indemnified for such expenses.

        The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and the full text of the Registrant's amended and restated certificate of incorporation, which is filed as Exhibit 3.1 hereto. Reference is made to the form of underwriting agreement to be filed as Exhibit 1 hereto for provisions providing that the underwriters are obligated under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

Item 15.    Recent Sales of Unregistered Securities.

        In the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)    Exhibits:    Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

        (b)    Consolidated Financial Statement Schedules:    All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17.    Undertakings

        The undersigned hereby undertakes:

        (a)   The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned Registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, State of Illinois, on May 27, 2010.

CBOE HOLDINGS, INC. (Registrant)
By:	/s/ WILLIAM J. BRODSKY William J. Brodsky Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ WILLIAM J. BRODSKY William J. Brodsky	Chairman, Chief Executive Officer and Director	May 27, 2010
/s/ ALAN J. DEAN Alan J. Dean	Executive Vice President, Chief Financial Officer and Treasurer	May 27, 2010
/s/ DAVID S. REYNOLDS David S. Reynolds	Chief Accounting Officer	May 27, 2010
* Robert J. Birnbaum	Director	May 27, 2010
* James R. Boris	Director	May 27, 2010
* Mark F. Duffy	Director	May 27, 2010
* David A. Fisher	Director	May 27, 2010
* Janet P. Froetscher	Director	May 27, 2010
* Bradley G. Griffith	Director	May 27, 2010
* Paul Kepes	Director	May 27, 2010
* Stuart J. Kipnes	Director	May 27, 2010

SIGNATURE	TITLE	DATE

* Duane R. Kullberg	Director	May 27, 2010
* Benjamin R. Londergan	Director	May 27, 2010
* R. Eden Martin	Director	May 27, 2010
* Roderick A. Palmore	Director	May 27, 2010
* Susan M. Phillips	Director	May 27, 2010
* William R. Power	Director	May 27, 2010
* Samuel K. Skinner	Director	May 27, 2010
* Carole E. Stone	Director	May 27, 2010
* Howard L. Stone	Director	May 27, 2010
* Eugene S. Sunshine	Director	May 27, 2010

*By:	/s/ WILLIAM J. BRODSKY Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1	Form of Underwriting Agreement*
3.1
Amended and Restated Certificate of Incorporation of CBOE Holdings, Inc. (incorporated by reference to Annex C to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)
3.2	Amended and Restated Bylaws of CBOE Holdings, Inc. (incorporated by reference to Annex D to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)
5	Opinion of Schiff Hardin LLP as to legality of the securities being registered
10.1
Restated License Agreement, dated November 1, 1994, by and between Standard & Poor's Financial Services LLC (as successor-in-interest to Standard & Poor's, a division of McGraw-Hill, Inc.) and the Chicago Board Options Exchange, Incorporated (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)**
10.2
Amendment No. 1 to the Restated License Agreement, dated January 15, 1995, by and between Standard & Poor's Financial Services LLC (as successor-in-interest to Standard & Poor's, a division of McGraw-Hill, Inc.) and the Chicago Board Options Exchange, Incorporated (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)**
10.3
Amendment No. 2 to the Restated License Agreement, dated April 1, 1998, by and between Standard & Poor's Financial Services LLC (as successor-in-interest to Standard & Poor's, a division of The McGraw-Hill Companies, Inc.) and the Chicago Board Options Exchange, Incorporated (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant) **
10.4
Amendment No. 3 to the Restated License Agreement, dated July 28, 2000, by and between Standard & Poor's Financial Services LLC (as successor-in-interest to Standard & Poor's, a division of The McGraw-Hill Companies, Inc.) and the Chicago Board Options Exchange, Incorporated (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant) **
10.5
Amendment No. 4 to the Restated License Agreement, dated October 27, 2000, by and between Standard & Poor's Financial Services LLC (as successor-in-interest to Standard & Poor's, a division of The McGraw-Hill Companies, Inc.) and the Chicago Board Options Exchange, Incorporated (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant) **
10.6
Amendment No. 5 to the Restated License Agreement, dated March 1, 2003, by and between Standard & Poor's Financial Services LLC (as successor-in-interest to Standard & Poor's, a division of The McGraw-Hill Companies, Inc.) and the Chicago Board Options Exchange, Incorporated (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant) **
10.7
Amended and Restated Amendment No. 6 to the Restated License Agreement, dated February 24, 2009, by and between Standard & Poor's Financial Services LLC and the Chicago Board Options Exchange, Incorporated (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)**

Exhibit Number	Description
10.8	Amended and Restated Amendment No. 7 to the Restated License Agreement, dated February 24, 2009, by and between Standard & Poor's Financial Services LLC and the Chicago Board Options Exchange, Incorporated (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)**
10.9
Amendment No. 8 to the Restated License Agreement, dated January 9, 2005, by and between Standard & Poor's Financial Services LLC (as successor-in-interest to Standard & Poor's, a division of The McGraw-Hill Companies, Inc.) and the Chicago Board Options Exchange, Incorporated (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant) **
10.10
Amendment No. 10 to the Restated License Agreement, dated June 19, 2009, by and between Standard & Poor's Financial Services LLC and the Chicago Board Options Exchange, Incorporated (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)**
10.11
Chicago Board Options Exchange, Incorporated Executive Retirement Plan (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)
10.12
Chicago Board Options Exchange, Incorporated Supplemental Retirement Plan (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)
10.13
Chicago Board Options Exchange, Incorporated Deferred Compensation Plan for Officers (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)
10.14
Amended and Restated Employment Agreement, effective December 31, 2009, by and between the Chicago Board Options Exchange, Incorporated and William J. Brodsky (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)
10.15
Amended and Restated Employment Agreement, effective December 31, 2009, by and between the Chicago Board Options Exchange, Incorporated and Edward J. Joyce (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)
10.16
Amended and Restated Employment Agreement, effective December 31, 2008, by and between the Chicago Board Options Exchange, Incorporated and Richard G. DuFour (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)
10.17
Amended and Restated Employment Agreement, effective December 31, 2009, by and between the Chicago Board Options Exchange, Incorporated and Edward T. Tilly (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)
10.18
Amended and Restated Letter of Agreement, effective December 31, 2008, by and between the Chicago Board Options Exchange, Incorporated and Alan J. Dean (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)
10.19
Credit Agreement, dated as of December 23, 2008, among Chicago Board Options Exchange, Incorporated, CBOE Holdings, Inc. and Bank of America, N.A. (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)

Exhibit Number	Description
10.20	CBOE Holdings, Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)
10.21
Amended and Restated License Agreement, dated September 29, 2006, by and between Dow Jones & Company, Inc. and the Chicago Board Options Exchange, Incorporated (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)**
10.22
Amendment No. 11 to the Restated License Agreement, dated as of April 29, 2010, by and between Standard & Poor's Financial Services LLC and the Chicago Board Options Exchange, Incorporated (incorporated by reference to Exhibit 10 to the Registrant's Form 8-K filed on May 11, 2010)
21	Subsidiaries of CBOE Holdings, Inc. (incorporated by reference to Exhibit 21 to the Registration Statement on Form S-4 (Registration No. 333-140574) of the Registrant)
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Schiff Hardin LLP (included in Exhibit 5)
24	Powers of Attorney*

*
Previously filed.

**
Portions of these documents have been omitted and filed separately with the SEC pursuant to a request for confidential treatment pursuant to Rule 406 of the Securities Act.